   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             INTERNATIONAL WIRELESS
                         COMMUNICATIONS HOLDINGS, INC.

             (Exact name of registrant as specified in its charter)

                DELAWARE                                  4812                           94-3248701
    (State or other jurisdiction of           (Primary Standard Industrial            (I.R.S. Employer
     incorporation or organization)            Classification Code Number)         Identification Number)

                                                                      DOUGLAS S. SINCLAIR
                                                                    EXECUTIVE VICE PRESIDENT
                                                                  AND CHIEF FINANCIAL OFFICER
       400 SOUTH EL CAMINO REAL, SUITE 1275                   400 SOUTH EL CAMINO REAL, SUITE 1275
           SAN MATEO, CALIFORNIA 94402                            SAN MATEO, CALIFORNIA 94402
                  (415) 548-0808                                         (415) 548-0808
   (Address, including zip code, and telephone                (Name, address, including zip code,
   number, including area code, of registrant's            and telephone number, including area code,
           principal executive offices)                              of agent for service)

                           --------------------------

                                WITH COPIES TO:
                              BROOKS STOUGH, ESQ.
                            RENEE LANAM BARTON, ESQ.
                               FRANK GRANT, ESQ.
                            GUNDERSON DETTMER STOUGH
                     VILLENEUVE FRANKLIN AND HACHIGIAN, LLP
                             155 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (415) 321-2400

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration number for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                         PROPOSED
                              TITLE OF EACH CLASS OF                                MAXIMUM AGGREGATE       AMOUNT OF
                           SECURITIES TO BE REGISTERED                              OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $.01 par value......................................................     $55,000,000          $16,666.67

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: one to be used in connection with the initial public offering of the Common Stock initially in the United States and Canada (the "U.S. Prospectus") and one to be used in connection with the concurrent initial public offering of the Common Stock initially outside the United States and Canada (the "International Prospectus"). The two forms of prospectus are identical except that they contain different front and back cover pages and a different "Underwriting" section. The form of U.S. Prospectus is included herein and is followed by the pages (marked "Alternate Pages for International Prospectus") to be used in the International Prospectus.

                             SUBJECT TO COMPLETION
                               FEBRUARY   , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                                                       [LOGO]
                                          SHARES
                             INTERNATIONAL WIRELESS
                         COMMUNICATIONS HOLDINGS, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

All of the shares of common stock, $.01 par value per share (the "Common Stock"), of International Wireless Communications Holdings, Inc. ("IWC Holdings" or the "Company") being offered hereby are being issued and sold by the Company.
Of the           shares of Common Stock offered,       shares are being offered
by the U.S. Underwriters (as defined herein) in the United States and Canada
(the "U.S. Offering") and       shares are being offered by the International
Underwriters (as defined herein), in a concurrent offering outside the United States and Canada (the "International Offering" and together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The initial public offering price and the underwriting discount per share will be identical for the Offerings. See "Underwriting." The closings of the U.S. Offering and the International Offering are conditioned upon each other.

Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between
$    and $    per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "IWCH."

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------
                                    PRICE TO           UNDERWRITING       PROCEEDS TO
                                    PUBLIC             DISCOUNT           COMPANY(1)
Per Share.........................  $                  $                  $
Total(2)..........................  $                  $                  $
-------------------------------------------------------------------------------------------

(1) Before deducting offering expenses payable by the Company estimated to be
    $      .

(2) The Company has granted to the Underwriters a 30-day option to purchase up
    to an aggregate of        additional shares of Common Stock at the Price to
    Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $     , $     and
    $     , respectively. See "Underwriting."

The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Common Stock will be made through the
facilities of The Depository Trust Company, on or about              , 1997.

THE DATE OF THIS PROSPECTUS IS               , 1997.

                                   [IWC LOGO]
                                   [ARTWORK]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, THE TERM THE "COMPANY" REFERS TO INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. ("IWC HOLDINGS") AND ITS SUBSIDIARY INTERNATIONAL WIRELESS COMMUNICATIONS, INC. ("IWC"), UNLESS THE CONTEXT OTHERWISE REQUIRES OR UNLESS OTHERWISE EXPRESSLY STATED. AN OPERATING COMPANY REFERS TO A WIRELESS COMMUNICATIONS COMPANY OR PROJECT IN WHICH THE COMPANY HAS INVESTED AND THAT HAS COMMENCED PROVIDING WIRELESS COMMUNICATIONS SERVICE ON A COMMERCIAL BASIS. A DEVELOPMENTAL STAGE PROJECT REFERS TO A WIRELESS COMMUNICATIONS COMPANY OR PROJECT IN WHICH THE COMPANY HAS MADE OR PROPOSES TO MAKE AN INVESTMENT, BUT WHICH HAS NOT COMMENCED PROVIDING WIRELESS COMMUNICATIONS SERVICE ON A COMMERCIAL BASIS. REFERENCE TO "DOLLARS" AND "$" REFERS TO UNITED STATES DOLLARS, UNLESS OTHERWISE EXPRESSLY STATED. CERTAIN OF THE DEMOGRAPHIC AND STATISTICAL DATA APPEARING IN THIS PROSPECTUS HAVE BEEN DERIVED FROM THE SOURCES SET FORTH UNDER "BUSINESS--BACKGROUND--DEMAND FOR COMMUNICATIONS SERVICES IN DEVELOPING COUNTRIES."

                                  THE COMPANY

    The Company is a leading developer, owner and operator of wireless communications companies and projects in emerging markets in Asia and Latin America. These companies and projects provide, or are developing, a variety of wireless communications services, including cellular telephone, wireless local loop ("WLL"), enhanced capacity trunked radio ("ECTR") and paging. The Company currently has interests in nine operating companies in Brazil, China, India, Indonesia, Malaysia, Mexico, New Zealand and the Philippines. In addition, the Company has interests in five developmental stage projects in Mexico, Pakistan, Peru and Taiwan and is actively pursuing other development and acquisition opportunities. As of December 31, 1996, the Company's operating companies had licenses covering an estimated 585 million people ("POPs") which, based on the Company's equity interests in these operating companies, represented an estimated 205 million equity POPs. As of December 31, 1996, the Company's operating companies, which are generally in the early stages of operating and expanding their networks, served approximately 136,700 subscribers.

    The Company operates primarily in countries in Asia and Latin America where management believes that there exists substantial unmet demand for communications services, attractive license opportunities and political and regulatory environments which encourage foreign investment in private telecommunications companies. These markets are generally characterized by substantial populations, growing economies and inadequate local land-line telephone service. According to industry data, in many of the countries where the Company has established operating companies or is pursuing developmental stage projects, there were estimated to be less than 10 telephone lines per 100 POPs in 1994 (compared to an estimated 59 telephone lines per 100 POPs in the United States in 1994) and significant waiting times for installation of land-line telephone service. The Company believes that existing and emerging wireless technologies generally offer comparable functionality to, and lower construction costs and more rapid deployment than, land-line technologies. As a result, the Company believes that wireless communications services will frequently be used in these markets as a substitute for traditional land-line telephone service.

    A large and growing number of wireless technologies are available to address communications needs in the Company's target markets. The Company's operating companies and developmental stage projects provide or are developing the following services: cellular telephone, using both analog and digital technologies; WLL, which provides a wireless telephone service linking the home or business into the local telephone network; ECTR, which combines the attributes of cellular and dispatch radio, and paging. Once the Company enters a market with a wireless communications service, it generally seeks to develop additional wireless communications services. This strategy is expected to allow the Company to build on its expertise in the host country as well as to achieve cost savings and operating efficiencies through the sharing of cell sites, microwave transmission networks and marketing and administrative functions.

                               BUSINESS STRATEGY

    The Company's principal business objective is to become a pre-eminent provider of wireless communications services in selected developing countries. Key elements of the Company's strategy for achieving this objective include:

    DEVELOP LONG-TERM RELATIONSHIPS WITH STRONG LOCAL PARTNERS. The Company seeks to develop long-term relationships with financially strong and strategically well-positioned local partners. These partners often own or have access to an existing telecommunications asset base (such as cell sites and microwave or fiber optic transmission networks) that can be used by the Company's operating companies to reduce capital expenditures, operating costs and deployment time. Local partners frequently play an active role in securing licenses and obtaining necessary regulatory approvals, assisting in arranging and providing local financing and identifying opportunities for additional wireless projects.

    OBTAIN LICENSES WITH BROAD FREQUENCY RANGES AND SUBSTANTIAL GEOGRAPHIC COVERAGE. The Company seeks to obtain licenses with broad frequency ranges, substantial geographic coverage and flexible operating terms. The Company believes that continuing advances in wireless technologies will allow numerous technologies to provide services with similar functionality. As a result, the Company believes that market opportunities for such services will be determined predominantly by license terms rather than by technological factors. Licenses with broad frequency allocation and flexible operating terms also enable the Company to provide additional services and facilitate the adoption of new technologies. In addition, the ability to provide service over a broad geographic area is frequently an important selling point for users of services such as cellular telephone and ECTR.

    OFFER MULTIPLE WIRELESS SERVICES IN EXISTING MARKETS. The Company seeks to expand by developing multiple wireless services in those countries where it has existing operations. This strategy is intended to allow the Company to build on its expertise in the host country as well as to achieve cost savings and operating efficiencies through the sharing of cell sites, microwave transmission networks and marketing and administrative functions. For example, in Indonesia and Mexico, the Company initially established a national or large regional ECTR business that is providing opportunities for developing additional services such as cellular and WLL.

    REMAIN TECHNOLOGY AND VENDOR INDEPENDENT. The Company seeks to obtain licenses that do not stipulate the type of technology to be used in the provision of a particular communications service. This flexibility allows the Company to match appropriate technology to a given business opportunity on the basis of cost, capacity, reliability, functionality and availability. It also allows operating companies to migrate to superior technologies as they develop. Where possible, the operating companies select non-proprietary or open-standard technologies with multiple vendor sources, thereby reducing their dependence on any single supplier.

    PURSUE LOW COST STRUCTURE. The Company pursues strategies designed to allow its operating companies to reduce capital expenditures and operating costs. First, it seeks to form partnerships with local partners that have existing telecommunications assets, including licenses, that can be used to reduce the costs of developing and operating its wireless networks. Second, where appropriate, the Company seeks to obtain licenses through private negotiation with the host government, rather than through competitive bidding. Third, the Company seeks to provide multiple wireless services within an existing market to reap certain economies of scale. Fourth, when a common technology is selected for multiple operating companies, the Company seeks to secure discounts with selected vendors.

    ACTIVELY MANAGE OPERATING COMPANIES AND DEVELOPMENTAL STAGE PROJECTS. The Company generally seeks to play an active role in the development and management of its operating companies and developmental stage projects. Its local country managers and corporate staff provide technical, administrative and in some cases financial support to these companies, including serving as senior executives of operating companies and developmental stage projects and/or serving on the boards of directors of these companies. Moreover, shareholder agreements often provide the Company with the right to approve key decisions at the operating company or developmental stage project level, including approval of operating budgets, business plans and major corporate transactions, even though the Company may own less than 50% of the equity of the operating company or developmental stage project.

    PROMOTE FLEXIBLE MANAGEMENT STRUCTURE. The Company relies heavily on local country managers to develop existing operating companies and developmental stage projects and to identify new wireless communications opportunities. These managers are often natives of the local country with significant managerial and operating experience. Although Company employees, they typically serve as senior executives of operating companies. They are supported by a corporate staff located primarily in the United States with extensive experience in wireless communications and international operations. The Company believes that the use of local country managers, supported by the Company's experienced corporate staff, allows it to rapidly and effectively respond to operational matters, develop and maintain close working relationships with local partners and quickly capitalize on wireless communications opportunities as they arise.

                         FINANCING STRATEGY AND HISTORY

    The Company generally seeks to finance its operating companies and developmental stage projects at the project level. Initial funding is typically provided by equity contributions from the Company and its project partners. During the initial construction and expansion of the wireless network, debt financing may be provided by equipment vendors, commercial banks and other third parties. Such financing may be guaranteed by the Company and its local partners. Once the project becomes operational, the Company seeks to obtain long-term project financing with limited or no recourse to the Company or its partners. In addition, shareholder agreements for many of the Company's projects provide for raising public equity at the operating company level, subject to market conditions and the status of the project.

    As of September 30, 1996, the Company had directly raised an aggregate of approximately $132.5 million in equity capital through private placements and $94.2 million through the sale of units (the "Unit Offering") consisting of $196,720,000 aggregate principal amount of 14% Senior Secured Discount Notes and warrants to purchase an aggregate of 2,289,927 shares of Common Stock (the "Warrants"). The notes sold in the Unit Offering were subsequently exchanged for registered notes (the "Notes") that are substantially identical (including principal amount, interest rate, maturity, exchange and ranking) to the original notes. The Notes are governed by the terms of an indenture (the "Indenture").

                            OWNERSHIP AND MANAGEMENT

    Vanguard Cellular Systems, Inc. ("Vanguard"), one of the largest independent cellular operators in the United States, through its indirect wholly owned operating company, Vanguard Cellular Operating Corp., is the Company's principal strategic partner as well as its largest stockholder. As of December 31, 1996, Vanguard beneficially owned approximately 39% of the Company's equity. Vanguard has provided and continues to provide a number of services relating to the formation, development and operation of the Company's wireless communications businesses, including identification and evaluation of wireless communications opportunities, review of business and technical plans, and assistance in training operating company personnel. Haynes G. Griffin, Chairman of the Board of Directors of the Company, is Co-Chief Executive Officer and Chairman of the Board of Directors of Vanguard.

    The Company's senior management has extensive experience in developing and operating wireless communications networks and managing international operations. Collectively, the seven members of the Company's senior management have over 83 years of experience in the wireless communications industry and over 65 years of experience conducting business in the Company's existing markets.

     SUMMARY HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following summary consolidated financial data as of and for the years ended December 31, 1993, 1994 and 1995 have been derived from the Company's consolidated financial statements which have been audited by KPMG Peat Marwick LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's investment in PT Rajasa Hazanah Perkasa ("RHP") as of and for the year ended December 31, 1995. The audited financial statements of RHP as of and for the year ended December 31, 1995, together with the independent auditors' reports thereon, are included elsewhere in this Prospectus. The summary consolidated financial data as of and for the year ended December 31, 1992 were derived from financial statements which have been audited by other auditors. The Company was incorporated in January 1992. The following summary consolidated financial data as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 have been derived from unaudited financial statements that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The unaudited pro forma financial data do not purport to represent what the Company's results of operations would have been if the Unit Offering and the acquisitions and mergers reflected therein had in fact occurred as of the beginning of the period or on the date indicated, as applicable, or to project the Company's financial position or results of operations for any future date or period. The data set forth below are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto, the Unaudited Pro Forma Consolidated Condensed Financial Statements and notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus."

                                                                    YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------------------------
                                                                                                        PRO FORMA
                                                  1992          1993          1994          1995         1995(1)
                                               -----------   -----------   -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:                          (IN THOUSANDS, EXCEPT PER SHARE DATA)           (UNAUDITED)
Revenue......................................  $        --   $        --   $        --   $        --   $      369
Cost of sales................................           --            --            --            --          785
                                               -----------   -----------   -----------   -----------   -----------
                                                        --            --            --            --         (416)
General and administrative expenses..........          169           809         2,481         6,365        8,698
Equity in losses of affiliates...............           --            --            --         3,756        5,825
                                               -----------   -----------   -----------   -----------   -----------
Loss from operations.........................         (169)         (809)       (2,481)      (10,121)     (14,939)
                                               -----------   -----------   -----------   -----------   -----------
Interest income..............................            5             2           106           232          232
Interest expense.............................           --           (33)         (115)       (1,354)     (18,397)
Other expense................................           --            (1)          (13)          (28)         (28)
                                               -----------   -----------   -----------   -----------   -----------
Net loss.....................................  $      (164)  $      (841)  $    (2,503)  $   (11,271)  $  (33,132)
                                               -----------   -----------   -----------   -----------   -----------
                                               -----------   -----------   -----------   -----------   -----------
Pro forma net loss per share(2)..............                                            $     (0.98)  $    (2.89)
                                                                                         -----------   -----------
                                                                                         -----------   -----------
Shares used in calculation of pro forma net
  loss per share(2)..........................                                                 11,460       11,460

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                               ---------------------------------------
                                                                            PRO FORMA
                                                  1995          1996         1996(1)
                                               -----------   -----------   -----------
STATEMENT OF OPERATIONS DATA:                         (UNAUDITED)          (UNAUDITED)
Revenue......................................  $        --   $       532   $      814
Cost of sales................................           --           541          879
                                               -----------   -----------   -----------
                                                        --            (9)         (65)
General and administrative expenses..........        3,565        10,610       11,369
Equity in losses of affiliates...............        1,171         5,507        5,629
                                               -----------   -----------   -----------
Loss from operations.........................       (4,736)      (16,126)     (17,063)
                                               -----------   -----------   -----------
Interest income..............................          130           937          937
Interest expense.............................         (785)       (2,663)     (15,961)
Other expense................................          (10)            1            1
                                               -----------   -----------   -----------
Net loss.....................................  $    (5,401)  $   (17,851)  $  (32,086)
                                               -----------   -----------   -----------
                                               -----------   -----------   -----------
Pro forma net loss per share(2)..............                $     (0.84)  $    (1.50)
                                                             -----------   -----------
                                                             -----------   -----------
Shares used in calculation of pro forma net
  loss per share(2)..........................                     21,367       21,367

                                                                                AS OF DECEMBER 31,
                                                               -----------------------------------------------------
                                                                  1992          1993          1994          1995
                                                                  -----      -----------   -----------   -----------
BALANCE SHEET DATA:                                                               (IN THOUSANDS)
Total assets.................................................  $      536    $     2,640   $    18,424   $    95,643
Long-term debt, net..........................................          --             --            --            --
Redeemable convertible preferred stock.......................          --             --        19,578        98,845
Total stockholders' equity (deficit).........................         486            425        (3,154)      (14,759)
Working capital..............................................         (46)        (1,514)       10,580        15,294

                                                                  AS OF SEPTEMBER 30,
                                                               -------------------------
                                                                                 AS
                                                                  1996       ADJUSTED(3)
                                                               -----------   -----------
BALANCE SHEET DATA:                                            (UNAUDITED)   (UNAUDITED)
Total assets.................................................  $  183,475    $  240,886
Long-term debt, net..........................................      71,623        71,623
Redeemable convertible preferred stock.......................     102,519            --
Total stockholders' equity (deficit).........................      (3,563)      156,367
Working capital..............................................      79,272       136,683

------------------------------
(1) Pro forma financial data for the year ended December 31, 1995 and for the nine months ended September 30, 1996 give effect to the Unit Offering and the acquisitions and mergers as described in "Unaudited Pro Forma Consolidated Condensed Financial Statements" included elsewhere in this Prospectus, as if such transactions had occurred on January 1, 1995 for purposes of the statement of operations data and as of September 30, 1996 for purposes of the balance sheet data. Pro forma adjustments to statement of operations data for the year ended December 31, 1995 and for the nine months ended September 30, 1996 include (i) adjustments to interest expense reflecting the addition of interest expense associated with the Unit Offering, (ii) amortization of debt issuance costs associated with the Unit Offering, (iii) the consolidation of TeamTalk (as defined below), (iv) the amortization of licenses and other intangibles for consolidated subsidiaries, (v) the amortization of the excess of the cost of the Company's investments over its proportionate interest in the net assets in entities accounted for by the equity method, and (vi) the additional equity in net losses of RHP (as defined below) assuming the Company's investment for ownership interest of 29.2% had been made on January 1, 1995.
(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.
(3) The "as adjusted" balance sheet data gives effect to (i) the automatic conversion of all outstanding shares of Preferred Stock to Common Stock,
    (ii) the assumed exercise, on a cash basis, of warrants to purchase 1,173,360 shares of Preferred Stock, as such warrants terminate upon the closing of these Offerings, and (iii) the receipt of the estimated net proceeds of $50 million from these Offerings. Total assets include proceeds of $7,411,000 from the exercise of the warrants. Actual cash proceeds may be up to $4,117,000 less than this amount as warrants to purchase 456,360 shares are exercisable on a net basis. If such warrants are exercised on a net basis, the number of shares issued would be reduced accordingly.

                              OPERATING COMPANIES

    As of December 31, 1996, the Company had direct or indirect interests in the following nine operating companies. The information set forth below is as of December 31, 1996, and is qualified by reference to and should be read in conjunction with the more complete descriptions of the operating companies set forth under "Business--Operating Companies."

                                                                                                      EQUITY
                                                                                        POPS           POPS
                                                                                     COVERED BY     COVERED BY
                                                                         EQUITY       LICENSES       LICENSES
OPERATING COMPANY               LOCATION         TYPE OF PROJECT        INTEREST       (MM)(1)       (MM)(1)     SUBSCRIBERS
------------------------------  ---------------  --------------------  -----------  -------------  ------------  ------------
Via 1 Communicacoes S.A. ("Via
  1")                           Brazil           Regional ECTR             65.1%(2)        60.0        39.1(2)           900

Star Digitel Limited ("SDL")    China            Regional Cellular         40.0%          200.0        80.0           21,000

RPG Paging Service Limited
  ("RPSL")                      India            Regional Paging            7.0%(3)        14.0         1.0(3)        55,000

PT Mobile Selular Indonesia
  ("Mobisel")                   Indonesia        National Cellular         20.4%(4)       195.3        39.8(4)        17,000

PT Mobilkom Telekomindo
  ("Mobilkom")                  Indonesia        National ECTR             15.0%          195.3        29.3            4,000

Syarikat Telefon Wireless (M)
  SDN BHD ("STW")               Malaysia         National WLL              30.0%(5)        20.0         6.0(5)         5,000

Corporacion Mobilcom, S.A. de
  C.V. ("Mobilcom Mexico")      Mexico           Regional ECTR              2.2%(6)        65.0         1.4(6)        28,000

TeamTalk Limited ("TeamTalk")   New Zealand      National ECTR            100.0%            3.5         3.5            5,600

Universal Telecommunications
  Service, Inc. ("UTS")         Philippines      Regional ECTR             19.0%(7)        27.0         5.1(7)           180

------------------------------

(1) Based on the Company's estimate of the 1995 population covered by the operating license(s) of each project and on DRI/ McGraw-Hill World Markets Executive Overview, Second Quarter 1996.

(2) Reflects the Company's anticipated equity interest in Via 1, a joint venture to be formed. Does not give effect to exercise of options presently being negotiated with the Company's local partners that, if exercised in their entirety, would reduce the Company's interest in Via 1 below 50%.

(3) Does not include a proposed increase in the Company's indirect ownership interest in RPSL to 13.3%, which is expected to occur in February 1997, with final governmental approval of the share transfer by June 1997.

(4) Does not reflect the anticipated sale of a 3.0% equity interest in RHP, the 70.0% shareholder of Mobisel, to a financial institution that has provided a credit facility to Mobisel, which, upon its consummation would reduce the Company's indirect interest in Mobisel to 19.8%.

(5) Does not give effect to an option held by a bank syndicate that has provided project financing to STW which, if exercised, would reduce the Company's interest in STW to 27.8%.

(6) Does not reflect the potential dilution to the Company's interest to 1.8% if the Company does not participate in a capital call proposed to be made on or before March 31, 1997. Also does not give effect to options held by a local partner which, if exercised in their entirety, would further dilute the Company's interest to 1.3%

(7) Assumes the completion of certain registration formalities in connection with the Company's acquisition of approximately 6.0% of the UTS stock, and excludes an additional 3.0% of UTS' stock which is currently under option to the Company and which will vest upon completion of certain performance milestones.

                          DEVELOPMENTAL STAGE PROJECTS

    As of December 31, 1996, the Company had direct or indirect interests in the following five developmental stage projects. The information set forth below is as of December 31, 1996, and is qualified by reference to and should be read in conjunction with the more complete descriptions of the developmental stage projects set forth under "Business--Developmental Stage Projects."

                                                                                                  EQUITY
                                                                                    POPS           POPS
                                                                                 COVERED BY     COVERED BY
DEVELOPMENTAL                                                       EQUITY        LICENSES       LICENSES
STAGE PROJECT                    LOCATION    TYPE OF PROJECT     INTEREST(1)       (MM)(2)        (MM)(2)
------------------------------  ----------  ------------------  --------------  -------------  -------------
Mexico National WLL             Mexico      National WLL             40.0%(3)          94.8         37.9 (3)

Mobilcom (Private) Limited
  ("Mobilcom Pakistan")         Pakistan    National ECTR            90.0%(4)         130.1        117.1 (4)

PeruTel S.A. ("PeruTel")        Peru        National ECTR            98.7%             23.8         23.5

Promociones Telefonicas S.A.
  ("Protelsa")                  Peru        National Paging          66.0%             23.8         15.7

Taiwan Mobile Communications
  Corporation ("TMCC")          Taiwan      National ECTR            20.0%             21.3          4.3

------------------------

(1) The developmental stage projects are generally subject to ongoing negotiations, compliance with local law, receipt of necessary governmental licenses and approvals and receipt of necessary corporate and other third party approvals. Accordingly, the Company's proposed participation in the developmental stage projects, as well as the nature and scope of the projects themselves, are subject to change. Likewise, there can be no assurance that necessary licenses and other approvals or financing will be received for these developmental stage projects, and the Company otherwise may elect not to pursue one or more of these developmental stage projects.

(2) Based on the Company's estimate of the 1995 population covered by the operating license(s) of each project and on DRI/ McGraw-Hill World Markets Executive Overview, Second Quarter 1996.

(3) Represents the Company's proposed equity interest in this developmental stage project, which, under the terms of a memorandum of understanding ("MOU") with the Company's local partner project may be increased to 49.0%.

(4) Reflects the anticipated sale of a 10.0% interest in this developmental stage project to the Company's local partner.

                         SUMMARY OF OPERATING COMPANIES

    The Company has ownership interests in nine operating companies. The following briefly describes these operating companies and sets forth the amount of the Company's investment and its equity interest in the operating companies as of December 31, 1996, and its anticipated additional investment in the operating companies through December 31, 1997. See "Use of Proceeds." The aggregate amount of the Company's investment in the following operating companies includes shares of the Company's preferred stock ("Preferred Stock") to which the Company has assigned a value of $19.1 million, which shares were issued by the Company to acquire Vanguard's interests in such operating companies pursuant to the Vanguard Exchange (as defined below). See "Certain Transactions--The Vanguard Exchange." This summary is qualified by reference to, and should be read in conjunction with, the more complete descriptions of the operating companies set forth below in "Business--Operating Companies." The actual additional amount invested by the Company may vary significantly from the anticipated amount indicated below. See "Risk Factors--Project Level Risks."

                                           ANTICIPATED
                                           ADDITIONAL
                             COMPANY         COMPANY
                           INVESTMENT      INVESTMENT
                              AS OF          THROUGH
                          DECEMBER 31,    DECEMBER 31,
OPERATING COMPANY             1996            1997                 DESCRIPTION OF OPERATING COMPANY
------------------------  -------------   -------------   --------------------------------------------------
                                  (IN MILLIONS)
Via 1                     $       17.9    $       10.0    Following fulfillment of certain regulatory and
  (Brazil Regional ECTR)                                  corporate requirements, the Company will obtain a
                                                          65.1% equity interest in Via 1, a company formed
                                                          to hold and develop certain existing ECTR
                                                          operations in Brazil. The Company's primary
                                                          partner in Via 1 is Rede Brasil Sul ("RBS"), one
                                                          of Brazil's largest media companies, with
                                                          operations in television and radio broadcasting
                                                          and newspaper publishing. Pending completion of
                                                          the Company's contribution of licenses to Via 1,
                                                          the Company and its partners are operating the
                                                          project as if Via 1 had been formed and the
                                                          contributions consummated (the "Via 1 Project").
                                                          The licenses under which Via 1 will operate cover
                                                          major cities in Southern and Central Brazil,
                                                          including Rio de Janeiro, Curitiba and Sao Paulo.
                                                          The continued operation of the Via 1 Project and
                                                          the transfer of certain licenses to Via 1 are
                                                          subject to certain governmental approvals or
                                                          authorizations. In October 1996, in anticipation
                                                          of the formation of Via 1, SRC Servicos de Rario
                                                          Comunicacoes Ltda, the Company's wholly owned
                                                          Brazilian subsidiary, entered into a contract with
                                                          Nokia pursuant to which Nokia will provide
                                                          equipment for the project. The Via 1 project
                                                          commenced operations in July 1996 and, as of
                                                          December 31, 1996, served approximately 900
                                                          subscribers.

SDL (China Regional       $       20.0    $       28.0    The Company holds a 40.0% equity interest in SDL,
  Cellular)                                               a Hong Kong corporation engaged

                                           ANTICIPATED
                                           ADDITIONAL
                             COMPANY         COMPANY
                           INVESTMENT      INVESTMENT
                              AS OF          THROUGH
                          DECEMBER 31,    DECEMBER 31,
OPERATING COMPANY             1996            1997                 DESCRIPTION OF OPERATING COMPANY
------------------------  -------------   -------------   --------------------------------------------------
                                  (IN MILLIONS)
                                                          in various cellular projects in China. The
                                                          Company's partner in SDL is Star Telecom Holding
                                                          Limited ("STHL"), one of the largest paging and
                                                          internet service providers in Hong Kong. As
                                                          foreign ownership of telecommunications ventures
                                                          is prohibited in China, SDL has entered into
                                                          agreements with various business entities
                                                          affiliated with the People's Liberation Army
                                                          ("PLA") and the Chinese Ministry of Posts and
                                                          Telecommunication ("MPT") to provide equipment and
                                                          certain services relating to the development and
                                                          operation of cellular networks in several major
                                                          provinces of China, covering an estimated 200
                                                          million POPs. SDL is currently also in
                                                          negotiations for future projects with China
                                                          Telecom Great Wall Mobile Communications, which
                                                          comprises a number of joint ventures set up, or
                                                          being established, between the PLA and the MPT.
                                                          The projects to which SDL provides equipment and
                                                          services (the "SDL Projects") commenced operations
                                                          in the mid 1980s. As of December 31, 1996, the SDL
                                                          Projects served approximately 21,000 subscribers.

RPSL (India Regional      $        1.4    $        2.1    The Company owns a 7.0% indirect interest in RPSL,
  Paging)                                                 a provider of regional paging services in India,
                                                          through its 70.0% interest in Star Telecom
                                                          Overseas (Cayman Islands) Limited ("STOL"), a
                                                          Cayman Islands company that is pursuing paging
                                                          opportunities in various countries in Asia,
                                                          including India, Indonesia and Thailand. The
                                                          Company's partner in STOL is STHL, the Company's
                                                          partner in SDL, its China Regional Cellular
                                                          operating company. STOL has agreed to acquire an
                                                          additional 9.0% interest in RPSL, thereby
                                                          increasing the Company's indirect equity interest
                                                          in RPSL to 13.3%. RPSL commenced operations in
                                                          early 1995, and, as of December 31, 1996, served
                                                          approximately 55,000 subscribers.

Mobisel (Indonesia        $       34.1    $          0    The Company holds a 20.4% indirect interest in
  National Cellular)                                      Mobisel, a provider of cellular services in
                                                          Indonesia through its 29.2% equity interest in
                                                          RHP, the 70.0% shareholder of

                                           ANTICIPATED
                                           ADDITIONAL
                             COMPANY         COMPANY
                           INVESTMENT      INVESTMENT
                              AS OF          THROUGH
                          DECEMBER 31,    DECEMBER 31,
OPERATING COMPANY             1996            1997                 DESCRIPTION OF OPERATING COMPANY
------------------------  -------------   -------------   --------------------------------------------------
                                  (IN MILLIONS)
                                                          Mobisel. RHP was formed in 1985 to provide
                                                          cellular services in Indonesia and, in 1995, RHP
                                                          contributed its cellular operations to Mobisel in
                                                          return for a 70.0% interest in Mobisel. The
                                                          Company's partners in Mobisel include PT (Persero)
                                                          Telekomunikasi Indonesia ("Telkom Indonesia"), the
                                                          state-owned telecommunications company. Mobisel
                                                          holds a provisional license covering all of
                                                          Indonesia, the fourth most populous country in the
                                                          world. As of December 31, 1996, Mobisel served
                                                          approximately 17,000 subscribers.

Mobilkom (Indonesia       $        1.5    $          0    The Company indirectly owns a 15.0% equity
  National ECTR)                                          interest in Mobilkom, a provider of ECTR services
                                                          in Indonesia. The Company's partners in Mobilkom
                                                          include PT Telekomindo Prima Bhakti
                                                          ("Telekomindo"), the investment subsidiary of
                                                          Telkom Indonesia, PT Inka Forindo Jaya ("PT
                                                          Inka"), an Indonesian telecommunications and engi-
                                                          neering company, and Jasmine International Public
                                                          Company Limited ("Jasmine"), a Thai
                                                          telecommunications company with operations
                                                          throughout Asia. Mobilkom's five-year license
                                                          covers all of Indonesia and its ECTR system is
                                                          operational in the three largest cities of Java,
                                                          including Jakarta. Mobilkom commenced operations
                                                          in September 1995 and, as of December 31, 1996,
                                                          served approximately 4,000 subscribers.

STW (Malaysia National    $       23.4    $        2.8    The Company holds a 30.0% equity interest in STW,
  WLL)                                                    a provider of WLL communications services in
                                                          Malaysia. The Company's partners, Shubila Holding
                                                          SDN BHD and Laranda SDN BHD ("Laranda"), own 60.0%
                                                          and 10.0% of STW, respectively. STW holds a
                                                          national license to provide telephone services in
                                                          Malaysia. STW commenced operations in Northern
                                                          Malaysia in late 1993 and, as of December 31,
                                                          1996, served approximately 5,000 subscribers.

Mobilcom Mexico (Mexico   $        2.1    $          0    The Company owns a 2.2% equity interest in
  Regional ECTR)                                          Mobilcom Mexico, a provider of ECTR services in
                                                          Mexico. The Company's partners in

                                           ANTICIPATED
                                           ADDITIONAL
                             COMPANY         COMPANY
                           INVESTMENT      INVESTMENT
                              AS OF          THROUGH
                          DECEMBER 31,    DECEMBER 31,
OPERATING COMPANY             1996            1997                 DESCRIPTION OF OPERATING COMPANY
------------------------  -------------   -------------   --------------------------------------------------
                                  (IN MILLIONS)
                                                          Mobilcom Mexico include Grupo Comunicaciones San
                                                          Luis S.A. de C.V. and NEXTEL Communications, Inc.
                                                          ("NEXTEL"), one of the largest operators of
                                                          specialized mobile radio in the world. Mobilcom
                                                          Mexico operates under licenses covering the major
                                                          cities in Northern Mexico and Central Mexico,
                                                          including Mexico City. Mobilcom Mexico commenced
                                                          commercial service in 1993 and, as of December 31,
                                                          1996, served approximately 28,000 subscribers.

TeamTalk (New Zealand     $       13.5    $        6.8    The Company, through its wholly owned subsidiary,
  National ECTR)                                          TeamTalk, currently provides ECTR coverage in the
                                                          major population centers throughout the North
                                                          Island of New Zealand as well as in the city of
                                                          Christchurch, the largest city on the South
                                                          Island. TeamTalk commenced operations in 1994 and,
                                                          as of December 31, 1996, served approximately
                                                          5,600 subscribers.

UTS (Philippines          $        2.0    $        1.8    The Company owns a 19.0% equity interest in UTS, a
  Regional ECTR)                                          provider of ECTR services in the Philippines. The
                                                          Company's partners in UTS include Marsman-Drysdale
                                                          Corporation ("MDC"), a large Philippine company
                                                          with interests and operations in agribusiness,
                                                          food processing, tourism and communications
                                                          businesses, among other businesses, and Filinvest
                                                          Development Corporation ("FDC"), a large
                                                          Philippine real estate investment company. UTS
                                                          operates under a provisional license permitting it
                                                          to provide ECTR services in the Visayas and
                                                          Mindanao regions of the country and has applied
                                                          for the authority to extend its provisional
                                                          license and expand service into Luzon, the third
                                                          Philippine region which includes metropolitan
                                                          Manila. UTS commenced operations in October 1996
                                                          and as of December 31, 1996, served approximately
                                                          180 subscribers.

                    SUMMARY OF DEVELOPMENTAL STAGE PROJECTS

    The Company is currently involved in five developmental stage projects. The following summarizes the status of these projects, the Company's actual or proposed equity interest as of December 31, 1996 and the amount of the Company's proposed investment in these projects through December 31, 1997. This summary is qualified by reference to, and should be read in conjunction with the more complete descriptions of the developmental stage projects set forth below in "Business--Developmental Stage Projects." The Company's developmental stage projects are generally subject to ongoing negotiations, compliance with local law, receipt of necessary licenses and governmental approvals and receipt of necessary corporate and other third party approvals. Accordingly, the Company's proposed participation in the developmental stage projects, as well as the nature and scope of the projects themselves, are subject to change. Likewise, there can be no assurance that necessary licenses and other approvals will be received for these developmental stage projects and the Company otherwise may elect not to pursue one or more of these developmental stage projects.

                             PROPOSED
                              COMPANY           COMPANY
                            INVESTMENT          EQUITY
                              THROUGH       INTEREST AS OF
                           DECEMBER 31,      DECEMBER 31,
PROJECT                        1997              1996                        STATUS OF DEVELOPMENTAL STAGE PROJECT
------------------------  ---------------   ---------------       ------------------------------------------------------------
                           (IN MILLIONS)
Mexico National WLL       $       18.5              40.0%(1)      The Company has entered into an MOU with an individual
                                                                  member of a prominent Mexican industrial group to provide
                                                                  national WLL services in Mexico. It is the parties' intent to operate the WLL business in alliance with an existing
                                                                  long distance telecommunications business, whereby the
                                                                  Company believes it will be able to realize operational and marketing advantages.

Mobilcom (Private)        $       12.8(2)           90.0%(2)(3)   Mobilcom Pakistan has been awarded a national license to
  Limited ("Mobilcom                                              provide ECTR services in Pakistan. The Company is currently
  Pakistan") (Pakistan                                            evaluating the economics of regional networks covering most
  National ECTR)                                                  of the major population centers of the country, including
                                                                  Karachi, Lahore and Islamabad. Pakistan has a population of approximately 130 million.

PeruTel S.A. ("PeruTel")  $       17.6              98.7%         The Company owns a 98.7% equity interest in PeruTel, which
  (Peru National ECTR)                                            has been awarded a national license to provide ECTR services in Peru. With a population of approximately 24 million, real
                                                                  GDP growth of 6.6% during the year ended December 31, 1995 and one of the least developed telephone networks in Latin
                                                                  America, the Company believes there exists a significant
                                                                  opportunity to provide telecommunications services in Peru.

Promociones Telefonicas   $        3.0(4)           66.0%         The Company owns a 66.0% equity interest in Protelsa, which
  S.A. ("Protelsa")                                               has been awarded a national license to provide paging
  (Peru National Paging)                                          services in Peru. The Company's partner in Protelsa

                             PROPOSED
                              COMPANY           COMPANY
                            INVESTMENT          EQUITY
                              THROUGH       INTEREST AS OF
                           DECEMBER 31,      DECEMBER 31,
PROJECT                        1997              1996                        STATUS OF DEVELOPMENTAL STAGE PROJECT
------------------------  ---------------   ---------------       ------------------------------------------------------------
                           (IN MILLIONS)
                                                                  is Marmaud S.A. ("Marmaud"), a local telecommunications
                                                                  engineering company. Protelsa has recently begun
                                                                  construction of its paging network.

Taiwan Mobile             $        3.0(5)           20.0%(6)      The Company and its Taiwanese partner have submitted a joint
  Communications                                                  application for a variety of voice and data licenses to
  Corporation ("TMCC")                                            provide national ECTR services in Taiwan. License awards are
  (Taiwan National ECTR)                                          expected to be announced in the first six months of 1997.
                                                                  Based on its experience in providing ECTR services, the
                                                                  Company believes that it is well-positioned to receive a
                                                                  number of these licenses, although there can be no assurance in this regard.

------------------------

(1) Represents the Company's proposed equity interest in this project pursuant to the terms of an MOU with the Company's local partner.

(2) Includes Preferred Stock to which the Company has assigned a value of $5.4 million which shares were issued by the Company to acquire Vanguard's interest in this developmental stage project pursuant to the Vanguard Exchange. See "Certain Transactions--The Vanguard Exchange."

(3) Reflects the anticipated sale of a 10.0% interest in this project to the Company's local partner.

(4) Includes $1.6 million paid by the Company to acquire its 66.0% equity interest in Protelsa in December 1996.

(5) As part of the application process and in accordance with applicable regulations, the Company has deposited its proposed investment in a Taiwanese bank account as a license deposit to support the joint application discussed above.

(6) In order to comply with foreign ownership restrictions on Taiwanese telecommunications ventures, the Company's interest is anticipated to be structured in part as a direct equity investment and in part through contractual agreements that, taken as a whole, will give the Company a 20.0% aggregate interest in the project.

                                     OTHER

    IWC was incorporated in Delaware in January 1992. In July 1996, IWC Holdings was formed as a holding company with no business operations of its own. Its only assets consist of all of the outstanding capital stock of IWC, its wholly owned subsidiary, and an intercompany note executed by IWC in a principal amount equal to the net proceeds of the Unit Offering. The Company's principal executive offices are located at 400 South El Camino Real, Suite 1275, San Mateo, California 94402, USA. Its telephone number at this address is (415) 548-0808. The Company also has offices in Sao Paulo, Brazil; Jakarta, Indonesia; Kuala Lumpur, Malaysia; Singapore and Hong Kong.

                                  THE OFFERING

Common Stock offered by the Company..........
Common Stock Outstanding After these
  Offerings(1)...............................
Use of Proceeds..............................  For general corporate purposes and working capital.
Proposed Nasdaq National Market Symbol.......  IWCH

------------------------

(1) Based on the number of shares outstanding as of December 31, 1996. Excludes 1,982,000 shares of Common Stock issuable upon the exercise of outstanding options as of December 31, 1996. See "Capitalization" and "Management--1996 Stock Option/Stock Issuance Plan".

    EXCEPT AS OTHERWISE SPECIFIED, ALL INFORMATION CONTAINED HEREIN (I) ASSUMES THE EXERCISE ON A CASH BASIS OF WARRANTS TO PURCHASE 1,173,360 SHARES OF PREFERRED STOCK, AS SUCH WARRANTS TERMINATE UPON THE CLOSING OF THESE OFFERINGS;
(II) ASSUMES NO EXERCISE OF WARRANTS TO PURCHASE IN THE AGGREGATE APPROXIMATELY 2,289,427 SHARES OF COMMON STOCK ISSUED IN THE UNIT OFFERING (SUCH FIGURE IS APPROXIMATED AS HOLDERS OF THE WARRANTS SHALL NOT BE ENTITLED TO FRACTIONAL SHARES); (III) EXCLUDES 1,982,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF OUTSTANDING OPTIONS AS OF DECEMBER 31, 1996; (IV) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THESE OFFERINGS; AND (V) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS. ACTUAL CASH PROCEEDS FROM THE EXERCISE OF THE WARRANTS MAY BE UP TO $4,116,785 LESS THAN ESTIMATED PROCEEDS OF $7,410,734 TO THE EXTENT 456,360 WARRANTS ARE EXERCISABLE ON A NET BASIS. IF SUCH WARRANTS ARE EXERCISED ON A NET BASIS, THE NUMBER OF SHARES ISSUED WOULD BE REDUCED ACCORDINGLY.

                                  RISK FACTORS

    INVESTMENT IN THE SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LIQUIDITY AND CAPITAL RESOURCES" AND "BUSINESS," AS WELL AS WITHIN THE PROSPECTUS GENERALLY. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE RISK FACTORS SET FORTH BELOW AND THE MATTERS SET FORTH IN THE PROSPECTUS GENERALLY.

COMPANY LEVEL RISKS

    CONTINUING LOSSES; LIMITED OPERATING HISTORY

    The Company has incurred net losses since its inception and had an accumulated stockholders' deficit of approximately $34.8 million as of September 30, 1996. The Company anticipates that its net losses will increase significantly in the foreseeable future, and there can be no assurance as to whether or when the Company's operations will become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company has a limited operating history. Since its inception in January 1992, the Company's activities have been concentrated primarily in the early stage development of its wireless projects, including the selection of local partners, the formation of operating companies and the pursuit of operating licenses.

    NEGATIVE OPERATING CASH FLOW; DEPENDENCE ON ADDITIONAL FINANCING; NO
     COMMITMENTS FOR ADDITIONAL FINANCING

    The Company used cash in operations and investing activities of $36.9 million and $38.7 million, respectively, for the nine months ended September 30, 1996 and the year ended December 31, 1995, and expects such negative cash flows to continue and likely increase in the foreseeable future. Because of such negative cash flow and negative working capital and the capital intensive nature of the Company's business, the Company will require continuing sources of outside debt and equity financing to fund its working capital needs, investments and other cash requirements.

    Moreover, although the Company anticipates that its cash balances are sufficient to meet its cash requirements throughout 1997, there can be no assurance that the Company will not require additional financing prior to such time. In addition, the Company intends to pursue aggressively additional investment opportunities for wireless projects and anticipates that it will require additional sources of financing in order to pursue those investments. However, the Company has no commitments or arrangements for additional financing, and there can be no assurance that any additional debt or equity financing will be available to the Company on acceptable terms when required by the Company or at all. If adequate sources of additional financing are not available, the Company will be forced to delay, scale back or eliminate one or more of its projects or to liquidate one or more of its investments, may be unable to repay its liabilities (including the Notes) as they become due, and may be unable to meet its working capital and other cash requirements. The Indenture contains certain restrictions on the ability of the Company to make investments in, or guarantee the indebtedness of, the operating companies and developmental stage projects. Accordingly, the Company's inability to obtain such additional financing would have a material adverse effect on the Company and could result in its insolvency or liquidation.

    SUBSTANTIAL LEVERAGE

    The Company is highly leveraged and has indebtedness that is substantial in relation to its stockholders' equity, including its redeemable convertible Preferred Stock. As of September 30, 1996, the

Company's (i) long term debt and (ii) total stockholders' deficit and redeemable convertible Preferred Stock were $71.6 and $99.0, respectively. The high level of the Company's indebtedness will have important consequences, including (i) the Company's ability to obtain additional debt financing in the future may be limited, and (ii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, most of the existing operating companies and developmental stage projects will not be subject to any limitations restricting the inccurrence of additional indebtedness and, to the extent that the Company is successful in its strategy of obtaining additional financing at the operating company or developmental stage project level, the amount of such indebtedness could increase substantially, which will have consequences similar to those described in clauses (i) and (ii) above with respect to the Company.

    RISK OF INABILITY TO REPAY NOTES AT MATURITY

    For each of the three years ended December 31, 1995 and the nine months ended September 30, 1996, the Company had net losses and did not generate positive cash flow from operations and, as discussed below under "Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies," the Company does not expect that it will generate positive cash flow through dividends or other distributions from its operating companies for the foreseeable future. Accordingly, the Company's ability to repay the Notes and any other indebtedness which it may incur from time to time at maturity will be dependent on developing one or more sources of financing prior to the maturity of such indebtedness. The Company may, among other things, (i) seek to refinance all or a portion of such indebtedness at maturity through sales of additional debt or equity securities of the Company or other borrowings, (ii) seek to sell all or a portion of its interests in one or more of its operating companies or developmental stage projects (subject to the restrictions described below under "--Company Level Risks--Restrictions on Transfer of Ownership Interests") or
(iii) negotiate with its financial and strategic partners to permit the cash, if any, produced by the operating companies to be distributed to equity holders. There can be no assurance that (i) the Company will be able to obtain debt or equity financing on acceptable terms, or at all, in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially acceptable terms or in an amount that will be sufficient to repay its indebtedness when due, (iii) the Company will be able to obtain the consents and approvals required in order to sell its interests in its operating companies or developmental stage projects or (iv) that the operating companies will in fact generate positive cash flow or that any such cash flow will be distributed to equity holders (particularly since the Company expects that its operating companies will generally reinvest all of their cash flow in development opportunities for the foreseeable future). In addition, a default under the Notes or such other indebtedness as the Company may incur in the future, for example, could in turn permit lenders under STW's $36.4 million credit facility, and possibly under other debt instruments of the operating companies, to declare borrowings outstanding thereunder to be due and payable pursuant to cross-default clauses, permitting the lenders under such debt instruments to proceed against any collateral pledged as security therefor. See "Business--Operating Companies--Malaysia National WLL--Investment and Budgeted Capital Expenditures." Any failure by the Company to repay the Exchange Notes when due would have a material adverse effect on the Company.

    RISK OF GOVERNMENTAL ACTIONS RESULTING IN VIOLATION OF INDENTURE

    The Indenture pursuant to which the Notes were issued contain certain covenants which impose certain requirements with respect to sales or other dispositions of assets (including capital stock in operating companies and in developmental stage projects) by the Company and certain subsidiaries of the Company which are restricted by the terms of the Indenture with a fair market value in excess of $500,000 ("Asset Sales"). Among other things, the Indenture requires that at least 85% of the consideration for an Asset Sale be in cash and that the Company receive consideration equal to the fair market value of the assets in question. However, if an Asset Sale occurs because of governmental action (for example, by expropriation or confiscation), or in certain other circumstances including, among other things, a sale of the Company's investment in certain operating companies compelled by other stockholders of such operating company or pursuant to rights granted to certain bank lenders of certain operating companies, the requirement that the Company receive fair market value for the assets shall be deemed to have been satisfied to the extent that the difference between the fair market value of such assets and the actual consideration received in such Asset Sale (and all other Asset Sales subject to this exception) is less than 10% of the "total market value of equity" of the Company. However, if an Asset Sale is compelled by governmental action, the Indenture still requires that at least 85% of the consideration be in cash.

    In certain of the countries in which the Company has made investments, there is a risk that the Company's investments may be confiscated or expropriated by governmental authorities. In particular, in early 1996, the Malaysian government threatened to consolidate the Malaysian telecommunications industry, which, if completed would have forced a sale or merger of STW, the Company's Malaysian operating company, to or with one of a limited number of surviving telecommunications companies. There can be no assurance that the Malaysian government will not seek to take similar actions in the future. Likewise, other countries may seek to expropriate or confiscate assets of the Company. To the extent that the consideration, if any, received by the Company in connection with these expropriations or confiscations failed to satisfy the covenants under the Indenture, such a violation will be deemed an event of default under the Indenture entitling the holders of the Notes to demand immediate repayment thereof and to proceed against their collateral, which would have a material adverse effect on the Company. See "--Project Level Risks--Risks Inherent in Foreign Investment."

    HOLDING COMPANY STRUCTURE; LIMITATIONS ON ACCESS TO CASH FLOW OF OPERATING
     COMPANIES

    The Company is a holding company with no business operations of its own. All of the operations of the Company are conducted through its subsidiary and its affiliated companies, which are separate and distinct legal entities and have no obligation, contingent or otherwise to make any funds available to the Company to enable it to make investments in operating companies or developmental stage projects, meet working capital needs or other liabilities of the Company (including liabilities under the Notes), or for any other reason. In addition, most of the operating companies have generated negative cash flow from operations, and the Company expects that most operating companies will continue to generate negative cash flow from operations in the foreseeable future. Further, to the extent that any of the operating companies generates positive cash flow, the Company may be unable to access such cash flow because (i) it owns 50% or less of the equity of most of such entities and, therefore, does not have the requisite control to cause such entities to pay dividends to their equity holders; (ii) certain of such entities are currently or may become parties to credit or other borrowing agreements that restrict or prohibit the payment of dividends, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future; (iii) the Company expects that its operating companies will generally reinvest all of their cash flow in development opportunities for the foreseeable future; and/or (iv) some of the countries in which such entities conduct business, tax the payment and repatriation of dividends or otherwise restrict the repatriation of funds. As a result, the Company does not expect that it will be able to generate any significant cash flow through dividends or other distributions from the operating companies in the foreseeable future, and there can be no assurance that the Company will be able to generate any significant cash flow from the operating companies at any time in the future.

    RESTRICTIONS ON TRANSFER OF OWNERSHIP INTERESTS

    The Company's ability to sell or transfer its ownership interests in its operating companies and developmental stage projects is generally subject to (i) limitations contained in the agreements between the Company and its local partners including, in certain cases, complete prohibitions on sales or transfers for a period of years, co-sale rights and/or rights of first refusal and (ii) provisions in local operating licenses and local governmental regulations that, in certain cases, prohibit or restrict the transfer of the Company's ownership interests in such operating companies and developmental stage projects. Moreover, the Company and its local partners have in the past been required to pledge their capital stock in certain operating companies to secure credit facilities obtained by those operating companies, and the Company may be prohibited from transferring or otherwise disposing of such capital stock so long as it is pledged as collateral for those credit facilities. In addition, none of the operating companies or developmental stage projects currently has any publicly traded securities and there can be no assurance that in the future there will be either a public or private market for the securities of the Company's operating companies or developmental stage projects. As a result, the Company's ability to liquidate any or all of its investments may be substantially limited and there can be no assurance that the Company will be able to do so in a timely manner, or at all in the event that the Company is required to do so in order to satisfy its cash needs, including providing funds for investments and repayment of indebtedness. Moreover, even if any sales are completed, the prices realized on those sales could be less than the Company's investment, and there may be substantial local taxes imposed on the Company in the case of any such sales and, in any event, there can be no assurance that there will not be substantial taxes or other restrictions on the ability of the Company to repatriate any amounts realized upon the sale of any such investments. In addition, certain of the operating companies and developmental stage projects are or may be parties to credit agreements that restrict their ability to pay dividends or make other distributions to their equity investors, and the Company's local partners, by virtue of their majority ownership interest in the operating companies and developmental stage projects, generally have the right to determine the timing and amount of any such dividends or distributions.

    LACK OF CONTROL OF OPERATING COMPANIES AND DEVELOPMENTAL STAGE PROJECTS

    The Company anticipates that it will often have a minority interest in its operating companies and developmental stage projects, in part because applicable laws often limit foreign investors to minority equity positions. Although the Company is actively involved in the management of most of the operating companies and developmental stage projects in which it has an ownership interest and intends to invest in the future in operating companies and developmental stage projects in which it can participate in management, its minority voting positions may preclude it from controlling such entities and implementing strategies that it favors, including strategies involving the expansion or development of projects or the pursuit of certain financing alternatives. Moreover, even where the Company has majority control of a project, the exercise of such control may be subject to contractual, regulatory or other restrictions. In addition, the Company may be unable to access the cash flow, if any, of its operating companies. See "--Company Level Risks--Holding Company Structure; Limitations on Access to Cash Flow of Operating Companies."

    RISKS INHERENT IN GROWTH STRATEGY

    The Company has grown rapidly since inception, and as of December 31, 1996 had operating companies or developmental stage projects in 12 foreign countries. Subject to the availability of additional financing, the Company anticipates that it will make additional investments in wireless projects in other foreign countries and is actively seeking and evaluating new investment opportunities in foreign countries where it currently has operating companies or developmental stage projects. This strategy presents the risks inherent in assessing the value, strengths and weaknesses of development opportunities, in evaluating the costs and uncertain returns of building and expanding the facilities for operating systems and in integrating and managing the operations of additional operating systems. The Company's growth strategy will place significant demands on the Company's operational, financial and marketing resources and on its management. Any failure to manage the Company effectively could have a material adverse effect on the Company.

    RISK OF REGISTRATION UNDER INVESTMENT COMPANY ACT OF 1940

    Because the Company often acquires minority ownership positions in operating companies and development stage projects, there is a risk that these ownership positions could be deemed to be investment securities and that the Company could be characterized as an investment company under the Investment Company Act of 1940 (the "Investment Company Act"). Due to the Company's active role in developing and managing the operating companies and its contractual rights as an equity holder, the Company believes that a substantial majority of its interests in the operating companies are the equivalent of joint venture interests rather than investment securities. Therefore, the Company believes that it is not an investment company and intends to continue its business and conduct its operations so as not to become subject to the Investment Company Act. If the Commission or its staff were to take the position, or if it were otherwise asserted, that the Company is an investment company, the Company could be required either (i) to liquidate its investments in one or more operating companies or developmental stage projects and change the manner in which it conducts its operations to avoid being required to register as an investment company or (ii) to register as an investment company. If the Company were required to register under the Investment Company Act, it would be subject to substantive regulations with respect to capital structure, operations, transactions with affiliates and other matters. In addition, a determination that the Company is subject to the Investment Company Act would constitute an event of default under the Indenture and permit acceleration of the Notes. If the Company were found to be an investment company but was not registered under the Investment Company Act, the Company would be prohibited from, among other things, conducting public offerings in the U.S. or engaging in interstate commerce in the U.S., the Company would be subject to monetary penalties and injunctive relief in an action brought by the Commission, and certain contracts to which the Company is a party (including the Indenture and the Notes) might be rendered unenforceable or subject to rescission by any party thereto. As a result, any determination that the Company is an investment company would have a material adverse effect on the Company and would likely require that the Company cease operations.

    CONTROL OF THE COMPANY

    At December 31, 1996, Vanguard beneficially owned approximately 39% of the Company's equity. After giving effect to the Offering, Vanguard will
beneficially own approximately   % of the Company's outstanding Common Stock
(approximately   % if the over-allotment options are exercised in full).
Vanguard has provided and continues to provide a number of services to the Company relating to the formation, development and operation of wireless communications services, including identification and evaluation of wireless communications opportunities, review of business and technical plans and assistance in training operating company personnel. Vanguard has the right to elect three directors to the Company's Board of Directors and currently has three representatives on such Board, including Haynes G. Griffin, Chairman of the Board of Directors. As a result, Vanguard may have the ability to effectively control the Company and direct its business and affairs. See "Management--Arrangements Concerning Election of Directors."

    CONFLICTS OF INTEREST

    Vanguard is not precluded from competing with the Company by itself or through affiliates by developing, owning and/or operating international wireless communications businesses, including businesses that use the same or similar technologies or provide the same services as the Company's existing and future operating companies. This is true even though the Company acquired substantially all of Vanguard's interests in certain of its international wireless projects in December 1995. Further, although many of the agreements governing the relationship between the Company and its local partners contain preemptive rights, rights of first refusal and/or rights of co-sale with respect to the sale of shares in the Company's joint ventures, Vanguard is not precluded from co-investing with the Company in such joint ventures. For example, it is anticipated that Vanguard will purchase an equity interest in

SDL. Although the directors designated by Vanguard may abstain from voting on matters in which the interests of the Company and Vanguard are in conflict, they are not obligated to do so, and the Company has not adopted any formal policies or procedures designed to prevent actual conflicts of interest from occurring. As a result, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations. There can be no assurance that such conflicts of interest will not materially adversely affect the Company. See "Business--Background--Strategic Relationships," "Certain Transactions--Private Placement Transactions--The Series F Financing," "Certain Transactions--The Vanguard Exchange" and "Description of Capital Stock."

    INFORMATION RELATING TO DEMOGRAPHIC, ECONOMIC, MARKET AND RELATED
     INFORMATION

    The information contained herein includes certain demographic and economic information, as well as information regarding cellular service, installation and penetration in the countries in which the Company has operating companies or developmental stage projects. This information was obtained from a number of sources and the Company has not independently verified any such information and there can be no assurance as to its accuracy. In addition, much of the information related to POPs are estimates and reflect data that may be incorrect or imprecise and such estimates and data have been obtained from a number of sources and the Company has not independently verified any such information.

    DEPENDENCE ON KEY PERSONNEL

    The success of the Company and its growth strategy depends in large part on the ability of the Company to attract and retain key management, marketing and operating personnel at each of the Company, operating company and developmental stage project levels. There can be no assurance the Company will be able to attract and retain the qualified personnel needed for its business, particularly because of the amount of international travel required of the Company's managers and because experienced local managers are often unavailable. In addition, the loss of the services of one or more members of its senior management team, particularly John D. Lockton or Hugh B. L. McClung, could have a material adverse effect on the Company.

    CLASSIFICATION OF EXCHANGE NOTES AS DEBT; ORIGINAL ISSUE DISCOUNT

    Although the Company intends to treat the Exchange Notes as debt for all purposes, there can be no assurance that the Internal Revenue Service will agree that the Exchange Notes qualify as debt for federal income tax purposes. If the Exchange Notes are not respected as debt for such purposes, they would likely be recharacterized as an equity interest in the Company and the interest that accretes on the Exchange Notes would not be deductible by the Company when accrued or paid. Loss of such interest deductions would increase income taxes ultimately payable by the Company, and thus, reduce cash flow otherwise available to repay the Exchange Notes, which would have a material adverse effect on the Company. Recharacterization of the Exchange Notes as equity could also adversely affect non-corporate holders as well as non-United States holders of the Exchange Notes.

    Assuming the Exchange Notes are respected as debt for federal income tax purposes, they will be subject to the original issue discount provisions of the Code because they will have been issued at a non-de minimis discount from their principal amount. Consequently, the holders of the Exchange Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

    If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the issuance of the Exchange Notes, the claim of a holder of any of the Exchange Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to the Exchange Notes and (ii) that portion of the original issued discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issued discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

    REPORTING STANDARDS; FINANCIAL STATEMENTS OF OPERATING COMPANIES; TIMELY
     COMPLIANCE WITH INFORMATIONAL AND FILING REQUIREMENTS

    Companies in developing countries are subject to accounting, auditing and financial standards and requirements that differ, in some cases significantly, from those applicable to U.S. companies. In addition, there may be substantially less publicly available information about companies in a developing country than there is about U.S. companies. The Company's ability to comply with the informational and filing requirements of the Indenture and the Exchange Act to which it is or will be subject will depend on the timely receipt of accurate and complete financial and other information from the Company's operating companies and developmental stage projects. The failure to receive such information on a timely basis could have a material adverse effect on the Company, including preventing it from satisfying the informational and filing requirements of the Indenture and the Exchange Act.

    RISK OF INABILITY TO FINANCE A CHANGE OF CONTROL OFFER

    Upon the occurrence of a Change of Control (as defined in the Indenture to include (i) a sale or transfer by the Company or a Restricted Subsidiary (as defined in the Indenture) of all or substantially all of its assets; (ii) the adoption of a plan of liquidation; (iii) the acquisition of greater than 50% of the voting power by an entity other than Vanguard or (iv) upon the change of a majority of the Board of Directors), the Company will be required to make an offer to purchase all of the outstanding Notes at the price set forth in the Indenture. The Company's failure to purchase the Notes would result in a default under the Indenture. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the Indenture. Future debt of the Company may also contain prohibitions of certain events or transactions which would constitute a Change of Control or require the obligations thereunder to be retired upon a Change of Control.

    BROAD MANAGEMENT DISCRETION IN USE OF PROCEEDS

    The Company currently has no specific plan for a significant portion of the proceeds of this offering. As a consequence, the Company's management will have the discretion to allocate a portion of the proceeds to uses which the shareholders may not deem desirable, and there can be no assurance that the proceeds can or will yield a significant return or any return at all. See "Use of Proceeds."

    NO CASH DIVIDENDS ON COMMON STOCK

    The Company is prohibited under the terms of the Indenture from paying dividends or making other distributions with respect to the Company's capital stock, including the Common Stock while the Notes are outstanding. The Company anticipates that all earnings, if any, will be retained for the operation and expansion of the Company's business. See "Dividend Policy."

    NO PRIOR MARKET FOR THE SHARES; POSSIBLE VOLATILITY OF SHARE PRICE

    Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop upon completion of the Offering or, if it does develop, that such market will be sustained. The initial public offering price of the Common Stock will be determined by negotiation among the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    The market price for the Common Stock may be significantly affected by factors such as the announcement of new projects by the Company or its competitors, quarterly variations in the Company's operating results or the operating results of the Company's competitors, changes in earnings (losses) or other estimates by analysts or reported results that vary materially from such estimates. In addition, the stock market has experienced significant price fluctuations that have particularly affected the market prices of equity securities of many high technology and emerging growth companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may materially and adversely affect the market price of the Company's Common Stock. Following periods of volatility in the market price of a company's securities, securities class action litigation against the Company could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition.

    SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of Common Stock into the public market after the Offerings, or the perception that such sales could occur, could materially and adversely affect the market price of the Common Stock or could impair the Company's future ability to obtain capital through an offering of equity securities. See "Management--1996 Stock Option/Stock Issuance Plan."

    The Company anticipates that pursuant to the Underwriting Agreement, all directors, officers, stockholders and option holders of the Company will agree not to offer or sell any shares of Common Stock or options to purchase Common Stock for a period of 180 days following the date of this Prospectus. Upon the termination of such lock-up agreements approximately 7,528,720 shares of Common Stock will be eligible for sale, subject to the volume limitations and other requirements of Rule 144. The remainder of the outstanding shares of Common Stock will become eligible for sale upon expiration of their respective two year holding periods under Rule 144, subject to the volume limitations and other requirements of Rule 144. See "Shares Eligible for Future Sale."

    The Company has granted certain stockholders the right to cause the Company to register the sale of an aggregate of 16,509,840 shares under the Securities Act of 1933, as amended (the "Securities Act") in the event that the Company proposes to register any of its securities under the Securities Act on Forms S-1, S-2, S-3 or any successor form subsequent to these Offerings. In addition, the Company has filed a registration statement on Form S-8 to register an aggregate of 2,400,000 shares of Common Stock reserved for issuance under its 1996 Stock Option/Stock Issuance Plan. See "Management-- 1996 Stock Option/Stock Issuance Plan," "Description of Capital Stock" and "Underwriting."

    IMMEDIATE AND SUBSTANTIAL DILUTION TO NEW INVESTORS

    The initial public offering price is substantially higher than the anticipated net tangible book value per share of the outstanding Common Stock immediately after the Offerings. Investors purchasing Common Stock in the Offerings will, therefore, incur immediate and substantial dilution of
approximately $     in the pro forma net tangible book value per share of Common
Stock from the initial public offering price and may incur additional dilution upon the exercise of outstanding options. See "Dilution."

    EFFECT OF CERTAIN CHARTER PROVISIONS; ANTITAKEOVER EFFECTS OF CERTIFICATE OF
     INCORPORATION AND DELAWARE LAW

    Upon completion of the Offerings, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares, without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware General Corporation Law ("DGCL") could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock--Preferred Stock" and "--Antitakeover Effects of Provisions of the Certificate of Incorporation and Delaware Law."

PROJECT LEVEL RISKS

    OPERATING LOSSES AND NEGATIVE CASH FLOW; DEPENDENCE ON ADDITIONAL
     FINANCING/CAPITAL

    Most of the operating companies have generated operating losses and negative cash flow from operations, and the Company expects that most of its operating companies will continue to generate operating losses and negative cash flow from operations for the foreseeable future. The business of the operating companies and developmental stage projects, particularly WLL projects, is capital intensive and, in light of such anticipated negative cash flow from operations, will require continuing sources of outside financing to fund working capital needs, capital expenditures and other cash requirements. The Company's strategy is to seek such additional financing at the operating companies primarily from third parties and not from the Company or its partners. However, there can be no assurance that the operating companies and developmental stage projects will be able to obtain the financing required to make planned capital expenditures, provide working capital or meet other cash needs. Failure to obtain such financing could have a material adverse effect on the Company and, among other things, could result in the loss or revocation of licenses held by the operating companies or developmental stage projects or require that certain planned projects be delayed or abandoned. In particular, at December 31, 1996 a significant portion of the Company's investments had been made in three operating companies (namely STW, which is developing a national WLL system in Malaysia; Mobisel, which is developing a national cellular system in Indonesia; and SDL, which is developing various regional cellular systems in China), and each of these operating companies will be required to obtain substantial additional financing in order to complete planned capital expenditures.

    In most cases, under agreements with its local partners, the Company and its partners may be required to make additional equity investments in operating companies or developmental stage projects, and the Company's or such partners' inability or unwillingness to do so could result in the dilution of such party's equity interest or a significant impairment or loss of the value of the Company's investment. Moreover, the Company and its other strategic partners have in the past been required, and in the future likely will be required, to guarantee and/or pledge their respective equity interests to secure certain indebtedness of the operating companies and developmental stage projects and otherwise to provide certain assurances to lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." The Indenture contains certain restrictions on the ability of the Company to make investments in, or guarantee the indebtedness of, the operating companies and developmental stage projects.

    In addition, there can be no assurance that the operating companies or developmental stage projects will be able to pay their indebtedness or other liabilities when due. Any failure to pay such indebtedness or other liabilities when due could have a material adverse effect on the Company. See "--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Financing; No Commitments For Additional Financing" below.

    To date, most of the debt financing obtained by the operating companies has been secured by assets of the respective operating companies, and it is likely that any debt financing the operating companies or developmental stage projects obtain in the foreseeable future will also be similarly secured. The pledge of assets to secure debt financing may limit the operations of the operating companies and make it substantially more difficult to obtain additional financing from other sources.

    EARLY STAGE OF DEVELOPMENT OF WIRELESS PROJECTS

    Most of the Company's wireless projects are in the early stages of development. Only the nine operating companies, Via 1, SDL, RPSL, Mobisel, Mobilkom, STW, Mobilcom Mexico, TeamTalk and UTS, currently provide wireless communications services on a commercial basis, and many of these operating companies have only recently initiated such commercial service and have a limited number of subscribers. Although MOUs have been signed with local partners in the operating companies and developmental stage projects, in many cases definitive joint venture and shareholder agreements have not been prepared or signed, definitive legal entities have not been formed and/or required equity and debt financing has not been secured. Even where an MOU or definitive joint venture or shareholder agreement has been signed, there can be no assurance that the terms of the Company's participation in an operating company or developmental stage project will not be modified in a manner that is materially adverse to the Company, particularly because the Company usually holds a minority interest. The successful development and commercialization of these projects will depend on a number of significant financial, logistical, technical, marketing, legal and other factors, the outcome of which cannot be predicted. Virtually all of the operating companies are, and in the future will be, newly-formed entities that have a limited operating history and that operate at a loss for a substantial period of time. These operating companies will require significant amounts of additional financing to fund capital expenditures, working capital requirements and other cash needs, including the costs of obtaining additional licenses. In addition, there can be no assurance that these projects will not encounter engineering, design or other operational problems. For example, STW, the Company's Malaysian WLL operating company, has experienced significant delays in network deployment and its marketing plans primarily as a result of adverse effects on STW of an attempt during the first half of 1996 by the Malaysian government to consolidate the Malaysian telecommunications industry. See "--Risks Inherent in Foreign Investment." As a result, IWC and its principal strategic partner in STW recently undertook an extensive review of STW's business plan and strategy. There can be no assurance that the Company can successfully develop any of its existing or planned developmental stage projects or that any of these projects or any of its operating companies will achieve commercial success. Further, the Company's current and anticipated ownership interests in the operating companies and developmental stage projects are subject to modification and may even be eliminated completely due to the occurrence of certain events such as the re-negotiation of existing MOUs and/or agreements, changes in foreign laws or regulations affecting foreign ownership, government expropriation, financing contingencies and other factors. Likewise, the Company may voluntarily withdraw from one or more operating companies and/or developmental stage projects.

    RISKS INHERENT IN FOREIGN INVESTMENT

    The Company has invested substantial resources outside of the United States and plans to continue to do so in the future. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. For example, foreign ownership of telecommunications ventures is prohibited in China. In addition, in some cases, the government owns or controls (i) companies that are or may in the future become competitors of the Company or (ii) companies (such as national telephone companies) upon which the operating companies and developmental stage projects may depend for required interconnections to land-line telephone networks and other services. Similarly, government actions in the future could have a significant adverse effect on economic conditions in a developing country or may otherwise have a material adverse effect on the Company and its operating companies and developmental stage projects. Expropriation, confiscatory taxation, nationalization, political, economic or social instability or other developments could materially adversely affect the value of the Company's interests in operating companies and developmental stage projects in particular developing countries.

    For example, in early 1996 the Malaysian government announced a program designed to consolidate the Malaysian telecommunications industry which, if completed, would have forced the sale or merger of STW, the Company's Malaysian operating company, to one of a limited number of surviving telecommunications companies. Although the Malaysian government announced in July 1996 that it did not intend to proceed with this program, the activities of the Malaysian government in connection with such program resulted in significant delays in STW's network deployment and marketing plans thereby contributing to a 37% decrease in STW's subscribers during the quarter ended September 30, 1996. There can be no assurance that the Malaysian government will not initiate similar programs in the future. There can also be no assurance that the Malaysian national telephone company will not otherwise impose restrictions on STW, including restrictions on the ability of STW to interconnect its wireless network with the national telephone company's system, which could have a material adverse effect on the Company. See "Business--Operating Companies--Malaysia National WLL." Moreover, there can be no assurance that other countries where the Company has operating companies or developmental stage projects will not initiate similar programs or impose other restrictions, which could have a material adverse effect on the Company.

    The Company also may be adversely affected by political or social unrest or instability in foreign countries. Such unrest or instability resulting from political, economic, social or other conditions in foreign countries could have a material adverse effect on the Company. For example, in China, because foreign ownership of telecommunications operators is prohibited, the Company, through its ownership interest in SDL, has interests in China telecommunications projects through certain "cooperative agreements" with Chinese cellular operators. Pursuant to the terms of the cooperative agreements, SDL provides equipment and technical and engineering services to the cellular operators and, in return, is allocated a portion of the revenues or profits from the cellular operations. There can be no assurance that the Chinese government will not prohibit or otherwise impose restrictions on these types of arrangements, which could have a material adverse effect on the Company. See "Business--Operating Companies--China Regional Cellular."

    The Company does not have political risk insurance in the countries in which it currently conducts business. Moreover, applicable agreements relating to the Company's interests in its operating companies are frequently governed by foreign law. As a result, in the event of a dispute, it may be difficult for the Company to enforce its rights. Accordingly, the Company may have little or no recourse upon the occurrence of any of these developments or if any of its partners seek to re-negotiate existing or future MOUs and/or other agreements. To the extent that any of the operating companies seeks to make a dividend or other distribution to the Company, or to the extent that the Company seeks to liquidate its investment in an operating company or developmental stage project and repatriate monies from a relevant country, local taxes, foreign exchange controls or other restrictions may effectively prevent the transfer of funds to the Company or the exchange of local currency for U.S. dollars.

    TECHNOLOGICAL RISK; RISK OF OBSOLESCENCE

    The Company's operating companies and developmental stage projects generally use new and emerging technologies. For example, SDL, the Company's China Regional Cellular project, is required by the Chinese government to migrate to CDMA, a cellular technology that is not widely deployed on a commercial basis at the present time. Additionally, the MPT 1327 ECTR technology selected by a number of the Company's ECTR operating companies is currently operational in many countries but has had limited deployment for public use in developing countries. Although many of the technologies currently in use and to be used in the future by the Company have been developed by international telecommunications companies such as Nokia, Philips, Motorola, Ericsson, Lucent Technologies and Nortel, most are generally advanced technologies which have only recently been developed and commercially introduced. There can be no assurance that the operating companies and developmental stage projects will not experience technical problems in the commercial deployment of these technologies, particularly because they are being introduced in developing countries. In addition, the technology used in wireless communications is evolving rapidly and one or more of the technologies currently utilized or planned by the Company to be utilized may be unpopular with its customers or may become obsolete, which in either case would likely have a material adverse effect on the Company. There can be no assurance that the Company will be able to keep pace with ongoing technological changes in the wireless telecommunications industry.

    RISK OF MODIFICATION OR LOSS OF LICENSES; UNCERTAINTY AS TO THE
     AVAILABILITY, COST AND TERMS OF LICENSES; RESTRICTIONS ON LICENSES

    The Company's ability to retain and exploit its existing telecommunications licenses and to renew them when they expire, and to obtain new licenses in the future, is essential to the Company's operations. However, these licenses are typically granted by governmental agencies in developing countries, and there can be no assurance that these governmental agencies will not seek to unilaterally limit, revoke or otherwise adversely modify the terms of these licenses in the future, any of which could have a material adverse effect on the Company, and the Company may have limited or no legal recourse if any of these events were to occur. In addition, there can be no assurance that renewals to these licenses will be granted or, if renewed, that the renewal terms will not be substantially less favorable to the Company than the original license terms, any of which could have a material adverse effect on the Company. Likewise, many of the Company's operating companies and developmental stage projects have not yet obtained all of the licenses necessary for their proposed operations, and no assurance can be given that any such licenses will be obtained. For example, the Brazilian government has not approved the transfer to Via 1, the Company's Brazilian ECTR operating company, of the licenses contributed or to be contributed to it by its current and proposed shareholders, and there can be no assurance that such approval will be obtained. The failure to obtain such approval or to obtain other licenses would have a material adverse effect on the Company.

    The Company believes that the opportunity to acquire substantial new wireless licenses in developing countries will exist only for a limited time. Further, although the Company's operating companies and developmental stage projects have, to date, obtained many of their operating licenses through private negotiations without having to participate in competitive bidding processes, the Company anticipates that governments of developing countries will increasingly discover the value of new wireless technologies and may require bidding for licenses, which would likely increase the cost of these licenses, perhaps substantially. In addition, the operating companies and developmental stage projects may be required to purchase licenses from other license holders in certain circumstances, for example, to gain network capacity or to increase geographic coverage. Furthermore, relevant governmental authorities may grant additional telecommunications licenses covering the same geographical areas as the operating companies' and developmental stage projects' licenses or otherwise grant licenses which allow other companies to compete directly with such operating companies and developmental stage projects for wireless subscribers. Although the inherent limitation on suitable frequency bands may provide some protection against the issuance of competing licenses, there can be no assurance that such competitive licenses will not be granted or, if granted, that they will not have a material adverse effect on the Company. In addition, licenses may be subject to significant operating restrictions or conditions, including restrictions on interconnection to the public telephone system or requirements that the operating companies or developmental stage projects complete construction or commence commercial operation of the networks by specified deadlines, which conditions, if not satisfied, may result in loss or revocation of the license. Accordingly, even if an operating company or developmental stage project is able to obtain a required license, there can be no assurance that such operating requirements will be satisfied and, as a result, there can be no assurance that such license will not be lost or revoked or that the restrictions imposed upon such license will prevent the commercial exploitation of such license, which could have a material adverse effect on the Company.

    DEPENDENCE ON OTHER TELECOMMUNICATIONS PROVIDERS

    The success of the Company's wireless systems will in many cases depend upon services provided by other telecommunications providers, some of which are competitors of the Company, the operating companies and/or the developmental stage projects. For example, the Company's operating companies and developmental stage projects generally require interconnection agreements with national or regional telephone companies in order for its wireless systems to connect with land-line telephone systems, and may require the use of microwave or fiber optic networks belonging to other parties to link its wireless systems. Although a number of operating companies have entered into required interconnection and/or linking agreements or have interconnection and/or linking arrangements in place, the revocation, loss or modification of any of these existing agreements or arrangements or the failure to obtain necessary agreements and/or arrangements in the future could have a material adverse effect on the Company. Specifically, STW, the Company's Malaysian WLL project, has in the past had difficulties obtaining interconnect services from its interconnect provider, which is a competitor of STW. In addition, STW's interconnect agreement expires in August 1997. Any failure of STW to obtain interconnect services pursuant to its interconnect agreement or to obtain a successor agreement would have a material adverse effect on STW.

    DEPENDENCE ON PARTNERS

    The Company will generally continue to depend on its local partners to obtain required licenses in all of its wireless projects. In addition, the Company is often dependent on strategic partners with resources beyond those of the Company to pursue larger scale projects, including certain WLL projects. In WLL projects, the Company may require the participation of a larger telecommunications company possessing the substantial capital and operating resources required to finance and deploy a WLL system. The failure of the Company to identify and enter into relationships with strong partners, or the failure of those partners to provide these resources, may have a material adverse effect on the Company.

    CONSTRUCTION RISKS

    The operating companies and developmental stage projects in which the Company invests typically require substantial construction of new wireless networks and additions to existing wireless networks. Construction activity will require the operating companies and developmental stage projects to obtain qualified subcontractors and necessary equipment on a timely basis, the availability of which varies significantly from country to country. Construction projects are subject to cost overruns and delays not within the control of the operating company or the developmental stage project or its subcontractors, such as those caused by acts of governmental entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Accordingly, there can be no assurance that the operating companies or developmental stage projects will be able to complete current or future construction projects for the amount budgeted or within the time periods projected, or at all. Failure to complete construction for the amount budgeted or on a timely basis could jeopardize subscriber contracts, franchises or licenses and could have a material adverse effect on the Company. In particular, telecommunications licenses often are granted on the condition that network construction be completed or commercial operations be commenced by a specified date. Failure to comply with these deadlines could result in the loss or revocation of the licenses. In that regard, certain operating companies have failed to meet such deadlines in the past. Specifically, UTS, which provides ECTR services in the Visayas and Mindanao regions of the Philippines, failed to comply with the service date requirement contained in its provisional authority and is currently in the process of applying for a second extension of such service date deadline. Similarly, in the Via 1 Project, because the

Company and its proposed partners were unable to comply with operations commencement deadlines with respect to their licenses, they had to apply for, and have received, extensions of such deadlines. Although such failures have not to date led to the loss of any licenses, there can be no assurance that the relevant governmental authorities will not seek to revoke licenses as a result of these past defaults or refuse to grant deadline extensions to similar defaults occurring in the future, which could have a material adverse effect on the Company.

    SUBSTANTIAL LEVERAGE

    As discussed above, the operating companies and developmental stage projects will require continuing sources of additional financing. Certain of the operating companies have substantial indebtedness and, to the extent that additional debt financing is available, such operating companies may incur additional indebtedness, and other operating companies or developmental stage projects may in the future incur substantial indebtedness, in relation to their respective base of equity capital. To the extent that any of the operating companies or developmental stage projects now has or in the future incurs a high level of indebtedness, such indebtedness will have important consequences to holders of the Common Stock, including (i) a possible restriction on such entity's ability to pay dividends or make other distributions to the Company,
(ii) a possible limitation on such entity's ability to obtain additional debt financing and (iii) a possible impairment of such entity's ability to react to changes in the industry and economic conditions generally.

    COMPETITION

    Although the implementation of advanced wireless technologies is in the early stages of deployment in most developing countries, the Company believes that its business will become increasingly competitive, particularly as businesses and foreign governments realize the market potential of these wireless technologies. A number of large American, Japanese and European companies, including U.S.-based regional Bell operating companies ("RBOCs") and large international telecommunications companies, are actively engaged in programs to develop and commercialize wireless technologies in developing counties. In many cases, the Company will also compete against local land-line carriers, including government-owned telephone companies. Most of these companies have substantially greater financial and other resources, including research and development staffs and technical and marketing capabilities than the Company. The Company anticipates that there will be increasing competition for additional licenses and increased competition to the extent such licenses are obtained by others. Although the Company intends to employ relatively new technologies, there will be a continuing competitive threat from even newer technologies which may render the technologies employed by the Company obsolete.

    REGULATION

    The wireless services of the Company's operating companies and developmental stage projects are subject to governmental regulation, which may change from time to time. There can be no assurance that material and adverse changes in the regulation of the Company's existing or future operating companies or developmental stage projects will not occur in the future. To date, certain operating companies and developmental stage projects have been subject to foreign ownership restrictions, service requirements, restrictions on interconnection of wireless systems to government-owned or private telephone networks, subscriber rate-setting, technology and construction requirements, among others. These regulations may be difficult to comply with, particularly given demographic, geographic or other issues in a particular market. Further, changes in the regulatory framework may limit the ability to add subscribers to developing systems. An operating company's or developmental stage project's failure to comply with applicable governmental regulations or operating requirements could result in the loss of licenses or otherwise could have a material adverse effect on the Company.

    INFLATION; CURRENCY DEVALUATIONS AND FLUCTUATIONS

    Many developing countries have experienced substantial, and in some periods extremely high, rates of inflation and resulting high interest rates for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain developing countries and could have an adverse effect on the operating companies and developmental stage projects in those countries, including an adverse effect on their ability to obtain financing.

    The value of the Company's investment in an operating company or developmental stage project is partially a function of the currency exchange rate between the U.S. dollar and the applicable local currency. In addition, the operating companies will report their results of operations in the local currency and, accordingly, the Company's results of operations will be affected by changes in currency exchange rates between those currencies and the U.S. dollar. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss with respect to its investments and fluctuations in its results of operations solely as a result of currency exchange rate fluctuations. For example, the Company experienced a significant decline in the value of its investment in Mobilcom Mexico, its ECTR operating company in Mexico, as a result of the 1994 devaluation of the Mexican peso and the resulting economic instability in Mexico. Many of the currencies of developing countries have experienced steady devaluations relative to the U.S. dollar, and major adjustments have been made in the past and may again occur in the future, any of which could have a material adverse effect on the Company.

    To the extent that the operating companies commence or have commenced commercial operations, any revenues they generate will generally be paid to the operating companies in the local currency. By contrast, many significant liabilities of the operating companies (such as liabilities for the financing of telecommunications equipment) may be payable in U.S. dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on the Company.

    FOREIGN CORRUPT PRACTICES ACT

    The Company is subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or licenses or otherwise obtaining favorable treatment. Although the Company has taken precautions to comply with the FCPA, there can be no assurance that such precautions will protect the Company against liability under the FCPA, particularly as a result of actions which may in the past have been taken or which may be taken in the future by agents and other intermediaries for whose actions the Company may be held liable under the FCPA. In particular, the Company may be held responsible for actions taken by its strategic or local partners even though such strategic or local partners are themselves typically foreign companies which are not subject to the FCPA; and the Company has no ability to control such strategic or local partners. Any determination that the Company has violated the FCPA could have a material adverse effect on the Company.

    TAX RISKS

    Distributions of earnings and other payments received from the Company's operating subsidiaries and affiliates are likely to be subject to withholding taxes imposed by the jurisdictions in which such entities are formed or operating. In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for such foreign withholding taxes and foreign taxes paid directly by corporate entities in which the Company owns 10% or more of the voting stock. The ability to claim such foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and the

Company may incur incremental tax costs as a result of these limitations or because the Company is not in a tax paying position in the U.S.

    Special U.S. tax rules apply to U.S. taxpayers that own stock in a "passive foreign investment company" (a "PFIC") that could also increase the Company's effective rate of taxation. In general, a non-U.S. corporation will be treated as a PFIC if at least 75 percent of its income is "passive income" or if at least 50 percent of its assets are held for the production of "passive income." A non-U.S. corporation that owns 25 percent or more of the stock of a non-U.S. subsidiary is treated as receiving a proportionate share of the income of, and as owning a proportionate share of the assets of, such subsidiary.

    It is possible that certain operating companies in which the Company owns an equity interest are PFICs. Generally, except to the extent the Company makes an election to treat a PFIC in which it owns stock as a "qualified electing fund" (a "QEF") in the first taxable year in which the Company owns the PFIC's stock,
(i) the Company would be required to allocate gain recognized upon the disposition of stock in the PFIC and income recognized upon receiving certain dividends ratably over the Company's holding period for the stock in the PFIC,
(ii) the amount allocated to each year other than the year of the disposition or dividend payment would be taxable at the highest U.S. tax rate applicable to corporations, and an interest charge for the deemed deferral benefit would be imposed with respect to the tax attributable to each year, and (iii) gain recognized upon disposition of PFIC shares would be taxable as ordinary income.

    If the Company were to make the QEF election, as described above, the Company would be required in each year that the PFIC qualification tests are met to include its pro rata share of the QEF's earnings as ordinary income and its pro rata share of the QEF's net capital gain as long-term capital gain, whether or not such amounts are actually distributed. The Company has not made any QEF elections with respect to any non-U.S. corporation in which it holds stock.

    The Company may also be required to include in its income for U.S. income tax purposes its proportionate share of the earnings of those foreign corporate subsidiaries that are classified as "controlled" foreign corporations without regard to whether distributions have been received from such companies.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the          shares of
Common Stock being offered by the Company are estimated to be $50.0 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses ($57.7 million if the over-allotment option is exercised in
full), assuming an initial public offering price of $     per share. The Company
presently intends to use such net proceeds (i) primarily to make investments in its existing operating companies and developmental stage projects; and (ii) for general corporate purposes that may include investments in additional development and acquisition opportunities.

    The following table summarizes the Company's anticipated remaining investments in its operating companies and its proposed investments in developmental stage projects through December 31, 1997, based on its current estimate of funding requirements of such operating companies and developmental stage projects as of December 31, 1996. Because of the Company's operating losses, the proceeds from these Offerings plus cash on hand will not be sufficient to make all of the investments in the full amounts set forth below. To fully fund its anticipated future investments, the Company will be required to find additional sources of capital. Although the Company currently anticipates funding the amounts set forth below, there can be no assurance that the Company's investments will not vary significantly from the currently anticipated amounts. In particular, it may be necessary for the Company to make additional capital contributions to the operating companies and developmental stage projects. See "Risk Factors--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Capital Financing; No Commitments for Additional Financing; Broad Management Discretion in Use of Proceeds."

                                                                                                                     REMAINING
                                                                                                                    ANTICIPATED
                                                                                                                     ADDITIONAL
                                                                    TOTAL ANTICIPATED                                 COMPANY
                                                                         COMPANY                                     INVESTMENT
                                                                       INVESTMENT         COMPANY INVESTMENT AS   THROUGH DECEMBER
                                                                         THROUGH                    OF                  31,
                                          TYPE OF PROJECT         DECEMBER 31, 1997(1)     DECEMBER 31, 1996(1)         1997
                                          ---------------------  -----------------------  ----------------------  ----------------
OPERATING COMPANY (LOCATION)                                                                                       (IN MILLIONS)
----------------------------------------
    Via 1 (Brazil)......................  Regional ECTR                 $    27.9              $    17.9            $    10.0
    SDL (China).........................  Regional Cellular                  48.0                   20.0                 28.0
    RPSL (India)........................  Regional Paging                     3.5                    1.4                  2.1
    Mobilsel (Indonesia)................  National Cellular                  34.1                   34.1                  0.0
    Mobilkom (Indonesia)................  National ECTR                       1.5                    1.5                  0.0
    STW (Malaysia)......................  National WLL                       26.2                   23.4                  2.8
    Mobilcom Mexico (Mexico)............  Regional ECTR                       2.1                    2.1                  0.0
    TeamTalk (New Zealand)..............  National ECTR                      20.3                   13.5                  6.8
    UTS (Philippines)...................  Regional ECTR                       3.8                    2.0                  1.8
DEVELOPMENTAL STAGE PROJECT (LOCATION)
----------------------------------------
    Mexico National WLL (Mexico)........  National WLL                       18.5                    0.0                 18.5
    Mobilcom Pakistan (Pakistan)........  National ECTR                      12.8                    5.4                  7.4
    PeruTel (Peru)......................  National ECTR                      17.6                    0.2                 17.4
    Protelsa Peru (Peru)................  National Paging                     3.0                    1.6                  1.4
    TMCC (Taiwan).......................  National ECTR                       3.0                    3.0                  0.0
                                                                          -------                -------                -----
                                          Total ...............         $   222.3              $   126.1            $    96.2
                                                                          -------                -------                -----
                                                                          -------                -------                -----

------------------------------
(1) Includes Preferred Stock to which the Company has assigned a value of $19.1 million and $5.4 million that was issued by the Company to acquire interests in certain operating companies and one developmental stage project, respectively, pursuant to the Vanguard Exchange. See "Certain
    Transactions--The Vanguard Exchange."

    Pending use of the net proceeds from the Offerings as described above, the Company intends to hold such proceeds in short-term investments.

    The business of the Company and its operating companies and developmental stage projects is capital intensive and will require continuing sources of outside financing. There can be no assurance that the Company or the operating companies or developmental stage projects will be able to obtain any such additional financing on acceptable terms or at all. See "Risk Factors--Project Level Risks-- Operating Losses and Negative Cash Flow; Dependence on Additional Financing/Capital" and "--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Financing; No Commitments for Additional Financing."

                                DIVIDEND POLICY

    The Company has never paid cash dividends on its capital stock. The Company currently intends to retain its available funds from earnings for future growth and, therefore, does not anticipate paying any cash dividends on its capital stock in the foreseeable future. In addition, the Indenture prohibits the Company from paying dividends while the Notes are outstanding.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company, as of September 30, 1996 on (i) an actual basis, (ii) on a pro forma basis giving effect to (A) the automatic conversion of all outstanding shares of Preferred Stock to Common Stock and (B) the assumed exercise, on a cash basis, of warrants to purchase 1,173,360 shares of Preferred Stock, as such warrants terminate upon the closing of these Offerings, and (iii) on an as adjusted basis for the receipt of an estimated $50 million in proceeds from the issuance and sale by the Company of shares of Common Stock upon the closing of these Offerings. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                     SEPTEMBER 30, 1996
                                                                           --------------------------------------
                                                                             ACTUAL      PRO FORMA   AS ADJUSTED
                                                                           -----------  -----------  ------------
                                                                                        (UNAUDITED)
                                                                                       (IN THOUSANDS)
Long-term debt(1)........................................................  $    71,623  $    71,623   $   71,623
Redeemable convertible preferred stock, $0.01 par value per share;
  21,541,480 shares designated; 15,973,200 shares issued and outstanding, net of note receivable from stockholder of $26, actual; none issued and
  outstanding, pro forma and as adjusted.................................      102,519      --            --
Stockholders' deficit:
  Convertible preferred stock, $0.01 par value per share; 1,200,000 shares designated; 933,200 shares issued and outstanding, actual;
    none issued and outstanding, pro forma and as adjusted...............            9      --            --
  Common stock, $0.01 par value per share; 26,000,000 shares authorized;
    615,760 shares issued and outstanding, actual(1); 18,695,520 shares
    issued and outstanding, pro forma(2); and       shares issued and
    outstanding, as adjusted.............................................            6          187          187
  Additional paid-in capital(2)..........................................       31,055      140,813      190,813
  Note receivable from stockholder.......................................         (152)        (152)        (152)
  Unrealized gain on investments.........................................          112          112          112
  Cumulative translation adjustment......................................          250          250          250
  Accumulated deficit....................................................      (34,843)     (34,843)     (34,843)
                                                                           -----------  -----------  ------------
  Total stockholders' deficit............................................       (3,563)     106,367      156,367
                                                                           -----------  -----------  ------------
      Total capitalization...............................................  $   170,579  $   177,990   $  227,990
                                                                           -----------  -----------  ------------
                                                                           -----------  -----------  ------------

------------------------
(1) Excludes 1,922,960 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 30, 1996, pursuant to the Company's 1996 Stock Option/Stock Issuance Plan (the "Stock Plan"). Subsequent to September 30, 1996, 20,960 options to purchase shares of Common Stock were exercised, options to purchase 485,282 shares of Common Stock were granted pursuant to the Stock Plan; and options to purchase 8,000 shares of Common Stock were granted to a non-employee of the Company. Also excludes the 2,289,427 shares of Common Stock initially issuable upon the exercise of the Unit Offering Warrants issued in the Unit Offering (such figure is approximated as holders of the Unit Offering Warrants shall not be entitled to fractional shares.)

(2) Pro forma and as adjusted balances include $7,411,000 from the assumed exercise of warrants to purchase 1,173,360 shares on a cash basis. Actual cash proceeds may be up to $4,117,000 less than this to the extent warrants to purchase 456,360 shares are exercisable on a net basis. If such warrants are exercised on a net basis, the number of shares issued would be reduced accordingly.

                                    DILUTION

    The pro forma net tangible book value of the Company as of September 30,
1996, was $      or $      per share of Common Stock. Net tangible book value
per share of Common Stock represents the Company's total tangible assets less its total liabilities, divided by the pro forma aggregate number of shares of Common Stock outstanding (after giving effect to the conversion of the Preferred Stock into Common Stock). After giving effect to the sale by the Company of shares of Common Stock offered hereby at an assumed initial public offering price of $ per share and after deducting estimated underwriting discounts and
commissions and estimated offering expenses of $      , the net tangible book
value of the Company as of September 30, 1996 would have been $      , or
$      per share. This represents an immediate increase in net tangible book
value of $      per share to existing stockholders and an immediate dilution of
$      per share to new investors. The following table illustrates this per share dilution.

Assumed initial public offering price per share..........................             $
  Pro forma net tangible book value per share before these Offerings.....  $
  Increase in net tangible book value per share attributable to new investors............................................................
                                                                           ---------
Pro forma net tangible book value per share after the offering...........
                                                                                      ---------
Dilution per share to new investors......................................
                                                                                      ---------
                                                                                      ---------

    The following table summarizes, as of September 30, 1996, and at an assumed initial public offering price of $ per share (before deducting estimated underwriting discounts and commissions and offering expenses), the differences between existing stockholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors.

                                                SHARES PURCHASED        TOTAL CONSIDERATION
                                            ------------------------  ------------------------  AVERAGE PRICE
                                              NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                            -----------  -----------  -----------  -----------  --------------
Existing stockholders.....................                            $                          $
New investors.............................
                                            -----------  -----------  -----------  -----------  --------------
    Total.................................                            $                          $
                                            -----------  -----------  -----------  -----------  --------------
                                            -----------  -----------  -----------  -----------  --------------

    The above computations assume no exercise of the Underwriters' over-allotment options and exclude 1,922,960 shares of Common Stock issuable upon the exercise of options outstanding at September 30, 1996. To the extent the aforementioned stock options are exercised, there will be further dilution to new investors. See "Management--1996 Stock Option/Stock Issuance Plan," "Certain Transactions," and Note 10 and 13 of Notes to the Consolidated Condensed Financial Statements.

                   UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                              FINANCIAL STATEMENTS

    The following unaudited pro forma consolidated condensed financial statements have been prepared by the Company's management from its historical financial statements included in this Prospectus. The unaudited pro forma consolidated condensed statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect adjustments as if the Company had acquired or merged with the entities described in the accompanying notes as of January 1, 1995. The Unit Offering has been reflected in the unaudited pro forma consolidated condensed statement of operations as if it had occurred as of January 1, 1995. Acquisitions or mergers, other than the increased ownership interest in RHP to 29.2%, have been fully reflected in the Company's historical balance sheet as of September 30, 1996.

    The unaudited pro forma consolidated condensed financial statements should be read in conjunction with the notes included herewith, the Company's audited consolidated financial statements and notes thereto as of December 31, 1994 and 1995 and for the three years ended December 31, 1995, the Company's unaudited consolidated condensed financial statements as of and for the nine months ended September 30, 1996 ("First Nine Months"), "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial statements of significant 50% or less owned affiliates included elsewhere in the Prospectus.

    The unaudited pro forma consolidated condensed financial statements do not purport to represent what the Company's results of operations or financial position would have been had the Unit Offering or acquisitions and mergers indicated occurred on the dates specified, or to project the Company's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable under the circumstances. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data. Actual amounts could differ from those set forth below.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 (IN THOUSANDS)

                                                                                AS OF SEPTEMBER 30, 1996
                                                                       -------------------------------------------
                                                                                       ACQUISITION
                                                                       HISTORICAL    ADJUSTMENTS(1)     PRO FORMA
                                                                       -----------  -----------------  -----------
                               ASSETS
Current assets:
  Cash and cash equivalents..........................................  $    82,766  $    (8,556)(c)    $    74,210
  Accounts receivable................................................          276                             276
  Notes receivable from affiliates...................................          853                             853
  Note receivable....................................................        1,385                           1,385
  Advance to affiliate...............................................          102                             102
  Other current assets...............................................        1,386                           1,386
                                                                       -----------     --------        -----------
    Total current assets.............................................       86,768       (8,556)            78,212
Property and equipment, net..........................................       11,698                          11,698
Investments in affiliates............................................       46,956        8,556(c)          55,512
Telecommunication licenses and other intangibles, net................       17,198                          17,198
License and other deposits...........................................       14,300                          14,300
Debt issuance costs, net.............................................        5,891                           5,891
Other assets.........................................................          664                             664
                                                                       -----------     --------        -----------
    Total assets.....................................................  $   183,475  $        --        $   183,475
                                                                       -----------     --------        -----------
                                                                       -----------     --------        -----------
       LIABILITIES, MINORITY INTEREST, REDEEMABLE CONVERTIBLE
              PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Account payable and accrued expenses...............................  $     3,496                     $     3,496
  Note payable.......................................................        4,000                           4,000
                                                                       -----------                     -----------
    Total current liabilities........................................        7,496                           7,496
Long-term debt.......................................................       71,623                          71,623
Minority interest....................................................        5,400                           5,400
Redeemable convertible preferred stock...............................      102,519                         102,519
Stockholders' deficit:
  Convertible preferred stock........................................            9                               9
  Common stock.......................................................            6                               6
  Additional paid-in capital.........................................       31,055                          31,055
  Note receivable from stockholder...................................         (152)                           (152)
  Unrealized gain on investments.....................................          112                             112
  Cumulative translation adjustment..................................          250                             250
  Accumulated deficit................................................      (34,843)                        (34,843)
                                                                       -----------     --------        -----------
    Total stockholders' deficit......................................       (3,563)          --             (3,563)
                                                                       -----------     --------        -----------
    Total liabilities, minority interest, redeemable convertible       $   183,475  $        --        $   183,475
      preferred stock and stockholders' deficit......................
                                                                       -----------     --------        -----------
                                                                       -----------     --------        -----------

------------------------

(1) References in parenthetical are to Note 3 to the unaudited pro forma consolidated condensed financial statements.

                     See accompanying notes on pages 40-43
      to unaudited pro forma consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FOR THE YEAR ENDED
                                                     DECEMBER 31, 1995(1)
                                 -------------------------------------------------------------
                                                 UNIT OFFERING    ACQUISITION
                                  HISTORICAL      ADJUSTMENTS     ADJUSTMENTS      PRO FORMA
                                 -------------   -------------   -------------   -------------
Operating revenue..............  $         --                    $        369(d) $         369
Cost of sales..................            --                             785(d)           785
                                 -------------   -------------   -------------   -------------
                                           --                            (416)            (416)
Operating expenses:
  General and administrative
    expenses...................         6,365                           1,493(d)         8,698
                                                                          840(e)
  Equity in (income) losses of
    affiliates.................         3,756                           1,521(f)         5,825
                                                                          548(g)
                                 -------------   -------------   -------------   -------------
  Loss from operations.........       (10,121)                         (4,818)         (14,939)

Other income (expense):
  Interest income..............           232                                              232
  Interest expense.............        (1,354)   $    (16,146)(a)                      (18,397)
                                                         (897)(b)
  Other........................           (28)                                             (28)
                                 -------------   -------------   -------------   -------------
    Net loss...................  $    (11,271)   $    (17,043)   $     (4,818)   $     (33,132)
                                 -------------   -------------   -------------   -------------
                                 -------------   -------------   -------------   -------------
Pro forma net loss per share...                                                          (2.89)
                                                                                 -------------
                                                                                 -------------
Shares used in calculation of
  pro forma net loss per
  share........................                                                         11,460
                                                                                 -------------
                                                                                 -------------

                                                   FOR THE NINE MONTHS ENDED
                                                     SEPTEMBER 30, 1996(1)
                                 -------------------------------------------------------------
                                                 UNIT OFFERING    ACQUISITION
                                  HISTORICAL      ADJUSTMENTS     ADJUSTMENTS      PRO FORMA
                                 -------------   -------------   -------------   -------------
Operating revenue..............  $        532                    $        282(d) $         814
Cost of sales..................           541                             338(d)           879
                                 -------------   -------------   -------------   -------------
                                           (9)                            (56)             (65)
Operating expenses:
  General and administrative
    expenses...................        10,610                             589(d)        11,369
                                                                          170(e)
  Equity in (income) losses of
    affiliates.................         5,507                             300(f)         5,629
                                                                         (178)(g)
                                 -------------   -------------   -------------   -------------
  Loss from operations.........       (16,126)                           (937)         (17,063)
Other income (expense):
  Interest income..............           937                                              937
  Interest expense.............        (2,663)        (12,645)(a)                      (15,961)
                                                         (653)(b)
  Other........................             1                                                1
                                 -------------   -------------   -------------   -------------
    Net loss...................  $    (17,851)   $    (13,298)   $       (937)   $     (32,086)
                                 -------------   -------------   -------------   -------------
                                 -------------   -------------   -------------   -------------
Pro forma net loss per share...                                                          (1.50)
                                                                                 -------------
                                                                                 -------------
Shares used in calculation of
  pro forma net loss per
  share........................                                                         21,367
                                                                                 -------------
                                                                                 -------------

----------------------------------

(1) References in parenthetical are to Note 3 to the unaudited pro forma consolidated condensed financial statements.

                     See accompanying notes on pages 40-43
      to unaudited pro forma consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) THE UNIT OFFERING

    The unaudited pro forma consolidated condensed financial statements reflect adjustments for the Unit Offering, in which the Company sold 196,720 Units, each consisting of a $1,000 principal amount Old Note and one Warrant initially entitling the holder to purchase 11.638 shares of Common Stock. The Unit Offering closed on August 15, 1996, providing total net proceeds of approximately $94 million after deducting placement agent fees and offering expenses. The Unit Offering has been reflected in the unaudited pro forma consolidated condensed statements of operations as if the Unit Offering had occurred as of January 1, 1995.

(2) THE ACQUISITIONS

    The unaudited pro forma consolidated condensed financial statements reflect adjustments for the following significant acquisitions and mergers:

    STAR TELECOM OVERSEAS (CAYMAN ISLANDS) LIMITED

    In August 1996, the Company funded a 70% interest in Star Telecom Overseas (Cayman Islands) Limited ("STOL"), for a purchase price of $13,500,000. The acquisition of STOL has been reflected in the unaudited pro forma consolidated condensed statements of operations as if STOL had been a consolidated majority-owned subsidiary since January 1, 1995.

    TEAMTALK LIMITED

    Effective April 30, 1996, the Company acquired the remaining 1,700,000 ordinary shares in TeamTalk Limited ("TeamTalk") from the other TeamTalk shareholder for a purchase price of approximately $3,198,000. This acquisition resulted in the Company obtaining 100% ownership in TeamTalk. The acquisition of the remaining 50% ownership of TeamTalk has been reflected in the unaudited pro forma consolidated condensed statements of operations as if the TeamTalk acquisition had occurred on January 1, 1995. Prior to April 30, 1996, TeamTalk was accounted for using the equity method.

    SYARIKAT TELEFON WIRELESS (M) SDN BHD

    At various times during 1995, the Company purchased ownership interests in Syarikat Telefon Wireless (M) SDN BHD ("STW"), the Company's WLL operating company in Malaysia, increasing its ownership percentage from 2% at the beginning of fiscal 1995 to 30% by December 31, 1995. The investments have been reflected in the unaudited pro forma consolidated condensed statements of operations as if the Company's ownership had been 30% since January 1, 1995, accounting for the investment under the equity method.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
                            STATEMENTS--(CONTINUED)

    PT RAJASA HAZANAH PERKASA

    During 1995, the Company acquired ownership interests in PT Rajasa Hazanah Perkasa ("RHP") through which the Company owns its interest in its Indonesia national cellular project. The initial interest acquired was 15% in March 1995, which was then increased to 25% in October 1995. In October 1996, the Company acquired an additional 4.2% of RHP for a purchase price of $8,556,000. These investments have been reflected in the unaudited pro forma consolidated condensed statements of operations as if the Company's ownership had been 29.2% since January 1, 1995, accounting for the investment by the equity method.

    MERGER WITH VANGUARD INTERNATIONAL TELECOMMUNICATIONS, INC.

    On December 18, 1995, the Company consummated a merger with Vanguard International Telecommunications, Inc. ("VIT"), a wholly owned subsidiary of Vanguard, as described in "Certain Transactions--The Vanguard Exchange" and in
Note 4 of the Consolidated Financial Statements included elsewhere in this Prospectus. This merger has been reflected in the unaudited pro forma consolidated condensed statements of operations as if this merger had been consummated on January 1, 1995.

(3) PRO FORMA ADJUSTMENTS

    UNIT OFFERING ADJUSTMENTS

The unaudited pro forma consolidated condensed statements of operations give effect to the following Unit Offering adjustments:

    (a) Represents additional interest expense assuming the Unit Offering occurred on January 1, 1995 of $16,146,000 and $12,645,000 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, calculated using the interest method.

    (b) Represents amortization of debt issuance costs assuming the Unit Offering occurred on January 1, 1995 of $897,000 and $653,000 for the year ended December 31, 1995 and for the nine months ended September 30, 1996, respectively, calculated using the interest method.

    ACQUISITION ADJUSTMENTS

The unaudited pro forma consolidated condensed balance sheet gives effect to the following acquisition adjustments:

    (c) Represents the Company's acquisition of an additional 4.2% of RHP for a purchase price of $8,556,000, as if the acquisition had occurred on September 30, 1996. The adjustments reflect:

         (i) the reduction of cash for the purchase price of the acquisition, and

        (ii) the recording of IWC's equity method investment in RHP for the purchase price.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
                            STATEMENTS--(CONTINUED)

    The unaudited pro forma consolidated condensed statements of operations give effect to the following acquisition adjustments:

    (d) Represents the results of operations of TeamTalk derived from financial statements of TeamTalk for the following periods (in thousands):

                                                        FOR THE YEAR ENDED     FOR THE NINE MONTHS ENDED
                                                         DECEMBER 31, 1995       SEPTEMBER 30, 1996(1)
                                                        -------------------  -----------------------------
Operating revenues....................................       $     369                 $     282
Cost of sales.........................................             785                       338
Operating expenses....................................           1,493                       589
                                                               -------                    ------
Net loss..............................................       $  (1,909)                $    (645)
                                                               -------                    ------
                                                               -------                    ------

------------------------

       (1) Includes the results of operations for the period from January 1, 1996 through April 30, 1996. Results of operations for the period from May 1, 1996 through September 30, 1996 are reflected in the historical financial statements for the six months ended September 30, 1996.

    (e) Represents amortization of telecommunications licenses and other intangibles over 20 years for consolidated subsidiaries (SRC Servicos de Rario Comunicacaoes Ltda ("SRC") and M/S Mobilcom (Pte) Ltd. ("Mobilcom") for periods prior to the date of their acquisition. The Company acquired its ownership interests in SRC and Mobilcom in connection with the Vanguard Exchange. In addition to these subsidiaries, the pro forma financial statements also include TeamTalk and STOL as pro forma consolidated subsidiaries. The additional amortization results from the excess of the costs of the Company's investments in these entities over the Company's proportionate interests in the net assets of these entities, assuming the acquisitions had occurred on January 1, 1995. The excess investment costs are attributed principally to telecommunication licenses. Adjustments are as follows (in thousands):

                               TOTAL       MONTH        FOR THE YEAR ENDED       FOR THE NINE MONTHS ENDED
                             LICENSES     ACQUIRED     DECEMBER 31, 1995(2)        SEPTEMBER 30, 1996(2)
                             ---------  ------------  -----------------------  -----------------------------
TeamTalk...................  $   1,658      12/95(1)         $      83                   $      21
STOL.......................      3,971       8/96                  198                         149
SRC........................      6,680      12/95                  310                          --
Mobilcom...................      5,439      12/95                  249                          --
                             ---------                           -----                       -----
Total......................  $  17,748                       $     840                   $     170
                             ---------                           -----                       -----
                             ---------                           -----                       -----

------------------------

       (1) The first allocation of $1,712,000 to telecommunication licenses for TeamTalk occurred in December 1995 concurrent with the Vanguard Exchange. When the Company acquired the remaining 50% ownership of TeamTalk, effective April 30, 1996, an adjustment was made to this amount reducing telecommunication licenses for TeamTalk to $1,658,000.

       (2) The pro forma adjustments to telecommunication license amortization were calculated by taking the total amount of licenses amortized on a straightline basis over 20 years and reduced by the amortization recorded in the historical period.

    (f) Represents additional amortization of the excess of the cost of the Company's investments over its proportionate interests in the net assets in entities accounted for by the equity method.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL
                            STATEMENTS--(CONTINUED)

       The excess investment costs are principally attributed to telecommunication licenses and other intangibles held by the investees. The additional amortization results from the assumption that all the investments in the investees had been made on January 1, 1995. In addition, an adjustment has been applied to remove TeamTalk's amortization included in the historical financial statements, as TeamTalk is accounted for as a consolidated subsidiary effective April 30, 1996. Adjustments are as follows (in thousands):

                               TOTAL       MONTH        FOR THE YEAR ENDED      FOR THE NINE MONTHS ENDED
                             LICENSES     ACQUIRED     DECEMBER 31, 1995(3)       SEPTEMBER 30, 1996(3)
                             ---------  ------------  ----------------------  -----------------------------
STW........................  $  17,459       1/95(1)        $      235                  $      --
RHP........................     32,236       3/95(2)             1,293                        321
TeamTalk...................      1,712      12/95                   (7)                       (21)
                             ---------                         -------                      -----
Total......................  $  65,169                      $    1,521                  $     300
                             ---------                         -------                      -----
                             ---------                         -------                      -----

------------------------

       (1) The Company acquired additional interests in STW at various times during 1995 beginning in January 1995, when the Company's original interest was 2%. The Company's interest reached 30% in August 1995. The Company allocated the appropriate portion of the purchase price to telecommunication licenses and other intangibles during each of these incremental acquisitions.

       (2) The Company first acquired an interest in RHP in March 1995 and allocated the appropriate portion of the purchase price to telecommunication licenses and other intangibles during this initial acquisition. During the fourth quarter of 1995 and 1996, the Company acquired additional ownership interests in RHP and allocated additional amounts to telecommunication licenses and other intangibles, including an allocation to RHP from the Vanguard Exchange.

       (3) The pro forma adjustments to telecommunication licenses and other intangible amortizations were calculated by taking the total amount of licenses amortized straightline over 20 years and reduced by the amortization recorded in the historical period.

    (g) Represents the additional equity in net losses of STW and RHP assuming the Company's investments for current ownership interests of 30% and 29.2%, respectively, had been made on January 1, 1995. In addition, an adjustment is required to remove the Company's equity in losses of TeamTalk which is accounted for as a consolidated investment effective April 30, 1996. Adjustments are as follows (in thousands):

                                                         FOR THE YEAR ENDED      FOR THE NINE MONTHS ENDED
                                                          DECEMBER 31, 1995         SEPTEMBER 30, 1996
                                                        ---------------------  -----------------------------
STW...................................................        $     478                  $      --
RHP...................................................              578                        154
TeamTalk..............................................             (508)                      (332)
                                                                 ------                     ------
Total.................................................        $     548                  $    (178)
                                                                 ------                     ------
                                                                 ------                     ------

                      CONSOLIDATED SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected consolidated balance sheet and statement of operations data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this Prospectus. The consolidated selected financial data as of and for the years ended December 31, 1993, 1994 and 1995 are derived from, and qualified by reference to, such financial statements, which have been audited by KPMG Peat Marwick LLP, independent public accountants, whose report indicated a reliance on other auditors relative to certain amounts relating to the Company's investment in RHP as of and for the year ended December 31, 1995. The audited financial statements of RHP as of and for the year ended December 31, 1995, together with the independent auditors' report thereon, are included elsewhere in this Prospectus. The consolidated selected financial data as of and for the year ended December 31, 1992 were derived from financial statements which have been audited by other auditors. The Company was incorporated in January 1992. The consolidated selected financial data as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 are derived from unaudited financial statements prepared by the Company that, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year.

                                                                                            NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                          ---------------------------------------------   ----------------------
                                            1992        1993        1994        1995        1995         1996
                                          ---------   ---------   ---------   ---------   ---------   ----------
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Operating revenue.......................  $      --   $      --   $      --   $      --   $      --   $      532
Cost of sales...........................         --          --          --          --          --          541
                                          ---------   ---------   ---------   ---------   ---------   ----------
                                                 --          --          --          --          --           (9)

Operating expenses:
  General and administrative expenses...        169         809       2,481       6,365       3,565       10,610
  Equity in losses of affiliates........         --          --          --       3,756       1,171        5,507
                                          ---------   ---------   ---------   ---------   ---------   ----------
    Loss from operations................       (169)       (809)     (2,481)    (10,121)     (4,736)     (16,126)

Other income (expense):
  Interest income.......................          5           2         106         232         130          937
  Interest expense......................         --         (33)       (115)     (1,354)       (785)      (2,663)
  Other expense.........................         --          (1)        (13)        (28)        (10)           1
                                          ---------   ---------   ---------   ---------   ---------   ----------
    Net loss............................  $    (164)  $    (841)  $  (2,503)  $ (11,271)  $  (5,401)  $  (17,851)
                                          ---------   ---------   ---------   ---------   ---------   ----------
                                          ---------   ---------   ---------   ---------   ---------   ----------
Pro forma net loss per share............                                      $   (0.98)              $    (0.84)
                                                                              ---------               ----------
                                                                              ---------               ----------
Shares used in calculation of pro forma
  net loss per share(1).................                                         11,460                   21,367

                                                          DECEMBER 31,                                     SEPTEMBER 30,
                                          ---------------------------------------------   SEPTEMBER 30,         1996
                                            1992        1993        1994        1995          1996         AS ADJUSTED(2)
                                          ---------   ---------   ---------   ---------   -------------   ----------------
                                                         (IN THOUSANDS)                    (UNAUDITED)
BALANCE SHEET DATA:
Total current assets....................  $      4    $     701   $  12,580   $  26,851   $     86,768    $       144,179
Property and equipment, net.............        10           15          88       4,269         11,698             11,698
Investments in affiliates...............       322        1,723       5,427      52,280         46,956             46,956
Telecommunication licenses and other
  intangibles, net......................        --           --          --      12,106         17,198             17,198
License and other deposits..............        --           --          --          --         14,300             14,300
Debt issuance costs, net................        --           --          --          --          5,891              5,891
Other assets............................       200          201         329         137            664                664
                                          ---------   ---------   ---------   ---------   -------------   ----------------
Total assets............................  $    536    $   2,640   $  18,424   $  95,643   $    183,475    $       240,886
                                          ---------   ---------   ---------   ---------   -------------   ----------------
                                          ---------   ---------   ---------   ---------   -------------   ----------------

Total current liabilities...............  $     50    $   2,215   $   2,000   $  11,557   $      7,496    $         7,496
Long-term debt, net.....................        --           --          --          --         71,623             71,623
Minority interest.......................        --           --          --          --          5,400              5,400
Redeemable convertible preferred
  stock.................................        --           --      19,578      98,845        102,519                 --
Total stockholders' equity (deficit)....       486          425      (3,154)    (14,759)        (3,563)           156,367
                                          ---------   ---------   ---------   ---------   -------------   ----------------
Total liabilities, minority interest,
  redeemable convertible preferred stock
  and stockholders' equity (deficit)....  $    536    $   2,640   $  18,424   $  95,643   $    183,475    $       240,886
                                          ---------   ---------   ---------   ---------   -------------   ----------------
                                          ---------   ---------   ---------   ---------   -------------   ----------------

----------------------------------

(1) See note 1 to consolidated financial statements for an explanation of the determination of the number of shares and share equivalents used in computing per share amounts.

(2) The "as adjusted" balance sheet data gives effect to (i) the automatic conversion of all outstanding shares of Preferred Stock to Common Stock,
    (ii) the assumed exercise, on a cash basis, of warrants to purchase 1,173,360 shares of Preferred Stock, as such warrants terminate upon the closing of these Offerings, and (iii) the receipt of the estimated net proceeds of $50 million from these Offerings. The assets include $7,411,000 from the exercise of the warrants. Actual cash proceeds may be up to $4,117,000 less than this amount as warrants to purchase 456,360 shares are exercisable on a net basis. If such warrants are exercised on a net basis, the number of shares issued would be reduced accordingly.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED HEREIN. FACTORS THAT COULD CAUSE SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND "BUSINESS" AS WELL AS ELSEWHERE IN THIS PROSPECTUS.

INTRODUCTION

    The Company owns and operates wireless communications projects in various developing countries, primarily in Asia and Latin America. The Company owns interests in nine operating companies located in Brazil, China, India, Indonesia, Malaysia, Mexico, New Zealand and the Philippines. These companies offer a variety of wireless communications services including cellular telephone, WLL, and paging. As of September 30, 1996, seven of these projects had commercial operations. In addition, the Company currently has a number of developmental stage projects in these and other countries. The Company has minority ownership positions in many of its operating companies and developmental stage projects, largely due to restrictions on the level of foreign ownership under local law and, in some cases, to historical limitations on the Company's access to capital.

    As the Company generally invests in early stage projects, these projects typically have neither cash flow nor revenue to support operating costs, working capital and capital expenditures. In addition, to the extent that such projects generate positive cash flow, the continuing capital investment required to satisfy the growth requirements often encountered in such wireless communications companies, as well as increasing operating expenses and working capital requirements, typically results in little or no excess funds being available for distribution to stockholders. As a result, the Company does not expect its operating companies or developmental stage projects to pay any cash dividends or other cash distributions for the foreseeable future. Therefore, the ability of the Company to meet its operating expenses, other cash needs and to make additional investments will be dependent upon its ability to raise funds at the Company and/or operating company level through debt financings, the sale of equity securities or the liquidation of its investments. There can be no assurances that funds will be available from any of these sources.

    The Company has reported net losses for each fiscal year since the date of its organization. As the Company continues to make investments accounted for under the equity method or on a consolidated basis, these losses can be expected to increase significantly.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

    The Company's net loss increased from $5.4 million for the nine month period ended September 30, 1995 to $17.9 million for the corresponding period in 1996, an increase of 231%. The increase was due primarily to higher general and administrative expenses, increase in equity in losses of affiliates and an increase in interest expense, as more fully described below.

    The Company recorded no operating revenues and cost of revenues for the nine month period ended September 30, 1995 compared to $532,000 in operating revenues, offset by $541,000 in cost of revenues, for the corresponding period in 1996. The operating revenues and cost of revenues for the nine month period ended September 30, 1996 resulted from the acquisition, effective April 30, 1996, of the remaining 50% of TeamTalk, which increased the Company's equity interest in TeamTalk to 100%, and the resulting consolidation of TeamTalk's operations in the Company's financial statements.

    General and administrative expenses increased from $3.6 million for the nine month period ended September 30, 1995 to $10.6 million for the corresponding period in 1996, an increase of 198%. The increase was primarily due to increase in salary and travel expenses and consulting fees that reflect the overall growth in the Company's business.

    General and administrative expenses for the nine month period ended September 30, 1996 includes (i) $876,000 and $2.2 million of general and administrative expenses associated with the consolidation of the operations of TeamTalk and SRC, respectively, in the Company's financial statements and (ii) $475,000 due to the amortization of telecommunication licenses of the Company's consolidated subsidiaries. There was no material amortization of telecommunication licenses for consolidated subsidiaries during the corresponding nine month period in 1995.

    Equity in losses of affiliates increased from $1.2 million for the nine month period ended September 30, 1995 to $5.5 million for the corresponding period in 1996, an increase of 370%. Equity in losses of affiliates for the nine month period ended September 30, 1996 consisted of $647,000 of operating losses and $524,000 of expense relating to the amortization of telecommunication licenses. For the corresponding period in 1996, equity in losses of affiliates consisted of $3.6 million of operating losses and $1.9 million of expense relating to amortization of telecommunication licenses.

    The increase in operating losses for the nine month period ended September 30, 1996 compared to the corresponding period in 1995 reflects an increase in the underlying operating losses of STW and RHP. In 1995 and the first half of 1996, STW had increased operating losses due to the expansion of its operations. Operating revenues during such period remained minimal, however, due to the efforts of the Malaysian government to consolidate the Malaysian telecommunication industry. Further, RHP's majority-owned subsidiary, Mobisel, incurred increased operating losses due primarily to the expansion of its sales and administrative operations.

    The increase in expense relating to amortization of telecommunication licenses for the nine month period ended September 30, 1996 compared to the corresponding period in 1995 was primarily due to the amortization of RHP's telecommunication licenses, which was minimal in 1995 and $1 million for the nine month period ended September 30, 1996.

    The Company's interest income increased from $130,000 for the first nine months of 1995 to $937,000 for the corresponding period in 1996, an increase of 621%. This increase was due primarily to interest earned as a result of the investment of the proceeds from the sale and issuance of shares of the Company's Preferred Stock in late 1995 and from the Unit Offering in interest-bearing government securities.

    The Company's interest expense increased from $785,000 for the first nine months of 1995 to $2.7 million for the corresponding period in 1996, an increase of 239%. The increase in interest expense was primarily due to interest expense associated with the Unit Offering, which was consummated in August 1996.

    YEARS ENDED DECEMBER 31, 1995 AND 1994

    The Company's net loss increased from $2.5 million for 1994 to $11.3 million for 1995, an increase of 350%. As the Company did not have any revenues during either year, the increase was caused by higher general and administrative expenses, greater debt service costs and an increase in equity in losses of affiliates.

    General and administrative expenses increased from $2.5 million for 1994 to $6.4 million for 1995, an increase of 157%. This was primarily due to expanded business development activities with a resultant 151% increase in salary expense from $661,000 to $1.7 million, a 351% increase in consultants fees from $269,000 to $1.2 million, and a 140% increase in travel and related expenses from $719,000 to $1.7 million. All other general and administrative costs increased approximately in line with the growth in the business activities.

    Equity in losses of affiliates was $3.8 million for 1995. These losses represent $2.8 million of operating losses and $966,000 of amortization expenses relating to the amortization of telecommunication licenses. STW had expanded its business activities during 1995 and invested substantial resources in the network asset buildout. As a result significant increases in general and administrative expenses and depreciation costs were incurred by STW in 1995. This increased the equity in losses of affiliates by $1.9 million, represented by operating losses of $1.3 million and amortization expense of telecommunication licenses of $638,000. During 1995, RHP experienced a substantial decrease in operating revenues due to increased competition, changing market forces affecting the price of handsets and the transfer of certain assets and customers of RHP to PT Telkom, the national Indonesian telephone company. RHP's operating losses were consistent with the prior year, although the Company had no investment in this entity during 1994. RHP increased the equity in losses of affiliates by $1.3 million, comprising $1.0 million in operating losses and $319,000 of amortization expense of telecommunication licenses. During 1994, the Company had no material investments accounted for under the equity method. For further financial information, reference to the attached financial statements is recommended.

    Interest income increased from $106,000 in 1994 to $232,000 in 1995, an increase of 119%. This was primarily due to higher average cash balances during the latter part of the year as a result of the issuance of Preferred Stock by the Company.

    Interest expense increased from $115,000 in 1994 to $1.4 million in 1995. This was primarily due to increased financing activity during the year.

    YEARS ENDED DECEMBER 31, 1994 AND 1993

    The Company's net loss increased from $841,000 for 1993 to $2.5 million for 1994, an increase of 198%. This was primarily due to increases in general and administrative costs of the Company, as a development stage enterprise, had no operating revenue during either year.

    General and administrative expenses increased from $809,000 for 1993 to $2.5 million for 1994, an increase of 207%. This was primarily due to an increase in staff from six people at year end 1993 to nine people at year end 1994 and a resulting increase in staff related costs such as travel and similar expenses.

    Interest income increased from $2,000 for 1993 to $106,000 for 1994. This was due to the increase in the Company's average cash balances over the year as a result of the issuance of $18.5 million of Preferred Stock during 1994.

    Interest expense increased from $33,000 for 1993 to $115,000 for 1994, an increase of 248%, due to an increase in notes payable outstanding during 1994.

IMPACT OF INFLATION AND CURRENCY FLUCTUATION

    Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain developing countries and could have an adverse effect on the operating companies and developmental stage projects of the Company in those countries, including an adverse effect on their ability to obtain financing.

    The value of the Company's investment in its operating companies and developmental stage projects is partially a function of the currency exchange rate between the U.S. dollar and the applicable local currency. The operating companies will report their results of operations in the local currency, except those entities that operate in a hyperinflationary economy such as the Brazilian operating entity. This entity reports its functional currency as U.S. dollars. The Company's results of operations will be affected by fluctuations in currency exchange rates between those currencies and U.S. dollars. In general, the Company does not hedge against foreign currency exchange rate risks. As a result, the Company may experience economic loss with respect to its investments and volatility in its results of operations solely as a result of currency exchange rate fluctuations.

    To the extent that the operating companies commence, or have commenced, commercial operations, any revenues they generate will generally be received by the operating companies in the local currency. By contrast, many significant liabilities of the operating companies (such as liabilities for the financing of telecommunications equipment) may be payable in U.S. dollars or in currencies other than the local currency. As a result, any devaluation in the local currency relative to the currencies in which such liabilities are payable could have a material adverse effect on the Company. The primary foreign currency to which the Company is exposed is the Indonesian Rupiah. As discussed in more detail later, Mobisel, the Company's national cellular operating company in Indonesia, has incurred U.S. dollar debt through its credit facility with Nissho Iwai International (Singapore) Pte., Ltd. ("Nissho Iwai"). Further, it is anticipated that substantial additional U.S. dollar debt will be sought to fund future capital expenditures of Mobisel. Revenues to repay such U.S. dollar debt will be denominated in the Indonesian Rupiah, the local Indonesian currency.

LIQUIDITY AND CAPITAL RESOURCES

    To date, the Company has funded its cash requirements primarily using the net proceeds from a series of Preferred Stock private placements, bridge loans and the Unit Offering. The bridge loans have generally been converted into Preferred Stock. The proceeds from these financings were mainly used to fund the Company's investments in operating companies and developmental stage projects, to provide working capital and for general corporate purposes, including the expenses incurred in seeking and evaluating new investment opportunities. As of December 31, 1995 and September 30, 1996, the Company had cash balances of $25.4 million and $82.8 million, respectively.

    The Company has generated negative cash flow from operations for each of the last three fiscal years and for the nine months ended September 30, 1996, and its operating companies and developmental stage projects are not expected to provide any cash to the Company for the foreseeable future. As a result, the Company is and will remain dependent upon raising funds from outside sources to fund its working capital needs, investments in operating companies and developmental stage projects and other cash requirements and to repay the Exchange Notes and any other indebtedness it may incur when it becomes due and payable.

    The Company will require additional financing prior to December 31, 1997 to meet currently anticipated investments in its operating companies and developmental stage projects. The Company has no commitments or arrangements for additional financing, and there can be no assurance that this additional financing will be available to the Company on acceptable terms when required by the Company or at all. The Company's inability to obtain such additional financing on acceptable terms would have a material adverse effect on the Company. In addition, the Company intends to pursue additional investment opportunities for wireless communications projects and will require additional sources of financing in order to pursue those investments. However, there can be no assurance that such additional financing will be available on favorable terms or at all. See "Risks Factors--Company Level Risks--Negative Operating Cash Flow; Dependence on Additional Financing; No Commitments for Additional Financing."

    At the project level, the Company and its partners typically fund initial project investments using capital contributions either in the form of equity or shareholder loans. When projects become operational, the Company seeks to fund ongoing development of the project using third-party financing, preferably on a non-recourse basis to the Company.

    Mobilkom, the Company's national ECTR operating company in Indonesia, arranged a $50.0 million credit facility through a syndicate of Thai banks. This facility is secured by all of the assets and capital stock of Mobilkom, and $25.0 million of the facility has been guaranteed by Jasmine, a 56.3% owner of Mobilkom. As of September 30, 1996, approximately $20.2 million was outstanding under this facility. The Company anticipates that the current $50.0 million facility will be sufficient for Mobilkom to meet all of its currently anticipated expenditures through 1997. Borrowings outstanding under this credit facility must be repaid in 16 quarterly installments commencing in 2000.

    Mobisel, the Company's national cellular operating company in Indonesia in which the Company holds an indirect 20.4% interest through RHP, has obtained a $60.0 million credit facility from Nissho Iwai. This facility is secured by all of Mobisel's assets and a pledge of all of the capital stock held by RHP. RHP has also guaranteed this credit facility. Borrowings under the credit facility with Nissho Iwai are to be used solely for the implementation and construction of Mobisel's network. Mobisel will require substantial additional financing to complete its planned capital expenditures through 1997 and for other cash needs. Accordingly, Mobisel has commenced discussions with a number of potential financing sources in order to obtain additional financing. Borrowings outstanding under this credit facility must be repaid in six equal semi-annual installments beginning in late 1998.

    STW, the Company's national WLL operating company in Malaysia, has arranged a Ringgit 91.0 million (approximately $36.4 million as of September 30, 1996) credit facility through a syndicate of Malaysian banks. This facility is secured by substantially all of STW's assets and a pledge of all of the capital stock of STW held by the Company and STW's other shareholders, and has been guaranteed by Shubila Holding SDN BHD, the 60% owner of STW, and certain directors of STW (including an officer of the Company). In addition, STW has agreed to assign to and deposit with the banks all of its cash, including revenues, loan drawings and shareholder advances. In addition to pledging their capital stock in STW, the Company and the other STW shareholders have entered into a "keep well" covenant pursuant to which they have agreed (i) to ensure that STW remains solvent and able to meet its financial liabilities as and when due; and (ii) to ensure the timely completion of its WLL project and to make additional debt or equity investments in STW as necessary to meet any cost overruns. Accordingly, the Company and the other STW shareholders could be jointly and severally liable for amounts payable under the credit facility in the event of a default by STW. Borrowings outstanding under this credit facility must be repaid in eleven semi-annual installments beginning in October 1997. As of September 30, 1996, this facility was fully drawn and it is the intention of the Company and its partners to seek additional third party debt financing to fund continued expansion of STW's network and to refinance outstanding indebtedness under the credit facility. See "Business--Operating Companies" and Note 7 of Notes to Consolidated Financial Statements for additional information regarding the credit facilities of STW, Mobisel and Mobilkom.

    The business of the operating companies and developmental stage projects is capital intensive and will require continuing sources of outside financing to fund their working capital needs, capital expenditures and other cash requirements. In particular, STW and Mobisel will require substantial additional financing in order to complete planned capital expenditures. However, there can be no assurance that the operating companies and the developmental stage projects will be able to obtain required additional financing on acceptable terms or at all, which could have a material adverse effect on the Company. In addition, there can be no assurance that the operating companies or developmental stage projects will be able to pay their indebtedness or other liabilities when due. See "Risk Factors--Project Level Risks-- Operating Losses and Negative Cash Flow; Dependence on Additional Financing/Capital."

                                    BUSINESS

BACKGROUND

    The Company is a leading developer, owner and operator of wireless communications companies and projects in emerging markets in Asia and Latin America. These companies and projects provide or are developing a variety of wireless communications services, including cellular telephone, WLL, ECTR and paging. The Company currently has interests in nine operating companies in Brazil, China, India, Indonesia, Malaysia, Mexico, New Zealand and the Philippines. In addition, the Company has interests in five developmental stage projects in Mexico, Pakistan, Peru and Taiwan and is actively pursuing other development and acquisition opportunities. As of December 31, 1996, the Company's operating companies had licenses covering an estimated 585 million POPs which, based on the Company's equity interests in these operating companies, represented an estimated 205 million equity POPs. As of December 31, 1996, the Company's operating companies, which are generally in the early stages of operating and expanding their networks, served approximately 136,700 subscribers.

    DEMAND FOR COMMUNICATIONS SERVICES IN DEVELOPING COUNTRIES

    Many countries in Asia and Latin America are experiencing rapid economic growth, but are hindered by inadequate telecommunications services. The Company believes that businesses in particular are demanding better services to improve competitiveness and are seeking cost-effective mobile communications services to enhance their operations. The following table sets forth certain information with respect to the countries in which the Company's operating companies and developmental stage projects are located, together with comparative information for the United States.

                                                                                                   WAITING TIME
                                        POPULATION                     REAL GDP                        FOR
                                       GROWTH YEAR                      GROWTH                     INSTALLATION     CELLULAR
                                          ENDED         GDP PER       YEAR ENDED     TELEPHONE     OF LAND-LINE   PENETRATION
                         POPULATION    DECEMBER 31,      CAPITA      DECEMBER 31,    LINES PER      TELEPHONE        (% OF
                          (MM)(1)        1995(1)        (US$)(1)       1995(1)      100 POPS(2)     (YEARS)(3)      POPS)(2)
                        ------------   ------------   ------------   ------------   ------------   ------------   ------------
ASIA-PACIFIC
China.................      1,215.4            1.2%   $        541           9.9%           2.3            0.3           0.30%
India.................        930.8            1.8%            360           5.6%           1.0            1.9           0.01%
Indonesia.............        195.3            1.6%          1,025           7.3%           1.2            0.3           0.09%
Malaysia..............         20.0            2.4%          4,261           9.5%          14.5            0.3           4.77%
New Zealand...........          3.5            1.1%         16,518           2.5%          48.7            0.0           8.35%
Pakistan..............        130.1            2.9%            484           4.5%           1.6            1.1           0.04%
Philippines...........         68.6            2.2%          1,080           5.0%           1.5            5.5           0.52%
Taiwan................         21.3            0.9%         12,485           6.1%          39.5             --(4)        3.63%
Thailand..............         60.2            1.4%          2,751           8.5%           4.6            4.0           2.26%
LATIN AMERICA
Brazil................        156.9            2.0%   $      4,316           4.2%           7.4            0.9           0.81%
Mexico................         94.8            1.9%          2,634          (6.9)%          9.2            0.2           0.77%
Peru..................         23.8            2.0%          2,640           6.6%           3.3            4.3           0.31%
UNITED STATES.........        263.6            1.0%   $     27,490           2.0%          59.4            0.0          12.79%

--------------------------

(1) Source: DRI/McGraw-Hill World Markets Executive Overview, Second Quarter 1996. The DRI/McGraw-Hill data are for 1995. "GDP Per Capita" means gross domestic product per person and "Real GDP Growth" means growth in gross domestic product after adjustment for inflation during the relevant measurement period.

(2) Source: MTA-EMCI World Cellular Markets: 1996. Telephone lines per 100 POPs is from 1994 and cellular penetration is from 1995. "Cellular Penetration" means the number of cellular subscribers as a percentage of the total population.

(3) Source: MTA-EMCI Wireless Local Loop: Opportunities in the Global Marketplace (Volume 2), March 1996. Data are from 1994.

(4) Data not available.

    To address the growing demand for communications services and promote economic growth, governments in many developing countries have begun deregulating their telecommunications industries. In some developing countries, governments are beginning to privatize national carriers and encourage the formation of private communications competitors. As a result, the Company believes there is a substantial opportunity for privately-owned companies to provide wireless communications services in these countries.

    ROLE OF WIRELESS TECHNOLOGIES

    A number of wireless technologies provide voice and data services that address the communications needs of developing countries. These services include cellular telephone, WLL, ECTR and paging. The Company believes that these existing and emerging wireless technologies generally offer comparable functionality to, and lower construction costs and more rapid deployment than, land-line technologies.

    CELLULAR TELEPHONE. In its simplest configuration, a cellular telephone system consists of a series of cell sites, each with a cellular transmitter/receiver tower. All sites are linked to a mobile telephone switching office, which consists of a central computer that controls the network. Currently, the majority of cellular systems use analog technology; however, in some high density markets analog systems are reaching their capacity limits, and are being supplemented with new digital technologies which offer greater capacity.

    WIRELESS LOCAL LOOP. WLL networks provide subscribers with access to the standard land-line telephone network through wireless transmission from the land-line switch to the telephone site in the home or business rather than through conventional land lines. This is accomplished by placing small transmitter/receivers at the telephone site. WLL operates in the same way as a regular telephone, with the added possibility of wide area "cordless telephone" use. WLL networks are generally quicker to install and less expensive than current land-line systems.

    ENHANCED CAPACITY TRUNKED RADIO. ECTR combines attributes of cellular and dispatch radio (e.g. emergency dispatch) to provide the potential for a cellular-like mobile service. By permitting both voice and data communications and by combining dispatch radio, cellular-like calling and paging capabilities in the same system, ECTR offers a combination of functionality and capacity that is particularly well suited for business needs in developing countries. The infrastructure cost per subscriber of a loaded ECTR system is typically less than that of a loaded analog cellular system. Unlike cellular telephone, however, ECTR services have not been widely deployed in developing countries and, as a result, licenses to provide such services have historically been more readily available than licenses for cellular telephone.

    PAGING. Paging is a well-established technology, with service widely available in many countries. A paging system typically consists of a number of transmitter sites connected to a central messaging center. The messaging center receives incoming messages from the public telephone network and prepares batches of messages for transmission to subscribers. Two-way paging systems are now available, allowing message acknowledgment responses and short data messages to be sent by the paging subscriber. In developing countries where telephone penetration is low, paging often provides an affordable alternative to public telephone service.

    BUSINESS DEVELOPMENT MODEL

    The Company typically plays an active role in the formation, development, management and operation of its operating companies and developmental stage projects. Once a wireless communications opportunity is identified, the Company typically joins with local and strategic partners to develop the project. In some cases the Company's local partners have previously been granted telecommunications licenses. In addition, the Company and its partners may seek to obtain initial or additional licenses through private negotiations rather than through competitive bidding. As the cost of competitively awarded licenses, particularly cellular licenses, has increased, the Company believes that wireless communications services based on alternative technologies and privately negotiated licenses generally have a pricing advantage.

    The Company provides its operating companies and developmental stage projects with a range of management services. These services often include:

    - Defining license needs, preparing, submitting and monitoring license applications and negotiating the acquisition of additional licenses.

    - Seconding one or more of its own employees to a particular operating company to provide initial and/or ongoing management support.

    - Selecting equipment and negotiating with equipment manufacturers and suppliers.

    - Planning the network for the project, either by a team under the Company's direction or with the equipment manufacturer for the project.

    - Arranging debt and equity financing at the project level.

    - Developing and implementing core marketing, customer service and terminal distribution and support plans.

    - Training project personnel, normally at the facilities of one of the Company's strategic partners such as Vanguard.

    BUSINESS STRATEGY

    The Company's principal business objective is to become a pre-eminent provider of wireless communications services in selected developing countries. Key elements of the Company's strategy for achieving this objective include:

    DEVELOP LONG-TERM RELATIONSHIPS WITH STRONG LOCAL PARTNERS. The Company seeks to develop long-term relationships with financially strong and strategically well-positioned local partners. These partners often own or have access to an existing telecommunications asset base (such as cell sites and microwave or fiber optic transmission networks) that can be used by the Company's operating companies to reduce capital expenditures, operating costs and deployment time. Local partners frequently play an active role in securing licenses and obtaining necessary regulatory approvals, assisting in arranging and providing local financing and identifying opportunities for additional wireless projects.

    OBTAIN LICENSES WITH BROAD FREQUENCY RANGES AND SUBSTANTIAL GEOGRAPHIC COVERAGE. The Company seeks to obtain licenses with broad frequency ranges, substantial geographic coverage and flexible operating terms. The Company believes that continuing advances in wireless technologies will allow numerous technologies to provide services with similar functionality. As a result, the Company believes that market opportunities for such services will be determined predominantly by license terms rather than by technological factors. Licenses with broad frequency allocation and flexible operating terms also enable the Company to provide additional services and facilitate the adoption of new technologies. In addition, the ability to provide service over a broad geographic area is frequently an important selling point for users of services such as cellular telephone and ECTR.

    OFFER MULTIPLE WIRELESS SERVICES IN EXISTING MARKETS. The Company seeks to expand by developing multiple wireless services in those countries where it has existing operations. This strategy is intended to allow the Company to build on its expertise in the host country as well as to achieve cost savings and operating efficiencies through the sharing of cell sites, microwave transmission networks and marketing and administrative functions. For example, in Indonesia and Mexico, the Company initially established a national or large regional ECTR business that is providing opportunities for developing additional services, such as cellular and WLL.

    REMAIN TECHNOLOGY AND VENDOR INDEPENDENT. The Company seeks to obtain licenses that do not stipulate the type of technology to be used in the provision of a particular communications service. This flexibility allows the Company to match appropriate technology to a given business opportunity on the basis of cost, capacity, reliability, functionality and availability. It also allows operating companies to migrate to superior technologies as they develop. Where possible, the operating companies select non-proprietary or open-standard technologies with multiple vendor sources, thereby reducing their dependence on any single supplier.

    PURSUE LOW COST STRUCTURE. The Company pursues strategies designed to allow its operating companies to reduce capital expenditures and operating costs. First, it seeks to form partnerships with local partners that have existing telecommunications assets, including licenses, that can be used to reduce the costs of developing and operating its wireless networks. Second, where appropriate, the Company seeks to obtain licenses through private negotiation with the host government, rather than through competitive bidding. Third, the Company seeks to provide multiple wireless services within an existing market to reap certain economies of scale. Fourth, when a common technology is selected for multiple operating companies, the Company seeks to secure global purchasing discounts with selected vendors.

    ACTIVELY MANAGE OPERATING COMPANIES AND DEVELOPMENTAL STAGE PROJECTS. The Company typically plays an active role in the development and management of its operating companies and developmental stage projects. Its local country managers and corporate staff provide technical, financial and administrative support to most of these companies, including serving as senior executives of operating companies and developmental stage projects and/or serving on the boards of directors of these companies and projects. Moreover, shareholder agreements often provide the Company with the right to approve key decisions at the operating company or developmental stage project level, including approval of operating budgets, business plans and major corporate transactions, even though the Company may own less than 50% of the equity of the operating company or developmental stage project.

    PROMOTE FLEXIBLE MANAGEMENT STRUCTURE. The Company relies heavily on local country managers to develop existing operating companies and identify new wireless communications opportunities. These managers are often natives of the local country with significant managerial and operating experience. Although Company employees, they typically serve as senior executives of operating companies. They are supported by a corporate staff located primarily in the United States with extensive experience in wireless communications and international operations. The Company believes that the use of local country managers, supported by the Company's experienced corporate staff, allows it to rapidly and effectively respond to operational matters, develop and maintain close working relationships with local partners and quickly capitalize on wireless communications opportunities as they arise.

    STRATEGIC RELATIONSHIPS

    The Company has entered into strategic relationships with selected communications companies to assist it in identifying wireless communications opportunities and to provide resource support to its operating companies and developmental stage projects.

    VANGUARD. Vanguard, one of the largest independent cellular operators in the U.S., is the Company's principal strategic partner as well as its largest stockholder. As of December 31, 1996, Vanguard beneficially owned approximately 39% of the Company's equity on an as converted basis. Vanguard has provided and continues to provide a number of services relating to the formation, development and operation of the Company's wireless communication businesses, including identification and evaluation of wireless communications opportunities, review of business and technical plans, and assistance in training operating company personnel. Haynes G. Griffin, Chairman of the Board of Directors of the Company, is President, Chief Executive Officer and a director of Vanguard. See "Management--Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."

    BROADCAST COMMUNICATIONS LIMITED ("BCL"). BCL, a wholly owned subsidiary of the national television company of New Zealand, is a leading telecommunications engineering and network operating company. BCL provides a variety of services including wireless communications engineering design, cell site planning, microwave and fiber optic transmission design, and project management for network implementation. BCL has comprehensive experience in WLL and has installed and commissioned major wireless networks in the Asia-Pacific region. BCL has assisted in the planning, engineering and project management of the WLL network of STW, the Company's operating company in Malaysia.

    STAR TELECOM HOLDING LIMITED ("STHL"). STHL is the wholly owned subsidiary of Star Telecom International Holding Limited, a company listed on The Stock Exchange of Hong Kong Limited. STHL owns one of the largest paging and internet service providers in Hong Kong and is the Company's partner in SDL, the Company's China Regional Cellular operating company and STOL, through which the Company holds its interest in RPSL, the Company's India Regional Paging operating company, and through which the Company is pursuing paging opportunities in various other countries in the Asia-Pacific region. The Company and STHL have entered into various agreements pursuant to which they have agreed, subject to certain geographic and other exemptions, not to engage in the cellular business or the paging business except through SDL or STOL, as applicable.

OPERATING COMPANIES

    Unless otherwise indicated, information set forth below regarding POPs, population growth, GDP per capita, and GDP growth is from 1995, data regarding POPs covered by licenses is based on POPs data from 1995 (or in certain cases estimates provided by the operating companies) and licenses held as of December 31, 1996, and data regarding telephone lines per 100 POPs and the waiting time for installation of land-line telephones is from 1994. Such data has been taken from the sources indicated above under "Business--Background--Demand for Communication Services in Developing Countries."

    For a discussion of the risks associated with the ownership and operation of the operating companies, see "Risk Factors--Project Level Risks."

    BRAZIL REGIONAL ECTR

    Pursuant to an agreement with RBS, and following fulfillment of certain regulatory and corporate requirements, the Company will obtain a 65.1% equity interest in Via 1 a company formed by RBS as the vehicle through which they and the Company would provide ECTR services in the major cities in Southern and Central Brazil. The Company, indirectly through its wholly owned subsidiary Servicos de Rario Comunicacoes Ltda. ("SRC"), holds licenses covering 140 channels in the 800 MHz frequency band while RBS, through six companies, holds licenses covering a further 545 channels in the same frequency band. RBS has contributed the companies through which it holds its licenses to Via 1 and it is the intention of the Company that SRC would also be contributed to Via 1. SRC's assets consist primarily of licenses and fixed assets. Grupo Arbi, a Brazilian industrial and financial group ("Arbi") has agreed to participate as an equity partner in Via 1 by contributing the use of its licenses for 125 channels in the 800 MHz frequency band to Via 1 and, pending consummation of this transaction, Arbi has allowed Via 1 to construct, manage and operate its licenses.

    In anticipation of the formation of Via 1 and the completion of the contribution of Arbi's licenses and of SRC to Via 1, the Company, RBS and Arbi commenced initial ECTR operations in the cities of Porto Alegre, Novo Hamburgo and Caxias do Sul in July 1996 under the trading name of Via 1. Hereinafter, the pre-incorporation operations of Via 1 are referred to as the Via 1 project. Via 1 subsequently commenced, or are in the process of commencing, operations in an additional fifteen cities in Brazil. The Company's, RBS' and Arbi's licenses that have been, or are anticipated to be, contributed to Via 1 (the "Via 1 Licenses") cover major cities in Southern and Central Brazil, including in addition to the foregoing

Sao Paulo, Curitiba and Rio de Janeiro. As of December 31, 1996, the Via 1 Project had approximately 900 subscribers.

    MARKET OPPORTUNITY. Brazil, with a population of approximately 156.9 million, is among the most populous countries in the world, and has the highest real GDP in Latin America. In addition, since 1991 Brazil has experienced a significant increase in international trade due to steady economic growth and structural economic reforms, including the implementation of a successful anti-inflation plan, and a free-trade and customs union with Argentina, Uruguay and Paraguay ("Mercosur"), which Chile recently joined as a free trade partner. The Company believes that there is a significant unmet demand for telephone services as evidenced by only 7.4 lines per 100 POPs in 1994. In addition, with the exception of ECTR licenses, the government has not to date issued licenses for cellular systems to private operators, although the award, through auction, of such licenses is anticipated to occur in the first half of 1997. As a result, the Company believes that Brazil is one of the most attractive countries in Latin America for the introduction of an ECTR system. The Via 1 Licenses cover approximately 60 million POPs.

    Sales and marketing efforts will focus primarily on providing cost-effective communications services to small- and medium-sized businesses in the local distribution, financial services, utility and construction industries in Southern and Central Brazil.

    REGULATORY ENVIRONMENT. The Brazilian communications market is widely regulated. Private communications licenses, except those relating to ECTR, are restricted to operators with a majority of the voting interest held by Brazilian shareholders. However, various reform projects to liberalize Brazil's telecommunications market are currently being considered by the federal government.

    LOCAL STRATEGIC PARTNERS. RBS, the Company's proposed partner in Via 1, is one of Brazil's largest media companies with operations in television and radio broadcasting and newspaper publishing in Southern Brazil. To date, RBS has contributed to the Via 1 Project by expediting the import of infrastructure equipment and assisting in negotiations with governmental regulatory authorities. Additionally, RBS owns both cell sites and large microwave networks, which the Company anticipates Via 1 will use to carry its network traffic. Pursuant to the shareholders' agreement between RBS and the Company, the Company has been providing the Via 1 Project with technical services, operational management and has procured the equipment necessary for the development of the network. Implementation of the stockholders' agreement will require certain governmental approvals. See "--Licenses and Interconnection" below.

    PROJECT BACKGROUND. The Company began efforts to develop an ECTR project in Brazil in 1993. These efforts resulted in the execution of an MOU among RBS, IWC and a subsidiary of Vanguard. In August 1995, in anticipation of the Vanguard Exchange, Vanguard assigned its participation rights in the project to IWC, which entered into a shareholders' agreement with RBS that contemplated the formation of Via 1. Pursuant to such agreement, the Company and RBS agreed to contribute to Via 1 the companies through which they hold their licenses and their applications for additional licenses. The Company and RBS have also invited Arbi to participate in the project by contributing to Via 1 all licenses it will control at the time of the transaction and its applications for additional licenses. The Company's contribution will be SRC, whose assets consist principally of fixed assets and licenses.

    The Company's initial equity interest in Via 1 will be 65.1%, RBS' initial equity interest will be 27.9% and Arbi's initial equity interest will be 7%. The Company is negotiating certain options held by or to be granted to RBS and Arbi which, if exercised in their entirety, would reduce the Company's interest in Via 1 below 50%.

    LICENSES AND INTERCONNECTION. The licenses held by the companies that will be contributed to Via 1 generally have terms of 15 years, with the first licenses having been granted in 1994. These licenses, in aggregate, cover 810 channels in the 800 MHz frequency band, and applications for licenses on file cover an additional 12,000 and 4,500 channels in the 800 MHz and 400 MHz frequency bands, respectively. In order to build its network as contemplated in its current business plan, Via 1 will have to secure additional channels. Negotiations are currently in progress to obtain additional channels and an auction of channels in late 1997 has been discussed by the Brazilian government. However, there can be no assurance Via 1 will be able to obtain additional channels or obtain these channels at a reasonable price. Under Brazilian law, operations must commence within one year of license grant, subject to extensions in certain circumstances. RBS and SRC failed to meet such deadlines with respect to several licenses. However, RBS and SRC have obtained extensions with respect to the deadlines for these licenses and have commenced or it is expected will commence within the extended time period. These licenses contain no restrictions regarding the technology which may be used but, in certain cases, the licenses have operational requirements. The continued operation of the Via 1 Project as well as the proposed transfer of the Via 1 Licenses are subject to receipt of certain approvals or authorizations from the Brazilian Ministry of Communications. There can be no assurance that such approvals or authorizations will be received. Failure to obtain such approvals could result in, among other things, the forfeiture of some or all of the Via 1 Licenses and could have a material adverse effect on the Company. Brazilian law allows full interconnection with the public network. Arrangements are in place with two of the four local exchange operators on interconnection and additional interconnect arrangements are under negotiation with the remaining local exchange operators. See "Risk Factors--Project Level Risks--Risk of Modification or Loss of Licenses; Uncertainty as to the Availability, Cost and Terms of Licenses; Restrictions on Licenses."

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. The Via 1 Project became operational in July 1996 with six cell sites providing system capacity for 2,000 subscribers. Subject to the timely delivery of necessary equipment, it is expected that by the end of 1997, Via 1 will have constructed cell sites to cover an additional 28 cities in five states in Southern and Central Brazil increasing system capacity to 25,000 subscribers.

    Cell site transmission and switching equipment and network operations management facilities are currently being installed in Belo Horizonte (Minas Geiras), Campinas, Santos and Sorocaba (Sao Paulo) and Rio de Janeiro. A combination of Uniden and Nokia infrastructure equipment is being used. As of December 31, 1996, the operations that will comprise Via 1 had 45 employees and was using the services of approximately 5 additional outside engineering and installation personnel for the construction of its network.

    In October 1996, in anticipation of the legal formation of Via 1, SRC entered into a contract with Nokia whereby Nokia will provide equipment for the Via 1 Project. It is anticipated that this contract will be assigned to Via 1 on completion of the various legal and regulatory formalities associated with Via 1's formation.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, the Company had funded approximately $12.0 million into SRC. In addition, in connection with the Vanguard Exchange, the Company allocated $5.9 million to license rights derived from Vanguard's right to participate in the Via 1 Project that were obtained by the Company in the Vanguard Exchange.

    Via 1 has budgeted capital expenditures of $17.7 million for 1997, primarily for the construction of its network. Via 1 will seek to fund these expenditures through a combination of external financing and equity or debt investments by its shareholders. In accordance with the stockholders' agreement and Via 1's current business plan, it is anticipated that the Company and Via 1's other stockholders will be required to invest an additional aggregate amount of approximately $20.1 million in Via 1 prior to December 1998. If Via 1 is unable to obtain necessary financing in order to make such additional investments, it will be required to delay its planned capital expenditures.

    COMPETITION. Via 1's primary competition consists of cellular services provided by local exchange carriers and three other multi-site ECTR service providers (M-Comcast, Airlink Servicios e Comercio and Radio Mobile Digital). The Company believes that Via 1 may have lower infrastructure and operating costs than many of the cellular operators and, consequently, may have a pricing advantage over traditional cellular services. Via 1 will accordingly will seek to market its services to small and medium-sized businesses, which it believes are generally more cost-sensitive than the retail customers targeted by cellular operators. The Company does not believe that Via 1 will directly compete with two of the three other multi-site ECTR service providers as these two operators are focusing on the largest cities of Brazil and concentrating their marketing efforts on the retail user as compared to Via 1's operations which are anticipated to cover the broader geographic area of Southern and Central Brazil and focus on the business user. The other ECTR operator, Radio Mobile Digital, has focused on non-networked traditional dispatch radio business.

    CHINA REGIONAL CELLULAR

    The Company currently owns a 40% equity interest in SDL, a Hong Kong corporation engaged in various cellular projects in China. The Company's partner in SDL, which owns the remaining 60% of SDL, is STHL, a Hong Kong company that is one of the Company's partners in its India Regional Paging operating company and that owns one of the largest paging and internet service providers in Hong Kong. In addition, it is anticipated that Vanguard will also purchase a 7% interest in SDL from STHL.

    SDL is engaged in the development of various regional cellular projects in China with its local partner, the PLA. In recent years, the PLA has sought to use its extensive network of radio frequencies for commercial purposes. To implement this policy, the PLA has created business agencies which have developed and are operating regional cellular networks in China with financial and technical support from foreign telecommunications companies. SDL is the foreign partner in fourteen of these projects which, as of June 30, 1996, were operational in the provinces of Guangdong, Sichuan, Shangdong, Gansu, Hebei, Yunnan and Xinjiang. As of April 30, 1996, the projects had approximately 21,000 subscribers in the aggregate.

    Details of these projects are set out in tabular form below:

                SUMMARIZED DESCRIPTION OF STAR DIGITEL PROJECTS
                              AS OF JUNE 30, 1996

                                                                                                  TOTAL                   PROFIT
                                      TERM OF             PROFIT/REVENUE SHARING            INVESTMENT (4)(5)          DISTRIBUTION
           PROJECT                  COOPERATION                ARRANGEMENTS                     (HK$'000)               (HK$'000)
------------------------------  --------------------  ------------------------------  ------------------------------  --------------
Guangzhou (1)                   20 years from         65.0% of revenue for first 7                            72,691
   (Guangdong Province)         July 7, 1995          years;
                                                      47.0% thereafter
         --plus--
Guangzhou Switch (1)            15 years from         100.0% of proceeds from sale                            10,542
   (Guangdong Province)         May 20, 1994          of phone lines sold during
                                                      first four years (up to a
                                                      maximum of 3,000 lines) and
                                                      50.0% of proceeds from balance
                                                      of 3,000 lines sold
                                                      thereafter. Plus 50.0% of
                                                      revenue (ie airtime) from such
                                                      lines
                                                                                      ------------------------------
                                                                                                       Total: 83,233        19,669
                                                                                                             (70.6%)
Shenzen (1)                     15 years from         40.0% of revenue for first 6                            38,081         2,088
   (Guangdong Province)         March 15, 1995        years; revenue sharing for the                        (100.0%)
                                                      balance of the contract to be
                                                      tied to broader provincial
                                                      agreement
Huizhou (2)                     15 years from the     70.0% of net profits until SDL                          22,869
   (Guangdong Province)         time that 1,000       recovers its investment; 50.0%                         (51.7%)
                                users are reached     thereafter
Shanton (2)                     15 years from the     65.0% of net profits during                             19,501
   (Guangdong Province)         time that 1,000       the first 5 years;                                     (15.0%)
                                users are reached     50.0% thereafter
Dongguan (2)                    15 years from         65.0% of net profits during                              3,765
   (Guangdong Province)         commencement          first 4 years;                                         (80.6%)
                                                      47.0% thereafter
Jinan (1)                       15 years from         60.0% of revenue until SDL                              23,406         1,910
   (Shandong Province)          January 15, 1995      recovers its investment; 40.0%                         (80.6%)
                                                      thereafter
Qingdao (2)                     20 years from July    100.0% of revenue until SDL                             25,954
   (Shandong Province)          1, 1996               recovers its investment; 48.0%                          (0.0%)
                                                      of net profits thereafter
Hebei (3)                       15 years from         100.0% of revenue until SDL                            103,684
   (Hebei Province)             commencement          recovers its investment; 30.0%                          (9.3%)
                                                      of net profits thereafter
Chengdu (1)                     15 years from         70.0% of revenue during the                             23,693         7,308
   (Sichuan Province)           October 15, 1996      first 5 years; 50.0% for years                         (10.3%)
                                                      6 through 10; and 40.0% for
                                                      the remaining 5 years
Lauzhou (1)                     15 years from         70.0% of net profits for first                          27,559         1,631
   (Gansu Province)             October 15, 1996      5 years; 50.0% for next 5                              (60.3%)
                                                      years; and 35.0% thereafter
Urumqi (3)                      20 years from         Not yet specified                                           42
   (Xinjiang Province)          commencement                                                                  (0.0%)
Haikou (3)                      15 years from         60.0% of all revenues plus                              58,386             0
   (Hainan Province)            commencement          100.0% of profit from                                   (3.4%)
                                                      telephone sales plus roaming
                                                      revenue from outside Hainan
Kumming (3)                     20 years from         60.0% of revenue throughout                                717
   (Yunnan Province)            commencement                                                                  (0.0%)
                                                                                      ------------------------------       -------
                                                                              Total:                         430,890        32,606
                                                                                      ------------------------------       -------
                                                                                      ------------------------------       -------
                                                                  1994 Distribution:                                        16,731
                                                                  1995 Distribution:                                         9,774
                                                               1996 (first 6 months)                                         6,101
                                                                       Distribution:
                                                                                                                           -------
                                                                              Total:                                        32,606
                                                                                                                           -------
                                                                                                                           -------

----------------------------------
(1) Project is operational.
(2) Project is under construction.
(3) Project is pre-construction.
(4) Project investments comprise the following (in HK$'000)

Cellular network equipment (contributed to projects)..........................................    200,594
Cellular network equipment (sold to project partners and treated in SDL's unaudited June 30,
  1996 financial statements as a non-recurring long-term receivable)..........................    100,869
Ancillary equipment...........................................................................     14,253
Frequency rights and other costs..............................................................    100,346
Project expenses..............................................................................     14,828
                                                                                                ---------
Total.........................................................................................    430,890
                                                                                                ---------
                                                                                                ---------

(5) Reflects percentage of investment funded through loans from subsidiaries and other affiliates of SDL.

    MARKET OPPORTUNITY. With a population of over 1.2 billion, China is the most populous country in the world. China has experienced rapid economic and significant population growth, as evidenced by real GDP and population growth rates of approximately 9.9% and 1.2%, respectively, for the year ended December 31, 1995. With approximately 2.3 telephone lines per 100 POPs in 1994 and the recent steady privatization of the Chinese economy, the Company believes that China has a large unmet demand for communications services.

    REGULATORY ENVIRONMENT. Foreign ownership of telecommunications operators is prohibited in China. Accordingly, SDL has entered into cooperative agreements with PLA operators pursuant to which SDL is providing equipment and technical and engineering services necessary to build and operate such PLA operators' networks.

    LOCAL STRATEGIC PARTNER. The Company's local strategic partner in SDL is STHL, a Hong Kong company that owns one of the largest paging and internet service providers in Hong Kong. STHL is also the Company's local partner in STOL, the entity through which the Company holds its interest in RPSL, the Company's India Regional Paging operating company.

    PROJECT BACKGROUND. In November 1996, the Company acquired a 40.0% equity interest in SDL and entered into a shareholders agreement with STHL to develop various regional cellular projects in China through SDL. STHL currently holds the remaining 60.0% of SDL. It is anticipated that Vanguard will purchase a 7.0% equity interest in SDL from STHL in February 1997, thereby decreasing STHL's equity interest in SDL to 53.0%.

    LICENSE AND INTERCONNECTION. The PLA owns an extensive network of radio frequencies that it has sought to use for commercial purposes in recent years. The existing PLA cellular networks did not allow interconnection with the public telephone system until 1995 when the MPT agreed to cooperate with the PLA in operating the PLA's existing cellular networks and developing further projects. The joint venture entities formed as a result of this agreement between the PLA and MPT are referred to as the China Telecom Great Wall Mobile Communications ("China Telecom Great Wall") joint ventures. In these joint ventures, the MPT provides interconnection with the public telephone system and numbering services and the PLA makes available its 800 MHz frequencies and base station sites.

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. Pursuant to cooperative agreements with PLA operators, SDL provides equipment and technical and engineering services necessary to build and operate the PLA's networks. These cooperative agreements consist of either revenue or profit sharing arrangements pursuant to which SDL is generally allocated a portion of the revenues or profits collected by the PLA until SDL's development costs are reimbursed, at which time SDL's share of revenues or profits will be reduced. Certain of these cooperative agreements include purchase and sale agreements whereby SDL provides network infrastructure equipment to the PLA. The cooperation agreements have terms ranging from 10 to 20 years. SDL's percentage of revenues or profits ranges from 40.0% to 100.0% during the initial years and declines thereafter to as little as 30.0% of profits.

    As the PLA and MPT form the China Telecom Great Wall joint ventures in various provinces in China, SDL intends to participate in these joint ventures by providing the financing, technical and engineering services necessary for the construction and operation of the China Telecom Great Wall networks for a fixed period of time under profit sharing arrangements. SDL intends initially to enter into agreements with China Telecom Great Wall joint ventures to construct additional networks in the provinces of Shangdong, Hebei, Guangdong and Hainan.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, the Company had expended $20.0 million to acquire its 40.0% interest in SDL.

    SDL has budgeted capital expenditures of $72.0 in 1997, primarily to fund network expansion. SDL expects to fund these capital expenditures through project financings.

    COMPETITION.  The principal provider of cellular services throughout China
is MPT with an estimated        cellular subscribers as of December 31, 1996
according to        . It is believed that MPT is now constrained with regard to future subscriber growth by limitations on additional available frequency and hence its decision to form the China Telecom Great Wall joint ventures with PLA.

    The second largest provider of cellular services in China is Unicom, a joint venture between the Ministry of Electronics, the Ministry of Power and the
Ministry of Railways formed in        to provide competition to MPT. Unicom has
entered into a number of joint ventures with various foreign parties including
       . The Company believes that Unicom currently has approximately cellular subscribers throughout these various joint ventures.

    INDIA REGIONAL PAGING

    The Company indirectly owns a 7.0% equity interest in RPSL, a regional provider of paging services in India, through its 70.0% interest in STOL, a Cayman Islands company formed to pursue regional paging projects in the Asia-Pacific region. The Company's partner in STOL, holding the remaining 30.0% of STOL, is STHL, the Company's partner in SDL, the Company's China Regional Cellular operating company. STOL's partners in RPSL are RPG Group ("RPG"), an Indian company, and two Japanese companies, Itochu and Nippon Telegraph and Telephone International ("NTTI").

    MARKET OPPORTUNITY. India is the second most populous country in the world with approximately 930.8 million people. India is divided into 25 States and 7 Union Territories. The Company believes that top five metropolitans in India are Greater Bombay, New Delhi (capital), Calcutta, Madras and Bangalore which together account for almost 30 million people. India has experienced rapid economic and significant population growth as evidenced real GDP and population growth rates of approximately 5.6% and 1.8%, respectively, for the year ended December 31, 1995. With approximately 1.0 telephone lines per 100 POPs in 1994, the Company believes that India has a large unmet demand for communications services.

    The Company believes that at the end of 1996, India had approximately 400,000 paging subscribers. Paging licenses were initially granted in 1995. Pent up demand for paging services is expected to be rapidly absorbed by the expansion of new operators in the market, a maximum of four operators per city.

    REGULATORY ENVIRONMENT. Telecommunications in India is regulated by the Department of Telecommunications (DOT) which was set up as a separate entity in 1985 after having existed as part of the Department of Posts and Telegraphs
(DPT) for almost 100 years. It is responsible for network planning, maintenance and the management of telephone system in India. In 1991, the DOT began the process of privatization of wireless services, including paging.

    LOCAL STRATEGIC PARTNERS. STOL's partners in RPSL include RPG Group that holds 60.0% of RPSL. RPG Group is one of the top five public companies in India with a group turnover of $1.25 billion and a market capitalization of $0.9 billion. Its main lines of business include power, tires, chemical products, telecommunications services, financial services, and retail industries. Itochu, a Japan-based international trading company holds 20.0% of RPSL; and NTTI, another Japan-based international company and also the largest telephone company in the world holds the remaining 10% of RPSL.

    PROJECT BACKGROUND. In August 1996, the Company invested $13.5 million for its 70.0% interest in STOL, which was formed to pursue regional and national paging projects in various countries in the Asia Pacific Region. In addition to RPSL in which STOL has to date invested approximately $1.4 million, STOL is also pursuing paging projects in China, other cities and circles in India, Indonesia, and Thailand. STHL acquired 10.0% interest in RPSL in 1995. STHL injected its investment of RPSL into STOL when STHL and the Company formed STOL. The Board of Directors of STOL has approved an increase of its interest in RPSL to 19.0%, which would increase the Company's indirect equity interest in RPSL to 13.3%.

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    LICENSES.  The DOT issued a number of 10-year licenses to allow 16 private companies to provide paging services in 27 cities and 19 paging circles in India (2 to 4 operators per city or circle). RPSL holds a 10-year paging operating license in New Delhi, Madras and Ahmadabad.

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. RPSL began operations in 1995, and as of December 31, 1996, RPSL provided paging services to approximately 60,000 subscribers. RPSL has achieved an average of 46% market share in New Delhi, Madras, and Ahmadabad which have an aggregate population of approximately 20 million population, based upon the most recently available data. RPSL has an intention to acquire more operations in other cities when there are good opportunities. RPSL is currently running on a POCSAG network and has planed in 1997 to adopt the Flex protocol in the second channel. Since its launch of service in May 1995, RPSL has a negligible churn rate. For the eight months ended on December 31, 1996, RPSL realized revenue of approximately $5 million. In April 1995, STOL entered into an agreement with RPSL to provide technical services for the installation, testing and commissioning of its paging system and technical, sales and billing system. STOL has since helped RPSL in the development of its MIS system, selection of hardware and software suppliers, and provision of training in operation, sales and marketing.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, STOL had expended approximately $1.4 million to acquire its 10.0% stake in and to make capital contributions to RPSL.

    RPSL has budget capital expenditures of approximately $2.25 million for 1997 primary for network expansion. RPSL expects to fund these expenditures through the issuance of an additional 9.0% shares to STOL at a total price of approximately $2.1 million.

    COMPETITION. RPSL's primary competitors in the India paging market are ABC Comm, Modi Korea, and Hutchison Max. Since the DOT regulates the tariff, competition is limited to marketing and service. RPSL seeks to maintain its market leader position by offering consistently high quality service, building up customer loyalty, and widening distribution network.

    INDONESIA NATIONAL CELLULAR

    The Company indirectly owns a 20.4% equity interest in PT Mobile Selular Indonesia ("Mobisel"), a provider of cellular services in Indonesia through its 29.2% direct equity interest in PT Rajasa Hazanah Perkasa, an Indonesian company ("RHP") that owns 70.0% of Mobisel. Mobisel currently holds a provisional license which covers 225 channels in the 400 MHz frequency band permitting it to build and operate a cellular system throughout Indonesia. Mobisel commenced operations in February 1996 after having acquired RHP's cellular operations, which, at the time of the acquisition, had approximately 17,000 subscribers. As of December 31, 1996 Mobisel had approximately 17,000 subscribers. For purposes of this section, the term "Mobisel" includes RHP's cellular operations for periods prior to their acquisition by Mobisel.

    MARKET OPPORTUNITY. Mobisel's provisional license was expanded in 1995 to cover all of Indonesia, the fourth most populous country in the world with more than 195.3 million people. In recent years, Indonesia has experienced rapid economic and significant population growth, as evidenced by real GDP and population growth rates of approximately 7.3% and 1.6%, respectively, for the year ended December 31, 1995. With approximately 1.2 telephone lines per 100 POPs in 1994, rapid growth of businesses and international trade and a large and increasingly affluent population, the Company believes Indonesia has a large unmet demand for communications services.

    Mobisel's sales and marketing efforts principally focus on the suburban and rural markets. The Company believes there is less competition in these markets and that it will have a competitive advantage as a result of its technology which it believes allows for broader geographic coverage at a lower cost than its principal competitors. The Company estimates that this market segment currently comprises more than 145 million POPs, the great majority of whom have no telephone service. Although

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Mobisel anticipates that the majority of its subscribers will be located in suburban and rural markets, it also seeks to further develop its urban market base. Mobisel has also initiated the conversion of subscriber equipment from mobile phones in vehicles to portable handsets. The Company believes that portable handsets provide subscribers with increased usage opportunities.

    REGULATORY ENVIRONMENT. Since the early 1990s, the Indonesian government has been deregulating its telecommunications industry in order to improve the quality and expand the coverage of telecommunications services. Prior to that time, cellular operators in Indonesia were typically given licenses of short duration (six to ten years) which were subject to revenue-sharing arrangements with PT (Persero) Telekomunikasi Indonesia ("Telkom Indonesia"), the state-owned telecommunications company, that resulted in operators, including RHP, charging over $5,000 per handset and thereby limiting the growth of the cellular market. In 1994, the government changed its policy to allow arrangements whereby cellular operators could form equity alliances with Telkom Indonesia. Under these equity alliances, the government has provided longer license periods (generally 20 to 25 years) and introduced more favorable interconnect arrangements in line with international standards. Subsequent to this change in governmental policy, Mobisel has reduced handset prices and has sought to improve customer service and cellular coverage. Notwithstanding the government's effort with respect to deregulation, the government continues to regulate tariffs in the telecommunications market.

    LOCAL STRATEGIC PARTNERS. The Company's three principal strategic partners in Mobisel are Telkom Indonesia and Telkom's pension fund (YDPP), which own 25.0% and 5.0% of Mobisel, respectively, PT Deltona Satya Dinamika ("DSD"), which indirectly owns 17.5% of Mobisel through its 25% equity interest in RHP and PT Bina Reksa Perdana ("BRP"), which indirectly owns 31.1% of Mobisel through its 45.8% equity interest in RHP.

    PROJECT BACKGROUND. In 1995, the Company invested $10.0 million in RHP, a company formed in 1985 to provide cellular services in Indonesia. In October 1995, one of RHP's principal shareholders, Bell Atlantic, agreed to sell its 35.0% interest in RHP pro rata to RHP's other shareholders, including the Company. Bell Atlantic's interest was purchased for a total amount of $17.1 million. Following the sale of Bell Atlantic's interest, the Company's interest in RHP increased to 25.0%. In November 1995, RHP contributed its cellular operations to Mobisel in return for a 70.0% interest in Mobisel. In October 1996, the Company purchased additional shares in RHP for $8.6 million, thereby increasing its aggregate ownership interest in RHP to 29.2%. Subject to the receipt of certain governmental approvals, it is anticipated that RHP will issue and sell a 3.0% equity interest in RHP to Nissho Iwai International (Singapore) Pte., Ltd. ("Nissho Iwai"), a financial institution that has provided a credit facility to Mobisel. Upon the consummation of such sale and issuance, the Company's interest in RHP will be diluted to 28.3% thereby reducing the Company's indirect interest in Mobisel to 19.8%.

    LICENSE AND INTERCONNECTION. Mobisel's provisional license permits nationwide coverage. Pursuant to the terms of the license, Mobisel was obligated to and has already completed providing service to West Java, including Jakarta, and is obligated to and expects to provide service in all major population centers and along major highways throughout Java, Bali, Lombok and Lampung by the end of April 1997. The license requires that Mobisel complete construction of its network no later than May 1998. The license has no fixed term, does not limit the number of subscribers, but does require Mobisel to use Nordic Mobile Telephone ("NMT") cellular technology. Until recently, the billing for Mobisel's subscribers was performed by Telkom Indonesia. As a result, Mobisel relied on Telkom Indonesia for information as to the number of its subscribers. In December 1996, the customer billing function was transfered to Mobisel, which now operates own billing system, called BSCS. Mobisel operates under an interconnection arrangement with Telkom Indonesia that permits Mobisel's cellular network to be connected to the fixed telephone network operated by Telkom Indonesia. This interconnection agreement provides for interconnection at the rates published by the Ministry of Tourism, Post

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and Telecommunications in Indonesia and shall remain in effect as long as
Mobisel's operating license remains in effect.

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. As of December 31, l996, Mobisel provided cellular services to approximately 17,000 subscribers. For the fiscal year ended December 31, 1995, RHP's cellular operations (later contributed to Mobisel) realized revenues of approximately $7.3 million and cash flow from operations of approximately $347,000. Mobisel experienced an average monthly subscriber churn rate of 2% for the ten months ended December 31, 1996.

    As of December 31, 1996 Mobisel had upgraded its system capacity to serve approximately 50,000 subscribers by installing a new Nokia Switch and had completed the upgrade of 32 transmitter sites and had constructed an additional five new sites in and around Jakarta and Bandung. In addition, Mobisel is in the process of introducing or expanding services in all major population centers and along major highways throughout the rest of Java, Bali and Lampung. Subject to the availability of financing, Mobisel plans to construct 122 new transmitter sites in these areas, which will increase its total sites to 154 and expand system capacity to serve approximately 150,000 subscribers. Mobisel has selected all of these new sites and, subject to Mobisel's obtaining financing, most of the remaining sites are expected to be completed by the end of the first quarter of 1997. In addition, Mobisel intends to install new telephone switching exchanges in Jakarta, Bandung, Semarang, Surabaya and Bali. All 37 existing transmitter sites are now fully operational.

    As of December 31, 1996, Mobisel had a total of 286 employees and seven contract persons working full time in Jakarta. Two of the contract persons are provided by the Company to assist Mobisel in customer service and engineering support. In return, it is anticipated that Mobisel will pay the Company certain fees in 1996, representing the cost to the Company of these Company employees.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, the Company had expended approximately $22.6 million to acquire its 29.2% interest in, and to make capital contributions to, RHP. In addition, in connection with the Vanguard Exchange, the Company allocated $11.5 million to license rights derived from Vanguard's right to participate in Mobisel that were obtained by the Company in the Vanguard Exchange.

    Mobisel has budgeted capital expenditures of approximately $86.0 million for 1997, primarily for the construction of new transmitter sites and switching systems which will expand geographic coverage and capacity. Mobisel will require substantial additional financing to complete its planned capital expenditures through 1997 and for other cash needs. Although Mobisel is seeking to obtain such additional financing from outside sources, there can be no assurance that it will be able to do so. In such event, Mobisel would either seek such additional financing from its shareholders or defer or abandon portions of its planned network development. Such deferral or abandonment could result in the loss of Mobisel's license, which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In April 1996, Mobisel has obtained a five-year $60.0 million credit facility from Nissho Iwai to finance the construction of its network and the purchase of subscriber terminals. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by all of Mobisel's assets and a pledge of all the capital stock held by RHP. RHP has also guaranteed the credit facility. In addition, Mobisel has agreed to assign to and deposit with Nissho Iwai all of its cash, including revenues, loan drawings and shareholders' advances. Borrowings under Mobisel's credit facility with Nissho Iwai are limited to funds necessary for the construction of its network. As of December 31, 1996, borrowings of approximately $60.0 million were outstanding under this facility.

    COMPETITION. Mobisel's primary competitors in the Indonesian telecommunications market are PT Komselindo, PT Satelit Palapa Indonesia, Telecomcell and Excelcomindo. The Ministry of Tourism, Post and
Telecommunications regulates tariffs, and, as a result, competition is limited to marketing and

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service. Mobisel seeks to differentiate itself from its competitors by, among other things, offering wider coverage, flexible and pricing packages targeted to specific market segments and focusing on customer service.

    INDONESIA NATIONAL ECTR

    The Company, through its wholly owned subsidiary, New Zealand Wireless Limited ("NZW"), owns 15% of Mobilkom, a provider of ECTR services in Indonesia. Mobilkom owns a national ECTR license for over 200 channels in the 400 MHz frequency band. Mobilkom commenced service in September 1995 and as of December 31, 1996 had approximately 4,000 subscribers.

    MARKET OPPORTUNITY. Mobilkom's license covers all of Indonesia, the fourth most populous country in the world with more than 195.3 million people. Indonesia has experienced rapid economic and significant population growth, as evidenced by real GDP and population growth rates of approximately 7.3% and 1.6%, respectively, for the year ended December 31, 1995. With approximately 1.2 telephone lines per 100 POPs in 1994, rapid growth of businesses and international trade and a large and increasingly affluent population, the Company believes Indonesia has a large unmet demand for communications services.

    Mobilkom's sales and marketing efforts focus primarily on providing cost-effective wireless voice and data communications services to small- and medium-sized businesses engaged in the local distribution, financial services, utility and construction industries. Additionally, Mobilkom focuses on suburban markets and industrial complexes that are being constructed outside the major cities in Indonesia. Based on the estimated number of Private Mobile Radio ("PMR") users in Indonesia and the general movement from PMR to ECTR, the Company believes that the market demand for ECTR services will continue to grow.

    REGULATORY ENVIRONMENT. Since the early 1990s, the Indonesian government has been deregulating the telecommunications industry in order to improve the quality and expand the coverage of telecommunications services. See "--Indonesia National Cellular--Regulatory Environment." In connection with this deregulation, the government has awarded several wireless licenses, including cellular, ECTR and paging licenses, and has provided for interconnection with the state-owned network. The Indonesian government continues to regulate the tariffs charged by telecommunications companies to their subscribers.

    LOCAL STRATEGIC PARTNERS. The principal shareholders of Mobilkom include Jasmine, a Thai telecommunications company with operations throughout Asia, PT Inka, an Indonesian telecommunications and engineering company, and Telekomindo, a 40% owned investment subsidiary of the national telephone company of Indonesia. The remaining 60% of Telekomindo is owned by Rajawali Group, a private Indonesian entity. Jasmine, PT Inka and Telekomindo own 56.25%, 15% and 5% of Mobilkom, respectively.

    Jasmine, directly and through its relationships throughout Asia, provides Mobilkom with valuable technical, financial and strategic support. Mobilkom has entered into a management agreement with Jasmine for the planning, construction and implementation of the network and billing system. PT Inka provides Mobilkom with microwave transmission system engineering support.

    PROJECT BACKGROUND. In December 1991, the Company, through NZW, entered into a joint venture agreement with several Indonesian telecommunications companies, including Telekomindo, to develop a national ECTR system in Indonesia. In June 1994, Jasmine acquired a 61.25% ownership interest in Mobilkom and subsequently sold 5% of such interest to GS Capital Partners, an affiliate of Goldman, Sachs & Co., in February 1995.

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    LICENSE AND INTERCONNECTION.  Mobilkom currently owns a five-year national license issued February 28, 1995, covering over 200 channels in the 400 MHz frequency band. Under the terms of the license, Mobilkom may request extension of the license beyond the initial five-year term. The license has no restrictions on capacity, type of technology Mobilkom may use, and covers over an estimated 195 million POPs. Mobilkom's ECTR network currently has limited interconnection with Telkom Indonesia, the state-owned telephone company; however, no written interconnection agreement currently exists and any termination of these interconnection arrangements by Telkom Indonesia would have a material adverse effect on Mobilkom.

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. Mobilkom's ECTR system is operational in the three largest cities of Java, including Jakarta. Mobilkom began selling its ECTR services in June 1995 and, as of December 31, 1996, had approximately 4,000 subscribers. For the fiscal year ended December 31, 1995, Mobilkom realized revenues of $82,000 while cash flow from operations was a deficit of approximately $3.5 million. Mobilkom experienced an average monthly subscriber churn rate of less than 1% for the nine months ended September 30,1996.

    As of December 31, 1996 Mobilkom had the system capacity to serve approximately 20,000 subscribers. Mobilkom is constructing a number of new transmitter sites and, subject to the availability of financing, is planning to invest in additional site capacity to increase capacity to 50,000 subscribers by the year 2001. Nokia infrastructure equipment is being used by Mobilkom. As of December 31, 1996, Mobilkom had a total of 87 full-time employees and 16 contract employees.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, the Company had expended approximately $1.5 million to acquire its 15% interest in, and to make capital contributions to, Mobilkom.

    Mobilkom has budgeted capital expenditures of $7.1 million in 1997, primarily to fund the continued buildout of the network. Mobilkom expects to fund these capital expenditures and the acquisition of subscriber terminals primarily through an eight-year $50.0 million credit facility which it has obtained from a syndicate of Thai banks. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by substantially all of Mobilkom's assets and a pledge of all of the capital stock held by the Company and Mobilkom's other shareholders. Jasmine has guaranteed borrowings of up to $25.0 million under the credit facility. Such borrowings were primarily used for construction of the network. The agreement governing this facility contains certain covenants which, among other things, may restrict Mobilkom's ability to pay dividends or make any other distributions to Mobilkom's shareholders and, under certain circumstances, requires Mobilkom to require its shareholders, including the Company, to make additional capital contributions to Mobilkom. As of December 31, 1996, borrowings of approximately $20.2 million were outstanding under this facility.

    COMPETITION. As of December 31, 1996, the Indonesian government had awarded six trunked radio licenses. However, operators under only three of these licenses, including Mobilkom, were providing services as of December 31, 1996. The Ministry of Tourism, Post and Telecommunications regulates tariffs and, as a result, competition is limited to marketing and service. The two other existing ECTR operators, PT Jastrinda and PT Maesa, have designed their infrastructures to primarily cover car mounted radio terminals. Mobilkom differentiates itself from these competitors by, among other things, offering portable handsets and the broadest geographic coverage of any of its competitors.

    MALAYSIA NATIONAL WLL

    The Company currently holds a 30% interest in STW, a provider of WLL services in Malaysia. STW commenced a pilot program in Northern Malaysia in 1993, and acquired its first commercial subscribers by the end of 1994. In December 1994, based on its success in Northern Malaysia, STW was granted a

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national license to provide wireless telecommunications services in Malaysia. As of December 31, 1996, STW served approximately 5,000 subscribers.

    MARKET OPPORTUNITY. Malaysia is one of the fastest growing countries in the Asia-Pacific region. Malaysia has experienced rapid economic development and significant population growth, as evidenced by real GDP and population growth rates of 9.5% and 2.4%, respectively, for the year ended December 31, 1995. With approximately 14.5 telephone lines per 100 POPs in 1994, rapid growth of businesses and international trade and a large and increasingly affluent population, the Company believes Malaysia has a large unmet demand for communications services.

    The Malaysian government has announced a national telecommunications plan which includes an objective to increase the country's telephone network from approximately 2.8 million lines in 1994 to 9 million lines by the year 2000. Based on conversations with the Malaysian Economic Planning Unit, STW believes that Telekom Malaysia Berhad ("Telekom"), the national telephone company, will not be able to provide more than 6 million lines by the year 2000, resulting in a shortfall of approximately 3 million lines.

    STW's sales and marketing efforts focus on this anticipated shortfall of approximately 3 million telephone lines, primarily by pursuing opportunities with businesses and housing developments in the growing suburban markets, which the Company believes are not adequately served by Telekom. STW estimates that the suburban markets currently cover more than 15 million POPs and expects further growth in this market segment. In addition, STW is also targeting small- to medium-sized businesses which require additional telephone lines to satisfy their communication needs, including facsimile, data and additional voice lines, which STW believes are not being adequately served by Telekom.

    REGULATORY ENVIRONMENT. In an effort to meet the goal of 9 million lines by the year 2000, the Malaysian government has begun permitting private companies to provide wireless communications service. However, in an apparent reversal of its prior policies, in early 1996, the government announced a program designed to consolidate the telecommunications industry in Malaysia into a limited number of telecommunications companies. Pursuant to this program, the government undertook efforts to cause the sale of STW to one of such surviving telecommunications companies. STW resisted these efforts and, in July 1996, the Malaysian government announced that it did not intend to proceed with this consolidation program. However, there can be no assurance that the Malaysian government will not initiate similar programs in the future, or that it will not otherwise impose further restrictions on private or foreign telecommunication providers. See "Risk Factors--Project Level Risks--Risks Inherent In Foreign Investment."

    In addition, during the time that the Malaysian government was proceeding with its consolidation program, the government denied STW certain microwave frequencies necessary for linking STW's radio base stations and switches. Also, Telekom denied STW interconnection in certain regions not previously covered by STW, which prevented STW from adding new subscribers in such regions. Since the Malaysian government announced its intention not to proceed with the consolidation program, it has granted STW such microwave frequencies, and Telekom has begun the process of providing interconnection capability in such regions. However, there can be no assurance that the Malaysian government will continue to grant additional microwave frequencies or that Telekom will not impede interconnection in the future, either of which could have a material adverse effect on STW.

    Moreover, the Malaysian government has continued a number of other restrictive policies, including a moratorium on further licensing of private communications operators, a deferral on equal access (which allows a telephone subscriber of one company to make domestic long-distance and international calls through another telephone company) until 1999 and a limitation on foreign investment in Malaysian telecommunication companies to no more than a 30% equity interest. In addition, the Malaysian government continues to regulate tariffs.

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    LOCAL STRATEGIC PARTNER.  The Company's principal strategic partner in STW is Shubila Holding, whose equity interest in STW is 60%. Shubila Holding is controlled by Rosli Bin Man, the former president of Cellular Communications Network SDN BHD (Celcom), the largest cellular operator in Malaysia. The remaining 10% of STW is owned by Laranda, an entity controlled by certain private individuals.

    PROJECT BACKGROUND. The Company began efforts to develop a WLL project in Malaysia in 1993. In 1994, the Company and its local strategic partners acquired STW, provided additional capital and obtained a national telecommunications license. In March 1996, the Company entered into a shareholders' agreement with its partners, pursuant to which the Company increased its interest in STW to 30%.

    LICENSE AND INTERCONNECTION. STW's national wireless license was the second such license awarded in Malaysia. STW believes that its license currently allows it to provide a wide variety of communication services, including cellular, WLL and long distance. The license has a term of 20 years and expires in 2014, at which time STW will be required to seek governmental approval to renew the license. The license does not restrict the type of technology STW may use, nor does it contain any requirements regarding construction of the wireless networks. The license allows for an unlimited number of subscribers. STW has been granted authorization to utilize 4-8 MHz of spectrum in the 800 MHz frequency band to provide WLL services in various parts of Malaysia and has submitted applications for additional spectrum.

    STW has entered into an interconnect agreement with Telekom which permits STW's wireless systems to be connected to Telekom's national telephone network. Pursuant to this agreement, STW has the right to retain a substantial share of local, long distance and international calling revenues generated by STW's subscribers as well as a portion of the revenues generated by calls terminated on STW's network which originated on Telekom's network. The interconnect agreement provides for national coverage and expires in August 1997. Although STW believes that a successor interconnect agreement will be executed, any failure by STW to obtain a successor agreement would have a material adverse effect on STW. In addition, any successor agreement on terms less favorable to STW than the current agreement could have a material adverse effect on STW. See "Risk Factors--Project Level Risks--Dependence on Other Telecommunications Providers."

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. For the year ended December 31, 1995, STW realized revenues of approximately $749,000 while cash flow from operations was a deficit of approximately $4.3 million. As of December 31, 1996, STW had approximately 5,000 subscribers, primarily in the states of Penang and Keddah, two growing industrial regions in Malaysia. Due primarily to the attempt by the Malaysian government to consolidate the Malaysian telecommunications industry and the related adverse effects on STW, which, among other things, hindered STW's marketing efforts and delayed network deployment, STW's subscriber base, which had increased from 1,000 at December 31, 1995 to 3,500 at June 30, 1996, declined to 2,200 as of September 30, 1996. In October 1996, in connection with the acquisition of a controlling interest in Shubila by an investor group headed by Rosli Bin Man, the former president of Celcom, STW's senior management team was replaced by a new management team consisting of Rosli Bin Man and certain former members of the management of Celcom.

    As of September 30, 1996 STW had 13 operational cell sites with an additional 12 sites installed and awaiting interconnect. STW has a system capacity of 34,000 subscribers. STW currently uses digital AMPS ("D-AMPS") technology but is also evaluating various other wireless technologies. D-AMPS is a widely used cellular standard prevalent throughout much of the U.S. and supported by a number of large equipment suppliers. STW's network equipment and subscriber terminals are currently supplied by Ericsson Telecommunications, SDN BHD ("Ericsson") pursuant to a $400 million contract. As of September 30, 1996, STW had a total of 109 full-time employees.

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    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES.  As of December 31, 1996, the
Company had expended $23.4 million to acquire its 30% interest in, and to make capital contributions to, STW.

    Pursuant to STW's business plan, STW has budgeted capital expenditures of
approximately $    million in 1997, primarily to fund the continued buildout of its network. STW has funded a significant portion of its 1996 capital expenditures with borrowings under its existing five-year Malaysian Ringgit 91.0 ($36.4 million) senior credit facility (the "STW Credit Facility"). However, at December 31, 1996, STW had borrowed the full amount available under the STW Credit Facility, and STW will require substantial additional financing to complete its planned capital expenditures, including equipment purchases under the contract with Ericsson, and for other cash needs, There can be no assurance that STW will be able to obtain any such financing, in which case STW would be required to defer or abandon portions of its planned network development, which would have a material adverse effect on STW. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The STW Credit Facility has been provided by a syndicate of Malaysian banks to finance the construction of STW's network. Pursuant to the terms of the STW Credit Facility, the Company and STW's other shareholders have each executed a "keep well" covenant pursuant to which they have agreed (i) to ensure that STW will remain solvent and be able to meet its financial liabilities when due and
(ii) to ensure that the project is timely completed and to make additional debt and equity investments in STW to meet cost overruns. In addition, Shubila Holding and certain directors of STW, including Jan-Olof Conny Dolonius, an officer of the Company, have guaranteed amounts payable under the STW Credit Facility. Accordingly, the Company and the other STW shareholders could be jointly and severally liable for amounts payable under the STW Credit Facility in the event of a default by STW. In addition, each shareholder has agreed to subordinate all amounts owing to it by STW to obligations arising under the STW Credit Facility.

    Borrowings under the STW Credit Facility bear interest at a floating rate based on standard reference rates and are secured by substantially all of STW's assets and a pledge of the STW stock held by the Company and STW's other shareholders. In addition, STW has agreed to assign to and deposit with the banks all of its cash, including revenues, loan drawings and shareholders advances. Under the terms of the STW Credit Facility, the syndicate was granted an option, exercisable upon the occurrence of certain events, to purchase 7.5% of the shares held by IWC and each of the other shareholders of STW at a price under certain circumstances, equal to 50% of the current market value at the time of exercise. The STW Credit Agreement contains certain covenants that, among other things, (i) prohibit STW from paying dividends or making other distributions to its shareholders and from incurring any other indebtedness and
(ii) prohibit IWC and the other shareholders of STW from reducing their respective stockholdings in STW without the prior written consent of the lenders. As of December 31, 1996, the STW Credit Facility, which must be repaid in eleven semi-annual installments commencing October 1997, was fully drawn.

    STW currently has a number of trade creditors to whom payments are currently past due. Certain of these trade creditors have notified STW that they are considering legal action against STW for non-payment. STW's failure to resolve this matter in a timely manner may give rise to rights in such creditors, including the right to file an action for the winding up of STW. Further, under the "keep well" covenant of the STW Credit Facility, IWC may be deemed liable for the entire amount of such trade payables, which may have a material adverse effect on IWC. Management believes that a recent capital contribution by the shareholders of STW will provide sufficient capital to address this matter.

    COMPETITION. STW's primary competitor is Telekom, which provided service to approximately 2.9 million telephone subscribers as of December 31, 1994. In addition, there are seven cellular providers, including three PCS operators, providing service to approximately 950,000 subscribers. There are currently four other licenses that can deploy WLL technology in Malaysia. Because the Malaysian

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government regulates tariffs, competition is limited to marketing and service.
STW seeks to differentiate itself from its competitors by, among other things, its rapid deployment of service, its focus on businesses and housing developments in the growing suburban markets and its emphasis on customer service.

    MEXICO REGIONAL ECTR PROJECT

    The Company currently owns a 2.2% equity interest in Corporacion Mobilcom, S.A. de C.V. ("Mobilcom Mexico"), a provider of trunked radio services in Mexico. Mobilcom Mexico holds licenses covering an aggregate of over 4,300 channels in the 400 and 800 MHz frequency bands covering the major cities in Northern and Central Mexico, including Mexico City. Mobilcom Mexico commenced providing commercial service in July 1993 and, as of December 31, 1996, provided service to approximately 28,000 subscribers.

    MARKET OPPORTUNITY. Strong government support for privatization and the development of competitive alternatives to Telefonos de Mexico, S.A. de C.V. ("Telmex"), the national telephone company, as well as a need for enhanced telecommunications services, have combined to make Mexico an attractive market for investment in communications services. According to a private Mexican market research group, the demand for new phone lines is projected to increase to 2.2 million by the year 2000, from the approximately 1.6 million in December 1995.

    The Mexican economy has, in the past, experienced periods of substantial instability. Although the Company believes that the Mexican economy has begun to stabilize and that Mexico is still an attractive market for telecommunications Services, the devaluation of the Mexican Peso in 1994 resulted not only in a decline in the value of the Company's investment in Mobilcom Mexico, but also significantly delayed the deployment of Mexico Mobilcom's network and operations. See "Risk Factors--Project Level Risks--Inflation; Currency Devaluations and Fluctuations."

    Mobilcom Mexico's sales and marketing efforts currently focus primarily on providing cost-effective local and regional dispatch radio and data transmission services to businesses engaged in manufacturing and distribution. Regional dispatch radio services are expected to be provided by a high-capacity digital microwave network being completed throughout Central and Northern Mexico. Mobilcom Mexico's existing licenses currently cover approximately 65 million POPs.

    REGULATORY ENVIRONMENT. Since early 1994, the Mexican government has been deregulating the telecommunications industry in order to improve the quality and expand the coverage of telecommunications services. A new telecommunications law, which became effective in June 1995, outlines the broad rules for the opening of the local and long-distance service markets to competition. The government has stated its intention to increase competition within the telecommunication industries and its desire to attract foreign investment for the purpose of improving Mexico's telecommunications infrastructure. However, in June 1995, the Mexican government enacted legislation limiting foreign investment in telecommunications companies, from which Mobilcom Mexico's current operations are exempt.

    LOCAL STRATEGIC PARTNERS. The Company's strategic partners in Mobilcom Mexico include: NEXTEL, which currently owns a 38.0% interest in Mobilcom Mexico; Grupo Comunicaciones San Luis S.A. de C.V. ("Grupo"), which currently owns a 21.0% interest in Mobilcom Mexico; Associated SMR, Inc., an international cellular radio operating company; LCC Incorporated, an international wireless engineering and design company; and certain investment companies, including The Carlyle Group. NEXTEL also holds options to acquire up to an additional 29.5% of Mobilcom Mexico on a fully diluted basis (the "Nextel Options").

    PROJECT BACKGROUND. Mobilcom Mexico was formed in 1991 by Grupo to pursue mobile trunked radio opportunities in Mexico. At the time of the Company's initial investment in December 1992, Mobilcom Mexico had already obtained licenses to provide trunked radio services covering a substantial

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number of channels through Central and Northern Mexico. Following such investment, Mobilcom Mexico began providing ECTR services, brought in additional partners and obtained licenses for more channels both from the Mexican government and through the acquisition of other local operators.

    The Company currently holds a 2.2% equity interest in Mobilcom Mexico. It is anticipated that Mobilcom Mexico will make an additional capital call on or before March 31, 1997. The Company does not currently intend to participate in such capital call, which will result in the dilution of the Company's interest in Mobilcom Mexico to 1.8%. In addition, if Nextel exercises the Nextel Options in their entirety, the Company's interest in Mobilcom Mexico will be further diluted to 1.3%

    LICENSES AND INTERCONNECTION. Mobilcom Mexico's existing licenses, which contain expiration dates ranging from 2000 to 2016, include 1,976 channels in the 400 MHz frequency band covering Central and Northern Mexico, and more than 2,370 channels in the 800 MHz frequency band covering Mexico City and areas in Northeastern Mexico. The licenses do not contain restrictions on the type of technology Mobilcom Mexico may use or on the number of subscribers. Mobilcom Mexico's licenses, however, are subject to certain requirements and restrictions which include build-out requirements and transfer restrictions. In particular, Mobilcom Mexico's licenses generally require that they be held for at least three years before they may be sold or transferred. Mobilcom Mexico has been, and expects to continue to be, in full compliance with its license requirements. Failure to satisfy such requirements, however, could result in a loss of licenses, which could have a material adverse effect on Mobilcom Mexico. Mobilcom Mexico has full interconnection capabilities through Telmex. Mobilcom Mexico currently provides interconnection services to a limited number of its subscribers, but expects to significantly increase subscriber interconnection as it upgrades its network.

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. As of December 31, 1996, Mobilcom Mexico had approximately 28,000 subscribers in 25 cities throughout Central and Northern Mexico, including Mexico City. For the fiscal year ended December 31, 1995, Mobilcom Mexico realized revenues of $5.3 million, while cash flow from operations was a deficit of approximately $22.5 million. For the six months ended June 30, 1996, Mobilcom Mexico experienced an average monthly subscriber churn rate of approximately 2.7%.

    As of December 31, 1996, Mobilcom Mexico had 48 transmitter sites and the system capacity to serve approximately 38,020 subscribers. Mobilcom Mexico is in the process of constructing 7 additional transmitter sites, thereby increasing its total sites to 55 and expanding its network capacity to serve approximately 41,520 subscribers by the end of 1997. Motorola and Nokia technology is being used by Mobilcom Mexico.

    Mobilcom Mexico had a total of 150 employees working full-time throughout Northern and Central Mexico as of December 31, 1996.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, the Company had expended approximately $2.1 million to acquire its 2.2% interest in, and to make capital contributions to, Mobilcom Mexico.

    Mobilcom Mexico has budgeted capital expenditures of approximately $57.2 million for 1997, primarily for the continued development and expansion of its network. Mobilcom Mexico plans to fund such capital expenditures primarily through financing under credit facilities, anticipated cash flow from operations, as well as capital contributions from shareholders.

    Mobilcom Mexico has obtained various financing arrangements to fund the infrastructure equipment being used in the 400 MHz network. The Export Division of the Bank of Finland is providing seven-year debt financing on 85% of the estimated cost of the 400 MHz infrastructure equipment, most of which is being supplied by Nokia. Nacional Financiera ("Nafinsa") is providing the remaining 15% of the estimated cost plus financing of freight, duties and infrastructure installation. These loans are being

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made through Banco Mexicano, which has established a $32.1 million line of credit for the 400 MHz network. Borrowings under this credit facility bear interest at a floating rate based on LIBOR and mature from 2000 to 2006. Borrowings under this credit facility are secured by equipment purchased with such funds and all of the assets and capital stock of RadioPhone, S.A. de C.V., a wholly owned subsidiary of Mobilcom Mexico, as well as the capital stock of other Mobilkom Mexico subsidiaries that hold the licenses under which Mobilkom Mexico operates. As of December 31, 1996, borrowings of approximately $14.4 million were outstanding under this credit facility. In addition to these bank financings, certain shareholders have made loans to Mobilcom Mexico which in the aggregate equaled approximately $867,000 million as of December 31, 1996.

    COMPETITION. Wireless communications services are provided both by cellular and ECTR operators in Mexico. As of June 30, 1996, Mobilcom Mexico was one of the largest ECTR service providers in Mexico with approximately 28% of estimated total number of ECTR subscribers. Mobilcom Mexico has three primary competitors in the wireless communications market in Mexico: Radiocel, an ECTR operator with approximately 20,000 subscribers, as well as Radiomovil Dipsa, S.A. de C.V. (Commercial Telcel) with approximately 400,000 subscribers and Iusacell, S.A. de C.V. with approximately 209,000 subscribers, both of which are cellular communications providers. Mobilcom Mexico seeks to differentiate itself from its competitors by, among other things, offering widespread coverage, a focus on customer service and payment packages tailored to meet customer needs.

    NEW ZEALAND NATIONAL ECTR

    The Company provides ECTR services in New Zealand through its wholly owned operating company, TeamTalk. The licenses under which TeamTalk operates its ECTR network cover an aggregate of over 210 channels in the 400 MHz frequency band. TeamTalk commenced operations in 1994 and, as of December 31, 1996 served approximately 5,600 subscribers throughout the North Island of New Zealand, as well as in and around the city of Christchurch on the South Island.

    MARKET OPPORTUNITY. The Company believes that, as of December 31, 1996, there were approximately 114,000 mobile radio subscribers in New Zealand, of which approximately 100,000 subscribers used PMR. PMR, however, has limited coverage, generally poor sound quality and a lack of privacy. As a result of these limitations, together with the decision of the New Zealand Ministry of Commerce to reallocate a number of frequencies, there is an ongoing transition in the New Zealand mobile radio market from PMR to trunked radio.

    TeamTalk's sales and marketing efforts focus on a broad range of companies, including trucking fleets and security businesses. TeamTalk believes that it is able to provide smaller companies with a higher level of customer service than Telecom New Zealand, its primary competitor. TeamTalk also believes that the advanced features provided by its ECTR system should appeal to the needs of larger companies. In addition, the Company believes that there is an opportunity in New Zealand for trunked radio services in geographic areas that are not currently covered by existing trunked radio operators. TeamTalk currently has service in the major population centers throughout the North Island of New Zealand as well as in the city of Christchurch on the South Island.

    REGULATORY ENVIRONMENT. The New Zealand communications market has been deregulated and is now fully open to private companies to provide wireless communications services.

    LOCAL STRATEGIC PARTNER. The Company has entered into a local strategic alliance with BCL, a leading telecommunications engineering and operating company and wholly owned subsidiary of Television New Zealand. BCL provides TeamTalk with access to strategically located transmitter sites, many of which are connected by a nationwide digital microwave and fiber optic network.

    PROJECT BACKGROUND. The Company began efforts to develop an ECTR project in New Zealand in 1994. These efforts resulted in the formation of a joint venture with BCL. TeamTalk was incorporated in

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1995 and was owned in equal shares by the Company and BCL. Effective April 30,
1996, the Company acquired BCL's 50% interest in TeamTalk for an aggregate price of approximately $3.2 million which was substantially paid for in July 1996. In connection with this sale, BCL and the Company entered into agreements whereby BCL agreed to, among other things, provide TeamTalk with access to certain BCL cell sites, as well as access to BCL's nationwide digital microwave and fiber optic network. These agreements have terms of 20 years and provide for payments to BCL by TeamTalk.

    LICENSE AND INTERCONNECTION. TeamTalk has licenses to provide ECTR service for approximately 174 channels. The licenses have a term of one year and have no construction requirements or restrictions with respect to tariffs or the type of technology TeamTalk may use.

    In 1994, the Company and BCL entered into an agreement with Telecom New Zealand to provide full interconnection for TeamTalk's ECTR network. Although the agreement is assignable to TeamTalk, TeamTalk is currently negotiating, and expects to enter into, a new interconnection agreement directly with Telecom New Zealand.

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. The TeamTalk network is operational in the major population centers throughout the North Island of New Zealand, as well as in the city of Christchurch, the largest city on the South Island. TeamTalk began selling its ECTR services in December 1994 and had approximately 2,500 subscribers by December 1995. As of December 31, 1996, the number of TeamTalk's subscribers had grown to 5,600. TeamTalk intends to seek additional licenses allowing it to provide coverage in the major population centers throughout New Zealand by the end of 1996, at which time TeamTalk's network had a capacity of approximately 7,000 subscribers. For the fiscal year ended December 31, 1995, TeamTalk realized revenues of approximately $369,000, while cash flow from operations was a deficit of approximately $1.2 million. For the year ended 1996, TeamTalk experienced an average monthly churn rate of approximately 1.4%.

    As of December 31, 1996 TeamTalk had 26 full-time employees. TeamTalk primarily uses Nokia infrastructure equipment.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, the Company had invested approximately $11.8 million in TeamTalk, including the $3.2 million paid by the Company to acquire BCL's 50% interest in TeamTalk in July 1996. Prior to the sale of its interest in TeamTalk to the Company, BCL had invested approximately $3.8 million in TeamTalk. In addition, in connection with the Vanguard Exchange, the Company allocated $1.7 million to Vanguard's 25% ownership interest in TeamTalk, that was obtained by the Company in the Vanguard Exchange.

    TeamTalk currently plans to spend approximately $6.3 million for capital expenditures in 1997. TeamTalk is now actively seeking external debt financing to fund these capital expenditures. If external debt financing is not obtained, the Company anticipates funding TeamTalk's 1997 capital expenditures through shareholder loans, capital contributions or a combination thereof.

    COMPETITION. Competition exists in the New Zealand telecommunications market. TeamTalk's principal competitor is Fleetlink, a service provided by Telecom New Zealand, which initiated the development of its trunked radio network in 1992. TeamTalk believes that it has several competitive advantages over Fleetlink. These include the use of Nokia ECTR technology, which is newer technology and, consequently, provides a greater variety of features and services to customers than the Tait technology used by Telecom New Zealand. In addition, TeamTalk believes it provides superior customer service and greater flexibility on billing than Fleetlink.

    PHILIPPINES REGIONAL ECTR

    The Company owns a 19.0% beneficial interest in UTS, a provider of ECTR services in the Philippines. UTS owns a provisional license covering over 300 channels in the 400 MHz frequency band permitting it to build and operate an ECTR system in the Visayas and Mindanao regions of the country. UTS has applied for authority to expand its service area into metropolitan Manila and other parts of Luzon to make its present regional ECTR network nationwide in coverage. The application has been

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evaluated on its merits by the National Telecommunications Commission and the only remaining issue is the availability of frequency. UTS commenced operations in July 1996, and as of December 31, 1996 had approximately 180 subscribers.

    MARKET OPPORTUNITY.  The Philippines, with a population of approximately
68.6 million people, has experienced economic development and rapid population growth in recent years as evidenced by real GDP and population growth rates of 5.0% and 2.2%, respectively, for the year ended December 31, 1995. With approximately 1.5 telephone lines per 100 POPs in 1994, growth of business and international trade and a large and increasingly affluent population, UTS believes the Philippines has a large, unmet demand for communication services.

    UTS holds provisional authority to operate an ECTR system in eight major cities in Visayas and Mindanao, which have a total population estimated at greater than 27 million. The Company believes that Cebu, in the Visayas region, is one of the fastest growing cities in the Philippines after metropolitan Manila. Davao, in the Mindanao region, is an emerging economic center which has received government infrastructure and development grants. The Company believes that the other key cities covered by UTS's projects, Gen. Santos, Cagayan de Oro, Iligan, Zamboanga, Iloilo and Bacolod, are also expanding.

    UTS's sales and marketing efforts focus on businesses located in the Visayas and Mindanao region, where it believes the need for additional telecommunications services is significantly greater than metropolitan Manila where the majority of the telephone lines in the Philippines are concentrated. In Visayas and Mindanao, the teledensity is much lower than the national average, and is currently estimated by the Company to be approximately 0.7 and
0.3 telephone lines per 100 POPs, respectively. The Company believes that there exist significant opportunities to provide wireless communications services in these regions. UTS will target businesses whose operations involve the use of field personnel, field offices, fleets of vehicles, and existing PMR networks. UTS estimates this market segment to cover more than 7,500 businesses with a potential of more than 30,000 subscribers.

    REGULATORY ENVIRONMENT. The Philippine government has recently begun deregulating its telecommunications industry. However, the government has continued a number of restrictive policies, including a limitation on foreign investment in Philippine telecommunications companies to no more than a 40% equity interest.

    LOCAL STRATEGIC PARTNERS. The Company's strategic partners in UTS are MDC, a large Philippine company with interests and operations in agribusiness, food processing, tourism and communications businesses among other businesses, and Filinvest Development Corporation ("FDC"), a large Philippine real estate investment company. George M. Drysdale, a shareholder and former director of the Company, is Vice Chairman of MDC and Chairman of UTS. Both MDC and FDC have extensive experience conducting business in the Philippines and have provided UTS with valuable strategic support.

    PROJECT BACKGROUND. In March 1994, the Company in alliance with MDC and FDC agreed to purchase a 49% equity interest in UTS. In September 1995, the Company and its partners exercised an option to purchase an additional 31% of UTS' then outstanding capital stock from another stockholder. The Company subsequently purchased additional interests and subscribed for a capital call in UTS which, upon the completion of certain registration formalities, will bring its ownership to 20.3%.

    LICENSES AND INTERCONNECTION. UTS has received a legislative franchise and a provisional authority to install, operate and maintain an ECTR system in eight cities in Visayas and Mindanao. Up to 320 paired channels in the 400 MHz frequency band are potentially available to the project. UTS recently obtained governmental approval for a new frequency allocation within the 400 MHz frequency band which was sought in part because of interference at the frequency originally granted. UTS has been granted authorization to operate its regional ECTR service in Visayas and Mindanao.

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    UTS's franchise was renewed in July 1991 and it received its provisional authority to operate its ECTR network in May 1995. The franchise has a term of twenty-five years from the date of renewal. The provisional authority has expired, and UTS is in the process of applying for an extension of the term of such authority. Final authorization to operate the ECTR system, once obtained, is expected to be co-terminous with the legislative franchise, but may be terminated by the Philippine government under certain circumstances. UTS's provisional authority does not contain, nor is the final authorization expected to contain, any restriction on the type of technology UTS may use or on the number of subscribers. Tariff rates, however, are subject to approval by local regulatory authorities.

    Interconnection among carriers is mandated by law. UTS has an interconnection agreement with Radio Communications of the Philippines, Inc. ("RCPI") for connection to the land-line telephone system covering certain regions of the Philippines, including Visayas and Mindanao.

    The interconnection agreement is renewable on a year-to-year basis. RCPI is owned by Bayantel, a large privately-held telecommunications company. MDC owns 10% of RCPl. With this interconnection agreement, UTS subscribers can make and receive local, regional and international calls. The revenue sharing arrangement is in accordance with industry norm, providing that revenues are allocated 30% to the originator, 40% to the carrier and 30% to the terminating party. UTS is currently negotiating an agreement with the Philippine Long Distance Telephone Company which, if entered into, would give it full interconnection capabilities throughout the Philippines.

    EXISTING OPERATIONS AND DEVELOPMENT PLAN. The first link in the ECTR network, the Cebu-Davao link, was completed in March 1996. The next link, the Cebu-Cagayan de Oro link, was completed in July 1996. UTS has recently begun marketing to potential subscribers. UTS plans to offer cellular-type calling, dispatch radio, private long distance, and data transmission service from mobile and fixed sites.

    UTS has signed equipment supply and service contracts with Nokia with a total equipment and service price in excess of $3.0 million.

    INVESTMENT AND BUDGETED CAPITAL EXPENDITURES. As of December 31, 1996, the Company had expended approximately $2.0 million to acquire its 19% interest in, and to make capital contributions to, UTS. UTS has budgeted capital expenditures of $4.3 million in 1997, primarily for infrastructure equipment. UTS has entered into a credit facility with the Land Bank of the Philippines to partially fund the cost of the ECTR network. Additional financing is expected to be provided by equipment vendors or UTS shareholders.

    COMPETITION. Wireless communications services are provided by cellular and public trunked radio operators. As of December 31, 1996, there were five companies providing cellular service in the Philippines. As of December 31, 1996, the estimated total cellular subscriber base was almost one million. Cellular service is very popular and enjoys a high level of public awareness in the Philippines. Price competition between existing operators is intense, however. Although most cellular operators offer nationwide service, their coverage is limited to urban areas.

    As of September 30, 1996, there were eight companies providing ECTR services, most of which compete in the metropolitan Manila market. The ECTR business was introduced in the Philippines in 1990 and, as of June 30, 1996, there were approximately 18,800 subscribers, mostly in the Manila area.

DEVELOPMENTAL STAGE PROJECTS

    Unless otherwise indicated, information set forth below regarding population and POPs, population growth, GDP per capita, and GDP growth is from 1995; data regarding POPs covered by licenses is based on POPs data from 1995 and licenses held as of December 31, 1996; and data regarding telephone lines per 100 POPs and the waiting time for installation of land-line telephones is from 1994.

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Such data has been taken from the sources indicated above under
"Business--Background--Demand for Communications Services in Developing Countries."

    As indicated below, the terms of the Company's proposed investment in the developmental stage projects, including the percentage interest to be received by the Company, are under negotiation and are typically provided for in MOUs rather than definitive agreements and are typically subject to compliance with local law and receipt of necessary licenses and approvals. There can be no assurances that such licenses and approvals will be received. The Company's anticipated investment and interest in these projects, as well as the scope of the projects themselves, may change and the Company may elect not to pursue one or more of the developmental stage projects described below. See "Risk Factors-- Project Level Risks--Early Stage of Development of Wireless Projects."

    MEXICO WLL

    BACKGROUND. In March 1996, a local company was incorporated in Mexico City by a prominent Mexican industrial group to provide telecommunications services in Mexico. In May 1996, another local company was incorporated by such industrial group in Mexico City to pursue a WLL business. This company expects to receive a national WLL license within the next several months and has developed a preliminary business plan and secured initial staffing.

    The Company executed an MOU with an individual member of such industrial group in June 1996 which gives the Company the option to purchase a 40% ownership interest in each of the two local companies described above. The anticipated investment by the Company in the two local companies described above, in the event the Company exercises its options, would be an aggregate of approximately $18.5 million. The MOU also contemplates that one or more strategic partners may be invited to purchase equity interests in the local companies.

    In the event the Company and its local partner elects to proceed with the investments described above, the local companies are expected to be organized and managed on a coordinated basis, with each supporting the operations of the other. The Company anticipates entering into a shareholders agreement with its local partner providing, among other things, that each shareholder will provide its proportionate share of all financing and all guarantees required for capital equipment and operating expenses of each of the local companies and make its proportional share of any and all capital contributions required by each such company's approved business plan. In addition, each of the Company and its local partner is expected to enter into a service agreement with the local company formed to pursue the WLL business, pursuant to which it would provide engineering, technical, marketing and management support to such company.

    PAKISTAN NATIONAL ECTR

    BACKGROUND. Pakistan has a population of approximately 130.1 million people and is one of the most populous countries in the world. The Company believes that there exists substantial unmet demand for telephone services, as evidenced by only 1.6 telephone lines in Pakistan per 100 POPs in 1994. Pakistan's real GDP grew at a rate of approximately 4.5% during the year ended December 31, 1995. Political unrest, which has inhibited foreign investment in Pakistan in the past, has generally abated.

    THE PROJECT. In December 1995, the Company formed Mobilcom Pakistan. The Company presently owns 100% of Mobilcom Pakistan, but expects that a 10.0% interest will be acquired by its local partner, Habib Rafiq International (Private) Limited ("Habib"). Habib is a major conglomerate in Pakistan with interests in construction and other industries in addition to telecommunications.

    In 1995, Mobilcom Pakistan was issued a national trunked radio license with an initial term of 15 years. Various frequency bands were made available by the Pakistan government for trunked radio

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operators. Mobilcom Pakistan elected an allocation in the 800 MHz band and is currently awaiting government confirmation of this frequency grant. The Company has recently undertaken a review of whether or not an economically viable ECTR project can be implemented in Pakistan given the high level of local import duties and taxation and the relatively low per capita income. Under consideration are a selection of technologies, network configurations and marketing focuses. It is anticipated, however, that the business plan will involve the building of regional networks initially covering the major population centers of Karachi, Lahore and Islamabad and later, the traffic corridors connecting these cities. Though a number of other trunked radio licenses have been granted, the Company believes that other operators will provide only local dispatch service and this will not effectively compete with the service under consideration by Mobilcom Pakistan.

    PERU NATIONAL ECTR

    BACKGROUND. Peru has a population of 23.8 million. Peru's 1995 GDP per capita was $2,640 and real GDP grew at a rate of approximately 6.6% during the year ended December 31, 1995. The Company believes Peru also has one of the least developed telephone networks in Latin America, with only 3.3 telephone lines per 100 POPs and a waiting time for installation of approximately 4.3 years in 1994. The Company estimates that approximately half of Peru's telephone lines are located in Lima, representing a penetration rate in the city of approximately 5% and a penetration rate in the remainder of the country of less than 1%. The main providers of telecommunications services in Peru are currently Telefonica de Peru, the national telephone company that following privatization in 1994 is now majority owned by Telefonica de Espana, and Tele2OOO, a regional cellular operator owned by the Delgado Parker Group.

    The deregulation of the telecommunications industry in Peru, other than the removal of restrictions on foreign ownership, includes the opening up of spectrum grants to private enterprises and the reduction of import duties on telecommunications equipment from a 1990 level of 66% to a current level averaging approximately 16.5%.

    THE PROJECT. In May 1995 PeruTel S.A. ("PeruTel") was incorporated in Lima, Peru to apply for ECTR radio licenses in Peru. The Company owns a 98.7% interest in PeruTel, with the remainder owned by Marmaud S.A., a Peruvian telecommunications engineering company that is the Company's partner in its Peru National Paging developmental stage project. In November 1995, PeruTel was advised by the Director General of Telecommunications that, subject to certain conditions that were subsequently satisfied, it had been awarded up to 100 channels in the 800 MHz frequency band for the provision of mobile trunked radio communications throughout Peru.

    As part of its license application, PeruTel prepared and submitted a network design to the Ministry of Telecommunications. Currently, PeruTel is awaiting receipt of the proposed tariff agreement from the Ministry of Telecommunications and, once finalized, it will then have 12 months to commence construction of its network. The Company has invested approximately $200,000 in connection with the establishment of PeruTel to date. An additional investment of approximately $17.6 million will be required by December 31, 1997 if PeruTel is to meet its business plan.

    PERU NATIONAL PAGING

    BACKGROUND. Peru has a population of 23.8 million, and, as more fully described above, with 3.3 telephone lines per 100 POPs and a waiting time for telephone installation of approximately 4.3 years in 1994, the Company believes there exists significant unmet demand for telecommunications services in Peru.

    THE PROJECT. In December 1996, the Company acquired a 66.0% equity interest in Protelsa, a company that holds a national paging license in Peru, from Marmaud S.A., a local telecommunications engineering company, for a purchase price of $1.6 million. The Company's interest in Protelsa is held

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
through a wholly owned Bermudian subsidiary, and the remaining 34.0% of Protelsa is held by Marmaud.

    Protelsa holds a national paging license for Peru and has recently begun construction of its paging network. Protelsa has budgeted capital expenditures of $1.4 million for 1997, which it expects to fund through capital contributions and vendor financing.

    TAIWAN NATIONAL ECTR

    BACKGROUND. Taiwan has a population of approximately 21.3 million people, of which approximately seven million live in and around the capital of Taipei. Taiwan's 1995 GDP per capita of approximately $12,485 was one of the highest in Southeast Asia. Until recently, the telecommunications industry in Taiwan was highly restricted, with only the state-owned telephone company providing mobile communications of any form. In 1994, there were less than 40 telephone lines per 100 POPs. In early 1996, the government of Taiwan announced that it would open up the country's telecommunications sector to private enterprises.

    THE PROJECT. The Company and the proposed shareholders of a Taiwanese company to be called TMCC have agreed to file joint applications for a number of mobile voice and data licenses to provide national coverage of Taiwan. This project was organized by Jason Wu and Central Investment Holding, Inc., both of whom are existing shareholders of the Company, and certain other potential investors in TMCC. Selection of the successful applicants by the government will not be done on the basis of an auction, but rather based on the quality of the application, the expertise demonstrated in the application and other factors. License applications have been submitted, and license awards are expected to be announced during the first quarter of 1997.

    To date, the Company has funded $3.0 million to the project as a license deposit to support the license applications. If such licenses are granted, through a combination of direct and indirect ownership and revenue sharing agreements, such deposit will be converted into a 20% economic interest in the joint venture. The Company believes that, on the basis of its experience in providing ECTR services and the quality of its local partners, it is well positioned to receive one or more of the licenses for which it will apply, although no assurance can be given that any such licenses will be awarded. See "Risk Factors--Project Level Risks--Risk of Modification or Loss of Licenses; Uncertainty as to the Availability, Cost and Terms of Licenses; Restrictions on Licenses."

COMPETITION

    Because the implementation of wireless technologies is at a early stage of development in many developing countries, the Company believes there are significant opportunities to form, develop and operate companies that deploy these technologies. The Company believes its business will become increasingly competitive, particularly as businesses and foreign governments realize the market potential of wireless technologies. A number of large American, Japanese and European companies, including RBOCs and major international carriers, are actively engaged in programs to develop and commercialize wireless technologies in developing countries. Most of these companies have substantially greater financial and other resources, research and development staffs and technical and marketing capabilities than the Company. The Company's operating companies and developmental stage projects will frequently compete against traditional land-line companies (i.e. local telephone companies), cellular telephone companies and direct competitors using the same wireless technologies as the operating companies. The Company's competitive strategy depends on the service offered and the competitor. For example, the Company's strategy is for its ECTR operating companies to compete against cellular telephone service providers by offering greater functionality at lower cost, particularly for business users, to compete against traditional land-line carriers by offering better service, faster deployment and lower

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
construction costs and to compete against direct competitors, including those formed by large American, Japanese and European companies, by relying on local partners to obtain operating licenses and provide access to existing telecommunications asset bases. There will, however, be increasing competition for licenses; and there will be increased competition once licenses are obtained from both other wireless operators and, in some cases, from government-owned telephone companies. Although the Company intends to employ new technologies, there will be a continuing competitive threat that even newer technologies will render the wireless systems employed by certain operating companies obsolete. There is no assurance that any of the Company's operating companies or developmental stage projects will compete successfully in the marketplace. See "Risk Factors--Project Level Risks-- Competition."

TECHNOLOGY

    CELLULAR TELEPHONE

    Cellular telephone was first commercially introduced in Sweden in 1976. Commercial introduction in the United States occurred in 1983. Cellular services are now broadly available in developed countries and are available or being introduced in most developing countries around the world.

    The principle of cellular telephone service is coverage of the target market with a number of overlapping "cells" each centered on a low tower or cell site. In its simplest configuration, a cellular telephone system consists of a series of cell sites, each with a cellular tower. Cell sites are linked to a mobile telephone switching office, which consists of a central computer which controls the network, and a switch to route calls between cells and the public switched telephone network.

    Currently, most cellular systems use analog technologies such as AMPS (U.S. standard), TACS (UK/European standard) or NMT (European standard). In some high density markets analog systems are reaching their capacity limits and are being supplemented with new digital technologies that offer greater capacity than analog systems.

    Several digital cellular technologies have been developed in the last three to five years. D-AMPS has been introduced as an upgrade for operators of existing AMPS systems. D-AMPS nominally provides three times the capacity of analog systems and is now a mature and well proven technology. In Europe, the Global System for Mobile Communication ("GSM") standard has been developed and is widely available throughout Europe and Asia. GSM provides approximately two to three times the capacity of analog systems and has the additional benefit of international roaming due to its broad availability and system compatibility. Another new digital technology, Code Division Multiple Access ("CDMA"), is being introduced in the U.S. and several other major countries. CDMA provides the highest capacity of any digital cellular technology at this point, with six to ten times analog system capacity in a mobile environment. Its first commercial deployment in Hong Kong has been successful, and it is now being planned for deployment in Personal Communications Services ("PCS") networks in the United States and elsewhere.

    Despite the introduction of these digital technologies, analog networks continue to dominate markets in most countries. For example, even after the introduction of GSM services in Scandinavia, the NMT analog service continues to experience significant growth, partly due to its superior coverage outside of the major cities in the region. Two new enhancements, NMT 450-I and NMT 900-I, provide NMT networks with GSM-like functionality, including calling number display, short message service, voice mail indicator and real-time clock. In addition, a common GSM/NMT number facility is now available.

    Spectrum for cellular is usually allocated in the 400 MHz, 800 MHz or 900 MHz frequency bands, depending on the country and the standard used. In many countries, spectrum is also being made available in the 1.8 and 1.9 GHz "PCN" and PCS bands. PCS is essentially a variant of cellular telephone

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
operating in different frequency ranges, but providing similar services. In the U.S. market, PCS is being targeted mainly towards the residential and individual subscriber markets, where it competes not only with cellular but with existing wireline telephone services. In developing countries, the availability of PCS spectrum provides opportunities for operators to address both the mobile and fixed telephone markets.

    WIRELESS LOCAL LOOP

    WLL refers to a group of technologies designed to provide customer access to the public switched telephone network using wireless radio technologies rather than traditional wire or fiber optic lines.

    A WLL system typically consists of a number of radio base stations (similar to cell sites used for cellular telephone) covering the target market area, a switching center, and fixed subscriber terminals on the subscriber's premises. On the fixed subscriber terminal a standard telephone jack allows connection to standard telephone equipment. In some systems portable handsets are available, providing the added value of wide-area cordless telephone service to the subscriber.

    The Company believes that WLL is an attractive technology for the rapid expansion of telephone facilities in developing countries. The use of digital technology provides substantially greater capacity than analog alternatives which the Company believes results in WLL being a cost-effective communications solution.

    Several types of technology can be used to provide WLL. These include (i) cellular telephone technologies such as CDMA, D-AMPS or GSM which are suitable for providing WLL, wide-area cordless and combined WLL/PCS services, (ii) "PSTN Transparent" technologies, designed specifically for WLL applications, which provide a direct replacement to the traditional wireline (cable based) local loop in a manner which is completely transparent to the user, and (iii) new digital cordless technologies such as Digital European Cordless Telephone (DECT) and the Japanese Personal HandiPhone System (PHP/ PHS).

    ENHANCED CAPACITY TRUNKED RADIO

    ECTR refers to a group of technologies designed to provide a combination of cellular telephone, specialized mobile radio ("SMR") dispatch services, paging services, data services, wide-area subscriber roaming and fixed site services
(WLL) all on a single system. Typically known as "Business Cellular," or "Business Communications Services," the technology was developed in Europe in the early 1980's as an outgrowth of previously developed cellular telephone and trunked radio technology. Trunked radio was developed in the U.S. in the early 1970's to allow users of traditional single channel, PMR systems to share channels in a dynamic manner, thereby increasing system capacity and reducing competition for channels among users. Trunked radio has been traditionally used for dispatching trucks, taxis, and other fleet vehicles.

    In creating ECTR, a group of leading manufacturers (including Nokia, Motorola and Phillips) combined existing cellular telephone and trunked radio technologies and incorporated new features to optimize the technology for business users. The resulting "MPT 1327" technology is now one of the leading trunked radio technologies in the world in terms of number of countries in which it is deployed. Most countries in Western Europe now have commercial MPT 1327 systems, as do many countries in Eastern Europe, Asia and Latin America.

    MPT 1327 is a combination of analog (traffic channels) and digital (control channels) technology. An MPT 1327 system user can (i) make cellular calls on terminals similar in size to GSM cellular telephone terminals, (ii) dispatch vehicles and control field personnel, (iii) transmit data to fax machines and mobile and fixed site computers, (iv) page users and provide short messages on the terminal display, (v) connect out-of-office employees into office PABXs to provide the functionality of the office PABX away from the office, and (vi) provide primary or second line service to fixed sites (wireless local loop). The

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
Company believes that MPT 1327 ECTR technology provides these capabilities at a lower cost per subscriber than cellular telephone in most applications.

    An added advantage of MPT 1327 ECTR is its ability to operate in numerous frequency bands. The Company has found that this frequency flexibility makes it easier to obtain frequency allocations to establish ECTR operations in developing countries. Also, as MPT 1327 supports cellular calling services, the Company has been able to obtain substantial blocks of ECTR frequency in its project countries, and provide business cellular service, without paying the high license fees typically paid for cellular licenses.

    ECTR technologies continue to develop and evolve. The Company continually evaluates these developments and adapts them as appropriate.

    PAGING

    Paging is a well-established technology, with service widely available in most developed and developing countries. A paging system typically consists of a number of transmitter sites, connected to a central messaging center. The messaging center receives incoming messages from the public telephone network and prepares batches of messages for transmission to subscribers.

    Paging systems are normally based on industry standard transmission protocols, the most common being POCSAG 512. Newer systems such as POCSAG 1200 and Motorola "Flex" provide higher capacity by using higher transmission speeds.

    Two way paging systems are now available, allowing message acknowledgment responses and short data messages to be sent back by the paging subscriber. These systems normally require multiple receiver sites in the network to ensure reliable reception of low power transmissions from pagers. Depending on the technology used, existing paging systems can be upgraded to incorporate this capability.

    As paging networks are essentially broadcast messaging systems additional applications can also be supported by the existing infrastructure, such as news retrieval, stock market quotes and weather forecasts. In developing countries where telephone penetration is low, paging often provides an affordable alternative to public telephone service. The high penetration rates of paging in China and Hong Kong are indicative of this phenomenon. When used in conjunction with public voice mail services (which are often provided by paging operators), a "virtual telephone" service can be provided.

EMPLOYEES

    As of December 31, 1996, the Company had 32 employees, including four local country managers. None of the Company's employees are subject to collective bargaining agreements. The Company believes that its relations with its employees are good.

LEGAL PROCEEDINGS

    The Company is not a party to any litigation at the present time.

FACILITIES

    The Company leases approximately 8,600 square feet of space in a facility located in San Mateo, California. The lease provides for current annual rent, including expenses, of approximately $219,000 per year. Lease payments are subject to adjustment in the event of increases in property taxes and other events.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company as of December 31, 1996 are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------  -----------  -----------------------------------------------------
Haynes G. Griffin(1).................................          49   Chairman of the Board
John D. Lockton......................................          59   President, Chief Executive Officer and Director
Hugh B. L. McClung...................................          55   Vice Chairman of the Board and Managing Director,
                                                                      Asia
Clarence "Sam" Endy..................................          58   Executive Vice President and Chief Operating Officer
Douglas S. Sinclair..................................          42   Executive Vice President and Chief Financial Officer
Patrick Ciganer......................................          45   Senior Vice President, Project Finance
Robert M. Curran.....................................          42   Senior Vice President, Marketing
Roger Quayle.........................................          43   Senior Vice President, Technology
Aarti C. Gurnani.....................................          29   Vice President, Legal Affairs and Secretary
Sanford L. Antignas..................................          35   Director
Carl C. Cordova III(1)(2)............................          35   Director
Stephen R. Leeolou(2)................................          41   Director
John S. McCarthy(2)..................................          48   Director
Carl F. Pascarella(1)................................          55   Director
Brian Rich...........................................          36   Director
Van Snowdon..........................................          41   Director

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    Mr. Griffin has served as Chairman of the Board of Directors of the Company since June 1996. Mr. Griffin is a co-founder of Vanguard Cellular Systems, Inc., a wireless cellular telephone company ("Vanguard"), and has served as Chairman of the Board and Co-Chief Executive Officer of Vanguard since November 1996. From July 1984 to November 1996, he was President and Chief Executive Officer of Vanguard. Mr. Griffin also serves as a director of Lexington Global Asset Managers, Inc. and Geotek Communications, Inc. Mr. Griffin holds a B.A. in Economics from Princeton University.

    Mr. Lockton is a co-founder of the Company and has served as President, Chief Executive Officer and a director of the Company since its incorporation in January 1992. From May 1990 to August 1991, he was Managing Partner of Corporate Technology Partners ("CTP"), a partnership formed to pursue wireless communications licenses and form local wireless communications businesses in developing countries. In August 1988, he founded Cellular Data, Inc., a wireless company, and Star Associates, Inc., a cellular radio RSA company. From December 1983 to July 1986, Mr. Lockton was Executive Vice President for Pacific Bell Company, with responsibilities including its wireless business. Mr. Lockton was a director of Interactive Network, Inc., a wireless based interactive television company, from December 1987 to April 1996 and was Chairman of the Board of Directors until December 1994. He was also a director of Centex Telemanagement, Inc., a shared access telephone service provider from May 1992 until the company was acquired by HFS, Inc. in July 1994. Mr. Lockton holds a B.A. in Economics and Chemical Engineering from Yale University, an L.L.B. from Harvard Law School and an Executive M.B.A. from the Columbia University Business School.

    Mr. McClung is a co-founder of the Company and has been a director of the Company since its inception in January 1992. Mr. McClung has served as Vice Chairman of the Board of Directors since

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
December 1995 and Managing Director, Asia since January 1996. Mr. McClung served as Chairman of the Board of Directors of the Company from January 1992 to December 1995, and served as Chief Financial Officer of the Company from January 1992 until April 1995. From 1986 to 1991, he was a general partner of CTP, which he co-founded to pursue wireless communications licenses and form local wireless communications businesses in developing countries. Mr. McClung holds a B.A. in Economics and an M.B.A. from the University of Washington.

    Mr. Endy has served as Chief Operating Officer of the Company since June 1996 and has served as Executive Vice President of the Company since August 1994. From July 1988 to May 1994, Mr. Endy held the positions of Senior Vice President, Service and Engineering, Senior Vice President, Marketing and Sales and Chief Service Officer at Centex Telemanagement, Inc., a telecommunications management company. From 1982 to 1988, Mr. Endy was Corporate Vice President for Sprint Communications, Inc., a telecommunications company. Mr. Endy holds a B.S. in Military Science from the U.S. Military Academy, West Point, an M.S. in Electrical Engineering from Purdue University and a Ph.D. in Electrical Engineering from Purdue University.

    Mr. Sinclair has served as Executive Vice President and Chief Financial Officer of the Company since May 1995. From March 1993 to May 1995, Mr. Sinclair was Chief Financial Officer, Secretary and Treasurer of Pittencrieff Communications, Inc., a major U.S. trunked radio operator. From March 1990 to March 1993, Mr. Sinclair was Group Finance Director of Pittencrieff, plc., Scotland, an oil exploration and development company. Mr. Sinclair holds a B.Sc. in Electrical & Electronic Engineering from the University of Glasgow and an M.B.A. from the Harvard Graduate School of Business Administration.

    Mr. Ciganer has served as Senior Vice President, Project Finance of the Company since December 1996. From May 1996 to December 1996, Mr. Ciganer served as Senior Vice President, Latin America of the Company, and from January 1994 to April 1996, he served as Vice President, Operations--Latin America of the Company. From May 1992 to January 1994, Mr. Ciganer was Chief Executive Officer of Transcom Corporation, a wireless telecommunications engineering and service organization. From November 1990 to April 1992, Mr. Ciganer was a director and co-founder of Chronos Tracking Systems, Ltd., a privately financed wireless data start-up company. Mr. Ciganer holds a B.A. in Economics from Georgetown University.

    Mr. Curran has served as Senior Vice President, Marketing of the Company since August 1996. From March to August 1996, Mr. Curran was Vice President, Marketing of 360 DEG. Communications Company, a U.S. cellular operator that is the successor corporation to Sprint Cellular Company ("Sprint Cellular"), a U.S. cellular operator that was wholly owned by Sprint Corporation. From February 1994 to March 1996, Mr. Curran served as Vice President, Marketing for Sprint Cellular, and from September 1990 to February 1994, he served as Regional Vice President for Sprint Cellular. From March 1980 to September 1990, Mr. Curran served in various positions with Centel Cellular Company, a U.S. cellular operator, and Centel Supply Company, a telecommunications equipment supplier. Mr. Curran holds a B.S. in Criminal Justice from the University of Nebraska and has participated in the Executive Development Programs of Columbia University and Northwestern University.

    Mr. Quayle has served as Senior Vice President, Technology of the Company since May 1996. From May 1995 to April 1996, he served as Vice President, Technology of the Company, and from August 1994 to May 1995, he served as Vice President, Asian Operations of the Company. From July 1991 to August 1996, Mr. Quayle held various management positions with Broadcast Communications Ltd., a New Zealand broadcasting and telecommunications network and engineering company, most recently as General Manager of Technology and Business Development. From 1989 to 1991, Mr. Quayle was Senior Consultant and Principal of Amos Aked Swift, an Australian telecommunications consulting company. Prior to that time, he was the founder and Managing Director of Datacomm Equipment Ltd., a New Zealand data communications company.

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
    Ms. Gurnani has served as Vice President, Legal Affairs of the Company since March 1996 and as Secretary of the Company since August 1996. From July 1993 to March 1996, Ms. Gurnani was an Associate at Brobeck, Phleger & Harrison LLP, a private law firm. Ms. Gurnani holds a B.S. in Medical Microbiology from Stanford University and a J.D. from Hastings College of the Law.

    Mr. Antignas has served as a director of the Company since December 1996. Since April 1996, Mr. Antignas has served as a Vice President of Bassini Playfair + Associates LLC, an emerging markets private equity investment firm. From August 1994 to April 1996, he was Director of International Direct Investments for a unit of American International Group, Inc., and from September 1987 to August 1994, he held various positions with GE Capital Corporation. Mr. Antignas is a Certified Public Accountant, having previously been employed by Deloitte Haskins & Sells. Mr. Antignas holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from New York University.

    Mr. Cordova has served as a director of the Company since December 1995. Mr. Cordova is a Vice President of Electra Inc., an affiliate of Electra Investment Trust PLC, which he joined in 1993. He serves on the Boards of Directors of a number of private companies. Prior to joining Electra Inc., he was a Vice President of Columbia Capital Group. Mr. Cordova received a B.A. from Gettysburg College and an M.B.A. from The Wharton School of the University of Pennsylvania.

    Mr. Leeolou has served as a director of the Company since February 1994 and served as Chairman of the Board of Directors of the Company from December 1995 to June 1996. Mr. Leeolou is a co-founder of Vanguard and has served as its President and Co-Chief Executive Officer since November 1996. From July 1984 to November 1996, he was Executive Vice President and Chief Operating Officer of Vanguard. Mr. Leeolou holds a B.A. in Communications from James Madison University.

    Mr. McCarthy has served as a director of the Company since May 1993. Since December 1984, Mr. McCarthy has been a General Partner of Gateway Associates, a venture capital firm which he co-founded ("Gateway Associates"). Mr. McCarthy serves on the Board of Directors of Transaction Network Services, Inc., a publicly held electronic data telecommunications company. Mr. McCarthy also serves on the boards of directors of Tek Now, Inc., a private paging networks system company, NetSolve, Inc., a private data communications network company, Savvis Communications Corp., a private ATM network provider, and Omnilink Communication Corp., an ISDN terminal products manufacturer. Mr. McCarthy holds a B.S. in Business from Washington University and an M.B.A. from St. Louis University.

    Mr. Pascarella has served as a director of the Company since April 1996. Since August 1993, Mr. Pascarella has served as President and Chief Executive Officer of Visa U.S.A. Mr. Pascarella initially joined Visa International in January 1983 as Assistant Chief General Manager of the Asia-Pacific region and shortly thereafter was appointed President of Visa International's Asia-Pacific region and director of the Asia-Pacific Regional Board of the organization. Mr. Pascarella has served as a member of the Board of Directors of General Magic. Mr. Pascarella holds a B.S. in Accounting from the State University of New York at Buffalo and an M.B.A. from the Stanford Graduate School of Business.

    Mr. Rich has served as a director of the Company since December 1995. Since July 1995, Mr. Rich has served as Managing Director and Group Head of Toronto Dominion Capital, the U.S. merchant bank affiliate of Toronto Dominion Bank. From September 1990 to July 1995 he served as Managing Director of Communications Finance Group of The Toronto Dominion Bank in New York where he focused on transactions in the wireless communications, cable and broadcast industries. Mr. Rich also serves as a member of the Board of Directors of Teletrac, Inc. and InterAct, Inc. Mr. Rich holds a B.S. in Engineering from State University of New York at Buffalo and an M.B.A. from Columbia University.

    Mr. Snowdon has served as a director of the Company since March 1996. From August 1995 to the present, Mr. Snowdon has served as Vice President of Vanguard Communications, Inc., a subsidiary of Vanguard. From January 1992 to August 1995, he was Vice President of Vanguard International Telecommunications, Inc., a subsidiary of Vanguard. Mr. Snowdon also serves on the Board of Directors of

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
Cellular Telecommunications Services, Ltd., and Digitel Telecommunications Services Ltd. Mr. Snowdon holds a B.S. in Management, a B.S. in Marketing and an M.B.A. from James Madison University.

    The Company currently has authorized eleven directors. Each director holds office until the next annual meeting of stockholders or until his successor is duly elected and qualified. The Officers serve at the discretion of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors currently has two standing committees: (i) an Audit Committee (the "Audit Committee"); and (ii) a Compensation Committee (the "Compensation Committee"). The Board of Directors may also establish other committees to assist in the discharge of its responsibilities.

    The duties of the Audit Committee include recommending independent auditors to the Board of Directors, reviewing the intended scope of the annual audit and the audit methods and principles being applied by the independent auditors and the fees charged by the independent auditors, reviewing and discussing the results of the audit, reviewing the Company's significant accounting principles, policies and practices and undertaking related matters. KPMG Peat Marwick LLP presently serves as the independent auditors of the Company. The Audit Committee is currently comprised of Messrs. Cordova, Leeolou and McCarthy.

    The duties of the Compensation Committee include providing guidance and periodic monitoring for all corporate compensation, benefit, perquisite and employee equity programs, including those for all corporate officers, and succession planning for corporate officers. The Compensation Committee is currently comprised of Messrs. Cordova, Griffin and Pascarella.

ARRANGEMENTS CONCERNING ELECTION OF DIRECTORS

    Pursuant to the Company's Amended and Restated Certificate of Incorporation (the "Certificate"), (i) Vanguard, as the holder of Series E Preferred Stock (as defined below), is entitled to elect three directors to the Company's Board of Directors; and (ii) for so long as 20% of the shares of Series F Preferred Stock (as defined below) remain outstanding, the holders of Series F-1 Preferred Stock (as defined below) are entitled to elect three directors, one of whom Electra has the right to elect, one of whom Central Investment Holdings, Inc. ("CIH") has the right to elect and one of whom Toronto Dominion Investments Inc. ("TDI") has the right, subject to the conversion of its Series F-2 Preferred Stock (as defined below) into Series F-1 Preferred Stock, to elect (subject, in each case, to minimum stock ownership requirements). Pursuant to the IRA (as defined below), upon termination of the rights referred to in clause (ii) of the preceding sentence, for so long as 20% of the Series F Preferred Stock or the Common Stock issued or issuable upon conversion thereof (the "Series F Conversion Shares") are held by Series F Holders (as defined in the IRA), holders of the Company's Preferred Stock ("Preferred Stock") and certain transferees thereof have agreed to vote for three directors designated by a majority of the Series F Conversion Shares, one of whom Electra has the right to designate, one of whom CIH has the right to designate and one of whom TDI has the right to designate (subject, in each case, to minimum stock ownership requirements). The Company's Board of Directors includes: Messrs. Griffin, Leeolou and Snowdon, who are representatives of Vanguard; Mr. Cordova, who is a representative of Electra; and Mr. Rich, who is a representative of TDI.

    The holders of Series F-1 Preferred Stock have certain additional rights with respect to the election of one additional director upon the occurrence of certain events specified in the Series F Purchase Agreement (as defined below).

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
INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    The Certificate limits the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law ("DGCL"). Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by DGCL. The Company has also entered into indemnification agreements with its officers, directors, and certain other employees containing provisions that may require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

DIRECTOR COMPENSATION

    Directors other than Haynes Griffin do not receive any cash compensation for their service as members of the Board of Directors, although they are reimbursed for their expenses in attending Board and Committee meetings. Haynes Griffin receives compensation in the amount of $50,000 per year for his services as Chairman of the Board. Further, certain outside directors have been granted options to purchase shares of Common Stock in connection with their service as directors of the Company as follows: Van Snowdon--14,735 shares at an exercise price of $9.38 per share granted in February 1997; Stephen R. Leeolou--80,000 shares at an exercise price of $8.12 per share granted in March 1996; John S. McCarthy--12,000 shares at an exercise price of $2.00 per share granted in October 1994; and Carl F. Pascarella--12,000 shares at an exercise price of $8.12 per share granted in June 1996.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    The Company does not currently have any employment contracts with the Named Officers (as defined below).

    The Compensation Committee as Plan Administrator of the 1996 Stock Plan (as defined below) will have the authority to provide for the accelerated vesting of the shares of Common Stock subject to outstanding options held by the Named Officers, or the shares of Common Stock subject to direct issuances held by such individuals, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer and four other most highly compensated executive officers, each of whom earned salary and bonus for the fiscal year ended December 31, 1996 in excess of $100,000 (collectively, the "Named Officers"), for services rendered in all capacities to the Company during its previous fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                                                 --------------
                                                         ANNUAL COMPENSATION       SECURITIES
NAME AND                                               ------------------------    UNDERLYING         ALL OTHER
PRINCIPAL POSITION(1)                         YEAR     SALARY ($)    BONUS ($)    OPTIONS (#)    COMPENSATION ($)(2)
------------------------------------------  ---------  -----------  -----------  --------------  --------------------
John D. Lockton
  President and Chief Executive Officer...       1996     157,500       50,000        200,000             2,237
                                                 1995     120,000       50,000              0             2,237
Hugh B. L. McClung
  Vice Chairman of the Board and Managing
  Director, Asia..........................       1996     157,500       50,000        200,000             4,115
                                                 1995     120,000       50,000              0             2,574
Clarence Endy
  Executive Vice President, Operations and
  Chief Operating Officer.................       1996     195,000       45,000         40,000             3,804
                                                 1995     195,000       20,000              0             3,804
Douglas S. Sinclair
  Executive Vice President and Chief
  Financial Officer.......................       1996     155,000       38,000         36,000            48,383(3)
                                                 1995     100,104       15,000        120,000           116,122(4)
Patrick Ciganer
  Senior Vice President, Latin America....       1996     126,000       20,000         20,000               708
                                                 1995     114,000            0              0               708

------------------------

(1) Table does not include Robert M. Curran, Senior Vice President, Marketing of the Company, who joined the Company in August 1996, whose salary for 1996 was $150,000 on an annualized basis. Robert M. Curran's actual salary, bonus and all other compensation earned in 1996 were $62,500, $55,000 and $19,087, respectively. Mr. Curran also received options for 100,000 shares and other compensation in the amount of $125,731, consisting of $114,263 for reimbursement of moving expenses, $9,196 for a cost of living adjustment and $1,912 for premiums for life insurance paid by the Company, in 1996.

(2) Represents premiums for life insurance paid by the Company, unless otherwise noted.

(3) Includes a cost of living adjustment of $47,745 and life insurance premiums in the amount of $638 paid by the Company.

(4) Includes a cost of living adjustment of $47,480 and reimbursement for relocation expenses of $68,642.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the Named Officers for the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                                  ------------------------------------                            POTENTIAL REALIZABLE VALUE
                                     NUMBER OF                                                                AT
                                     SHARES OF                                                     ASSUMED ANNUAL RATES OF
                                   COMMON STOCK    % OF TOTAL OPTIONS                            STOCK PRICE APPRECIATION FOR
                                    UNDERLYING         GRANTED TO        EXERCISE                       OPTION TERM(3)
                                  OPTIONS GRANTED  EMPLOYEES IN FISCAL     PRICE     EXPIRATION  ----------------------------
NAME                                  (#)(1)              YEAR           ($/SH)(2)      DATE        5% ($)         10% ($)
--------------------------------  ---------------  -------------------  -----------  ----------  -------------  -------------
John D. Lockton(4)..............        200,000                18%       $   8.125     03/05/06  $   1,021,954  $   2,589,831
Hugh B. L. McClung(5)...........        200,000                18%       $   8.125     03/05/06  $   1,021,954  $   2,589,831
Clarence Endy(6)................         40,000                 4%       $   8.125     03/05/06  $     204,391  $     517,966
Douglas S. Sinclair(7)..........         36,000                 3%       $   8.125     03/05/06  $     183,952  $     466,170
Patrick Ciganer(8)..............         20,000                 2%       $   8.125     03/05/06  $     102,195  $     258,983

------------------------

(1) Each option is immediately exercisable. The shares purchasable thereunder are subject to repurchase by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses and the optionee vests as to 25% of the option shares upon completion of one year of service from the date of grant and the balance in a series of equal monthly installments over the next 36 months of service thereafter. The option shares will vest upon an acquisition of the Company by merger or asset sale, unless the Company's repurchase right with respect to the unvested option shares is transferred to the acquiring entity. The options have a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of employment with the Company.

(2) The exercise price may be paid in cash, in shares of the Company's Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by lending the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(3) The 5% and 10% assumed annual rates of compounded stock price appreciation are provided for informational purposes only based on rules of the Securities and Exchange Commission. The Company is unable to predict whether the stock price will increase or decrease and, if it does increase, there can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4) In February 1997, Mr. Lockton received an option to purchase 51,573 shares of Common Stock. Such option is immediately exercisable, but the underlying shares are subject to repurchase at cost should Mr. Lockton cease to provide services to the Company prior to vesting in such shares. The Company's right of repurchase will lapse, and Mr. Lockton will vest, in such shares in five equal successive annual installments, with the first such installment vesting on January 1, 1998.

(5) In February 1997, Mr. McClung received an option to purchase 51,573 shares of Common Stock. Such option is immediately exercisable, but the underlying shares are subject to repurchase at cost should Mr. McClung cease to provide services to the Company prior to vesting in such shares. The

    Company's right of repurchase will lapse, and Mr. McClung will vest, in such shares in five equal successive annual installments, with the first such installment vesting on January 1, 1998.

(6) In February 1997, Mr. Endy received an option to purchase 33,154 shares of Common Stock. Such option is immediately exercisable, but the underlying shares are subject to repurchase at cost should Mr. Endy cease to provide services to the Company prior to vesting in such shares. The Company's right of repurchase will lapse, and Mr. Endy will vest, in such shares in five equal successive annual installments, with the first such installment vesting on January 1, 1998.

(7) In February 1997, Mr. Sinclair received an option to purchase 28,733 shares of Common Stock. Such option is immediately exercisable, but the underlying shares are subject to repurchase at cost should Mr. Sinclair cease to provide services to the Company prior to vesting in such shares. The Company's right of repurchase will lapse, and Mr. Sinclair will vest, in such shares in five equal successive annual installments, with the first such installment vesting on January 1, 1998.

(8) In February 1997, Mr. Ciganer received an option to purchase 18,419 shares of Common Stock. Such option is immediately exercisable, but the underlying shares are subject to repurchase at cost should Mr. Ciganer cease to provide services to the Company prior to vesting in such shares. The Company's right of repurchase will lapse, and Mr. Ciganer will vest, in such shares in five equal successive annual installments, with the first such installment vesting on January 1, 1998.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information concerning option holdings for the fiscal year ended December 31, 1996 with respect to each of the Named Officers. No options were exercised during the fiscal year ended December 31, 1996, and no stock appreciation rights were exercised during such year or were outstanding at the end of that year.

                         FISCAL YEAR END OPTION VALUES

                                                           NUMBER OF SHARES OF
                                                              COMMON STOCK                       VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED                      IN-THE-MONEY
                                                              OPTIONS AS OF                          OPTIONS AS OF
                                                          DECEMBER 31, 1996 (#)                DECEMBER 31, 1996 ($)(1)
                                                  -------------------------------------  -------------------------------------
NAME                                              EXERCISABLE(2)      UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
------------------------------------------------  --------------  ---------------------  --------------  ---------------------
John D. Lockton.................................       280,000                  0              980,000                 0
Hugh B. L. McClung..............................       280,000                  0              980,000                 0
Clarence Endy...................................       180,000                  0            1,327,500                 0
Douglas S. Sinclair.............................       156,000                  0              420,000                 0
Patrick Ciganer.................................       100,000                  0              755,000                 0

------------------------

(1) Based on the estimated fair market value of Common Stock as of December 31, 1996 ($9.38 per share) less the exercise price payable for such shares.

(2) The options are immediately exercisable for all the option shares, but any shares of Common Stock purchased under the options will be subject to repurchase by the Company at the original exercise price per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right had lapsed as to the following number of shares as of December 31, 1996: Mr. Lockton--46,667; Mr. McClung--63,333; Mr.
    Endy--81,667; Mr. Sinclair--47,500; and Mr. Ciganer--58,333.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Messrs. Griffin, Cordova and Pascarella; Mr. Griffin serves as its Chairman. In 1996, Messrs. Lockton, Leeolou, McCarthy and Schiff served on the Compensation Committee; Mr. McCarthy served as its Chairman. Mr. Griffin is Chairman of the Board of Directors of the Company and President and Chief Executive Officer of Vanguard. Mr. Cordova is a Vice President of Electra Inc., an affiliate of Electra. Mr. Lockton is President and Chief Executive Officer of the Company. Mr. Leeolou has been a director of the Company since February 1994 and is Executive Vice President and Chief Operating Officer of Vanguard. Mr. McCarthy is a general partner of Gateway Associates, a venture capital firm affiliated with Gateway (as defined below). Mr. Schiff is a general partner of Northwood Ventures, a venture capital firm, and Chairman and Chief Executive Officer of Northwood Capital Partners LLC (together with Northwood Ventures and an affiliated individual, "Northwood"). As of September 30, 1996, Vanguard, Electra and Gateway each held more than 5% of the outstanding voting equity securities of the Company.

    In March 1992, the Company sold 271,960 shares of Series B Preferred Stock to Gateway (as defined) for an aggregate purchase price of $250,000 (a purchase price of $0.92 per share). In June 1992, the Company issued Gateway a warrant to purchase an additional 417,040 shares of Series B Preferred Stock at an exercise price of $0.60 per share, which was subsequently canceled. In May 1993, the Company sold 435,120 shares of Series B Preferred Stock to Gateway for an aggregate purchase price of $399,984, including cancellation of indebtedness in the amount of $75,000.

    In October and November 1993, the Company issued convertible secured notes in a principal amount of $485,812 to Gateway and $615,000 to Northwood. In the Series C Financing (as defined), the Company sold 224,920 shares of Series C Preferred Stock to Gateway for an aggregate purchase price of $499,997, including cancellation of such note, 341,880 shares of Series C Preferred Stock to Northwood for an aggregate purchase price of $759,999, including cancellation of such note, and 837,880 shares of Series C Preferred Stock to Vanguard for an aggregate purchase price of $1,862,607. The Company also issued Vanguard warrants (as subsequently amended) to purchase (i) 50,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, (ii) 273,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, and (iii) 393,120 shares of Series D Preferred Stock at an exercise price of $6.55 per share and entered into a Development Agreement (as defined) with Vanguard.

    In May 1994, the Company issued May 1994 Bridge Notes (as defined) in a principal amount of $500,000 to each of Gateway and Northwood and $770,234 to Vanguard. In connection with such financing, the investors received warrants exercisable for shares of Series D Preferred Stock, including: Gateway and Northwood--11,440 shares each; and Vanguard--17,640 shares.

    In the Series D Financing (as defined), the Company sold (i) 106,880 shares of Series D Preferred Stock to Gateway for an aggregate purchase price of $700,064, including cancellation of a May 1994 Bridge Note in the principal amount of $500,000, (ii) 190,880 shares of Series D Preferred Stock to Northwood for an aggregate purchase price of $1,250,264, including cancellation of a May 1994 Bridge Note in the principal amount of $500,000, and (iii) 445,400 shares of Series D Preferred Stock to Vanguard for an aggregate purchase price of $2,917,370, including cancellation of a May 1994 Bridge Note in the principal amount of $770,234. In connection with the Series D Financing, Vanguard loaned $1.8 million to the Company in exchange for two convertible notes in the amount of $900,000 each. On April 26, 1996, Vanguard converted both notes, as amended, into an aggregate of 274,800 shares of Series D Preferred Stock.

    On April 6, 1995, the Company issued April 6, 1995 Bridge Notes (as defined) in principal amounts of $390,000 to Vanguard, $200,000 to Gateway and $100,000 to Northwood, which were canceled in a subsequent financing. In connection with issuing such notes, the Company issued warrants exercisable for shares of Series D Preferred Stock, including warrants to purchase 5,960 shares issued to Vanguard, 3,080 shares issued to Gateway, and 1,560 shares issued to Northwood.

    On April 24, April 25, and June 27, 1995, the Company issued the April 24, 1995 Bridge Notes (as defined) in principal amounts of $1,541,070 to Vanguard, $403,000 to Northwood and $200,000 to Gateway. Of the $1,541,070 loaned by Vanguard, $390,000 was in the form of cancellation of the April 6, 1995 Bridge Note held by Vanguard.

    On July 31, 1995, the Company issued the First July 1995 Vanguard Note (as defined) in the principal amount of $1,485,000 to Vanguard. The Company paid Vanguard a $20,000 fee in connection with the transaction. The First July 1995 Vanguard Note was cancelled in the Series F Financing (as defined). The Company also issued Vanguard, for a purchase price of $15,000, a warrant to purchase 32,000 shares of Series F-1 Preferred Stock at an exercise price of $9.37 per share.

    In the July 1995 Financing (as defined), the Company issued additional notes in the principal amount of $1,490,013 to Vanguard, $199,066 to Northwood and $391,576 to Gateway. The Company also issued (i) 380,880 shares of Series D Preferred Stock to Vanguard, 46,080 shares of Series D Preferred Stock to Northwood and 680 shares of Series D Preferred Stock to Gateway and (ii) warrants to purchase shares of Series F-1 Preferred Stock (not including the warrant issued to Vanguard in connection with the First July 1995 Vanguard Note) at an exercise price of $9.37 per share, including warrants to purchase 32,120 shares issued to Vanguard, 4,320 shares issued to Northwood and, 8,440 shares issued to Gateway. Certain notes previously issued by the Company were canceled in the July 1995 Financing. In connection with the July 1995 Financing, Mr. Lockton agreed, pursuant to a letter agreement dated July 28, 1995, to vote his shares of the Company's capital stock in favor of the election to the Company's Board of Directors of a person designated by the BEA Funds (as defined). This obligation terminated on July 31, 1996.

    In November and December 1995, the Company borrowed $1,000,000 from Vanguard, $450,000 from Gateway and $300,625 from Northwood and issued short-term convertible unsecured notes (the "Winter 1995 Notes") that bore interest at 10% per annum. In connection with these transactions, the Company paid loan fees of $30,000 to Vanguard, $13,500 to Gateway and $9,019 to Northwood.

    In the Series F Financing (as defined), the Company sold Series F-1 Preferred Stock to Vanguard (424,000 shares for an aggregate purchase price of $3,975,000, including the conversion of certain outstanding notes), Northwood (56,720 shares for an aggregate purchase price of $531,750, including the conversion of certain outstanding notes), and Gateway (94,200 shares for an aggregate purchase price of $883,125, including the conversion of certain outstanding notes).

    Pursuant to the Vanguard Exchange (as defined), the Company acquired the interests or rights to acquire interests of Vanguard Sub (as defined) in ten wireless projects in Indonesia, New Zealand, Brazil, India and Pakistan. Vanguard's cost of acquiring such projects was in excess of approximately $3.5 million.

    In January 1992, the Company issued 1,200,000 shares of Series A Preferred Stock to CTI (as defined), an entity beneficially owned by Messrs. Lockton and McClung and another individual, for an aggregate purchase price of $300,000. CTI subsequently distributed 510,000 shares to Mr. Lockton. Pursuant to the CTP Exchange (as defined), on December 18, 1995 the Company issued 103,280 shares of Common Stock to Mr. Lockton and deposited an additional 45,360 shares of Common Stock into escrow for the benefit of certain parties, including Messrs. Lockton and McClung.

    For additional information, regarding the above transactions, see "Certain Transactions." For a description of compensation of executive officers and directors of the Company and the eligibility of executive officers and directors to participate in the Stock Plan, see "Management--Executive Compensation." "--1996 Stock Option/Stock Issuance Plan" and "--Director Compensation."

1996 STOCK OPTION/STOCK ISSUANCE PLAN

    The 1996 Stock Option/Stock Issuance Plan (the "Stock Plan") was initially adopted by the Board of Directors of the Company and approved by its stockholders on August 7, 1996. The Stock Plan is the successor to the International Wireless Communications, Inc. 1994 Stock Option/Stock Issuance Plan (the "1994 Plan"), and no additional options will be granted under the 1994 Plan. A total of 2,400,000 shares of Common Stock have been authorized for issuance under the Stock Plan. In February 1997, the Board of Directors approved the reservation of an additional 358,196 shares of Common Stock for issuance pursuant to the Stock Plan, subject to stockholder approval.

    The individuals eligible to receive option grants or share issuances under the Stock Plan are employees (including officers and directors), non-employee members of the Board of Directors and consultants of the Company or any parent or subsidiary corporation. As of December 31, 1996 options to purchase a total of 1,982,000 shares of Common Stock were outstanding under the Stock Plan. In addition, the Board of Directors of the Company granted options to purchase an additional 405,282 shares pursuant to the Stock Plan subsequent to December 31, 1996.

    The Stock Plan is divided into two separate programs: the option grant program and the stock issuance program. Under the option grant program, eligible individuals may be granted options to purchase shares of Common Stock at a discount of up to 15% of the fair market value of such shares on the grant date, and options may be structured as installment options that become exercisable for vested shares over the optionee's period of service or as immediately exercisable options for unvested shares that may be subject to repurchase upon the optionee's termination of employment. The stock issuance program allows eligible individuals to purchase shares of Common Stock at fair market value or at discounts of up to 15% of the fair market value of the shares on the grant date. Such shares may be fully vested when issued or may vest over time. In addition, shares of Common Stock may be issued as bonus awards in recognition of services rendered to the Company.

    The Stock Plan is administered by the Board of Directors of the Company or a committee thereof. The Board or such committee will select the individuals to receive option grants or share issuances and the number of shares subject to each such grant or issuance; determine the exercise or vesting schedule for each granted option or share issuance; and determine whether a granted option is to be an incentive stock option affording favorable tax treatment to the optionee at the loss of a deduction to the Company or a non-statutory option entitling the Company to a deduction upon exercise. Each granted option will have a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company.

    In the event the Company is acquired by merger or asset sale, each outstanding option under the Stock Plan that is not to be assumed or replaced with a comparable option from the successor corporation will automatically terminate. The Company's outstanding repurchase rights under the Stock Plan will also terminate, and the shares subject to those repurchase rights will become fully vested, upon the merger or asset sale, unless such repurchase rights are assigned to the successor corporation.

    The Board has the authority to effect the cancellation of outstanding options under the Stock Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the lower fair market value of the Common Stock on the new grant date. The Board may also amend or modify the Stock Plan at any time, provided that no such amendment may adversely affect the rights and obligations of the participants with respect to their outstanding options without their consent. The Stock Plan will terminate on January 6, 2006, unless sooner terminated upon the occurrence of certain events.

                              CERTAIN TRANSACTIONS

PRIVATE PLACEMENT TRANSACTIONS

    THE SERIES B FINANCING

    In March 1992, the Company sold 271,960 shares of Series B Preferred Stock to Gateway Venture Partners III, L.P. ("Gateway") for an aggregate purchase price of $250,000 (a purchase price of $0.92 per share). In June 1992, the Company issued to Gateway a warrant to purchase an additional 417,040 shares of Series B Preferred Stock at an exercise price of $0.60 per share, with the number of shares and exercise price subject to adjustment in certain circumstances, which was subsequently canceled.

    In May 1993, the Company sold an aggregate of 848,520 shares of Series B Preferred Stock for an aggregate purchase price of $780,000 (a purchase price of $0.92 per share), of which 435,120 shares were sold to Gateway for an aggregate purchase price of $399,984, including cancellation of indebtedness in the amount of $75,000. The warrant issued to Gateway in March 1992 was canceled in connection with this financing.

    THE SERIES C FINANCING

    In October and November 1993, the Company issued convertible secured notes in an aggregate principal amount of $1,350,812, including notes in aggregate principal amounts of $615,000 issued to Northwood (the "Northwood Note") and $485,812 issued to Gateway (the "Gateway Note"). These notes bore interest at prime plus 1% per annum and were secured by all of the assets of the Company.

    In a series of transactions during January and February 1994 (the "Series C Financing"), the Company sold an aggregate of 1,762,280 shares of Series C Preferred Stock for an aggregate purchase price of $3,917,550 (a purchase price of $2.22 per share), including 224,920 shares sold to Gateway for an aggregate purchase price of $499,997, including cancellation of the Gateway Note; 341,880 shares sold to Northwood for an aggregate purchase price of $759,999, including cancellation of the Northwood Note, and 837,880 shares sold to Vanguard for an aggregate purchase price of $1,862,607.

    In connection with the Series C Financing, the Company issued to Vanguard warrants (as subsequently amended) to purchase (i) 50,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, (ii) 273,440 shares of Series C Preferred Stock at an exercise price of $2.22 per share, and (iii) 393,120 shares of Series D Preferred Stock at an exercise price of $6.55 per share. The warrant described in clause (i) is exercisable until December 18, 1997; the warrants described in clauses (ii) and (iii) are exercisable until May 15, 1997 or, if earlier, upon the initial public offering of the Company's capital stock. The number of shares and exercise price for all such warrants are subject to adjustment in certain circumstances.

    In connection with the Series C Financing, the investors were granted certain registration rights, information rights, board observer rights, board representation rights, rights of first offer and co-sale rights. Vanguard was also granted a right of first refusal to acquire an amount of any future equity financing by the Company equal to (i) the amount Vanguard would be entitled to acquire under its first offer rights based on its pro rata equity ownership in the Company (calculated on an as converted basis) plus (ii) an overcall amount. The overcall amount was the number of shares which, when added to the number of shares represented by the warrants issued to Vanguard in the Series C Financing (including shares acquired upon the exercise of such warrants), would equal 15.01% of the outstanding shares of the Company capital stock on a post-transaction basis. The right of first refusal was amended in connection with the Series D Financing (as defined below).

    In connection with the Series C Financing, Vanguard and the Company entered into a Business Development and Resource Access Agreement dated as of February 28, 1994 (the "Development Agreement"). The Development Agreement has a five year term and provides that if either party becomes aware of opportunities for wireless projects outside the United States or PCS projects within or outside the United States, and brings the opportunity to the attention of the other party, then the other party will have the opportunity to participate in such projects. The Development Agreement also provides for Vanguard to assist the Company, at the Company's request and subject to availability of Vanguard resources, by providing various services including project review, operations support, technical support, training, site visits, staffing and recruiting. The Company reimburses Vanguard for Vanguard's costs in providing certain of such services; such reimbursement has not exceeded $60,000 in fiscal years 1994 or 1995 or 1996.

    THE SERIES D FINANCING

    In May 1994, the Company issued convertible notes (the "May 1994 Bridge Notes") in an aggregate principal amount of $2,028,993, including $500,000 to each of Gateway and Northwood and $770,234 to Vanguard. The May 1994 Bridge Notes were due in 180 days and bore interest at prime plus 1% per annum. In connection with the May 1994 Bridge Notes, the purchasers received warrants exercisable for an aggregate of 46,440 shares of Series D Preferred Stock, including: Gateway and Northwood--11,440 shares each; and Vanguard--17,640 shares. The warrants have an exercise price of $6.55 per share and are exercisable until May 6, 1997, or, in the case of the warrants issued to certain of the other lenders, May 23, 1997 or June 12, 1997, provided that the warrants shall no longer be exercisable upon the occurrence of (i) the closing of the initial public offering of the Company's capital stock, (ii) the sale of all or substantially all of the Company's assets, (iii) the merger of the Company with or into another entity resulting in the transfer of at least 50% of the Company's outstanding voting equity securities, or (iv) any other transfer of at least 50% of the Company's outstanding voting equity securities (each or certain other similar events, a "Termination Event"). All share amounts and the exercise price are subject to adjustment in certain circumstances.

    In a series of transactions in September and October 1994 (the "Series D Financing"), the Company sold an aggregate of 2,230,560 shares of Series D Preferred Stock for an aggregate purchase price of $14,610,168 (a purchase price of $6.55 per share), including (i) 106,880 shares sold to Gateway for an aggregate purchase price of $700,064, including cancellation of May 1994 Bridge Notes in the principal amount of $500,000, (ii) 190,880 shares sold to Northwood for an aggregate purchase price of $1,250,264, including cancellation of May 1994 Bridge Notes in the principal amount of $500,000, and (iii) 445,400 shares sold to Vanguard for an aggregate purchase price of $2,917,370, including cancellation of May 1994 Bridge Notes in the principal amount of $770,234. Among the purchasers in the Series D Financing were certain funds managed by or affiliated with BEA Associates (the "BEA Funds"), which purchased an aggregate of 1,221,440 shares of Series D Preferred Stock for an aggregate purchase price of $8,000,432. The Company also entered into an agreement with the BEA Funds providing that, where feasible, appropriate and mutually advantageous, the Company and the BEA Funds will bring to the attention of each other trunked radio, WLL, PCS and other existing and future wireless projects.

    In connection with the Series D Financing, Vanguard loaned $1.8 million to the Company in exchange for two convertible notes in the amount of $900,000 each. Each note was due upon the earlier of April 26, 1996 or the occurrence of certain events which did not occur prior to that date. On April 26, 1996, Vanguard converted both notes, as amended, pursuant to the Vanguard Exchange (as defined below), into an aggregate of 274,800 shares of Series D Preferred Stock.

    THE APRIL 1995 FINANCINGS

    On April 6, 1995, the Company issued convertible notes (the "April 6, 1995 Bridge Notes") in an aggregate principal amount of $696,700, including notes in principal amounts of $390,000 to Vanguard, $200,000 to Gateway and $100,000 to Northwood. The April 6, 1995 Bridge Notes bore interest at prime plus 1%, were due in 150 days, and were automatically convertible into equity securities, subsequently determined to be Series D Preferred Stock, upon the closing of the Company's next equity financing in which at least $5 million was raised. The April 6, 1995 Bridge Notes were canceled in connection with a subsequent financing of the Company.

    In connection with the issuance of the April 6, 1995 Bridge Notes, the Company issued warrants (the "April Bridge Warrants") exercisable for an aggregate of 10,720 shares of Series D Preferred Stock, including warrants to purchase 5,960 shares issued to Vanguard, 3,080 shares issued to Gateway, and 1,560 shares issued to Northwood. The warrants have an exercise price of $6.55 per share and are exercisable until April 6, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event. All share amounts and the exercise price are subject to adjustment in certain circumstances.

    On April 24, April 25, and June 27, 1995, the Company issued convertible secured notes (the "April 24, 1995 Bridge Notes" and, together with the April 6, 1995 Bridge Notes, the "April 1995 Bridge Notes") in an aggregate principal amount of $6,144,070, including notes in principal amounts of $1,541,070 to Vanguard, $4,000,000 to the BEA Funds, $403,000 to Northwood and $200,000 to Gateway. Of the $1,541,070 loaned by Vanguard, $390,000 was in the form of cancellation of the April 6, 1995 Bridge Note held by Vanguard. The April 24, 1995 Bridge Notes bore interest at prime plus 1% per annum, were due 45 days after their respective issue dates and were secured by a lien on substantially all of the Company's assets. The April 24, 1995 Bridge Notes provided that principal thereon was to be automatically converted on the respective due dates into Series D Preferred Stock at a price of $6.55 per share, provided that no holder was required to convert to the extent that conversion would result in the holder owning 20% or more of the Company's capital stock.

    THE JULY 1995 FINANCING

    On July 31, 1995, the Company issued a convertible unsecured note (the "First July 1995 Vanguard Note") in the principal amount of $1,485,000 to Vanguard (such issuance, together with the issuance of the other notes in July 1995 described below, the "July 1995 Financing"). The note bore interest at prime plus 1% per annum and was due 180 days after the issue date or, at the Company's option, 270 days after the issue date. The note provided that the principal balance thereof was automatically convertible into the Company's equity securities upon the closing of the Company's next equity financing meeting certain conditions (at a conversion price per share equal to the share price in such equity financing, but not to exceed $10.40). The Company paid Vanguard a $20,000 fee in connection with the note transaction. The First July 1995 Vanguard Note was canceled in the Series F Financing (as defined below).

    In connection with the issuance of the First July 1995 Vanguard Note, the Company issued Vanguard, for a purchase price of $15,000, a warrant to purchase 32,000 shares of Series F-1 Preferred Stock at an exercise price of $9.37 per share, with the number of shares and the exercise price subject to adjustment in certain circumstances. The warrant is exercisable until December 18, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event.

    In the July 1995 Financing, the Company issued additional July 1995 Notes in an aggregate principal amount of $7,118,025, including notes in the amount of $1,490,013 to Vanguard, $460,116 to the BEA Funds, $199,066 to Northwood and $391,576 to Gateway. The July 1995 Notes bore interest at prime plus 1% per annum, had due dates and conversion features substantially identical to those contained in the First July 1995 Vanguard Note and were unsecured. These notes were cancelled in the Series F Financing.

    In the July 1995 Financing, the Company issued an aggregate of 1,147,600 shares of Series D Preferred Stock for an aggregate purchase price of $7,516,780 (a purchase price of $6.55 per share), including 380,880 shares to Vanguard, 539,600 shares to the BEA Funds, 46,080 shares to Northwood and 680 shares to Gateway. All of the remaining April 1995 Bridge Notes were canceled in the July 1995 Financing.

    In the July l995 Financing, for an aggregate purchase price of $71,901, the Company issued warrants to purchase an aggregate of 153,760 shares of Series F-1 Preferred Stock (not including the warrant issued to Vanguard in connection with the First July 1995 Vanguard Note) at an exercise price of $9.37 per share, including warrants to purchase 32,120 shares issued to Vanguard, 4,320 shares issued to Northwood, 8,440 shares issued to Gateway and 9,920 shares issued to the BEA Funds. All share amounts and the exercise price are subject to adjustment in certain circumstances. The warrants are exercisable until December 18, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event.

    In connection with the July 1995 Financing, Messrs. Lockton and McClung agreed, pursuant to letter agreements dated July 28 and July 31, 1995, respectively, to vote their shares of the Company's capital stock in favor of the election to the Company's Board of Directors of a person designated by the BEA Funds. This obligation terminated on July 31, 1996.

    THE 1995 TDI FINANCING

    On August 15, 1995, pursuant to a Note and Warrant Purchase Agreement dated as of August 14, 1995, the Company borrowed $4,950,000 from Toronto Dominion Investments, Inc. ("TDI") and issued an unsecured convertible note in the principal amount of $4,950,000 (the "TDI Unsecured Note"). The TDI Unsecured Note bore interest at 9.75% per annum and was due on January 27, 1996, subject to the Company's option to extend the maturity date to April 26, 1996. The principal balance of the TDI Unsecured Note was automatically convertible into shares of the Company's equity securities upon the closing of the Company's next equity financing in which the gross proceeds to the Company exceeded $15,000,000, provided that such equity financing closed on or before January 27, 1996. Pursuant to an Investors' Agreement dated as of July 31, 1995, the July 1995 Notes and the First July 1995 Vanguard Note were amended to provide that such notes were PARI PASSU with the TDI Unsecured Note and with each other.

    On August 15, 1995, for a purchase price of $50,000, the Company issued TDI a warrant (the "First TDI Warrant") to purchase 106,680 shares of Series F-2 Preferred Stock at an exercise price of $9.37 per share, with the number of shares and exercise price subject to adjustment in certain circumstances. The First TDI Warrant is exercisable until December 18, 1998, provided that the warrants shall no longer be exercisable upon the occurrence of a Termination Event.

    Pursuant to a Loan Agreement dated as of August 14, 1995, between the Company and TDI (the "1995 TDI Loan Agreement"), the Company borrowed $5,000,000 from TDI and issued a note in the principal amount of $5,000,000 (the "TDI Secured Note"). The TDI Secured Note was due on the earlier of 180 days from its issue date or the closing of the Company's next equity financing in which the Company received net proceeds of at least $5,000,000, and bore interest at 11% per annum for the first 90 days and 13% per annum thereafter. Pursuant to the 1995 TDI Loan Agreement, the Company paid TDI a fee of $125,000. The Company's obligations under the 1995 TDI Loan Agreement were secured by substantially all of the Company's assets and a pledge of the stock of certain wireless projects owned by the Company. At the closing of the Series F Financing (as defined below), the Company repaid the TDI Secured Note in full through the issuance to TDI of 320,000 shares of Series F-2 Preferred Stock at a purchase price of $9.37 per share, for an aggregate amount of $3,000,000, and cash in the amount of $2,000,000 plus accrued interest, and TDI released its security interest and returned the pledged stock to the Company.

    Pursuant to the 1995 TDI Loan Agreement, the Company issued to TDI a warrant (the "Second TDI Warrant") to purchase 106,680 shares of Series F-2 Preferred Stock at an exercise price of $9.37 per share, with the number of shares and the exercise price subject to adjustment in certain circumstances. The Second TDI Warrant is exercisable until the same date, with the date being subject to change in the same circumstances, as the First TDI Warrant.

    THE SERIES F FINANCING

    In November and December 1995, the Company borrowed a total of $1,797,515, including $1,000,000 from Vanguard, $450,000 from Gateway and $300,625 from Northwood and issued short-term convertible unsecured notes (the "Winter 1995 Notes") that bore interest at 10% per annum. In connection with these transactions, the Company paid the lenders an aggregate of $53,925 in loan fees, including $30,000 to Vanguard, $13,500 to Gateway and $9,019 to Northwood.

    In a transaction that was consummated on December 18, 1995 (the "Series F Financing") pursuant to a Securities Purchase Agreement dated as of December 6, 1995 (the "Series F Purchase Agreement"), the Company sold an aggregate of 4,508,480 shares of Series F-1 Preferred Stock and sold 848,000 shares of Series F-2 Preferred Stock to TDI, for an aggregate purchase price of $50,217,000 (a purchase price of $9.375 per share). Among the purchasers of Series F-1 Preferred Stock were Vanguard (424,000 shares for an aggregate purchase price of $3,975,000, including the conversion of certain outstanding notes), the BEA Funds (123,560 shares for an aggregate purchase price of $1,158,375, including the conversion of certain outstanding notes), Northwood (56,720 shares for an aggregate purchase price of $531,750, including the conversion of certain outstanding notes), Gateway (94,200 shares for an aggregate purchase price of $883,125, including the conversion of certain outstanding notes), CIH (1,066,640 shares for an aggregate purchase price of $9,999,750) and Electra (1,066,640 shares for an aggregate purchase price of $9,999,750). TDI purchased 848,000 shares of non-voting Series F-2 Preferred Stock for an aggregate purchase price of $7,950,000, all of which was paid for by conversion of the TDI Unsecured Note and conversion of $3,000,000 in principal amount of the TDI Secured Note. In connection with the Series F Financing, the Company paid Electra financing fees of $265,000 and paid TDI fees for services performed as placement agent.

    Pursuant to the Series F Purchase Agreement, the Company agreed to covenants customary in financing transactions of such type, including limits on incurring debt and granting liens and pledges and other negative covenants including limitations on payments, dividends, investments, mergers, asset sales, amendments of its Certificate or Bylaws that would adversely impact the rights of the Series F-1 Preferred Stock and Series F-2 Preferred Stock, changes to its business, changes in control and sales of equity securities. Upon the occurrence of certain events in the nature of defaults by the Company under the Series F Purchase Agreement, the holders of Series F-1 Preferred Stock have the right to
(i) cause the Company to increase the size of its Board of Directors and (ii) elect one additional director. In July 1996, certain covenants contained in the Series F Purchase Agreement were waived to permit the transactions contemplated by the Offering.

    In connection with the Series F Financing, the Company entered into the Fifth Amended and Restated Investor Rights Agreement dated as of December 18, 1995 (the "IRA"), with certain investors, including holders of its Series B, C, D, E and F Preferred Stock, and the Registration Rights Agreement dated as of December 18, 1995 (the "Registration Rights Agreement") with holders of its Series F Preferred Stock. See "Description of Capital Stock--Registration Rights."

    The IRA provides a right of first offer to purchase shares of any class of the Company's capital stock sold by the Company (subject to certain exceptions) to any investor who holds at least 10% of the Registrable Securities (as defined in the IRA) it initially acquired and to any person who acquires at least 10% in the aggregate of any of the Series B, C, D, E, or F Preferred Stock outstanding as of December 18, 1995. Each such investor may purchase up to its pro-rata share of the shares being offered determined on an as-converted basis. The right of first offer does not apply to, and expires upon, a public offering of Common Stock in which the offering price is at least $18.75 per share and $25,000,000 in the aggregate.

    The IRA provides that, with certain exceptions, transfers of their stock by investors who hold at least 100,000 shares of Common Stock or securities convertible into at least 100,000 shares of Common Stock ("Large Investors") are subject to rights of first offer and co-sale rights in favor of the other Large Investors (except holders of Series A Preferred Stock). In particular, (i) each Large Investor (subject to certain exceptions) has a right of first offer with respect to transfers of Company's capital stock by other Large Investors to purchase up to its pro rata share of the shares being transferred, determined on an as-converted basis, and (ii) each Large Investor who elects not to exercise such right of first offer may sell a pro rata number of the shares being transferred, determined on an as-converted basis. The rights of first offer do not apply to shares sold in a public offering of the Company's capital stock, and the co-sale rights do not apply to sales of shares sold in a public offering of the Company's capital stock, sales by the Company and certain other transfers and are subject to certain preferential rights of the holders of Series F Preferred Stock. In addition, Mitsui & Co. Ltd., Mitsubishi Corporation and their affiliates may elect to opt out of the first offer obligations in certain circumstances. In addition, Messrs. Lockton, McClung, Endy, Sinclair, Ciganer and Dolonius and other Company management are prohibited from transferring more than 20,000 shares of the Company stock, subject to certain exceptions.

    The IRA also contains board observer rights, board representation rights, agreements concerning voting of shares and registration rights. See "Management--Arrangements Concerning Election of Directors" and "Description of Capital Stock."

    The IRA requires that a special committee of the Board of Directors, consisting of a Vanguard designee, a Series F designee (who shall be the Electra designee, if there is an Electra designee on the Board of Directors), a member designated by the other outside investors and a Company management designee, shall from time to time consult with an unaffiliated investment bank as to the commercial reasonableness of an initial public offering of the Common Stock (an "IPO"). Based on such consultation, the committee shall make a recommendation to the Board of Directors about proceeding with an IPO. Subject to approval of the Board of Directors and to the registration rights of holders of Series F Preferred Stock under the Registration Rights Agreement, the Company shall proceed with an IPO unless three or more directors oppose such a transaction , in which case the Company shall submit the decision to proceed with an IPO to binding arbitration. If no IPO occurs by December 31, 1996, the committee shall explore with unaffiliated investment bankers other liquidity alternatives, including the sale of the Company.

    THE UNIT OFFERING

    On August 15, 1996, the Company sold 196,720 Units (the "Units"), each consisting of a $1,000 principal amount 14% Senior Secured Discount Note due 2001 (collectively, the "Old Notes") and one Warrant (collectively, the "Warrants") to purchase 11.638 shares of Common Stock to BT Securities Corporation, Toronto Dominion Securities (USA) Inc. and Salomon Brothers Inc (the "Initial Purchasers") at 35.43% of the principal amount thereof. The Units were resold by the Initial Purchasers in a private placement. Each Warrant provides that if the Company does not complete an initial public offering of Common Stock that results in net cash proceeds to the Company of at least $50 million ("a Threshold Initial Public Offering") or a Qualified Reorganization (which is defined as being any reorganization that (a) occurs simultaneously with or following a change of control and (b) results in there being deliverable upon exercise of any Warrant, cash and/or securities registered under Section 12 of the Exchange Act that are freely tradeable and listed on a national securities exchange or traded on a national quotation service) on or prior to May 15, 1997, each unexercised Warrant will entitle the holder thereof to purchase an additional 2.645 shares of Common Stock.

    Under the terms of the Unit Offering, the Company filed a registration statement (the " Exchange Registration Statement") with the SEC registering senior debt securities that are substantially identical

(including principal amount, interest rate, maturity, exchange and ranking) terms to the Old Notes ("Exchange Notes") to be offered in exchange for the Old Notes (the "Exchange Offer"). The Registration Statement was declared effective by the SEC on November 21, 1996 and the Exchange Offer was completed on December 27, 1996.

    The Old Notes and the Warrants became separably transferable on November 15, 1996.

    The Old Notes were issued pursuant to the Indenture. The Old Notes have been secured pursuant to a Pledge Agreement by a first priority pledge of all of the capital stock of IWC and the intercompany note due to the Company by IWC. Under the terms of the Indenture, the Company is subject to certain covenants including, but not limited to, (i) restrictions on certain payments by the Company and certain subsidiaries and affiliates of the Company including restrictions on the payment of dividends, and the redemption and/or repurchase of equity interests, (ii) restrictions on the issuance of additional indebtedness or the issuance of preferred stock, (iii) limitations on heirs (iv) limitations on lines of business (v) restrictions on transactions with affiliates (vi) limitations on the structure of the Company and its subsidiaries, and (vii) reporting requirements.

THE VANGUARD EXCHANGE

    In connection with the issuance of the April 24, 1995 Bridge Notes, the Company and Vanguard agreed that a wholly owned subsidiary of Vanguard would contribute its interests in ten wireless projects to the Company in exchange (as amended, the "Vanguard Exchange") for shares of Preferred Stock resulting in Vanguard owning not less than a 50% equity interest in the Company on a fully diluted basis. On July 28, 1995, the Company, Vanguard and Vanguard International Telecommunications, Inc., a wholly owned subsidiary of Vanguard ("Vanguard Sub"), entered into an Agreement and Plan of Reorganization (as amended, the "Vanguard Reorganization") which specified the terms and conditions of the Vanguard Exchange. The Vanguard Reorganization provided that Vanguard Sub would be merged into the Company, with the Company as the surviving corporation, and in exchange therefor Vanguard would receive 3,972,240 shares of Series E Preferred Stock, subject to adjustment in certain circumstances. The Vanguard Exchange occurred on December 18, 1995 concurrently with the closing of the Series F Financing.

    Pursuant to the Vanguard Exchange, the Company acquired Vanguard Sub's interests or rights to acquire interests in ten wireless projects in Indonesia, New Zealand, Brazil, India and Pakistan. Vanguard's cost of acquiring such projects was in excess of approximately $550,000. The terms of the Vanguard Exchange were arrived at through arms-length negotiations and were approved by a majority of disinterested directors of the Company and by the Company's stockholders. See "Business-- Operating Companies" and "--Developmental Stage Projects." In connection with the Vanguard Exchange, the warrants issued to Vanguard in connection with the Series C Financing were amended to, among other things, extend the maturity of certain of these warrants.

TRANSACTIONS WITH FOUNDERS

    In January 1992, the Company issued 1,200,000 shares of Series A Preferred Stock to Corporate Technology International ("CTI"), an entity beneficially owned by Messrs. Lockton and McClung and another individual, for an aggregate purchase price of $300,000. CTI subsequently distributed 510,000 shares to each of Messrs. Lockton and McClung.

    In January 1994, the Company entered into an agreement (the "CTP Agreement") with Messrs. Lockton, McClung and a third party to exchange 251,920 shares of Common Stock (the "CTP Exchange") for 70% of the then outstanding equity of CTP, a partnership owned by Messrs. McClung, Lockton and others that was formed to pursue wireless communications opportunities. The CTP Exchange was consummated on December 18, 1995. Pursuant to the CTP Exchange, the Company issued 103,280 shares of Common Stock to each of Messrs. Lockton and McClung and deposited an additional 45,360 shares of Common Stock into escrow for the benefit of certain parties, including Messrs. Lockton and McClung. The terms of the CTP Exchange were arrived at through arms' length negotiations and were approved by a majority of disinterested directors of the Company.

    In August 1996, Mr. McClung converted 266,800 shares of Series A Preferred Stock into a like number of shares of Common Stock.

INDEBTEDNESS OF MANAGEMENT

    On October 19, 1994, pursuant to a Stock Purchase Agreement and a Compensation Agreement, the Company sold Mr. Snowdon, who is a director of the Company and Vice President of Vanguard Communications, Inc., a subsidiary of Vanguard, 76,080 shares of Common Stock at a purchase price of $2.00 per share and 3,920 shares of Series D Preferred Stock at a purchase price of $6.55 per share, for an aggregate purchase price of $177,836. The Company loaned Mr. Snowdon the purchase price, which loan is evidenced by a note from Mr. Snowdon to the Company dated October 19, 1994. The note bears interest at 7.69% per annum. Principal and accrued interest are due on October 19, 2004. The note is secured by a pledge of the stock purchased by Mr. Snowdon and is non-recourse to him.

1996 TD LOAN AGREEMENT

    In July 1996, the Company entered into a Loan Agreement (the "1996 TD Loan Agreement") with Toronto Dominion (Texas), Inc., an affiliate of Toronto Dominion, providing for a $10.0 million revolving credit facility. Subject to the terms and conditions of the 1996 TD Loan Agreement, the Company was able to borrow funds in an initial amount of at least $2.0 million and additional amounts in integral multiples of at least $1.0 million. All borrowings were evidenced by a promissory note bearing interest at a specified base rate plus a margin increasing from 2.25% to 3.75% over the term of the facility or a specified LIBOR rate plus a margin increasing from 3.5% to 5.0% over the term of the facility and were due in July 1997, subject to mandatory repayment, without premium, from the net proceeds from any public or private sale of debt or equity securities (including the net proceeds of the Unit Offering), the net proceeds from certain asset sales by the Company or its subsidiaries, or certain other events. The obligations of the Company under the 1996 TD Loan Agreement and the note issued pursuant thereto were secured by a pledge by the Company of all capital stock of certain of the Company's subsidiaries and affiliates. Under the 1996 TD Loan Agreement, Toronto Dominion (Texas), Inc. received a facility fee of $300,000 and was reimbursed for certain costs and expenses. In addition, Toronto Dominion (Texas), Inc. was entitled to a commitment fee of 0.5% of the average unused available portion of such, payable quarterly in arrears. Mr. Rich, a director of the Company, serves as an executive officer of Toronto Dominion Capital, an affiliate of Toronto Dominion (Texas), Inc. On August 15, 1996, the Company used $7.4 million of the net proceeds from the Unit Offering to repay in full all outstanding borrowings under the 1996 TD Loan Agreement.

OTHER TRANSACTIONS

    In 1995 the Company paid Coriander Willow, an entity owned by Vicky Bratten, who is Mr. McClung's wife, $90,330 for accounting services performed by Coriander Willow for the Company. Management believes that this transaction was upon terms substantially equivalent to or more favorable to the Company than those that could have been obtained from unaffiliated third parties.

    TD Securities (USA) Inc., previously Toronto Dominion Securities (USA) Inc., an affiliate of TDI, in connection with the Unit Offering, received fees and purchased Units in the Unit Offering at a discount (as an Initial Purchaser) of $1.2 million from the price offered to other investors.

    For a description of compensation of executive officers and directors of the Company and the eligibility of executive officers and directors to participate in the Stock Plan, see "Management-- Executive Compensation," "--1996 Stock Option/Stock Issuance Plan" and "--Director Compensation."

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1996 by (i) each person (or group of affiliated persons) who is known by the Company to beneficially own more than five percent of any class of the Company's capital stock, (ii) each of the Company's directors, (iii) each Named Officer and (iv) the Company's directors and executive officers as a group.

                                                            SHARES BENEFICIALLY OWNED
                                                                                        SHARES BENEFICIALLY OWNED
                     5% STOCKHOLDERS,                          BEFORE THE OFFERING          AFTER THE OFFERING
              DIRECTORS, NAMED OFFICERS AND                 --------------------------  --------------------------
            OFFICERS AND DIRECTORS AS A GROUP                 NUMBER(1)    PERCENT(2)     NUMBER(1)    PERCENT(2)
----------------------------------------------------------  -------------  -----------  -------------  -----------
Vanguard Cellular Operating Corp.(3) .....................      7,139,920       38.91
  c/o Vanguard Cellular Systems, Inc.
  2002 Pisgah Church Road, Suite 300
  Greensboro, NC 27455

BEA Funds(4) .............................................      1,504,960        8.58
  c/o BEA Associates
  153 East 53rd Street
  New York, NY 10022

Gateway Venture Partners III, L.P.(5) ....................      1,156,720        6.58
  8000 Maryland Ave., Suite 1190
  St. Louis, MO 63105

Electra Investment Trust PLC(6) ..........................      1,124,640        6.41
  70 East 55th Street
  New York, NY 10022

Toronto Dominion Investments, Inc.(7) ....................      1,061,360        5.98
  31 West 52nd Street
  New York, NY 10019-6101

Central Investment Holding, Inc. .........................      1,066,640        6.08
  KMT Business Management Committee
  9F. 6 Chung Hsing W. Road, Section 1
  Taipei, Taiwan ROC

Haynes G. Griffin(8)......................................      7,139,920       38.91

John D. Lockton(9)........................................        893,280        5.01

Hugh B. L. McClung(9).....................................        817,080        4.58

Clarence "Sam" Endy(10)...................................        180,000        1.02

Douglas S. Sinclair(11)...................................        160,000           *

Patrick Ciganer(12).......................................        100,000           *

Sanford L. Antignas.......................................             --          --

Stephen R. Leeolou(13)....................................      7,219,920       39.18

John S. McCarthy(14)......................................      1,168,720        6.65

Carl C. Cordova III(15)...................................      1,124,640        6.41

Brian Rich(16)............................................      1,061,360        5.98

                                                            SHARES BENEFICIALLY OWNED
                                                                                        SHARES BENEFICIALLY OWNED
                     5% STOCKHOLDERS,                          BEFORE THE OFFERING          AFTER THE OFFERING
              DIRECTORS, NAMED OFFICERS AND                 --------------------------  --------------------------
            OFFICERS AND DIRECTORS AS A GROUP                 NUMBER(1)    PERCENT(2)     NUMBER(1)    PERCENT(2)
----------------------------------------------------------  -------------  -----------  -------------  -----------
Carl F. Pascarella(17)....................................         12,000           *

Van Snowdon(18)...........................................      7,219,920       39.35

All directors and executive officers as a group (16
  persons)................................................     13,019,000       65.47

------------------------

 * Less than 1%

 (1) Except as indicated in the other footnotes to this table, based on information provided by such persons to the Company. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

 (2) Percentage ownership is based on 17,543,120 shares of Common Stock outstanding on December 31, 1996, assuming the conversion of all outstanding shares of Preferred Stock into Common Stock on a one-for-one basis. The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that are exercisable within 60 days of December 31, 1996. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage owned by the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes an aggregate of 804,720 shares issuable upon exercise of warrants held by Vanguard Cellular Operating Corp. See "Management" and "Certain Transactions--Private Placement Transactions." Mr. Griffin, Chairman of the Board of the Company, is Chairman of the Board and Co-Chief Executive Officer of Vanguard, the sole stockholder of Vanguard Cellular Operating Corp., Mr. Leeolou, a director of the Company, is President and Co-Chief Executive Officer of Vanguard, and Mr. Snowden, a director of the Company, is Vice President of Vanguard Communications, Inc., a subsidiary of Vanguard. See notes 8, 13 and 18 below. The capital stock of the Company held by Vanguard has been pledged to secure certain indebtedness of Vanguard. In the event of a default by Vanguard in respect of such indebtedness, the pledgee of such capital stock would be entitled to exercise voting and investment power in respect of such shares.

 (4) Includes 1,501,200 shares and an aggregate of 3,760 shares issuable upon the exercise of warrants held by The Emerging Markets Telecommunications Fund, Inc., The Emerging Markets Infrastructure Fund, Inc., CUC & Co. F/B/O Latin America Investment Fund, Inc, Latin America Equity Fund, Inc., Latin America Capital Partners, Argentina Equity Investments Partnership, (collectively, the "BEA Funds"), all of which are affiliated with and/or managed by BEA Associates.

 (5) Includes an aggregate of 22,960 shares issuable upon exercise of warrants held by Gateway. Mr. McCarthy, a director of the Company, is a General Partner of Gateway Associates, the general partner of Gateway. See note 14 below.

 (6) Mr. Cordova, a director of the Company, is a Vice President of Electra Inc., a subsidiary of Electra Investment Trust P.L.C. See note 15 below.

 (7) Includes 213,360 shares issuable upon exercise of warrants held by TDI. Mr. Rich, a director of the Company, is Managing Director and Group Head of Toronto Dominion Capital, an affiliate of TDI. See note 16 below.

 (8) Represents 7,139,920 shares beneficially owned by Vanguard Cellular Operating Corp. Mr. Griffin is the Chairman of the Board and Co-Chief Executive Officer of Vanguard, the sole stockholder of

    Vanguard Cellular Operating Corp., and disclaims beneficial ownership of the shares held by this entity. See note 3 above.

 (9) Includes options to purchase 280,000 shares that are immediately exercisable, subject to certain rights of repurchase held by the Company. In addition, the number of shares beneficially owned includes 103,280 shares issued to such person pursuant to the CTP Exchange on December 18, 1995. Excludes 45,360 shares deposited in escrow pursuant to the CTP Exchange in which such person may have a beneficial interest. See "Certain Transactions--Transactions with Founders." Also excludes an option to purchase 51,573 shares granted in February 1997, which option is immediately exercisable.

(10) Represents options to purchase 180,000 shares that are immediately exercisable, subject to certain rights of repurchase held by the Company. Excludes an option to purchase 33,154 shares granted in February 1997, which option is immediately exercisable.

(11) Includes options to purchase 156,000 shares that are immediately exercisable, subject to certain rights of repurchase held by the Company. Excludes an option to purchase 28,733 shares granted in February 1997, which option is immediately exercisable.

(12) Represents options to purchase 100,000 shares that are immediately exercisable, subject to certain right of repurchase held by the Company. Excludes an option to purchase 18,419 shares granted in February 1997, which option is immediately exercisable.

(13) Includes an option to purchase 80,000 shares that is immediately exercisable, subject to repurchase by the Company, as well as 7,139,920 shares beneficially owned by Vanguard Cellular Operating Corp. Mr. Leeolou is the President and Co-Chief Executive Officer of Vanguard, the sole stockholder of Vanguard Cellular Operating Corp., and disclaims beneficial ownership of shares held by Vanguard Cellular Operating Corp.

(14) Includes an option to purchase 12,000 shares that is immediately exercisable, subject to repurchase by the Company, as well as 1,156,720 shares beneficially owned by Gateway. Mr. McCarthy is a general partner of Gateway Associates, the a general partner of Gateway, and disclaims beneficial ownership of shares held by Gateway except to the extent of his pecuniary interest therein.

(15) Includes 1,124,640 shares beneficially owned by Electra. Mr. Cordova, a Vice President of Electra Inc., an affiliate of Electra Investment Trust PLC, disclaims beneficial ownership of shares held by Electra Investment and Electra Associates, except to the extent of his pecuniary interest therein.

(16) Includes 1,061,360 shares beneficially owned by TDI. Mr. Rich, Managing Director and Group Head of Toronto Dominion Capital, an affiliate of TDI, disclaims beneficial ownership of shares held by TDI.

(17) Includes an option to purchase 12,000 shares that is immediately exercisable, subject to repurchase by the Company.

(18) Includes 7,139,920 shares beneficially owned by Vanguard Cellular Operating Corp. Mr. Snowdon, Vice President of Vanguard Communications, Inc., a subsidiary of Vanguard, the sole stockholder of Vanguard Cellular Operating Corp., disclaims beneficial ownership of shares held by Vanguard Cellular Operating Corp. Excludes an option to purchase 14,735 shares granted in February 1997, which option is immediately exercisable.

                          DESCRIPTION OF CAPITAL STOCK

    After giving effect to an amendment and restatement of the Company's Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware in connection with the closing of these Offerings to (i) delete references to Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock following conversion of such Preferred Stock into Common Stock and (ii) authorize the preferred stock, as described below, the
authorized capital stock of the Company consists of         shares of Common
Stock, par value $0.01 per share ("Common Stock"), and         shares of
Preferred Stock, par value $0.01 per share ("Preferred Stock").

COMMON STOCK

    As of December 31, 1996, there were 18,716,480 shares of Common Stock outstanding held of record by 55 stockholders, excluding 1,982,000 shares of Common Stock issuable upon the exercise of outstanding options and assuming (i) the exercise on a cash basis of warrants to purchase 1,173,360 shares of Preferred Stock; (ii) no exercise of Unit Offering Warrants to purchase in the aggregate 2,926,427 shares of Common Stock issued in the Unit Offering; and
(iii) the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of these Offerings.

    The holders of Common Stock are entitled to one vote per share and shall be entitled to vote upon such matters and in such manner as may be provided by law. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of holders of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of these Offerings will be fully paid and non-assessable.

PREFERRED STOCK

    The Company's Amended and Restated Certificates of Incorporation will be amended and restated upon the closing of these Offerings to authorize 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

    The holders of Warrants issued in connection with the Unit Offering are entitled to purchase, on or after the occurrence of the effective date of these Offerings, 11.638 shares of Common Stock per Unit Offering Warrant, representing in the aggregate approximately 10% of the outstanding Common Stock on a fully diluted basis as of August 15, 1996, the date the Unit Offering Warrants were issued ("Issue Date"). In the event that these Offerings have not occurred on or before May 15, 1997, each unexercised

Unit Offering Warrant will entitle the holder thereof to purchase 14.283 shares of Common Stock, which will represent in the aggregate (assuming no Unit Offering Warrants have been exercised) approximately 12% of the outstanding Common Stock on a fully diluted basis on the Issue Date.

    On the date 181 days following the effective date of these Offerings (or if such day is not a business day, then the next succeeding business day), the Company has agreed to file a registration statement (the "Warrant Registration Statement") on the appropriate form covering the shares of Common Stock issuable upon exercise of the Unit Offering Warrants (the "Warrant Shares"), to take all necessary action to cause such registration statement to become effective as promptly as practicable, and to keep such registration statement effective until 30 days after the earliest date on which all of the Unit Offering Warrants shall have expired or been exercised. During any consecutive 365-day period, the Company may suspend the availability of the Warrant Registration Statement for up to two 30 day periods (or one 60-day period), except for the 60-day period beginning immediately after the Warrant Registration Statement is declared effective by the Commission and the 60-day period ending on August 15, 2001, if the Company's Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension.

ANTITAKEOVER EFFECTS OF PROVISIONS OF CERTIFICATE OF INCORPORATION,
  BYLAWS AND DELAWARE LAW

    The Certificate and Bylaws, as applicable, among other things, (i) permit vacancies on the Board of Directors that may occur between annual meetings and any newly created seats to be filled only by the Board of Directors and not by the stockholders, subject to any rights of holders of the Preferred Stock that may be granted by the Board of Directors in the future, (ii) limit the rights of stockholders to call special meetings of stockholders and (iii) provide that the Board of Directors, without action by the stockholders, may issue and fix the rights and preferences of shares of Preferred Stock. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, may adversely affect the market price of, and the voting and other rights of, the holders of the Common Stock and could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management, including incumbent members of the Company's Board of Directors, even if some or a majority of the Company's stockholders deemed such an attempt to be in their best interests.

    The Company is subject to Section 203 of the DGCL ("Section 203"). Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding certain shares held by employee directors and employee stock plans, or (iii) on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.

REGISTRATION RIGHTS

    Pursuant to the IRA and the Registration Rights Agreement, the holders of 16,509,840 shares of Common Stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of the registration and are entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, certain of the Holders may require the Company at its own expense to file a registration statement under the Securities Act with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. Further, certain of the Holders may require the Company at its expense to register their shares on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations.

    In addition, on the date 181 days following the closing of the Offerings, the Company has agreed to file a registration statement on the appropriate Form covering approximately 2,289,427 shares of Common Stock issuable upon the exercise of the Unit Offering Warrants.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is      .

LISTING

    The Company intends to apply to have the Common Stock approved for quotation and trading on the Nasdaq National Market under the symbol "IWCH."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the Common Stock. The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock, or the availability of such shares for future sales, will have on future market prices of the Common Stock. Such sales also may make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price which it deems appropriate.

    Upon completion of the Offerings, the Company will have shares of Common Stock outstanding. Of these shares, the shares sold in the Offerings will be freely tradeable without restriction under the Securities Act by persons who are not "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 18,716,480 shares will be "restricted securities" within the meaning of Rule 144. The remaining 18,716,480 shares (i) exclude 1,982,000 shares of Common Stock issuable upon the exercise of outstanding options as of December 31, 1996; (ii) exclude approximately 2,289,427 shares of Common Stock issuable upon conversion of warrants issued in the Unit Offering; and (iii) assumes the exercise on a cash basis of warrants to purchase 1,173,360 shares of Preferred Stock.

    The Company anticipates that as a result of the contractual restrictions described below and the provisions of Rule 144, 144(k) and 701, the 18,716,480 remaining shares will be available for sale in the public market as follows (i) no shares will be available for immediate sale in the public market on the effective date of these Offerings; (ii) 7,528,720 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the effective date of this Offering; and (iii) 11,187,760 shares will be eligible for sale upon expiration of their respective two-year holding periods or registered under the Securities Act.

    Restricted securities, as well as any Common Stock held by any person deemed to be an affiliate of the Company, may be sold only if registered under the Securities Act or sold in accordance with an available exemption from such registration. Persons holding shares of Common Stock that constitute restricted securities, and any affiliates of the Company, may be able to sell shares of Common Stock without registration in accordance with Rule 144 or Rule 701 under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through the use of one or more intermediaries, controls, is controlled by or is under common control with such issuer.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated in accordance with Rule 144) who has beneficially owned his or her shares for at least two years, including any such persons who are affiliates of the Company, would be entitled to sell, within any three-month period, a number of shares of Common Stock that does not exceed the greater of
(i) one percent of the then outstanding number of shares of (ii) the average weekly trading volume of the shares during the four calendar weeks preceding each such sale, provided that certain manner of sale, notice and public information requirements are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities (such as shares of Common Stock acquired by affiliates in the Offerings). Furthermore, under Rule 144(k), after shares are held for three years, a person who is not an affiliate of the Company is entitled to sell such shares under Rule 144 without regard to such volume limitations or manner of sale, notice or public information requirements under Rule 144; however, sales of shares by affiliates will continue to be subject to such volume limitations and manner of sale, notice or public information requirements under Rule 144. The Commission has proposed an amendment to Rule 144 which would reduce the holding period for shares subject to Rule 144 to become eligible for sale in the public market. This proposal, if adopted, would increase the number of shares of Common stock eligible for immediate sale following the expiration of the lock-up period described below.

    In addition, under Rule 701 of the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchased or purchases shares from the Company in connection with a compensatory, stock or option plan or other written agreement, such as the Company's 1996 Stock Option/Stock Issuance Plan, is eligible to resell such shares 90 days after the effective date of the Offerings in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144, including the holding period.

    The Company anticipates that, its directors, officers and stockholders, and certain holders of outstanding options issued by the Company will agree not to offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, or file or cause to be filed a registration statement under the Securities Act with respect to any shares of Common Stock including any such shares beneficially or indirectly owned or controlled by the Company, or any securities or options convertible into, or exchangeable or exercisable for, shares of Common Stock, for a period of 180 days from the date of this Prospectus without prior written consent, except for (i) shares of Common Stock issued under the 1996 Stock Option/Stock Issuance Plan, (ii) shares issued in respect of obligations existing before the date of this Prospectus and
(iii) shares issued in connection with the Offerings.

    The Company has filed a Registration Statement on Form S-8 to cover 2,400,000 shares of Common Stock which have been reserved for issuance under the 1996 Stock Option/Stock Issuance Plan. Shares so registered will be eligible for sale by non-affiliates in the public market without limitation and by affiliates subject to the provisions of Rule 144, except for the holding period limitation of Rule 144.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement among the Company and the U.S. Underwriters (the "U.S. Underwriting Agreement"), the Company will agree to sell to each of the U.S. Underwriters to be named later (the "U.S. Underwriters") and each of the U.S. Underwriters, will severally agree to purchase from the Company, the number of shares of Common Stock set forth opposite its name below:

                                                                                    NUMBER OF
                                U.S. UNDERWRITERS                                    SHARES
---------------------------------------------------------------------------------  -----------
 .................................................................................
 .................................................................................
 .................................................................................
 .................................................................................

                                                                                   -----------
  Total..........................................................................
                                                                                   -----------
                                                                                   -----------

    The Company has been advised by the U.S. Representatives that the several U.S. Underwriters initially propose to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $     per share of Common Stock. The U.S. Underwriters may allow, and such
dealers may re-allow, a concession not in excess of $     per share of Common
Stock to other dealers. After the Offerings, the public offering price and such concessions may be changed.

    The Company has granted to the U.S. Underwriters and the international underwriters to be named later (the "International Underwriters" and, collectively with the U.S. Underwriters, the "Underwriters") an option, exercisable during the 30-day period after the date of this Prospectus, to
purchase up to         additional shares of Common Stock from the Company at the
price to public less the underwriting discount, solely to cover over-allotments. To the extent that the U.S. Underwriters and the International Underwriters exercise such option, each of the U.S. Underwriters and the International Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Underwriter's initial commitment.

    The Company has entered into an International Underwriting Agreement with
the International Underwriters named therein, for whom          and
are acting as the representatives (the "International Representatives," and together with the U.S. Representatives, the "Representatives"), providing for
the concurrent offer and sale of           shares of Common Stock (in addition
to the shares covered by the over-allotment option described above) outside the United States and Canada. Both the U.S. Underwriting Agreement and the International Underwriting Agreement provide that the obligations of the U.S. Underwriters and the International Underwriters are such that if any of the shares of Common Stock are purchased by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, or by the International Underwriters pursuant to the International Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the U.S. Underwriters or the International Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The price to public and underwriting discount per share of Common Stock for the U.S. Offering and the International Offering will be identical. The closing of the International Offering is a condition to the closing of the U.S. Offering and the closing of the U.S. Offering is a condition to the closing of the International Offering.

    Each U.S. Underwriter has severally agreed that, as part of the distribution
of the           shares of Common Stock offered by the U.S. Underwriters, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person outside the United States or Canada or to anyone other than a United States or Canadian Person. Each International Underwriter has severally agreed that, as part of the distribution of the shares of Common Stock by the International Underwriters, (i) it is not purchasing any shares of Common Stock for the account of any United States or Canadian Person, and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus relating to the International Offering to any person within the United States or Canada or to any United States or Canadian Person.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than the foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.

    Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the U.S. Underwriters and the International Underwriters pursuant to the Agreement Between U.S. Underwriters and International Underwriters, the number of shares of Common Stock initially available for sale by the U.S. Underwriters or by the International Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

    Any offer of the shares of Common Stock in Canada will be made only pursuant to an exemption from the registration and qualification requirements in any jurisdiction in Canada in which such offer is made.

    The U.S. Underwriting Agreement provides that the Company will indemnify the several U.S. Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the U.S. Underwriters may be required to make in respect thereof.

    The Company, its directors, officers and stockholders, and certain holders of outstanding options issued by the Company have each agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, or file or cause to be filed a registration statement under the Securities Act with respect to any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities or options convertible into, or exchangeable or exercisable for, shares of Common Stock, for a period of 180 days from the date of this Prospectus, without prior written consent, except for (i) shares of Common Stock issued under the 1996 Stock Option/Stock Issuance Plan, (ii) shares issued in respect of obligations existing before the date of this Prospectus and (iii) shares issued in connection with the Offerings.

    The U.S. Representatives do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price of the shares of Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price included the information set forth in this Prospectus and otherwise available to the Representatives, the history of and future prospects for the industry in which the Company competes, the ability of the Company's management, the general conditions of the securities market at the time of the Offerings and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after the Offerings will not be lower than the price at which they are sold in the Offerings by the Underwriters.

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the related consolidated statements of operations, of stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 included herein have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein, which report indicates a reliance on other auditors relative to certain amounts relating to the Company's investment in PT Rajasa Hazanah Perkasa ("RHP") as of and for the year ended December 31, 1995, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The balance sheet of RHP as of December 31, 1995 and the related statements of income, deficit and cash flows for the year then ended included herein have been audited by Prasetio, Utomo & Co., independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The balance sheet of RHP as of December 31, 1994 and the related statements of loss, deficit and cash flows for the two years ended December 31, 1994 included herein have been audited by Siddharta Siddharta & Harsono, registered public accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated balance sheets of STW as of December 31, 1994 and 1995 and the related consolidated profit and loss accounts, statements of shareholders equity and cash flows for the three years ended December 31, 1995 included herein have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California. A partner of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP owns 6,720 shares of Preferred Stock and warrants to purchase 120 shares of Preferred Stock.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in that Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects to such reference. The Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Los Angeles Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California, 90036-3648; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. Copies of the Registration Statement, periodic reports, proxy statements and other information also can be obtained from the Company upon request. Any such request should be addressed to the Company's principal office at 400 South El Camino Real, Suite 1275, San Mateo, California, 94402, attention: Secretary (telephone number (415) 548-0808).

    The Company, in accordance with the Exchange Act, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and information may be inspected and copied at the public reference facilities maintained by the Commission referenced above. The Company intends to furnish holders of Common Stock with annual reports that include audited annual consolidated financial statements and a report thereon by its independent certified public accountants and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                                                                                                             PAGE
                                                                                                           ---------
International Wireless Communications Holdings, Inc. and Subsidiary
  Independent Auditors' Report...........................................................................     F-2
  Consolidated Balance Sheets as of December 31, 1994 and 1995...........................................     F-3
  Consolidated Statements of Operations for the years ended December 31, 1993, 1994, and 1995............     F-4
  Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1993, 1994
    and 1995.............................................................................................     F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994, and 1995............     F-6
  Notes to Consolidated Financial Statements.............................................................     F-7
Interim Consolidated Condensed Financial Statements (unaudited)
  Consolidated Condensed Balance Sheets as of December 31, 1995 and September 30, 1996, and pro forma
    September 30, 1996...................................................................................    F-27
  Consolidated Condensed Statements of Operations for the nine months ended September 30, 1995 and
    1996.................................................................................................    F-28
  Consolidated Condensed Statements of Cash Flows for the nine months ended September 30, 1995 and
    1996.................................................................................................    F-29
  Notes to Consolidated Condensed Financial Statements...................................................    F-30
Financial Statements of Significant 50% or less Owned Affiliates
  PT Rajasa Hazanah Perkasa for the years ended December 31, 1993, 1994 and 1995.........................    F-41
  PT Rajasa Hazanah Perkasa for the six months ended June 30, 1995 and 1996 (unaudited)..................    F-65
  Syarikat Telefon Wireless (M) SDN BHD and its Subsidiary as of and for the three years ended December
    31, 1995.............................................................................................    F-84
  Syarikat Telefon Wireless (M) SBN BHD and its Subsidiary as of and for the six months ended June 30,
    1995 and 1996 (unaudited)............................................................................    F-99

    International Wireless Communications Holdings, Inc. (IWC Holdings) is a holding company which conducts all of its operations through its sole direct subsidiary, International Wireless Communications, Inc. and subsidiaries (IWC) and has no assets, liabilities or operations other than its investment in IWC as of December 31, 1994 and 1995. Separate consolidated financial statements of IWC would be identical to the consolidated financial statements of IWC Holdings as of December 31, 1994 and 1995. As of September 30, 1996, the financial statements of IWC Holdings and IWC are identical except for the debt obligation, related warrants and debt issue costs which are recorded at the IWC Holdings level. IWC has executed an intercompany note to IWC Holdings in a principal amount equal to the net proceeds of the unit offering. Although separate financial statements of IWC are required by Regulation S-X, they are not included as management believes they would not be meaningful due to the separately identifiable differences described above.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

International Wireless Communications Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of International Wireless Communications Holdings, Inc. and subsidiary (IWC Holdings) as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of IWC Holdings' management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of PT Rajasa Hazanah Perkasa (RHP), an investment which is reflected in the accompanying consolidated financial statements using the equity method of accounting as of and for the year ended December 31, 1995 (see Note 3). The investment in this company represents 25% of consolidated assets as of December 31, 1995. The equity in its net loss was approximately $1,310,000 for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that company, is based on the report of other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

    In our opinion, based on our audit and the report of other auditors for 1995, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWC Holdings as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Francisco, California
July 12, 1996,
except for Note 1, as to
which the date is August 8, 1996

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1994 AND 1995

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                               1994       1995
                                                                                             ---------  ---------
Current assets:
  Cash and cash equivalents................................................................  $  10,298     25,398
  Notes receivable from affiliates.........................................................      2,245        338
  Advances to affiliate....................................................................         --        728
  Other current assets.....................................................................         37        387
                                                                                             ---------  ---------
    Total current assets...................................................................     12,580     26,851
Property and equipment, net................................................................         88      4,269
Investments in affiliates..................................................................      5,427     52,280
Telecommunication licenses and other intangibles, net......................................         --     12,106
Other assets...............................................................................        329        137
                                                                                             ---------  ---------
    Total assets...........................................................................  $  18,424     95,643
                                                                                             ---------  ---------
                                                                                             ---------  ---------

                  LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable and accrued expenses....................................................  $     200      5,757
  Notes payable to related party...........................................................      1,800      1,800
  Note payable.............................................................................         --      4,000
                                                                                             ---------  ---------
    Total current liabilities..............................................................      2,000     11,557
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $.01 par value per share; 21,541,480 shares designated; 5,222,080 and 15,698,400 shares issued and outstanding in 1994 and 1995, respectively; net of note receivable from stockholder of $26 in 1994 and 1995;
  liquidation and minimum redemption value of $105,509.....................................     19,578     98,845
Stockholders' deficit:
  Convertible preferred sock, $.01 par value per share; 1,200,000 shares designated,
    issued, and outstanding in 1994 and 1995; liquidation value of $1,020..................         12         12
  Common stock, $.01 par value per share; 26,000,000 shares authorized; 76,080 and 328,000
    shares issued and outstanding in 1994 and 1995, respectively...........................          1          3
  Additional paid-in capital...............................................................        625        748
  Note receivable from stockholder.........................................................       (152)      (152)
  Accumulated deficit......................................................................     (3,640)   (15,370)
                                                                                             ---------  ---------
    Total stockholders' deficit............................................................     (3,154)   (14,759)
                                                                                             ---------  ---------
    Total liabilities, redeemable convertible preferred stock and stockholders' deficit....  $  18,424     95,643
                                                                                             ---------  ---------
                                                                                             ---------  ---------

          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        1993       1994       1995
                                                                                      ---------  ---------  ---------
Operating revenue...................................................................  $      --         --         --
Operating expenses:
  General and administrative expenses...............................................        809      2,481      6,365
  Equity in losses of affiliates....................................................         --         --      3,756
                                                                                      ---------  ---------  ---------
    Loss from operations............................................................       (809)    (2,481)   (10,121)

Other income (expense):
  Interest income...................................................................          2        106        232
  Interest expense..................................................................        (33)      (115)    (1,354)
  Other.............................................................................         (1)       (13)       (28)
                                                                                      ---------  ---------  ---------
    Net loss........................................................................  $    (841)    (2,503)   (11,271)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

Pro forma net loss per common share.................................................                        $   (0.98)
                                                                                                            ---------
                                                                                                            ---------

Shares used in computing pro forma net loss per common share........................                           11,460
                                                                                                            ---------
                                                                                                            ---------

          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                 YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            CONVERTIBLE PREFERRED
                                                    STOCK                   COMMON STOCK
                                          -------------------------   -------------------------
                                             SHARES        AMOUNT        SHARES        AMOUNT
                                          -------------   ---------   -------------   ---------
Balances as of December 31, 1992........        271,960   $      3        1,200,000   $     12
Exercise of warrant.....................        108,760         --               --         --
Conversion of notes payable to Series A
  preferred stock.......................        108,800          1               --         --
Issuance of Series A preferred stock....        739,720          7               --         --
Net loss................................             --         --               --         --
                                          -------------        ---    -------------        ---
Balances as of December 31, 1993........      1,229,240         11        1,200,000         12
Conversion of Series A preferred stock
  to Series B redeemable preferred
  stock.................................     (1,229,240)       (11)              --         --
Conversion of common stock to Series A
  preferred stock.......................      1,200,000         12       (1,200,000)       (12)
Issuance of common stock................             --         --           76,080          1
Accretion of redeemable preferred
  stock.................................             --         --               --         --
Net loss................................             --         --               --         --
                                          -------------        ---    -------------        ---
Balances as of December 31, 1994........      1,200,000         12           76,080          1
Issuance of common stock................             --         --          251,920          2
Accretion of redeemable preferred
  stock.................................             --         --               --         --
Net loss................................             --         --               --         --
                                          -------------        ---    -------------        ---
Balances as of December 31, 1995........      1,200,000   $     12          328,000   $      3
                                          -------------        ---    -------------        ---
                                          -------------        ---    -------------        ---


                                                           NOTE                           TOTAL
                                          ADDITIONAL    RECEIVABLE                    STOCKHOLDERS'
                                            PAID-IN        FROM        ACCUMULATED       EQUITY
                                            CAPITAL     STOCKHOLDER      DEFICIT        (DEFICIT)
                                          -----------   -----------   -------------   -------------
Balances as of December 31, 1992........  $      635    $       --    $       (164)   $        486
Exercise of warrant.....................          --            --              --              --
Conversion of notes payable to Series A
  preferred stock.......................          99            --              --             100
Issuance of Series A preferred stock....         673            --              --             680
Net loss................................          --            --            (841)           (841)
                                          -----------   -----------   -------------   -------------
Balances as of December 31, 1993........       1,407            --          (1,005)            425
Conversion of Series A preferred stock
  to Series B redeemable preferred
  stock.................................        (933)           --              --            (944)
Conversion of common stock to Series A
  preferred stock.......................          --            --              --              --
Issuance of common stock................         151          (152)             --              --
Accretion of redeemable preferred
  stock.................................          --            --            (132)           (132)
Net loss................................          --            --          (2,503)         (2,503)
                                          -----------   -----------   -------------   -------------
Balances as of December 31, 1994........         625          (152)         (3,640)         (3,154)
Issuance of common stock................         123            --              --             125
Accretion of redeemable preferred
  stock.................................          --            --            (459)           (459)
Net loss................................          --            --         (11,271)        (11,271)
                                          -----------   -----------   -------------   -------------
Balances as of December 31, 1995........  $      748    $     (152)   $    (15,370)   $    (14,759)
                                          -----------   -----------   -------------   -------------
                                          -----------   -----------   -------------   -------------

          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                        DECEMBER 31, 1993, 1994 AND 1995

                                 (IN THOUSANDS)

                                                                                     1993       1994       1995
                                                                                   ---------  ---------  ---------
Cash flows from operating activities:
  Net loss.......................................................................  $    (841)    (2,503)   (11,271)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation.................................................................          3         15         37
    Amortization.................................................................         40         40        294
    Equity in losses of affiliates...............................................         --         --      3,756
    Changes in operating assets and liabilities:
      Other current assets.......................................................        (42)         5       (350)
      Accounts payable and accrued expenses......................................        155         45      5,557
                                                                                   ---------  ---------  ---------
        Net cash used in operating activities....................................       (685)    (2,398)    (1,977)
                                                                                   ---------  ---------  ---------

Cash flows from investing activities:
  Purchases of property and equipment............................................         (8)       (88)    (4,218)
  Notes receivable from affiliates...............................................         --     (2,245)      (113)
  Advances to affiliate..........................................................         --         --       (728)
  Investments in affiliates......................................................     (1,401)    (3,704)   (19,589)
  Telecommunication licenses and other intangibles...............................         --         --    (12,153)
  Other assets...................................................................        (40)      (169)        70
                                                                                   ---------  ---------  ---------
        Net cash used in investing activities....................................     (1,449)    (6,206)   (36,731)
                                                                                   ---------  ---------  ---------
Cash flows from financing activities:
  Loan proceeds..................................................................      2,160      5,180     28,138
  Repayment of principal.........................................................        (50)    (2,060)    (2,050)
  Net proceeds from issuance of stock and warrant................................        680     15,122     27,720
                                                                                   ---------  ---------  ---------
        Net cash provided by financing activities................................      2,790     18,242     53,808
                                                                                   ---------  ---------  ---------
Net increase in cash and cash equivalents........................................        656      9,638     15,100
Cash and cash equivalents at beginning of year...................................          4        660     10,298
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $     660     10,298     25,398
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Supplemental cash flow information:
  Cash paid for interest.........................................................  $      16        103        949
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Noncash financing and investing activities:
  Conversion of loans to equity..................................................  $     100      3,380     24,307
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Conversion of note receivable to investment in affiliate.......................  $      --         --      2,020
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Note receivable from sale of stock.............................................  $      --        178         --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Exchange of preferred stock for investment in affiliates.......................  $      --         --     25,000
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Exchange of common stock for investment in CTP.................................  $      --         --        125
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Note payable in connection with RHP investment.................................  $      --         --      4,000
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1995

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    International Wireless Communications, Inc. and subsidiaries (IWC or the Company) was incorporated in Delaware in 1992. The Company develops, owns, and operates wireless communications companies in emerging markets throughout Asia and Latin America. These local wireless businesses (LWBs) provide a variety of communications services. Together with local and strategic partners, the Company has interests in Brazil, India, Indonesia, Malaysia, Mexico, New Zealand, Pakistan, Peru, and the Philippines.

    In prior years, the Company was considered a development stage enterprise. During 1995, the Company's interests in Malaysia, Indonesia, New Zealand, and Mexico commenced operations. Entities in which the Company has ownership interests and have commenced operations are referred to as "operating entities." As such, the Company's management has ceased to report the operations as a development stage enterprise.

    International Wireless Communications Holdings, Inc. ("IWC Holdings") was incorporated in Delaware in July 1996 as a holding company whose primary asset is the capital stock of IWC. Subsequent to the formation of IWC Holdings, the Company completed a reorganization in which each share of the then outstanding capital stock of IWC, which became a wholly owned subsidiary of IWC Holdings, was converted into 40 shares of the corresponding class and series of capital stock of IWC Holdings. IWC Holdings assumed and became the successor to the agreements of IWC relating to capital stock. All data related to shares and per share amounts for all periods presented have been adjusted to reflect the effect of the reorganization and the stock conversion.

    Consistent with industry practice, the Company considers itself to be operating in one business segment.

    BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of International Wireless Communications, Inc. and its wholly owned subsidiary, Servicos de Radio Comunicacoes Ltda. (SRC) located in Brazil. In addition, the accompanying consolidated financial statements include the accounts of two majority owned subsidiaries, M/S Mobilcom (Pte) Ltd. (Mobilcom) located in Pakistan, and PeruTel S.A. (PeruTel) located in Peru. All significant intercompany accounts and transactions have been eliminated in consolidation. Minority interests are not reflected in the accompanying consolidated financial statements as they are immaterial.

    FOREIGN CURRENCY TRANSLATION

    The functional currency for the Company's foreign operating entities is the applicable local currency, except for those located in highly inflationary countries. Translation from the applicable foreign currencies to U.S. dollars is performed for monetary assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses, net of applicable deferred income taxes, resulting from such translation, if material, are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in other income. For non-operating foreign investees and for the Company's investee in Brazil, a highly inflationary country, the functional currency is the U.S. dollar.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
Remeasurement adjustments for foreign entities where the U.S. dollar is the functional currency, and exchange gains and losses arising from transactions denominated in a currency other than the functional currency, are included in income.

    PRO FORMA NET LOSS PER COMMON SHARE

    Pro forma net loss per share data has been computed using the weighted average number of shares of common stock, including common equivalent shares from stock options and warrants outstanding (when dilutive using the treasury stock method) and the shares resulting from the conversion of all outstanding shares of preferred stock at the closing of the IPO. Pursuant to SEC Staff Accounting Bulletins, common equivalent shares issued during the 12-month period prior to the initial filing of the Company's proposed IPO have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive). Due to the significant impact of the conversion of preferred stock into common stock at the closing of the IPO, historical net loss per common share is not meaningful and is therefore not presented.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid instruments with a maturity of 90 days or less at the time of acquisition to be cash equivalents. Cash equivalents as of December 31, 1995 consisted of money market mutual funds. For all such investments, cost approximates fair market value.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at original cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, generally three to five years for domestic assets and three to twenty years for foreign assets.

    INVESTMENTS IN AFFILIATED COMPANIES

    Investments in affiliated companies consist of the costs incurred to acquire development stage projects or interest in entities that have been awarded telecommunication licenses to provide various wireless services.

    The cost method of accounting is used for the Company's investments in affiliated companies where the Company's voting interest is less than 20% and the Company does not exert significant influence. Under the cost method, the investment is recorded at cost, and income is recognized only to the extent distributed by the investee as dividends. No such dividends were declared or distributed for the years ended December 31, 1994 and 1995. Write-downs to the recorded historical cost are recognized when the Company believes that an impairment in value has occurred.

    Where the Company's voting interest is 20% to 50% and the Company does not exercise control, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the investee, limited, in the case of losses, to the extent of the Company's investment therein, and the amortization of telecommunication licenses and other intangibles, if any. The amount of the purchase price that exceeded the fair value of Company's percentage ownership of the equity investee's tangible assets at the date of acquisition reflects the existence of intangible assets of the equity investee. The primary intangible asset

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of each equity investee consists of the equity investee's telecommunication licenses or rights to participate in such licenses. Amounts attributable to other intangibles, such as workforce, customer lists, and agreements with local companies for transmitter and antenna locations, are not material. Accordingly, the Company has accounted for the excess purchase price as attributable to primarily telecommunication licenses and participation rights. To the extent that goodwill exists, the Company believes that the difference in amortization lives between licenses and goodwill would not have a material effect on the accompanying financial statements. In some cases, the terms of the licenses held by the equity investees are less than twenty years. However, the Company believes that it will be able to renew the licenses indefinitely if it builds out the infrastructure and establishes commercial service. The costs of license renewal are expected to be nominal.

    The Company consolidates entities it controls, generally through greater than 50% ownership interest.

    TELECOMMUNICATION LICENSES AND OTHER INTANGIBLES OF MAJORITY OWNED
     SUBSIDIARIES

    The Company has acquired majority ownership interest in various LWBs. These acquisitions have been accounted for under the purchase method and are included in the accompanying consolidated financial statements. The amount of the purchase price that exceeded the fair value of Company's percentage ownership of the LWB's tangible assets at the date of acquisition reflects the existence of intangible assets of the LWB. The primary intangible asset of each LWB consists of the LWB's telecommunication licenses or rights to participate in such licenses. Given the early stage nature of the acquired entities, amounts attributable to other intangibles, such as workforce, customer lists, and agreements with local companies for transmitter and antenna locations, are not material. Accordingly, the Company has accounted for the excess purchase price as attributable to primarily telecommunication licenses and participation rights. To the extent that goodwill exists, the Company believes that the difference in amortization lives between licenses and goodwill would not have a material effect on the accompanying financial statements. Licenses are amortized over 20 years, commencing upon the completion of the acquisition. In some cases, the terms of the licenses held by the LWB's are less than twenty years. However, the Company believes that it will be able to renew the licenses indefinitely if it builds out the infrastructure and establishes commercial service. The costs of license renewal are expected to be nominal. Amortization expense of $47,000 was recorded in 1995. No amortization was recorded in 1993 or 1994.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

    BUSINESS AND CREDIT CONCENTRATIONS AND RISK FACTORS

    Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company's investments are comprised of investment grade short-term debt instruments. Management believes that the financial risks associated with such deposits are minimal.

    Included in the Company's consolidated balance sheet as of December 31, 1994 and 1995, are long-term investments in various LWBs in such developing countries as Malaysia, Indonesia, Brazil, Pakistan and Mexico (see Note 8). These investments make up a significant portion of IWC's balance sheet (see Note 3).

    Each IWC affiliate has a unique and distinct market, operating environment, and local economy with different subscription rates and costs to build and operate the systems. Achieving each operating plan is dependent upon successfully contending not only with normal risks associated with constructing and operating wireless properties, but also risks unique to operating in foreign countries, such as regulatory compliance, contractual restrictions, labor laws, expropriation, nationalization, political, economic or social instability, and confiscatory taxation.

    The Company anticipates that it will often have a minority interest in operating companies, in part because applicable laws often limit foreign investors to minority equity positions. As such, the Company may be unable to access the cash flow, if any, of its operating companies. Additionally, the Company's ability to sell or transfer its ownership interest in its operating companies is generally subject to limitations based on agreements with its strategic and financial partners, as well as provisions in local operating licenses and local government regulations that may prohibit or restrict the transfer of the Company's ownership interest in such operating companies.

    The Company's ability to retain and exploit its existing telecommunication licenses, and to obtain new licenses in the future, is essential to the Company's operations. However, these licenses are typically granted by governmental agencies in developing countries, and there can be no assurance that these governmental agencies will not seek to unilaterally limit, revoke, or otherwise adversely modify the terms of these licenses in the future, any of which could have a material adverse effect on the Company, and the Company may have limited or no legal recourse if any of these events were to occur. In addition, licenses typically require renewal from time to time and there can be no assurance that renewals to these licenses will be granted.

    Most of the LWBs currently operating have incurred operating losses and negative cash flow from operations since inception, and the Company expects that most of its operating companies will continue to generate operating losses and negative cash flow from operations for the foreseeable future. Most of these operating companies have only recently initiated providing commercial services and have a limited subscriber base. This is not uncommon in the wireless communications industry, which requires significant capital investments in the initial years prior to obtaining a sufficient subscriber revenue base to support operations. Achievement of positive cash flow from operations will depend on successful

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) execution of management's business plans. Those plans assume significant additional capital investment, in some cases, to expand the wireless network. There can be no assurance that such funding capacity will be available in the future.

    Nonoperating risks include substantial use of borrowings by unconsolidated investee companies to leverage equity capital employed and risks with respect to foreign currency exchange rates.

    RECOVERABILITY OF LONG-LIVED ASSETS

    The recoverability of property and equipment, investments in equity and cost investee companies is dependent upon the successful build-out of system infrastructure, obtaining additional licenses by investee companies, and successful development of systems in each of the respective markets in which the Company's investees operate or through the sale of such assets.

    The Company's policy is to assess annually an impairment in value based upon a comparison of projected operating cash flows from each of the underlying investee companies over their expected period of operation, on an undiscounted basis, to the carrying amount of the related assets.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's cash and cash equivalents, notes receivable from and advance to affiliates, accounts payable and accrued expenses, notes payable to related party and note payable approximates the fair market value due to the relatively short maturity of these instruments.

    ACQUISITION, TRANSACTION, AND DEVELOPMENT COSTS

    The Company expenses direct and incremental costs incurred relative to pursuing potential investments due to the relative uncertainty of the future realization of such costs principally due to the nature of early stage development projects in foreign countries.

    RECLASSIFICATIONS

    Certain amounts in the accompanying 1993 and 1994 consolidated financial statements have been reclassified to conform with the 1995 consolidated financial statement presentation.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board recently adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires long-lived assets to be evaluated for impairment whenever event or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 in fiscal 1995. The adoption of SFAS No. 121 did not have a material effect on the Company's results of operations.

    The Financial Accounting Standards Board recently adopted SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans, including stock option/stock issuance plans. The Company will adopt SFAS No. 123 in fiscal 1996. Management plans to continue conforming to APB No. 25, Accounting for Stock Issued to Employees, for purposes of measurement of compensation expense.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)
Therefore, adoption of SFAS No. 123 is not expected to have a material effect on the Company's results of operations in the year of adoption.

(2) BALANCE SHEET COMPONENTS

    Balance sheet component as of December 31 are as follows (in thousands):

                                                                              1994       1995
                                                                            ---------  ---------
Property and equipment
  Furniture and fixtures..................................................  $      36  $      40
  Equipment...............................................................         71        126
  Automobiles.............................................................         --         34
  Construction in process.................................................         --      4,125
                                                                            ---------  ---------
                                                                                  107      4,325
  Less accumulated amortization...........................................         19         56
                                                                            ---------  ---------
    Property and equipment, net...........................................  $      88  $   4,269
                                                                            ---------  ---------
                                                                            ---------  ---------
Telecommunication licenses and other intangibles
  SRC/Via 1 project.......................................................  $      --  $   6,714
  Mobilcom................................................................         --      5,439
                                                                            ---------  ---------
                                                                                   --     12,153
  Less accumulated amortization...........................................         --         47
                                                                            ---------  ---------
      Telecommunication licenses and other intangibles, net...............  $      --  $  12,106
                                                                            ---------  ---------
                                                                            ---------  ---------
Accounts payable and accrued expenses
  Professional services...................................................  $      --  $   3,041
  Employee compensation and benefits......................................         89        189
  Interest................................................................         30        256
  Equipment purchases.....................................................         --      1,719
  Accounts payable and other..............................................         81        552
                                                                            ---------  ---------
                                                                            $     200  $   5,757
                                                                            ---------  ---------
                                                                            ---------  ---------

(3) INVESTMENTS IN AFFILIATES

    The Company's investments in affiliates represent interests in various LWBs in several developing countries. These investments are accounted for under the equity or cost methods.

    EQUITY INVESTMENTS

    For those investments in companies in which the Company's voting interest is 20% to 50%, or for investments in companies in which the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of losses of affiliates, limited to the extent of the Company's investment in and advances to affiliates, including any debt guarantees or other contractual funding commitments. All affiliated companies have fiscal years

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) INVESTMENTS IN AFFILIATES (CONTINUED) ended December 31. Investments in affiliated companies are as follows as of December 31, 1994 and 1995 (dollars in thousands):

                                                                                                            PORTION OF
                                                                                                            INVESTMENT
                                                                                                            EXCEEDING
                                                                                                         COMPANY'S SHARE
                                                                              INVESTMENTS               OF THE UNDERLYING
                                                        PERCENTAGE           IN AFFILIATED                  HISTORICAL
                                                       OF OWNERSHIP           COMPANIES(2)                  NET ASSETS
                             AFFILIATED               --------------   --------------------------   --------------------------
   COUNTRY                    COMPANY                  1994    1995      1994          1995             1994           1995
--------------  ------------------------------------  ------   -----   --------   ---------------   -------------   ----------
Malaysia        Syarikat Telefon Wireless (STW).....    2%(1)    30%   $  1,400   $     20,879(3)   $       1,311   $   17,459
Indonesia       PT Rajasa Hazanah Perkasa (RHP).....   --        25%         --         24,539(4)              --       23,680
New Zealand     TeamTalk Limited (TeamTalk).........   25%       50%        284          2,345                 --        1,712
India           HFCL Mobile Radio Limited (HFCL)....   --        49%         --            243                 --          243
Indonesia       PT Binamulti Visualindo (PTBV)......   --        49%         --            206                 --          206
                                                                       --------   ---------------   -------------   ----------
                                                                          1,684         48,212              1,311       43,300
Less accumulated amortization.......................................         --            966                 --          966
                                                                       --------   ---------------   -------------   ----------
                                                                       $  1,684   $     47,246      $       1,311   $   42,334
                                                                       --------   ---------------   -------------   ----------
                                                                       --------   ---------------   -------------   ----------

------------------------------

(1) In 1994 this investment was accounted for under the cost method.

(2) Adjusted for the Company's share of equity in losses of affiliated companies.

(3) In connection with a Ringgit 91,000,000 (approximately $36,400,000) senior credit facility with a Malaysian bank obtained by STW, the Company along with other STW shareholders, agreed to provide certain support to this debt (see Note 7).

(4) The investment in affiliated company includes $4,000,000 representing the Company's pro rata share of a $16,000,000 note payable to an unrelated party (see Note 7).

    The Company acquired its interest in RHP, HFCL, and PTBV during 1995 and accounted for them using the purchase method (see Note 4). The following condensed financial statement data, presented in accordance with U.S. generally accepted accounting principles and stated in U.S. dollars, has been derived from audited and unaudited financial statements. The financial information pertaining to RHP was derived from financial statements audited by other auditors. Both HFCL and PTBV are nonoperating entities with insignificant operations as of December 31, 1995, and as such, selected financial information is not included. For the year ended December 31, 1993, no significant operations existed for any equity investment.

    Financial information for affiliated companies accounted for by the equity method is as follows (in thousands):

                                                 AS OF AND FOR THE YEAR ENDED
                                                       DECEMBER 31, 1994
                                               ---------------------------------
                                                  STW        RHP      TEAMTALK
                                               ---------  ---------  -----------
                                                                     (UNAUDITED)
Current assets...............................  $   1,394  $      --   $      24
Noncurrent assets............................     11,997         --         239
Current liabilities..........................        878         --         100
Noncurrent liabilities.......................      7,565         --          --
Net revenues.................................         83         --          --
Net loss.....................................     (1,285)        --          --

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(3) INVESTMENTS IN AFFILIATES (CONTINUED)

                                                             AS OF AND FOR THE YEAR ENDED
                                                                  DECEMBER 31, 1995
                                                          ----------------------------------
                                                             STW      RHP(A)      TEAMTALK
                                                          ---------  ---------  ------------
Current assets..........................................  $   2,611  $   5,316   $      213
Noncurrent assets.......................................     33,299     21,336        6,307
Current liabilities.....................................      2,988     17,496        3,933
Noncurrent liabilities..................................     21,925      6,257        1,492
Net revenues............................................        749      5,463          348
Net loss................................................     (5,898)    (3,186)      (1,490)

------------------------

(A) For the period March 28, 1995 through December 31, 1995. Net revenues and net loss for the period from January 1, 1995 through March 27, 1995 were $1,821 and $387, respectively.

    COST INVESTMENTS

    The Company uses the cost method of accounting for three other investments. They are Corporacion Mobilcom, S.A. de C.V. (Mobilcom Mexico), PT Mobilkom Telekomindo (Mobilkom), and Universal Telecommunications Service, Inc. (UTS). The Company's ownership percentage is 2.47%, 15% and 19%, respectively. Both Mobilcom Mexico and Mobilkom are operating entities. UTS, owned directly, and indirectly through Mobilcom Corporation, is nonoperating.

    The Company's carrying value and estimated fair value of these investments as of December 31 are as follows (in thousands):

                                                        1994                      1995
                                              ------------------------  ------------------------
                                               CARRYING    FAIR MARKET   CARRYING    FAIR MARKET
                                                AMOUNT        VALUE       AMOUNT        VALUE
                                              -----------  -----------  -----------  -----------
Mobilcom Mexico.............................   $   2,062    $   3,510    $   2,062    $   3,510(A)
Mobilkom....................................       1,500        1,500        1,500        2,400(B)
UTS.........................................         181          181        1,472        1,472(C)
                                              -----------  -----------  -----------  -----------
                                               $   3,743    $   5,191    $   5,034    $   7,382
                                              -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------

The Company considers these investments to be long-term in nature and are not held for trading purposes. Fair value for these investments was determined as follows:

(A) Fair value determined based upon the minimum value available through the exercise of a put option.

(B) Fair value based upon recent investments by other shareholders. The Company has undertaken to pledge all of its stock of Mobilkom to secure Mobilkom's borrowings under a bank credit facility.

(C) Management has determined that the carrying cost approximates market value.

(4) RELATED PARTY TRANSACTIONS

    ADVANCES TO AFFILIATE

    The advances to affiliate as of December 31, 1995 represented advances to TeamTalk in the amount of $728,000. The advances are interest-free with no stated terms.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(4) RELATED PARTY TRANSACTIONS (CONTINUED)
    NOTES RECEIVABLE FROM AFFILIATES

    Notes receivable from affiliates as of December 31, 1994, consisted primarily of a working capital loan to STW of $2,020,000, bearing interest at market rates, which was converted to an equity interest in STW during 1995.

    Notes receivable from affiliates as of December 31, 1995, consisted primarily of a note due from Mobilcom Mexico for $158,000, which earns interest at 6% per annum; and a note due from RHP for $128,000, bearing interest at market rates. The notes expired on January 5, 1996 and April 15, 1996, respectively, and have subsequently been extended.

    NOTES PAYABLE TO RELATED PARTY

    Notes payable as of December 31, 1994 and 1995, consisted of two notes payable to Vanguard Cellular Operating Corp. (Vanguard), the Company's largest stockholder, each in the amount of $900,000 and bearing interest at 9% compounded annually. The notes are due on the earlier of April 26, 1996 or the close of an initial public offering. These notes are convertible, at the option of the holder, into 274,800 shares of redeemable convertible Series D preferred stock. Subsequent to year-end, these notes were converted (see Note 9).

    VANGUARD MERGER

    On December 18, 1995, the Company merged with Vanguard International Telecommunications, Inc. (VIT) (See Note 5), a wholly owned subsidiary of Vanguard. Prior to this merger, Vanguard owned 10.46% of the Company and provided a variety of services relating to the formation, development and operation of the Company's wireless communication businesses. In exchange for 3,972,240 shares of redeemable convertible Series E preferred stock with a liquidation preference of $6.29 per share, the Company acquired VIT's interests in TeamTalk and VIT's rights to acquire an interest in various international LWBs. The liquidation value was equal to the fair market value of the Series E preferred stock on the date of the merger. The resulting total value of $25,000,000, was allocated to the various LWBs based on their respective stage of development and an independent valuation study of the LWBs. As a result of this merger, Vanguard increased its ownership position to approximately 39% and continues to provide the services described above. The original cost to Vanguard of the net assets acquired by IWC in the merger was approximately $550,000. The value of these assets, however, appreciated significantly over time as licenses were subsequently granted, joint ventures and other strategic alliances formed and business plans developed.

    The excess of the allocated portion of the merger value to TeamTalk over the net book value of TeamTalk was attributed to telecommunication licenses. This excess amounted to $1,712,000 and is amortized on a straight-line basis over 20 years.

    The Company also acquired VIT's rights to participate in RHP, SRC, Mobilcom, HFCL and PTBV and other yet to be developed projects. Approximately $23,288,000 was allocated to telecommunication licenses in each LWB based on their relative stage of development. These amounts are amortized on a straight-line basis over 20 years.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(4) RELATED PARTY TRANSACTIONS (CONTINUED)
    Unaudited pro forma consolidated results of operations, as if the merger with VIT had occurred on January 1, 1994, are as follows (in thousands, except per share data):

                                                                            1994       1995
                                                                          ---------  ---------
Revenues................................................................  $      --         --
Operating loss..........................................................     (3,731)   (11,713)
Net loss................................................................     (3,753)   (12,863)
Pro forma net loss per share............................................                 (1.12)

    The Company has entered into arrangements with certain of the operating companies whereby the Company is reimbursed for direct costs, primarily salary and out-of-pocket costs, associated with technical, financial and administrative support provided by the Company. These amounts have been recorded as an offset to general and administrative expenses on the accompanying consolidated statements of operations. For the years ended December 31, 1994 and 1995, expense reimbursements were not material. No such arrangements existed in 1993.

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

    The Company is authorized to issue 23,080,000 shares of preferred stock, of which 21,541,480 are designated redeemable convertible preferred stock, 1,200,000 are designated nonredeemable convertible preferred stock, 338,520 are undesignated, and 26,000,000 shares of common stock, each with a par value of $0.01 per share.

    Redeemable convertible preferred stock as of December 31, 1995, was comprised of the following (in thousands except share and per share amounts):

                                                                          SHARES ISSUED  LIQUIDATION   AGGREGATE
                                                              SHARES           AND        VALUE PER   LIQUIDATION
REDEEMABLE CONVERTIBLE PREFERRED STOCK:                     DESIGNATED     OUTSTANDING      SHARE        VALUE
                                                           -------------  -------------  -----------  -----------
Series B.................................................      1,229,240      1,229,240       .9652   $     1,186
Series C.................................................      2,460,000      1,762,280      2.3343         4,114
Series D.................................................      5,800,000      3,378,160      6.8775        23,233
Series E.................................................      3,972,240      3,972,240      6.7365        26,759
Series F-1...............................................      7,000,000      4,508,480      9.3750        42,267
Series F-2...............................................      1,080,000        848,000      9.3750         7,950
                                                           -------------  -------------               -----------
                                                              21,541,480     15,698,400               $   105,509
                                                           -------------  -------------               -----------
                                                           -------------  -------------               -----------

    Each series of redeemable preferred stock is being accreted to its respective minimum redemption amount, which is equal to the liquidation value.

    Nonredeemable convertible preferred stock as of December 31, 1994 and 1995, was comprised of 1,200,000 designated, issued, and outstanding shares of Series A preferred stock with a liquidation per share of $.85 and an aggregate liquidation value of $1,020,000.

    The rights, preferences, and privileges of the holders of preferred stock are as follows:

    - LIQUIDATION

        In the event of Company liquidation, holders of Series F-1 and F-2 preferred stock (collectively referred to as Series F preferred stock) shall be entitled to receive, prior and in preference to the holders of Series A, B, C, D and E preferred stock ("Junior preferred stock") and common stock an

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) amount per share equal to the sum of (i) the product of (A) .50 multiplied by (B) the liquidation value per share specified above, as adjusted, and
    (ii) any declared but unpaid dividends thereon. Holders of Series B, C, D and E preferred stock shall next be entitled to receive an amount per share equal to the sum of (i) the product of (A) .55 multiplied by (B) an amount per share of .9192, 2.2232, 6.55 and 6.2937, respectively, as adjusted and
    (ii) any declared but unpaid dividends thereon. Holders of the Junior preferred stock and Series F preferred stock shall next be entitled to receive the product of (1) .50 multiplied by (2) an amount per share of .9193, 2.223, 6.55, 6.55 and 9.375, respectively, as adjusted.

        Holders of the Series A preferred stock shall be entitled to receive an amount per share equal to the liquidation value per share specified above, as adjusted, plus any declared but unpaid dividends thereon. After the distributions described above, and after the distribution related to common stock described below, the remaining assets of the Company shall be distributed among the holders of the preferred stock and common stock pro rata assuming full conversion of preferred stock into common stock.

    - DISTRIBUTIONS

        The holders of preferred stock are entitled to receive noncumulative dividends at the same time and on the same basis as holders of common stock when, and if, declared by the Board of Directors. No dividends had been declared through December 31, 1995.

    - REDEMPTION

        Each share of Series B, C, D, E, and F preferred stock is redeemable at any time on or after December 31, 1998, but within 45 days after the receipt by the Company of a written request from the holders of a majority of the then outstanding shares of Series B, C, D, E and F-1 preferred stock. The Company shall redeem all such shares by paying in cash a sum per share equal to the greater of (1) the then fair market value of such share of preferred stock on an as-converted basis, or (2) the liquidation value of such share of preferred stock (hereinafter referred to as the redemption price). In the event the assets of the Company are insufficient to effect such redemption in full, the shares of preferred stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

        In addition to the above redemption, at any time on or after December 31, 2000, but within 45 days after the receipt by the Company of a written request from the majority of the holders of Series F-1 preferred stock, the Company shall redeem all outstanding shares of such stock by paying, in cash, an amount per share equal to the redemption price of such stock.

        Upon the occurrence of a change of control of the Company that is not approved by certain directors designated by the holders of Series F preferred stock, then the holders of a majority of the shares of Series F-1 preferred stock then outstanding shall have the right, by written demand to the Company, to require the Company to redeem immediately all the shares of Series F preferred stock then outstanding, at a price per share equal to the redemption price of the Series F preferred stock.

    - CONVERSION AND VOTING RIGHTS

        Each share of preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the original preferred stock issue price by the conversion price applicable to such preferred share. The conversion price per share for each series of preferred stock is equal to the preferred stock issue price of the respective series of preferred stock, subject to adjustment under certain circumstances. An

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) automatic conversion into common stock will occur in the event of a firm commitment underwritten public offering of at least $13.10 per share, as adjusted, and $8,000,000 in the aggregate. However, the Series F preferred stock shall not automatically be converted in Common Stock unless: (i) the underwritten public offering is consummated on or prior to December 31, 1998, (ii) the public offering per share is at least $18.75, as adjusted and
    (iii) the aggregate offering price is not less than $25,000,000.

        Each share of preferred stock has voting rights equal to that of common stock on an "as if converted" basis. The holder of Series E preferred stock is entitled to elect three directors to the Company's Board of Directors, and, for so long as 20% of the shares of Series F preferred stock remain outstanding, the holders of Series F-1 preferred stock are entitled to elect three directors. As of December 31, 1995, the Company had 16,898,400 shares of common stock reserved for the conversion of preferred stock.

    PREFERRED STOCK TRANSACTIONS

    - THE SERIES A AND B FINANCINGS

        The Company sold an aggregate of 848,520 shares of Series A preferred stock in May 1993 for an aggregate purchase price of $780,000 (a purchase price of $.92 per share), including cancellation of notes payable in the amount of $100,000.

        In January 1994, each share of then outstanding common stock was converted to an equal number of shares of Series A preferred stock. Concurrently, shares of Series A preferred stock were converted into an equal number of shares of Series B preferred stock.

    - THE SERIES C FINANCING

        In a series of transactions during January and February 1994, the Company sold an aggregate of 1,762,280 shares of Series C preferred stock for an aggregate purchase price of $3,918,000 (a purchase price of $2.22 per share), (the "Series C Financing"), including cancellation of notes payable to investors totaling $1,351,000.

        In connection with the Series C Financing, the Company issued to an investor warrants to purchase (a) 50,440 shares of Series C preferred stock at an exercise price of $2.22 per share (b) 222,200 shares of preferred stock at an exercise price of $7.15 per share, and (c) 444,360 shares of preferred stock at an exercise price of $3.58 per share. Warrants (a), (b) and (c) were exercisable until December 18, 1995, April 15, 1995 and January 15, 1995, respectively. The warrants were subsequently amended in July 1995 (see below).

    - THE SERIES D FINANCING

        In connection with bridge financing obtained in May 1994, the purchasers received warrants exercisable for an aggregate of 46,440 shares of Series D preferred stock. The warrants have an exercise price of $6.55 per share and are exercisable until May 6, 1997.

        In a series of transactions in September and October 1994, the Company sold an aggregate of 2,230,560 shares of Series D preferred stock for an aggregate purchase price, net of a $26,000 note receivable, of approximately $14,584,000 (a purchase price of $6.55 per share), (the "Series D Financing"), including cancellation of notes payable in the principal amount of $2,029,000.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED)

        In connection with the issuance of Bridge Notes on April 6, 1995, the Company issued a warrant (the "April Bridge Warrants") to purchase 10,720 shares of Series D preferred stock at $6.55 per share. The April Bridge Warrants are outstanding and are exercisable until April 6, 1998 or, if earlier, upon the closing of the Company's initial public offering.

        In connection with the Series D Financing, Vanguard loaned $1.8 million to the Company in exchange for two convertible notes in the amount of $900,000 each (see Note 4). Each note was due upon the earlier of April 26, 1996 or the occurrence of certain events which did not occur prior to that date. On April 26, 1996, Vanguard converted both notes into an aggregate of 274,800 shares of Series D preferred Stock (see Note 9).

        In July 1995, convertible secured bridge financing notes issued on April 24, 1995 were converted into 1,147,600 shares of Series D preferred stock for an aggregate purchase price of $7,517,000 (a purchase price of $6.55 per share).

    - THE SERIES E FINANCING

        In July 1995, the Company entered into a merger agreement with Vanguard and VIT, a wholly-owned subsidiary of Vanguard, whereby VIT would merge their international interests in numerous international wireless projects into the Company in exchange for 3,972,240 shares of Series E preferred stock. This merger was completed on December 18, 1995, concurrent with the issuance of Series F preferred stock (see Note 4).

        In connection with the Vanguard Merger, the Company entered into an agreement with an investor to amend previously existing warrant agreements granted in connection with the Series C Financing. The investor's original warrant to purchase 50,440 shares of Series C preferred stock was amended to extend the warrant through December 18, 1997. The investor's original warrant to purchase 222,200 shares of preferred stock was amended to increase the number of shares to 393,120 and to define the preferred stock as Series D preferred stock at $6.55 per share. The warrant is exercisable until December 18, 1997. The investor's original warrant to purchase 444,360 shares of preferred stock was amended to decrease the number of shares to 273,440 and to define the preferred stock as Series C preferred stock at $2.22 per share. The warrant is exercisable until May 15, 1997.

    - THE SERIES F FINANCING

        In connection with the issuance of a note payable to an investor in July 1995, the Company issued for a purchase price of $15,000, a warrant to purchase 32,000 shares of Series F-1 preferred stock at an exercise price of $9.38 per share. The number of shares and the exercise price are subject to adjustment in certain circumstances. The warrant is exercisable until December 18, 1998.

        Concurrent with the July 1995 Financing, for an aggregate purchase price of $72,000, the Company issued warrants to purchase an aggregate of 153,760 shares of Series F-1 preferred stock (not including the warrant issued to Vanguard in connection with the first July 1995 note) at an exercise price of $9.38 per share. All share amounts and the exercise price are subject to adjustment in certain circumstances. The warrants are exercisable until December 18, 1998.

        On August 15, 1995 pursuant to a Note and Warrant Purchase Agreement dated as of August 14, 1995, the Company issued for a purchase price of $50,000 a warrant (the "First

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) Warrant") to purchase 106,680 shares of Series F-2 preferred stock at an exercise price of $9.38 per share, with the number of shares and exercise price subject to adjustment in certain circumstances. The First Warrant is exercisable until December 18, 1998.

        Pursuant to a Loan Agreement dated August 14, 1995 between the Company and an investor, the Company issued a second warrant (the "Second Warrant") to purchase 106,680 shares of Series F-2 preferred stock at an exercise price of $9.38 per share, with the number of shares and the exercise price subject to adjustment in certain circumstances. The Second Warrant is exercisable until the same date, with the date being subject to change in the same circumstances, as the First Warrant.

        On December 18, 1995, the Company sold and issued 5,356,480 shares of Series F preferred stock for $50,217,000. Prior to the share issuance of the Series F preferred stock, the Company entered into bridge financing agreements with certain existing shareholders. Certain bridge loans were repaid with proceeds from the issuance of shares of Series F preferred stock, while the remaining bridge loans were converted into 1,147,600 shares of Series D preferred stock.

        Pursuant to the Series F Purchase Agreement, the Company agreed to covenants customary in financing transactions of such type, including limits on incurring debt and granting liens and pledges and other negative covenants including limitations on payments, dividends, investments, mergers, asset sales, amendments of its Certificate of Incorporation or Bylaws that would adversely impact the rights of the Series F-1 preferred stock and the Series F-2 preferred stock, changes to its business, changes in control, and sales of equity securities.

    WARRANTS

    The Company had the following warrants outstanding as of December 31, 1995:

                                               WARRANTS     EXERCISE
PREFERRED STOCK                              OUTSTANDING      PRICE           EXPIRATION
-------------------------------------------  ------------  -----------  -----------------------
Series C...................................      273,440    $    2.22   May 15, 1997
Series C...................................       50,440         2.22   December 18, 1997
Series D...................................      393,120         6.55   December 18, 1997
Series D...................................       46,440         6.55   May 6, 1997
Series D...................................       10,720         6.55   April 6, 1998
Series F-1.................................      185,760         9.38   December 18, 1998
Series F-2.................................      213,360         9.38   December 18, 1998
                                             ------------
                                               1,173,280
                                             ------------
                                             ------------

    COMMON STOCK

    In the event of a liquidation, holders of common stock will be entitled to receive an amount equal to $.50 per share, as adjusted, plus any declared and unpaid dividends, after completion of distributions to the holders of preferred stock.

    The remaining assets of the Company, after satisfaction of the stipulated distribution requirements related to the various preferred stock and common stock liquidation preferences, will be distributed on a

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) pro rata basis among all of the holders of common stock and all of the holders of the preferred stock, assuming full conversion of the preferred stock into common stock.

    In January 1994, the Company entered into an agreement to acquire a 70% interest in Corporate Technology Partners (CTP), a partnership established to develop a Personal Communications Services (PCS) business, in exchange for 251,920 shares of common stock in the Company. CTP was owned, in part, by officers of the Company. This agreement was completed on December 18, 1995, concurrent with the issuance of Series F preferred stock. A total of 45,360 of these shares remain in escrow as of December 31, 1995 pending finalization of an ex-employee matter. The Company wrote-off its investment in 1995 as CTP was unsuccessful in obtaining any Federal Communications Commission PCS licenses.

    In October 1994, the Company loaned a Director of the Company, $178,000 to purchase 76,080 shares of common stock at a purchase price of $2.00 per share and 3,920 shares of redeemable convertible Series D preferred stock at a purchase price of $6.55 per share. The note bears interest at 7.69% per annum. Principal and accrued interest are due in October 2004. The note is secured by a pledge of the stock by the Director and is non-recourse to the Director. The note principal is included as a component of stockholders' equity and redeemable convertible preferred stock on the accompanying consolidated balance sheets as of December 31, 1994 and 1995.

    STOCK OPTION/STOCK ISSUANCE PLAN

    During 1994, the Board of Directors adopted the 1994 Stock Option/Stock Issuance Plan (the Plan) under which incentive stock options may be granted to employees and officers and nonqualified (supplemental) stock options may be granted to employees, officers, directors, and consultants to purchase shares of the Company's common stock. Accordingly, the Company, as of December 31, 1995, had reserved a total of 1,000,000 shares of the Company's common sock for issuance upon the exercise of options granted pursuant to the Plan. Options granted under the Plan generally expire 10 years following the date of grant and are subject to limitations on transfer.

    Option grants under the Plan are subject to various vesting provisions, all of which are contingent upon the continuous service of the optionee and may not impose vesting criterion more restrictive than 20% per year. The exercise price of options granted under the Plan must equal or exceed the fair market value of the Company's common stock on the date of grant. Unless otherwise terminated by the Board of Directors, the Plan automatically terminates in January 2004.

    A summary of stock option/stock issuance transactions under the Plan follows:

                                                                                           OUTSTANDING OPTIONS
                                                                            SHARES     ---------------------------
                                                                           AVAILABLE    NUMBER OF     PRICE PER
                                                                           FOR GRANT     SHARES         SHARE
                                                                          -----------  -----------  --------------
Initial shares reserved.................................................    1,000,000          --               --
Options granted.........................................................     (761,920)    761,920   $   .25 - 2.50
                                                                          -----------  -----------  --------------
    Balances as of December 31, 1994....................................      238,080     761,920   $   .25 - 2.50
Options granted.........................................................     (160,000)    160,000   $  6.25 - 6.88
Options canceled........................................................       40,000     (40,000)  $          .25
                                                                          -----------  -----------  --------------
    Balances as of December 31, 1995....................................      118,080     881,920   $  6.25 - 6.88
                                                                          -----------  -----------
                                                                          -----------  -----------

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(5) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (CONTINUED) As of December 31, 1995, there were 399,448 vested options.

(6) INCOME TAXES

    The Company has incurred net losses since inception and has not recorded any provision for income taxes. The reconciliation between the amount computed by applying the U.S. federal statutory tax rate of 34% to net loss before income taxes and the actual provision for income taxes as of December 31, 1993, 1994, and 1995 follows (in thousands):

                                                                       1993       1994       1995
                                                                     ---------  ---------  ---------
Income tax (benefit) at statutory rate.............................  $    (286)      (851)    (3,832)
Equity in losses of foreign affiliates.............................         --         --      1,277
License amortization...............................................         --         --        344
Net operating loss and temporary differences for which no tax
  benefit was recognized...........................................        286        851      2,211
                                                                     ---------        ---  ---------
                                                                     $      --         --         --
                                                                     ---------        ---  ---------
                                                                     ---------        ---  ---------

    The tax effect of temporary differences that give rise to significant portions of the deferred tax assets as of December 31, 1994 and 1995 are as follows (in thousands):

                                                                             1994       1995
                                                                           ---------  ---------
Deferred tax assets:
  Loss carryovers and deferred start-up expenditures.....................  $   1,360      3,911
  Less valuation allowance...............................................     (1,360)    (3,911)
                                                                           ---------  ---------
    Total deferred tax assets............................................         --         --
                                                                           ---------  ---------
                                                                           ---------  ---------

    Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The valuation allowance as of December 31, 1994 and 1995 was $1,360,000 and $3,911,000, respectively. The net changes in valuation allowance during 1994 and 1995 was an increase of $960,000 and $2,551,000, respectively.

    As of December 31, 1995, the Company has cumulative U.S. federal net operating losses of approximately $9,200,000, which can be used to offset future income subject to federal income taxes. The federal tax loss carryforwards will expire from 2008 through 2010. The Company has cumulative California net operating losses of approximately $5,900,000, which can be used to offset future income subject to California income taxes. The California tax loss carryforwards will expire from 1998 through 2000.

    The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" as defined. All U.S. federal and California net operating loss carryforwards are subject to limitation as a result of these restrictions. The ownership change restrictions are not expected to impair the Company's ability to utilize the affected carryforward items. If there should be a subsequent ownership change, as defined, of the Company, its ability to utilize its carryforwards could be reduced.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(7) COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS

    The Company leases a facility under a noncancelable operating lease expiring in May 1999. Future minimum lease payments due under the lease total approximately $62,000, $63,000, $63,000, and $26,000 in 1996 through 1999, respectively.

    Rent expense was approximately $14,000, $47,000, and $60,000 for the years ended December 31, 1993, 1994, and 1995, respectively.

    CAPITAL CONTRIBUTIONS

    In order to protect the Company's investments in affiliates from ownership dilution, the Company has committed to make additional capital contributions to the LWBs as needed.

    The Company also anticipates making additional investments in various operating companies totalling $16,500,000, including the acquisition of the remaining 50% interest in TeamTalk Limited for $3,198,000 (see Note 9).

    NOTE PAYABLE

    The Company is jointly and severally liable on a $16,000,000 note payable to an unrelated party in connection with its RHP investment. The note bears interest at 6.95% with principal and interest due October 10, 1996. The Company has recorded its pro rata share of this note on the accompanying consolidated balance sheet. In the event that the other payors, which are also shareholders of RHP, and RHP itself are unable to honor their pro rata obligation, the Company would be wholly liable.

    GUARANTEE OF DEBT OF EQUITY INVESTEE

    In connection with a Ringgit 91,000,000 (approximately $36,400,000 as translated using effective exchange rates at December 31, 1995) senior credit facility with a Malaysian bank obtained by the Company's 30% equity investee, STW, the Company along with other STW shareholders, executed a financial "keep well" covenant pursuant to which they have agreed (i) to ensure that STW will remain solvent and be able to meet its financial liabilities when due and (ii) to ensure that the project is timely completed and to make additional debt and equity investments in STW to meet cost overruns. The loan is repayable by STW in eleven semi-annual installments beginning October 8, 1997. The Company and other STW shareholders have separately executed an agreement, whereby each shareholder has agreed to share in the liability on a pro rata basis in relation to their interest in STW. In the event that the bank were to seek repayment from the STW shareholders and the other shareholders were unable to honor their pro rata share in the liability, the Company might be liable for the full amount of the outstanding amount of the loan. As of December 31, 1995, the balance on this loan was Ringgit 54,640,000 or $21,500,000.

    The Company does not believe it is practicable to estimate the fair value of the guarantee and does not believe exposure to loss is likely. Accordingly, no provision has been made in the accompanying consolidated financial statements.

    The Company, through its affiliate, New Zealand Wireless Limited, owns 15% of PT Mobilkom Telekomindo (Mobilkom). Mobilkom expects to fund the continued buildout of its network and the acquisition of subscriber terminals primarily through a seven-year $50 million revolving/reducing credit

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(7) COMMITMENTS AND CONTINGENCIES (CONTINUED) facility which it has obtained from a syndicate of Thai banks. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by substantially all of Mobilkom's assets and a pledge of all the capital stock held by the Company and Mobilkom's other shareholders. Another Mobilkom shareholder has guaranteed borrowings of up to $25 million under the credit facility. As of June 30, 1996, borrowings of approximately $20 million were outstanding under this facility.

    The Company indirectly owns a 17.5% equity interest in PT Mobile Selular Indonesia ("Mobisel"), a provider of cellular services in Indonesia through its 25% ownership in RHP. Mobisel has obtained a five-year $60 million credit facility from Nissho Iwai International (Singapore) Pte. Ltd. ("Nissho Iwai") to finance the construction of its network and the purchase of subscriber terminals. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by all of Mobisel's assets and a pledge of all the capital stock held by RHP. RHP has also guaranteed the credit facility. As of June 30, 1996, borrowings of approximately $35 million were outstanding under this facility (see Note 9).

(8) GEOGRAPHIC INFORMATION

    Information about the Company's consolidated operations in different geographic areas for the three years ended December 31, 1993, 1994 and 1995 is as follows (in thousands):

                                                                      AS OF DECEMBER 31,
                                                                -------------------------------
                                                                  1993       1994       1995
                                                                ---------  ---------  ---------
Operating loss:
  Latin America...............................................         --         --       (154)
  Southeast Asia..............................................         --         --         --
  Pacific and Far East........................................         --         --     (3,756)
  United States...............................................       (809)    (2,481)    (6,211)
                                                                ---------  ---------  ---------
                                                                $    (809)    (2,481)   (10,121)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Identifiable assets:
  Latin America...............................................        668      2,157     13,017
  Southeast Asia..............................................         --         10      5,658
  Pacific and Far East........................................      1,056      3,429     50,017
  United States...............................................        916     12,828     26,951
                                                                ---------  ---------  ---------
                                                                $   2,640     18,424     95,643
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The Company's consolidated operations in Latin America are in Brazil and Peru. The Company's consolidated operations in Southeast Asia are in Pakistan. The Company's equity method and cost investees are included in the geographic areas in which principal operations exist or will exist (see Note 3).

(9) SUBSEQUENT EVENTS

    On March 6, 1996, the Board of Directors approved the amendment and restatement to the 1994 Stock Option/Stock Issuance Plan which authorizes the issuance of an additional 1,000,000 shares of common stock thereunder. On June 11, 1996, the Board of Directors approved the amendment and restatement to the 1994 Stock Option/Stock Issuance Plan which authorizes the issuance of an additional 400,000 shares of common stock thereunder.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

(9) SUBSEQUENT EVENTS (CONTINUED)
    On April 26, 1996, two notes payable, each in the amount of $900,000, plus accrued interest were converted into 274,800 shares of the Company's Series D preferred stock.

    On June 10, 1996, the Board approved a $3,080,000 bridge loan to the Company's local partner in its Mexican ECTR joint venture.

    On June 28, 1996, the Board approved and the Company funded $3,042,000 for its 20% interest in a National Taiwan Trunking Project. The funds have been placed in an interest bearing account pending favorable government approval of their various telecommunication license applications.

    On July 12, 1996, the Board approved an initial investment of up to $5,250,000 for a 30% interest in the Taiwan Paging Project (a portion of this amount was funded in July 1996).

    On July 26, 1996, the Company acquired 1,700,000 shares of TeamTalk Limited for a purchase price of approximately $3,198,000. The acquisition resulted in IWC obtaining a 100% ownership interest in TeamTalk Limited.

    On July 26, 1996, the Company entered into a Loan Agreement (the "1996 TD Loan Agreement") with Toronto Dominion (Texas), Inc., an affiliate of Toronto Dominion, providing for a $10.0 million revolving credit facility. A Director and shareholder of the Company is the Managing Director and Group Head of Toronto Dominion Capital, the U.S. merchant bank affiliate of Toronto Dominion Bank. Subject to the terms and conditions of the 1996 TD Loan Agreement, the Company is able to borrow funds in an initial amount of at least $2,000,000 and additional amounts in integral multiples of at least $1.0 million. All borrowings are evidenced by a promissory note bearing interest at a specified base rate plus a margin increasing from 2.25% to 3.75% over the term of the facility or a specified LIBOR rate plus a margin increasing from 3.5% to 5.0% over the term of the facility and are due in July 1997, subject to mandatory repayment, without premium, from the net proceeds from any public or private sale of debt or equity securities, the net proceeds from certain asset sales by the Company or its subsidiaries, or certain other events. The obligations of the Company under the 1996 TD Loan Agreement and the note issued pursuant thereto are secured by a pledge by the Company of all capital stock of certain of the Company's subsidiaries and affiliates. On July 26, 1996, the Company borrowed $7,000,000 under the 1996 TD Loan Agreement.

              INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.
                                 AND SUBSIDIARY

                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996
                                  (UNAUDITED)

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                     CONSOLIDATED CONDENSED BALANCE SHEETS

                    DECEMBER 31, 1995 AND SEPTEMBER 30, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                             SEPTEMBER 30, 1996
                                                                                           -----------------------
                                                                            DECEMBER 31,                PRO FORMA
                                                                                1995         ACTUAL     (NOTE 14)
                                                                           --------------  ----------  -----------
                                                                                                 (UNAUDITED)
                                 ASSETS
Current assets:
  Cash and cash equivalents..............................................    $   25,398    $   82,766   $  90,177
  Accounts receivable....................................................            --           276         276
  Notes receivable from affiliates.......................................           338           853         853
  Note receivable........................................................            --         1,385       1,385
  Advances to affiliates.................................................           728           102         102
  Other current assets...................................................           387         1,386       1,386
                                                                           --------------  ----------  -----------
    Total current assets.................................................        26,851        86,768      94,179
Property and equipment, net..............................................         4,269        11,698      11,698
Investments in affiliates................................................        52,280        46,956      46,956
Telecommunication licenses and other intangibles, net....................        12,106        17,198      17,198
License deposit..........................................................            --        14,300      14,300
Debt issuance cost, net..................................................            --         5,891       5,891
Other assets.............................................................           137           664         664
                                                                           --------------  ----------  -----------
    Total asset..........................................................    $   95,643    $  183,475   $ 190,886
                                                                           --------------  ----------  -----------
                                                                           --------------  ----------  -----------
 LIABILITIES, MINORITY INTEREST, REDEEMABLE CONVERTIBLE PREFERRED STOCK
                         AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses..................................    $    5,757    $    3,496   $   3,496
  Notes payable to related party.........................................         1,800            --          --
  Note payable...........................................................         4,000         4,000       4,000
                                                                           --------------  ----------  -----------
    Total current liabilities............................................        11,557         7,496       7,496
Long-term debt, net......................................................            --        71,623      71,623
Commitments and contingencies
Minority interest........................................................            --         5,400       5,400
Redeemable convertible preferred stock, $.01 par value per share;
  21,541,480 shares designated; 15,698,400 and 15,973,200 shares issued and outstanding in 1995 and 1996, respectively, net of note receivable from stockholder of $26 in 1995 and 1996; liquidation and minimum redemption value of $107,399; pro forma no shares issued and
  outstanding............................................................        98,845       102,519          --
Stockholders' deficit:
  Convertible preferred stock, $.01 par value per share; 1,200,000 shares designated; 1,200,000 and 933,200 shares issued, and outstanding in
    1995 and 1996, respectively; liquidation value of $793; pro forma no
    shares issued and outstanding........................................            12             9          --
  Common stock, $.01 par value per share; 26,000,000 shares authorized;
    328,000 and 615,760 shares issued and outstanding in 1995 and 1996,
    respectively; pro forma 18,695,520 shares issued and outstanding.....             3             6         187
  Additional paid-in capital.............................................           749        31,055     140,813
  Note receivable from stockholder.......................................          (152)         (152)       (152)
  Unrealized gain on investments.........................................            --           112         112
  Cumulative translation adjustment......................................            (1)          250         250
  Accumulated deficit....................................................       (15,370)      (34,843)    (34,843)
                                                                           --------------  ----------  -----------
    Total stockholders' deficit..........................................       (14,759)       (3,563)    106,367
                                                                           --------------  ----------  -----------
    Total liabilities, minority interest, redeemable convertible
      preferred stock and stockholders' deficit..........................    $   95,643    $  183,475   $ 190,886
                                                                           --------------  ----------  -----------
                                                                           --------------  ----------  -----------

     See accompanying notes to consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                            ---------------------
                                                                                              1995        1996
                                                                                            ---------  ----------
                                                                                                 (UNAUDITED)
Operating revenue.........................................................................  $      --  $      532
Cost of sales.............................................................................         --         541
                                                                                            ---------  ----------
  Gross loss..............................................................................         --          (9)

Operating expenses:
  General and administrative expenses.....................................................      3,565      10,610
  Equity in losses of affiliates..........................................................      1,171       5,507
                                                                                            ---------  ----------
    Loss from operations..................................................................     (4,736)    (16,126)

Other income (expense):
  Interest income.........................................................................        130         937
  Interest expense........................................................................       (785)     (2,663)
  Other...................................................................................        (10)          1
                                                                                            ---------  ----------
    Net loss..............................................................................  $  (5,401) $  (17,851)
                                                                                            ---------  ----------
                                                                                            ---------  ----------
Pro forma net loss per common share.......................................................             $    (0.84)
                                                                                                       ----------
                                                                                                       ----------
Shares used in computing pro forma net loss per common share..............................                 21,367
                                                                                                       ----------
                                                                                                       ----------

     See accompanying notes to consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                             --------------------
                                                                                               1995       1996
                                                                                             ---------  ---------
                                                                                                 (UNAUDITED)
Cash flows from investing activities:
  Net loss.................................................................................  $  (5,401) $ (17,851)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation...........................................................................         12        460
    Amortization of telecommunication licenses and other intangibles.......................         30        529
    Amortization of debt issuance costs....................................................         --        109
    Amortization of long-term debt discount................................................         --      1,921
    Equity in losses of affiliates.........................................................      1,171      5,507
    Minority interest......................................................................         --      5,400
    Unrealized gain on investments.........................................................         --        112
    Changes in operating assets and liabilities:
      Accounts receivable..................................................................         --        (66)
      Other current assets.................................................................         (6)      (985)
      Accounts payable and accrued expenses................................................        662     (2,571)
                                                                                             ---------  ---------
        Net cash used in operating activities..............................................     (3,532)    (7,435)
                                                                                             ---------  ---------
Cash flows from investing activities:
  Notes receivable from affiliates.........................................................       (135)    (1,098)
  Repayment of notes receivable from affiliate.............................................         --        583
  Note receivable..........................................................................         --     (3,185)
  Repayment of note receivable.............................................................         --      1,800
  Advances to affiliates...................................................................         --     (1,924)
  Purchases of property and equipment......................................................        (35)    (1,657)
  Purchase of TeamTalk Limited.............................................................         --     (3,198)
  Investments in affiliates................................................................    (28,474)    (2,167)
  Telecommunication licenses and other intangibles.........................................         --     (3,971)
  License and other deposits...............................................................         --    (14,300)
  Other assets.............................................................................         --       (345)
                                                                                             ---------  ---------
        Net cash used in investing activities..............................................    (28,644)   (29,462)
                                                                                             ---------  ---------
Cash flows from financing activities:
  Proceeds from issuance of notes payable..................................................     26,276         --
  Proceeds from revolving credit facility..................................................         --      7,000
  Repayment of revolving credit facility...................................................         --     (7,000)
  Exercise of stock options................................................................         --          6
  Debt issuance costs......................................................................         --     (6,000)
  Proceeds from issuance of long-term debt.................................................         --     69,702
  Proceeds from issuance of warrants.......................................................         --     30,300
                                                                                             ---------  ---------
        Net cash provided by financing activities..........................................     26,276     94,008
                                                                                             ---------  ---------
Effect of foreign currency exchange rates on cash and cash equivalents.....................         --        257
                                                                                             ---------  ---------
Net (decrease) increase in cash and cash equivalents.......................................     (5,900)    57,368
Cash and cash equivalents at beginning of year/period......................................     10,298     25,398
                                                                                             ---------  ---------
Cash and cash equivalents at end of year/period............................................  $   4,398  $  82,766
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Supplemental cash flow information:
  Cash paid for interest...................................................................  $      --  $     363
                                                                                             ---------  ---------
                                                                                             ---------  ---------
Noncash financing and investing activities:
  Conversion of note receivable from affiliate to investment in affiliate..................  $   2,020  $      --
                                                                                             ---------  ---------
                                                                                             ---------  ---------
  Conversion of notes payable and interest to related party into redeemable convertible
    preferred stock........................................................................  $      --  $   2,052
                                                                                             ---------  ---------
                                                                                             ---------  ---------
  Effect of net assets of TeamTalk Limited previously accounted for by the equity method...  $      --  $   4,395
                                                                                             ---------  ---------
                                                                                             ---------  ---------

     See accompanying notes to consolidated condensed financial statements.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    International Wireless Communications Holdings, Inc. ("IWC Holdings") was incorporated in Delaware in July 1996 as a holding company whose primary assets are all of the issued and outstanding capital stock of International Wireless Communications, Inc. ("IWC") and a note receivable from IWC in a principal amount equal to the net proceeds from the Debt Offering (see Note 8). IWC was incorporated in Delaware in January 1992 and develops, owns and operates wireless communications companies in emerging markets in Asia and Latin America. These local wireless businesses ("LWBs") provide a variety of communications services, including enhanced capacity trunked radio ("ECTR"), wireless local loop ("WLL"), cellular and paging. Together with local and strategic partners, IWC has interests in Brazil, China, India, Indonesia, Malaysia, Mexico, New Zealand, Pakistan, Peru, and the Philippines, Taiwan and Thailand.

    Subsequent to the formation of IWC Holdings, IWC Holdings and IWC completed a reorganization in which IWC became a wholly owned subsidiary of IWC Holdings through the conversion of each share of the then outstanding capital stock of IWC into 40 shares of the corresponding class and series of stock of IWC Holdings (the "Stock Conversion").

    In the opinion of management, the accompanying audited financial statements of IWC Holdings and subsidiary (the "Company") reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial condition, results of operation and cash flows for the period presented. These financial statements should be read in conjunction with the Company's audited consolidated financial statements as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, including notes thereto. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results that may be expected for the year ended December 31, 1996. All data related to shares and per share amounts for all periods presented have been adjusted to reflect the effect of the Stock Conversion.

    BASIS OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of IWC, its wholly owned subsidiary, SRC Servicos de Rario Comunicacoes Ltda. ("SRC"), and two majority-owned subsidiaries, M/S Mobilcom (Pte) Ltd. ("Mobilcom") and PeruTel SA ("PeruTel"). Effective April 30, 1996, the Company acquired the remaining 50% of TeamTalk Limited ("TeamTalk"), and as such, the accompanying consolidated balance sheet as of September 30, 1996 also includes the accounts of TeamTalk. The consolidated statement of operations for the nine months ended September 30, 1996 also include the accounts of the now wholly owned TeamTalk subsidiary since April 30, 1996, the effective date of the acquisition (see Note 3). Prior to April 30, 1996, the consolidated financial statements reflect TeamTalk as an investment accounted for under the equity method. In August 1996, IWC acquired a 70% interest in Star Telecom Overseas (Cayman Islands) Limited ("STOL"), and as such, the accompanying consolidated balance sheet as of September 30, 1996 also includes the accounts of STOL. As of September 30, 1996, STOL had no significant operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

    PRO FORMA NET LOSS PER COMMON SHARE

    Pro forma net loss per share data has been computed using the weighted average number of shares of common stock, including common equivalent shares from stock options and warrants outstanding (when dilutive using the treasury stock method) and the shares resulting from the conversion of

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) all outstanding shares of preferred stock to common stock at the closing of the IPO. Pursuant to SEC Staff Accounting Bulletins, common equivalent shares issued during the 12-month period prior to the initial filing of the Company's proposed IPO have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive). Due to the significant impact of the conversion of preferred shares into common shares at the closing of the IPO, historical net loss per common share is not meaningful and is therefore not presented.

(2) BALANCE SHEET COMPONENTS

    Balance sheet components are as follows (in thousands):

                                                                DECEMBER 31,   SEPTEMBER 30,
                                                                    1995            1996
                                                               --------------  --------------
Property and equipment
  Furniture and fixtures.....................................    $       40             304
  Office equipment...........................................           126             507
  Automobiles................................................            34             183
  Telecommunication equipment................................            --           9,114
  Construction in process....................................         4,125           2,106
                                                               --------------  --------------
                                                                      4,325          12,214
  Less accumulated depreciation..............................            56             516
                                                               --------------  --------------
    Property and equipment, net..............................    $    4,269      $   11,698
                                                               --------------  --------------
                                                               --------------  --------------
Telecommunication licenses and other intangibles
  SRC........................................................    $    6,714      $    6,680
  Mobilcom...................................................         5,439           5,439
  STOL.......................................................            --           3,971
  TeamTalk...................................................            --           1,658
                                                               --------------  --------------
                                                                     12,153          17,748
Less accumulated amortization................................            47             550
                                                               --------------  --------------
  Telecommunication licenses and other intangibles, net......    $   12,106      $   17,198
                                                               --------------  --------------
                                                               --------------  --------------
Account payable and accrued expenses:
  Accounts payable...........................................    $       --      $      665
  Professional services......................................         3,041           1,084
  Employee compensation and benefits.........................           189             458
  Interest...................................................           256             271
  Equipment purchases........................................         1,719              --
  Other......................................................           552           1,018
                                                               --------------  --------------
                                                                 $    5,757      $    3,496
                                                               --------------  --------------
                                                               --------------  --------------

(3) CASH AND CASH EQUIVALENTS

    The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and has classified its investments in certain debt and equity securities as "available for sale". Such investments are recorded

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(3) CASH AND CASH EQUIVALENTS (CONTINUED) at fair value, with unrealized gains and losses reported as a separate component of stockholders' deficit. The cost of securities sold is based upon the specific identification method.

    Upon closing of the Debt Offering (see Note 8), the Company invested the net proceeds in a variety of short-term, highly liquid investments all with original maturities of 90 days or less. As of September 30, 1996, the Company had cash of $13,976,000, and cash equivalents consisting of mutual funds and US government and agency obligations totaling $1,751,000 and $67,039,000 respectively. Unrealized gains on investments of $112,000 is included as a component of stockholders' deficit on the accompanying balance sheet as of September 30, 1996.

(4) INVESTMENTS IN AFFILIATES

    The Company's investments in affiliates represent interests in various LWBs in several developing countries. These investments are accounted for under the equity or cost methods.

    EQUITY INVESTMENTS

    For those investments in companies in which the Company's voting interest is 20% to 50%, or for investments in companies in which the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. The Company's share of net earnings or losses of affiliates includes the amortization of purchase accounting adjustments for the excess of cost over the net book value of the interest acquired that is allocated to telecommunication licenses, participation rights and other intangibles. Investments in affiliated companies as of December 31, 1995 and September 30, 1996 are as follows (dollars in thousands):

                                                                                                        PORTION OF
                                                                                                        INVESTMENT
                                                                                                       EXCEEDING THE
                                                                                                      COMPANY'S SHARE
                                                                              INVESTMENTS            OF THE UNDERLYING
                                                        PERCENTAGE           IN AFFILIATED              HISTORICAL
                                                       OF OWNERSHIP          COMPANIES(1)               NET ASSETS
                             AFFILIATED               ---------------   -----------------------   -----------------------
   COUNTRY                    COMPANY                 1995     1996        1995         1996         1995         1996
--------------  ------------------------------------  -----   -------   ----------   ----------   ----------   ----------
Malaysia        Syarikat Telefon Wireless (M) Sdn
                  Bhd ("STW").......................    30%     30%     $   20,879   $   18,630   $   17,459   $   17,459
Indonesia       PT Rajasa Hazanah Perkasa (RHP).....    25%     25%         24,539       23,572       23,680       23,680
New Zealand     TeamTalk Limited (Team Talk)........    50%    100%(2)       2,345           --        1,712           --
India           HFCL Mobile Radio Limited (HFCL)....    49%     49%            243          243          243          243
Indonesia       PT Binamulti Visualindo (PTBV)......    49%     49%            206          206          206          206
New Zealand     Wireless Data Services Ltd. (WDS)...    --      50%             --          181           --           --
Philippines     Universal Telecommunications
                  Service, Inc. ("UTS").............    19%     19%(3)          --        1,924           --          933
                                                                        ----------   ----------   ----------   ----------
                                                                            48,212       44,756       43,300       42,521
Less accumulated amortization.......................                           966        2,790          966        2,790
                                                                        ----------   ----------   ----------   ----------
                                                                        $   47,246   $   41,966   $   42,334   $   39,731
                                                                        ----------   ----------   ----------   ----------
                                                                        ----------   ----------   ----------   ----------

------------------------------

(1) Adjusted for the Company's share of cumulative equity losses of affiliated companies.

(2) Reflects acquisition of remaining 50% of TeamTalk pursuant to agreement dated June 24, 1996.

(3) Reflects an additional investment of $500,000, of which $250,000 was paid in September 1996 and the remainder was paid in January 1997, pursuant to an agreement dated September 25, 1996. This investment was previously accounted for as a cost investment.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(4) INVESTMENTS IN AFFILIATES (CONTINUED)
    On June 24, 1996, the Company entered into an agreement with the other 50% owner of TeamTalk to acquire their 1,700,000 shares of TeamTalk's common stock, as well as to assume TeamTalk's existing note payable to the shareholder totaling $3,022,000, for a purchase price of approximately $3,198,000. The agreement was effective April 30, 1996, with the purchase price paid in July 1996. As of September 30, 1996, TeamTalk is consolidated into the financial statements of the Company as a wholly owned subsidiary. In connection with the incremental investment, the Company reclassified the associated unamortized portion of investment exceeding the Company's share of the underlying historical net assets to telecommunication licenses and other intangibles. The fair value of the assets acquired and the liabilities assumed in connection with the acquisition were $8,327,000 and $3,584,000, respectively.

    Financial information for significant affiliated companies accounted for by the equity method is as follows (in thousands):

                                                              AS OF AND FOR THE YEAR ENDED
                                                                    DECEMBER 31, 1995
                                                           -----------------------------------
                                                              STW      RHP(A)      TEAMTALK
                                                           ---------  ---------  -------------
Current Assets...........................................  $   2,611      5,316          213
Noncurrent assets........................................     33,299     21,336        6,307
Current liabilities......................................      2,988     17,496        3,933
Noncurrent liabilities...................................     21,925      6,257        1,492
Net Revenues.............................................        749      5,463          348
Net loss.................................................     (5,898)    (3,186)      (1,490)

                                                              AS OF AND FOR THE NINE MONTHS
                                                                ENDED SEPTEMBER 30, 1996
                                                           -----------------------------------

                                                              STW        RHP      TEAMTALK(B)
                                                           ---------  ---------  -------------
Current Assets...........................................  $   1,852     42,537           --
Noncurrent assets........................................     46,625     26,462           --
Current liabilities......................................      8,214     14,084           --
Noncurrent liabilities...................................     36,545     51,233           --
Net Revenues.............................................        832      6,969           --
Net loss.................................................     (7,630)    (3,671)          --

------------------------

(A) For the period March 28, 1995 through December 31, 1995. Net revenues and net loss for the period from January 1, 1995 through March 27, 1996 were $1,821 and $387, respectively.

(B) Effective April 30, 1996, TeamTalk became a wholly owned subsidiary of the Company. Net revenues and net loss for the period from January 1, 1996 through April 30, 1996 were $282,000 and $645,000, respectively.

    COST INVESTMENTS

    The Company uses the cost method of accounting for three other investments as of September 30, 1996. They are Corporacion Mobilcom, S.A. de C.V. and subsidiaries ("Mobilcom Mexico"), PT Mobilkom Telekomindo ("Mobilkom"), and RPG Paging Services Limited ("RPSL"), which the Company acquired in August 1996 as part of IWC's acquisition of STOL. The Company's ownership percentages in these entities are 2.23%, 15% and 7%, respectively. All three are operating entities. Prior to September 25, 1996, the Company accounted for UTS, owned directly by the Company and indirectly through

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(4) INVESTMENTS IN AFFILIATES (CONTINUED)
Mobilcom Corporation, as a cost investment. On September 25, 1996, the Company entered into an agreement to increase its ownership interest in UTS from 19% to 20.25% for Philippine Peso 11,253,200, or approximately $433,000, and correspondingly changed its method of accounting to the equity method for this investment.

    The following represents the Company's carrying value of these cost investments (in thousands):

                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    1995            1996
                                                               --------------  ---------------
Mobilcom Mexico..............................................    $    2,062       $   2,062
Mobilkom.....................................................         1,500           1,500
UTS..........................................................         1,472              --
RPSL.........................................................            --           1,428
                                                                    -------         -------
                                                                 $    5,034       $   4,990
                                                                    -------         -------
                                                                    -------         -------

    PRO FORMA SUMMARY

    The following unaudited pro forma summary combines the consolidated results of operations of the Company as if (i) TeamTalk had been a wholly owned consolidated subsidiary since January 1, 1995, (ii) ownership in STW and RHP had been 30% and 29.2%, respectively, since January 1, 1995, (iii) the merger with Vanguard International Telecommunications, Inc. ("VIT"), a wholly owned subsidiary of Vanguard, had occurred on January 1, 1995, and (iv) the acquisition of STOL had occurred at January 1, 1995.

    This pro forma summary does not necessarily reflect the results of operations as they would have been if the Company had acquired the entities as of January 1, 1995.

    Unaudited pro forma consolidated results of operations for the various acquisitions and mergers as described above are as follows (in thousands, except per share data):

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                       ----------------------
                                                                          1995        1996
                                                                       ----------  ----------
Revenues.............................................................  $      277  $      814
Net loss.............................................................     (11,471)    (18,788)
Pro forma net loss per share.........................................                   (0.88)

(5) RELATED PARTY TRANSACTIONS

    NOTES RECEIVABLE FROM AFFILIATES

    Notes receivable from affiliates as of December 31, 1995, consisted primarily of a note due from Mobilcom Mexico for $158,000, which earns interest at 6% per annum; and an interest-free note due from RHP for $128,000. During the nine months ended September 30, 1996, IWC loaned RHP an additional $455,000 in exchange for a series of 90 day interest-free promissory notes, which brought the total amount loaned to RHP to $583,000. As of September 30, 1996, the loans to RHP had been repaid in full.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(5) RELATED PARTY TRANSACTIONS (CONTINUED)
    During the nine months ended September 30, 1996, the Company loaned PT Mobile Selular Indonesia ("Mobisel"), an entity of which the Company then indirectly owned 17.5% through IWC's investment in RHP, a total of $635,000 in exchange for a series of 90 day interest-free promissory notes. The notes to Mobisel have subsequently been extended.

    ADVANCES TO AFFILIATES

    The advances to affiliates as of December 31, 1995, represented advances to TeamTalk in the amount of $728,000. As a result of the acquisition of the remaining 50% interest in TeamTalk, the Company now eliminates advances to TeamTalk as a result of its consolidation.

    In January 1996, the Company advanced $102,000 to UTS. The advance is interest-free with no stated terms. Management believes the advance will be repaid within one year.

    NOTES PAYABLE TO RELATED PARTY

    Notes payable to a related party as of December 31, 1995, consisted of two notes payable to Vanguard Cellular Operating Corp. (Vanguard), a significant stockholder, each in the amount of $900,000 plus accrued interest and bearing interest at 9% compounded annually. On April 26, 1996, these notes, plus $252,000 of accrued interest, were converted into 274,800 of the Company's shares of Series D Redeemable Convertible Preferred Stock.

    REVOLVING CREDIT FACILITY

    On July 26, 1996, the Company entered into a Loan Agreement (the "1996 TD Loan Agreement") with Toronto Dominion (Texas), Inc., an affiliate of Toronto Dominion Bank, a stockholder of the Company, providing for a $10.0 million revolving credit facility. Subject to the terms and conditions of the 1996 TD Loan Agreement, IWC was able to borrow funds in an initial amount of at least $2,000,000 and additional amounts in multiples of at least $1,000,000. All borrowings were evidenced by a promissory note bearing interest at a specified base rate plus a margin increasing from 2.25% to 3.75% over the term of the facility or a specified LIBOR rate plus a margin increasing from 3.5% to 5.0% over the term of the facility and were due in July 1997, subject to mandatory repayment, without premium, from the net proceeds from any public or private sale of debt or equity securities, the net proceeds from certain asset sales by the Company or its subsidiaries, or certain other events. The obligations of the Company under the 1996 TD Loan Agreement and the note issued pursuant thereto were secured by a pledge by the Company of all capital stock of the Company's subsidiaries and affiliates. On July 26, 1996, IWC borrowed $7,000,000 under the 1996 TD Loan Agreement. On August 15, 1996, this amount, plus interest and fees, was repaid in full with the proceeds from the Debt Offering (see Note 8).

(6) NOTE RECEIVABLE

    On June 6, 1996, the Company loaned $3,080,000 to a co-shareholder of Mobilcom Mexico, a trunked radio services operator in Mexico. The Company then owned a 2.23% equity interest in Mobilcom Mexico. The loan, in the form of a promissory note, accrues interest at 13% per annum and is due upon written demand by the Company. The Company believes that this loan may facilitate future strategic investments in projects in which this co-shareholder is involved. As of September 30, 1996, the co-shareholder had repaid $1,800,000 of the total amount loaned, bringing the remaining principal plus interest owed to $1,385,000.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(7) LICENSE AND OTHER DEPOSITS

    On June 28, 1996, the Company deposited $3,042,000 with a Taiwanese corporation that is pursuing telecommunication licenses in Taiwan. This deposit represents a 20% interest in a number of telecommunication license applications currently being pursued. During the application process, the deposit will be held in an interest-bearing escrow account in the name of IWC. Once a license is granted, the deposit will become the Company's initial capital of the venture that is ultimately formed. If the Taiwanese corporation is unsuccessful in securing these applications, the Company's deposit, less its pro rata share of application related expenses, will be returned to the Company.

    On August 27, 1996, the Company deposited $2,250,000 for a 10% interest in a Taiwan paging project, a project in which the Company already has an indirect 14% interest through its investment in STOL. The Company and its partners in this project have applied for a national paging license. If the license is granted to the project, the deposit will become the Company's initial capital of the venture that is ultimately formed to pursue the paging business in Taiwan. If a license is not received, the Company's deposit, less its pro rata share of application related expenses, will be returned to the Company.

    In September 1996, IWC entered into a subscription agreement (the "SDL Subscription Agreement") with Star Telecom Holding Limited ("STHL"), the Company's partner in STOL, to purchase a 40% equity interest in SDL for an aggregate purchase price of $20 million. The consummation of such investment is subject to the fulfillment of certain closing conditions, including the attainment by STHL of shareholder approval for the transaction. Pursuant to the Subscription Agreement, in September 1996, IWC also entered into an escrow agreement (the "SDL Escrow Agreement") and deposited, in escrow, $9 million of the $20 million purchase price. This investment has subsequently been consummated (see Note 13).

(8) LONG-TERM DEBT

    On August 15, 1996, the Company issued 196,720 units, each consisting of a $1,000 principal amount 14% Senior Secured Discount Note due 2001 (a "Note" and, collectively, the "Notes") and one warrant to purchase 11,638 shares of common stock, $0.01 par value, for total gross proceeds of $100 million (the "Debt Offering"). Net proceeds, after repayment of $7.4 million, including interest and fees, borrowed under the 1996 TD Loan Agreement (see Note 5) and other offering expenses, totaled $86,602,000. Of the $100 million gross proceeds, $30.3 million was allocated to additional paid-in capital as the fair value of the warrants issued in the Debt Offering. Long-term debt is presented net of unamortized discount of $125,097,000 on the accompanying balance sheet as of September 30, 1996.

    The aggregate principal amount of the Notes is $196,720,000. The Notes are due on August 15, 2001 and bear interest at an effective interest rate of 22.05%, compounded semi-annually. There are no scheduled cash interest payments on the Notes. The Notes are senior secured obligations of the Company and will rank PARI PASSU in right of payment with all existing and future senior indebtedness of the Company and senior to all subordinated indebtedness of the Company. The Notes are effectively subordinated to all indebtedness and other liabilities (including trade payables) of the Company's subsidiaries and affiliated companies. The collateral securing the Notes consists of a pledge of all of the capital stock of the Company.

    There are no sinking fund requirements with respect to the principal of or the interest on the Notes. Upon the occurrence of a change of control (as defined in the indenture governing the Notes), each holder of the Notes will have the option to require the Company to repurchase all or a portion of such holder's Notes at 101% of the accreted value thereof to the date of repurchase.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(8) LONG-TERM DEBT (CONTINUED)
    The costs related to the issuance of the long-term debt were capitalized and are being amortized to interest expense using the effective interest method over the life of the debt. Debt issuance costs are presented net of amortization of $109,000 on the accompanying balance sheet as of September 30, 1996.

(9) MINORITY INTEREST

    In August 1996, IWC acquired a 70% interest in STOL, which holds minority interests in paging projects in India and Taiwan and is currently pursuing additional paging opportunities in Indonesia and Thailand, for an aggregate purchase price of $13.5 million. The Company's partner in STOL is STHL, the Company's partner in SDL that owns one of the largest paging operators and internet service providers in Hong Kong. The total stockholders' equity of STOL at September 30, 1996 is $18,000,000, of which $5,400,000 represents a minority interest.

(10) STOCK OPTION/STOCK ISSUANCE PLAN

    On March 6, 1996, the Board of Directors of the Company approved the amendment to and restatement of the 1996 Stock Option/Stock Issuance Plan (the "1996 SO/SIP") and authorized the issuance of an additional 1,000,000 shares of common stock thereunder. The Board of Directors also granted an additional 764,000 options at an exercise price of $8.13.

    On April 19 and May 1, 1996 the Board of Directors granted an additional 60,000 and 48,000 options, respectively, under the 1996 SO/SIP at an exercise price of $8.13.

    On June 11, 1996, the Board of Directors approved another amendment and restatement to the 1996 SO/SIP and authorized the issuance of an additional 400,000 shares of common stock thereunder. The Board of Directors also granted an additional 20,000 options under the 1996 SO/SIP at an exercise price of $9.38.

    In July 1996, the Board of Directors granted an additional 170,000 options under the 1996 SO/SIP at an exercise price $9.38.

(11) STOCKHOLDERS' DEFICIT

    In August 1996, a stockholder of the Company converted 266,800 shares of Series A preferred stock into 266,800 shares of common stock.

(12) COMMITMENTS AND CONTINGENCIES

    CAPITAL CONTRIBUTIONS

    In order to protect the Company's investments in affiliates from ownership dilution, the Company has committed to make additional capital contributions to the LWBs as needed.

    The Company anticipates making additional investments in various operating companies totaling $14,500,000.

    NOTE PAYABLE

    The Company is jointly and severally liable on a $16,000,000 note payable to an unrelated party in connection with its RHP investment. The note bears interest at 6.95% with principal and interest due

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED)
October 10, 1996. The Company has recorded its 25% pro rata share of this note on the accompanying consolidated balance sheets. In the event that the other payors, which are also shareholders of RHP, and RHP itself, are unable to honor their pro rata obligation, the Company would be wholly liable. This note, plus accrued interest, was paid in October 1996 (see Note 13).

    GUARANTEE OF DEBT OF EQUITY INVESTEE

    In connection with a Ringgit 91,000,000 (approximately $36,300,000 as translated using effective exchange rates at September 30, 1996) senior credit facility (the "STW Credit Facility") with a Malaysian bank obtained by the Company's 30% equity investee, STW, the Company along with other STW shareholders, executed a financial "keep well" covenant pursuant to which they have agreed (i) to ensure that STW will remain solvent and be able to meet its financial liabilities when due and (ii), to ensure that the project is timely and completed, to make additional debt and equity investments in STW to meet cost overruns. The loan is repayable by STW in eleven semi-annual installments beginning October 8, 1997. The Company and other STW shareholders have separately executed an agreement, whereby each shareholder has agreed to share in the liability on a pro rata basis in relation to their interest in STW. In the event that the bank were to seek repayment from the STW shareholders and the other shareholders were unable to honor their pro rata share in the liability, the Company would likely be liable for the full amount of the outstanding amount of the loan. The balance on this loan was Ringgit 54,640,000 or $21,500,000 and Ringgit 91,000,000 or $36,300,000 as of December 31, 1995 and September 30, 1996, respectively. No provision has been made in the accompanying consolidated financial statements for any loss that might result from this arrangement.

    STW currently has a number of trade creditors to whom payments are currently past due. The Company believes that the amount currently past due consists of approximately $3.6 million from a large equipment vendor that has agreed to waive past due interest and to provide additional equipment to STW and an additional amount from other trade creditors that does not exceed approximately $1.0 million. Certain of these trade creditors have notified STW that they are considering legal action against STW for non-payment. STW's failure to resolve this matter in a timely manner may give rise to rights in such creditors, including the right to file an action for the winding up of STW. Further, under the "keep well" covenant of the STW Credit Facility, IWC may be deemed liable for the entire amount of such trade payables, which may have a material adverse effect on IWC. Management believes that a recent $1.6 million cash capital contribution by STW shareholders will provide sufficient capital to address this matter. In addition, shareholders of STW have committed to contribute an additional $2.4 million and STW is currently in discussions with debt and equity investors to raise additional capital.

    The Company, indirectly through its wholly owned subsidiary, New Zealand Wireless Limited, owns 15% of Mobilkom, a provider of enhanced capacity trunked radio services in Indonesia. Mobilkom expects to fund the continued buildout of its network and the acquisition of subscriber terminals primarily through a seven-year $50 million revolving/reducing credit facility which it has obtained from a syndicate of Thai banks. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by substantially all of Mobilkom's assets and a pledge of all the capital stock held by the Company and Mobilkom's other shareholders. Another Mobilkom shareholder has guaranteed borrowings of up to $25 million under the credit facility. As of September 30, 1996, borrowings of approximately $20.2 million were outstanding under this facility.

    At September 30, 1996, the Company indirectly owns a 17.5% equity interest in Mobisel, a provider of cellular services in Indonesia through the Company's 25% interest in RHP. Mobisel has obtained a six-

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(12) COMMITMENTS AND CONTINGENCIES (CONTINUED) year $60 million credit facility from Nissho Iwai International (Singapore) PTE., LTD. ("Nissho Iwai") to finance the construction of its network and the purchase of subscriber terminals. Borrowings under the credit facility bear interest at a floating rate based on LIBOR and are secured by all of Mobisel's assets and a pledge of all the capital stock held by RHP and Mobisel's other shareholders. RHP has also guaranteed the credit facility. As of September 30, 1996, borrowings of approximately $50 million were outstanding under this facility.

(13) SUBSEQUENT EVENTS

    In October 1996, the Company paid $1,000,000 for an option to purchase 50% of Laranda Sdn Bhd, a 10% shareholder of STW, for an exercise price of $7,200,000 and certain other contractual rights. The Company, at its discretion, allowed the option to lapse on November 6, 1996 and subsequently expensed the entire $1,000,000.

    In October 1996, the Company expended an additional $4,300,000, consisting of $4,000,000 of principal plus accrued interest, to repay its pro rata share of a note payable to an unrelated party assumed in connection with RHP and $8,556,000 to increase its interest in RHP to 29.2%, thereby increasing its indirect equity interest in Mobisel to 20.4%.

    In November 1996, in connection with the closing of the Company's acquisition of an equity interest in SDL, the $9,000,000 that was held in escrow pursuant to the SDL Subscription Agreement and the SDL Escrow Agreement was released to STHL, and the Company funded an additional $11,000,000 to acquire its 40% interest in SDL for an aggregate purchase price of $20,000,000.

    In November 1996, the Company offered to exchange new 14% Senior Secured Discount Notes due 2001 ("Exchange Notes") which were registered under the Securities Act of 1933, as amended (the 1933 Act), for its outstanding 14% Senior Secured Discount Notes due 2001 ("Old Notes") that were issued and sold in a transaction exempt from registration under the 1933 Act. The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Old Notes.

    From October 1996 through January 1997, the Company invested an additional $4,039,000 in Via 1.

    In October 1996, the Board approved and the Company funded $1,200,000 to STW as the Company's pro rata share of a capital call.

    From October 1996 through December 1997, the Company invested an additional $3,578,000 in TeamTalk.

    In November 1996, the Board of Directors granted an additional 20,000 options under the 1996 SO/ SIP at an exercise price of $9.38. In December 1996, the Board of Directors granted an additional 60,000 options under the 1996 SO/SIP at an exercise price of $9.38. In January 1997, the Board of Directors granted an additional 127,095 options under the 1996 SO/SIP at an exercise price of $9.38. In February 1997, the Board of Directors granted an additional 286,187 options under the 1996 SO/SIP at an exercise price of $9.38.

    In December 1996, the Company paid $1,600,000 to acquire a 66% equity interest in Promociones Telefonicas S.A. ("Protelsa"), which has been awarded a national license to provide paging services in Peru.

      INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARY

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(14) PROPOSED PUBLIC OFFERING

    INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

    On February 3, 1997, the Board of Directors (the Board) authorized the filing of a registration statement on Form S-1 with the Securities and Exchange Commission (SEC) in connection with a proposed initial public offering (IPO). The unaudited pro forma amounts included in the accompanying pro forma balance sheet as of September 30, 1996, reflect the conversion of all outstanding shares of preferred stock into common stock.

    The unaudited pro forma amounts also assume the exercise of warrants to purchase, on a cash basis, 1,173,360 shares of preferred stock which terminate upon the closing of these offerings. The pro forma balance sheet includes $7,411,000 from the exercise of these warrants. Actual cash proceeds may be up to $4,117,000 less than this amount as warrants to purchase 456,360 shares are exercisable on a net basis. If such warrants are exercised on a net basis, the number of shares issued would be reduced accordingly.

                           PT RAJASA HAZANAH PERKASA
                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                              INDONESIAN CURRENCY

                                 PRASETIO UTOMO
                            ARTHUR ANDERSEN & CO. SC
                          INDEPENDENT AUDITORS' REPORT

                                            Prasetio, Utomo & Co.

                                            Registered Public Accountants

Report No. 26445S

                                            Chase Plaza
                                            Jalan Jend. Sudirman Kav. 21
                                            Jakarta 12920
                                            Indonesia

The Board of Directors and Stockholders

PT RAJASA HAZANAH PERKASA

    We have audited the balance sheet of PT Rajasa Hazanah Perkasa as of December 31, 1995, and the related statements of income and deficit and cash flows for the year then ended. We also audited those reconciling adjustments presented in Notes 20, 21 and 22 for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards established by the Indonesian Institute of Accountants, which are substantially similar to the generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PT Rajasa Hazanah Perkasa as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles in the Republic of Indonesia.

    Generally accepted accounting principles in Indonesia vary in certain respects with those in the United States of America. A description of the significant differences between those two generally accepted accounting principles and the approximate effects of those differences on net income and stockholders' equity are set forth in Notes 20, 21 and 22 to the financial statements.

PRASETIO, UTOMO & CO.

Drs M.P. Sibarani
Registered Accountant No. D-514

May 28, 1996

                          INDEPENDENT AUDITORS' REPORT

No.: L-014/WK/X/96

The Shareholders, Board of Commissioners and
Board of Directors
PT Rajasa Hazanah Perkasa:

    We have audited the accompanying balance sheets of PT Rajasa Hazanah Perkasa as of December 31, 1994 and 1993, and the related statements of loss, deficit, and cash flows for the years then ended except for the information presented in notes 20, 21 and 22. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards established by the Indonesian Institute of Accountants, which are substantially similar to the generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for an opinion.

    In our opinion, except for the information presented in notes 20, 21 and 22, which was not audited by us, the financial statements referred to above present fairly, in all material respects, the financial position of PT Rajasa Hazanah Perkasa as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the Republic of Indonesia.

    Our previously issued report on these financial statements contained an explanatory paragraph concerning the adequacy of the liability recorded in respect of Indonesian income tax assessments. As more fully discussed in Note 12, these assessments were fully paid in 1995. Also, our previously issued report contained an explanatory paragraph concerning the Company's ability to continue as a going concern, which has been mitigated as a result of the sale of additional capital stock in 1995.

    As discussed in Note 2 effective January 1, 1994 the Company changed its revenue recognition policy for pulse-sharing revenues.

                                          SIDDHARTA SIDDHARTA & HARSONO
                                          REGISTERED PUBLIC ACCOUNTANTS

                                          Drs. Istama T. Siddharta
                                          REGISTERED PUBLIC ACCOUNTANT NO.
                                          D-2336

    Jakarta, June 2, 1995 except for note 12 as it relates to payment of prior year tax assessments and note 15, as to which the date is November 7, 1996.

                           PT RAFASA HAZANAH PERKASA

                                 BALANCE SHEETS

                       DECEMBER 31, 1993, 1994, AND 1995

                                                                                                         1995
                                                                  1993            1994        ---------------------------
                                                             --------------  ---------------                     U.S.$
                                                   NOTES           RP              RP               RP          (NOTE 3)
                                                 ----------  --------------  ---------------  ---------------  ----------
                    ASSETS
CURRENT ASSETS
Cash and cash equivalents......................    2,4,9,14   1,855,749,168      775,147,011    5,543,708,243   2,401,953
Accounts receivable
  Trade--net of allowance for doubtful accounts
    of Rp 5,908,861,000 in 1993, Rp 505,744,829
    in 1994, and Rp 568,483,998 in 1995........  2,5,9,14,22  2,211,907,000    2,950,032,018    2,617,547,345   1,134,119
  Others.......................................                          --        5,295,250       59,039,898      25,580
Inventories--net of allowance for obsolescence
  of Rp 891,089,416 in 1994 and Rp
  3,858,732,612 in 1995........................    2,6,9,22   5,425,094,000    6,779,410,442    3,462,954,359   1,500,414
Prepaid taxes..................................                          --      327,163,736       63,564,058      27,541
Prepaid expenses...............................           2   2,883,615,000      253,324,494      153,282,855      66,414
                                                             --------------  ---------------  ---------------  ----------
Total Current Assets...........................              12,376,365,168   11,090,372,951   11,900,096,758   5,156,021
                                                             --------------  ---------------  ---------------  ----------
DUE FROM AN AFFILIATE..........................           2              --               --    8,210,270,047   3,557,309
                                                             --------------  ---------------  ---------------  ----------
ADVANCE FOR INVESTMENT IN SHARES OF STOCK......        1,18              --               --   29,112,810,000  12,613,869
                                                             --------------  ---------------  ---------------  ----------
PROPERTY AND EQUIPMENT                             2,7,9,14
Cost...........................................               4,373,235,000    4,373,725,945    3,915,182,447   1,696,353
Accumulated depreciation.......................              (1,493,990,000)  (2,450,647,331)  (2,454,803,666) (1,063,606)
                                                             --------------  ---------------  ---------------  ----------
Net Book Value.................................               2,879,245,000    1,923,078,614    1,460,378,781     632,747
                                                             --------------  ---------------  ---------------  ----------
OTHER ASSETS
Pledged Cash and Deposits......................      8,9,14   7,121,104,000    6,195,697,000               --          --
Deferred charges...............................        2,18  35,734,707,000   32,001,908,891               --          --
                                                             --------------  ---------------  ---------------  ----------
Total Other Assets.............................              42,855,811,000   38,197,605,891               --          --
                                                             --------------  ---------------  ---------------  ----------
TOTAL ASSETS...................................              58,111,421,168   51,211,057,456   50,683,555,586  21,959,946
                                                             --------------  ---------------  ---------------  ----------
                                                             --------------  ---------------  ---------------  ----------
     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loans...............................           9   5,992,693,000   15,822,744,048    9,475,366,558   4,105,445
Accounts payable
  Trade........................................          10   6,237,168,000    4,294,723,512      564,424,841     244,551
  Affiliates...................................           2              --               --      327,000,000     141,681
  Others.......................................          11   5,445,655,000      654,737,094   12,759,468,992   5,528,366
Taxes payable..................................        2,12   9,751,111,000    8,326,449,431    4,920,000,182   2,131,716
Accrued expenses...............................        2,13   4,507,201,000    7,560,349,400    1,366,099,168     591,897
Current maturities of long-term debts..........          14  18,422,245,000   19,054,254,112    2,714,491,758   1,176,123
                                                             --------------  ---------------  ---------------  ----------
Total Current Liabilities......................              50,355,473,000   55,713,257,597   32,126,851,499  13,919,779
                                                             --------------  ---------------  ---------------  ----------
LONG-TERM DEBTS--net of current maturities.....          14  14,598,961,000    8,602,303,862      135,656,507      58,777
                                                             --------------  ---------------  ---------------  ----------
STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Capital stock--Rp 1,000,000 par value
  Authorized and issued--1,000 shares in 1993
    and 1994 and 25,000 shares in 1995.........          15   1,000,000,000    1,000,000,000   25,000,000,000  10,831,889
Receivable from stockholders...................        2,16  (1,689,479,000)  (4,041,764,800)              --          --
Deficit........................................              (6,153,533,832) (10,062,739,203)  (6,578,952,420) (2,850,499)
                                                             --------------  ---------------  ---------------  ----------
    Total Stockholders' Equity (Deficiency)....              (6,843,012,832) (13,104,504,003)  18,421,047,580   7,981,390
                                                             --------------  ---------------  ---------------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....              58,111,421,168   51,211,057,456   50,683,555,586  21,959,946
                                                             --------------  ---------------  ---------------  ----------
                                                             --------------  ---------------  ---------------  ----------

                 See accompanying Notes to Financial Statements
            which are an integral part of the financial statements.

                           PT RAJASA HAZANAH PERKASA

                        STATEMENTS OF INCOME AND DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                                  1995
                                                           1993            1994        ---------------------------
                                                      --------------  ---------------                     U.S.$
                                             NOTES          RP              RP               RP          (NOTE 3)
                                           ---------  --------------  ---------------  ---------------  ----------
REVENUES.................................    2,17,18  38,171,012,000   34,981,603,290   16,812,363,798   7,284,386
COST OF REVENUES.........................       2,17  23,690,291,000   17,425,723,608    7,679,495,493   3,327,337
                                                      --------------  ---------------  ---------------  ----------
GROSS PROFIT.............................             14,480,721,000   17,555,879,682    9,132,868,305   3,957,049
                                                      --------------  ---------------  ---------------  ----------
OPERATING EXPENSES.......................             12,675,997,000   12,784,298,746   10,840,193,673   4,696,791
                                                      --------------  ---------------  ---------------  ----------
INCOME (LOSS) FROM OPERATIONS............              1,804,724,000    4,771,580,936   (1,707,325,368)   (739,742)
                                                      --------------  ---------------  ---------------  ----------
OTHER INCOME (CHARGES)
  Interest income........................                558,855,000      587,672,516      403,155,251     174,677
  Gain on disposals of property and
    equipment--net.......................          2         850,000        2,936,000      344,054,448     149,070
  Interest expense.......................             (4,975,872,000)  (4,923,313,013)  (4,813,937,236) (2,085,761)
  Miscellaneous--net.....................         18     789,148,000   (3,861,829,788)  13,431,326,688   5,819,465
                                                      --------------  ---------------  ---------------  ----------
Other Income (Charges)--Net..............             (3,627,019,000)  (8,194,534,285)   9,364,599,151   4,057,451
                                                      --------------  ---------------  ---------------  ----------
CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE...................          2              --    1,048,136,128               --          --
                                                      --------------  ---------------  ---------------  ----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME
  TAX....................................             (1,822,295,000)  (2,374,817,221)   7,657,273,783   3,317,709
PROVISION FOR INCOME TAX.................       2,12   1,095,450,000    1,534,388,150    4,173,487,000   1,808,270
                                                      --------------  ---------------  ---------------  ----------
NET INCOME (LOSS)........................             (2,917,745,000)  (3,909,205,371)   3,483,786,783   1,509,439
DEFICIT AT BEGINNING OF YEAR.............             (3,235,788,832)  (6,153,533,832) (10,062,739,203) (4,359,938)
                                                      --------------  ---------------  ---------------  ----------
DEFICIT AT END OF YEAR...................             (6,153,533,832) (10,062,739,203)  (6,578,952,420) (2,850,499)
                                                      --------------  ---------------  ---------------  ----------

                 See accompanying Notes to Financial Statements
            which are an integral part of the financial statements.

                           PT RAJASA HAZANAH PERKASA

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                                 1995
                                                         1993             1994       ----------------------------
                                                    ---------------  --------------                      U.S.$
                                                          RP               RP              RP          (NOTE 3)
                                                    ---------------  --------------  ---------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) before provision for income tax.....   (1,822,295,000) (2,374,817,221)   7,657,273,783    3,317,709
Adjustments to reconcile income (loss) before
  provision for income tax to net cash provided by
  (used in) operating activities:
    Amortization of deferred charges..............   11,837,328,000   6,429,397,219    4,819,331,622    2,088,099
    Depreciation..................................      757,993,000   1,215,863,781      749,562,756      324,767
    Provisions for:
      Doubtful accounts...........................       39,239,000     469,876,000       62,739,169       27,183
      Inventory obsolescence......................               --     891,089,416        2,967,196    1,285,807
    Gain on disposal of network assets............               --              --  (10,967,490,528)  (4,751,945)
    Gain on disposals of property and equipment...         (850,000)     (2,936,000)    (344,054,448)    (149,070)
    Changes in operating assets and liabilities:
      Accounts receivable.........................     (783,972,000) (1,208,001,018)     216,000,856       93,588
      Inventories.................................   (4,569,467,000) (2,163,187,253)     348,812,887      151,132
      Prepaid tax and expenses....................    1,882,755,000   2,297,831,520      363,641,317      157,557
      Pledged cash and deposits...................     (674,301,000)    925,407,000    6,195,697,000    2,684,444
      Accounts payable............................    4,042,779,168  (6,732,762,394)   8,701,433,227    3,770,118
      Payable to former stockholders..............   (4,500,000,000)             --               --           --
      Accrued expenses............................    2,123,728,000   3,053,148,400   (6,194,250,232)  (2,683,817)
      Taxes payable (excluding corporate income
        tax)......................................   (2,116,879,000) (2,204,640,847)  (4,585,265,495)  (1,986,683)
    Payments of corporate income tax..............     (608,930,000)   (754,408,872)  (2,994,670,754)  (1,297,518)
                                                    ---------------  --------------  ---------------  -----------
Net Cash Provided by (Used in) Operating
  Activities......................................    5,607,128,168    (158,140,269)   6,996,404,356    3,031,371
                                                    ---------------  --------------  ---------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in deferred charges...........   (8,908,137,000) (2,696,599,110)  38,150,067,797   16,529,492
Proceeds from sales of property and equipment.....          909,000      61,375,000      498,794,393      216,115
Increase in advance for investment in shares of
  stock...........................................               --              --  (29,112,810,000) (12,613,869)
Acquisitions of property and equipment............   (3,411,300,000)   (434,255,000)    (441,602,868)    (191,336)
Proceeds from casualty insurance..................               --      33,900,000               --           --
                                                    ---------------  --------------  ---------------  -----------
Net Cash Provided by (Used in) Investing
  Activities......................................  (12,318,528,000) (3,035,579,110)   9,094,449,322    3,940,402
                                                    ---------------  --------------  ---------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from capital stock issuance..............               --              --   24,000,000,000   10,398,614
Decrease (increase) in due from stockholders......   (1,189,479,000) (2,352,285,800)   4,041,764,800    1,751,198
Increase (decrease) in long-term debts............    5,643,333,000  (5,364,648,026) (24,806,409,709) (10,748,011)
Increase in due from an affiliate.................               --              --   (8,210,270,047)  (3,557,309)
Increase (decrease) in short-term loans...........    3,930,456,000   9,830,051,048   (6,347,377,490)  (2,750,164)
                                                    ---------------  --------------  ---------------  -----------
Net Cash Provided by (Used in) Financing
  Activities......................................    8,384,310,000   2,113,117,222  (11,322,292,446)  (4,905,672)
                                                    ---------------  --------------  ---------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................    1,672,910,168  (1,080,602,157)   4,768,561,232    2,066,101
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR....      182,839,000   1,855,749,168      775,147,011      335,852
                                                    ---------------  --------------  ---------------  -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........    1,855,749,168     775,147,011    5,543,708,243    2,401,953
                                                    ---------------  --------------  ---------------  -----------
                                                    ---------------  --------------  ---------------  -----------

                 See accompanying Notes to Financial Statements
            which are an integral part of the financial statements.

                           PT RAJASA HAZANAH PERKASA
                         NOTES TO FINANCIAL STATEMENTS

1. GENERAL

    PT Rajasa Hazanah Perkasa (the Company) was established on December 17, 1984 based on notarial deed No. 22 of Pariwondo Soekarno SH. The deed of establishment was approved by the Ministry of Justice (MOJ) in its decision letter No. C2-2666-HT.01.01.TH'85 dated May 8, 1985, registered at the South Jakarta Court of Justice under No. 503/Not/1985/PN.JKT.SEL on July 24, 1985 and was published in State Gazette No. 82, Supplement No. 1199 dated October 14, 1986. The Company's articles of association has been amended from time to time, most recently by notarial deed No. 41 of Sinta Susikto SH dated November 9, 1995.

    According to Article No. 2 of the Company's articles of association, the Company is engaged in various business activities.

    The Company changed its status to foreign capital investment based on the approval of Investment Coordinating Board No. 22/V/PMA/11995 dated May 26, 1995 and No. 1226/A.6/1995 dated September 28, 1995.

    Since 1985, the Company, in association with PT Telekomunikasi Indonesia (Telkom), has provided cellular telephone connection services which are integrated into the national telephone network, covering the Jakarta-Puncak-Bandung area. Based on Letter from Ministry of Finance No. S-611/MK.016/1995 dated October 23, 1995 the Company in association with Telkom, established a joint venture company, PT Mobile Selular Indonesia (Mobisel) which is engaged in cellular telephone connection services covering the West Java, Lampung, Jakarta, Central Java, Bali and Lombok areas. On November 30, 1995, the Company transferred its cellular mobile telephone networks as advance for investment in shares of stock of Mobisel (see Note 18).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF FINANCIAL STATEMENTS

    The financial statements have been prepared on the historical cost basis of accounting, except for inventories which are valued at the lower of cost or net realizable value (market).

    CASH EQUIVALENTS

    Time deposits and other short-term investments with maturities of three months or less at the time of placement or purchase are considered as "Cash Equivalents".

    ALLOWANCE FOR DOUBTFUL ACCOUNTS

    The Company provides allowance for doubtful accounts based on a review of the status of the individual receivable accounts at the end of the year.

    INVENTORIES

    Inventories are stated at the lower of cost or net realizable value (market). Cost is determined by the first-in, first-out method. The Company provides an allowance for obsolescence on inventories based on a periodic review of their conditions.

                           PT RAJASA HAZANAH PERKASA
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TRANSACTIONS WITH RELATED PARTIES

    The Company has transactions with entities which are regarded as having special relationship as defined under Statement of Financial Accounting Standards No. 7, "Related Party Disclosures".

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed based on the double-declining balance method at the following rates:

                                                                                      RATES
                                                                              ---------------------
Vehicles....................................................................              50%
Furniture and fixtures......................................................       50% and 25%
Building improvements.......................................................              50%
Computer equipment..........................................................              25%
Cellular mobile telephones..................................................              25%
Machinery and equipment.....................................................              25%

    The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, their costs and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the year.

    PREPAID EXPENSES

    Prepaid expenses are amortized over the periods benefited using the straight-line method.

    DEFERRED CHARGES

    Certain expenditures of which the benefits extend over one year are deferred and amortized over their estimated useful lives using the straight-line method.

    REVENUE AND EXPENSE RECOGNITION

    Revenue is recorded as earned when products are delivered to the customers or when services are rendered. Expenses are recognized when these are incurred.

    Revenue is obtained from three primary sources:

    - connection charge for each new line sold.

    - pulse-sharing amounting to 56% of the charges raised for local calls on the cellular network.

    - sales, repair, maintenance and rental of outstations and accessories.

    Effective January 1, 1994, the Company changed its revenue recognition policy in connection with its pulse-sharing revenue. Previously, the Company had recognized its pulse-sharing revenue in accordance with the billing practices of Telkom. For purposes of monthly billing, Telkom has used a cut-off date of the 20th of the month to determine a customer's bill. Accordingly, all pulses incurred from the 20th to the end of the month are recognized as part of the next month's billing. Effective January 1, 1994,

                           PT RAJASA HAZANAH PERKASA
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the Company changed its revenue recognition to record pulse-sharing revenue as incurred. The Company adopted this method in 1995 as required by a recently issued Statement of Financial Accounting Standards No 35. This change has been recognized in the statement of income as a cumulative effect of a change in accounting principle which amounted to Rp 1,048,136,128 in 1994.

    FOREIGN CURRENCY TRANSACTIONS AND BALANCES

    Transactions involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At balance sheet date, assets and liabilities denominated in foreign currency are adjusted to reflect the rates of exchange prevailing at such date, and any resulting gains or losses are credited or charged to operations of the current year.

    PROVISION FOR INCOME TAX

    Provision for income tax is determined on the basis of estimated taxable income for the year. No deferred tax is provided for the timing differences in the recognition of income and expenses for financial reporting and income tax purposes.

3. TRANSLATIONS OF INDONESIAN RUPIAH AMOUNTS INTO UNITED STATES DOLLAR AMOUNTS

    The financial statements are stated in Indonesian rupiah. The translations of the Indonesian rupiah amounts into United States dollars are included solely for the convenience of the readers, using the average buying and selling rates published by Bank Indonesia (Central Bank) on December 31, 1995 of Rp 2,308 to U.S.$ 1. The convenience translations should not be construed as representations that the Indonesian rupiah amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

4. CASH AND CASH EQUIVALENTS

    A portion of cash amounting to Rp 50,417,840 and all cash equivalents amounting to Rp 4,690,353,097 in 1995 are used as collateral for the short-term loans and long-term debts (see Notes 9 and 14). Cash equivalents represent time deposits with annual interest at 4.5%-6.06% in 1995.

5. ACCOUNTS RECEIVABLE--TRADE

    This account consists of the following:

                                                        1993                  1994                  1995
                                                --------------------  --------------------  --------------------
Pulse revenue receivables.....................  Rp       640,116,000  Rp     2,408,308,173  Rp     2,579,752,929
Outstation receivables........................         7,480,652,000         1,047,468,674           606,278,414
                                                --------------------  --------------------  --------------------
Total.........................................         8,120,768,000         3,455,776,847         3,186,031,343
Less allowance for doubtful accounts..........         5,908,861,000           505,744,829           568,483,998
                                                --------------------  --------------------  --------------------
Net...........................................  Rp     2,211,907,000  Rp     2,950,032,018  Rp     2,617,547,345
                                                --------------------  --------------------  --------------------
                                                --------------------  --------------------  --------------------

    Trade receivables are used as collateral for short-term loans and long-term debts (see Notes 9 and 14).

                           PT RAJASA HAZANAH PERKASA
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. ACCOUNTS RECEIVABLE--TRADE (CONTINUED)
    Substantially all of the allowance for doubtful accounts arose prior to 1993 as a result of the lack of internal control over the receipt of payment on customer accounts. These accounts were ultimately declared uncollectible and the related reserves were written off in 1994. The Company has taken appropriate actions to strengthen the internal controls of the Company, including implementation of an in-house billing system with enhanced credit control capabilities, thereby allowing for timely recognition of doubtful accounts and initiated customer usage surveys. The remaining allowance for doubtful accounts is deemed appropriate and reasonable given the Company's continued efforts to assess the ultimate collectibility of its remaining accounts receivable balances.

6. INVENTORIES

    Inventories consist of:

                                                        1993                  1994                  1995
                                                --------------------  --------------------  --------------------
Cellular mobile telephones....................  Rp     3,338,281,000  Rp     5,668,441,207  Rp     5,009,533,582
Optional equipment............................           742,085,000         1,828,198,651         2,286,941,570
Mobile telephones in transit..................         1,344,728,000           173,860,000            25,211,819
                                                --------------------  --------------------  --------------------
Total.........................................         5,425,094,000         7,670,499,858         7,321,686,971
Less allowance for obsolescence...............                    --           891,089,416         3,858,732,612
                                                --------------------  --------------------  --------------------
Net...........................................  Rp     5,425,094,000  Rp     6,779,410,442  Rp     3,462,954,359
                                                --------------------  --------------------  --------------------
                                                --------------------  --------------------  --------------------

    Certain inventories are used as collateral for certain short-term loans (see
Note 9).

    Allowance for obsolescence was significantly increased to provide for slow-moving inventory of old and out-modelled mobile telephone equipment. The Indonesian cellular market changed dramatically during 1995 including the introduction of new and competing technologies and changing customer preferences resulting in a higher than anticipated obsolescence provision against cellular mobile telephone equipment.

                           PT RAJASA HAZANAH PERKASA
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

7. PROPERTY AND EQUIPMENT

    The details of property and equipment are as follows:

                                                                           1995
                                    ----------------------------------------------------------------------------------
                                     BEGINNING BALANCE        ADDITIONS           DISPOSALS          ENDING BALANCE
                                    --------------------  ------------------  ------------------  --------------------
COST
Vehicles..........................  Rp     2,452,282,407  Rp     432,687,868  Rp     710,052,795  Rp     2,174,917,480
Furniture and fixtures............           403,108,997                  --           2,276,940           400,832,057
Building improvements.............           474,708,473                  --                  --           474,708,473
Computer equipment................           513,888,700           7,880,000          41,667,500           480,101,200
Cellular mobile telephones........           325,786,242                  --         146,149,131           179,637,111
Machinery and equipment...........           203,951,126           1,035,000                  --           204,986,126
                                    --------------------  ------------------  ------------------  --------------------
Total.............................         4,373,725,945         441,602,868         900,146,366         3,915,182,447
                                    --------------------  ------------------  ------------------  --------------------
ACCUMULATED DEPRECIATION
Vehicles..........................         1,654,460,019         499,983,205         676,943,561         1,477,499,663
Furniture and fixtures............           234,032,459          45,246,268           1,759,910           277,518,817
Building improvements.............           261,340,006          53,342,117                  --           314,682,123
Computer equipment................           149,419,287          96,819,502          18,620,970           227,617,819
Cellular mobile telephones........            68,304,517          21,353,642          48,081,980            41,576,179
Machine and equipment.............            83,091,043          32,818,022                  --           115,909,065
                                    --------------------  ------------------  ------------------  --------------------
Total.............................         2,450,647,331         749,562,756         745,406,421         2,454,803,666
                                    --------------------  ------------------  ------------------  --------------------
Net Book Value....................  Rp     1,923,078,614                                          Rp     1,460,378,781
                                    --------------------                                          --------------------
                                    --------------------                                          --------------------

    Depreciation charged to operations amounted to Rp 757,993,000, Rp 1,215,863,781 and Rp 749,562,756 in 1993, 1994 and 1995, respectively. The
Company's property and equipment are used as collateral to the short-term loans and long-term debts (see Notes 9 and 14).

8. PLEDGED CASH AND DEPOSITS

    This account represents cash in banks and time deposits pledged for credit facilities obtained by the Company (see Notes 9 and 14).

9. SHORT-TERM LOANS

    This account represents loans obtained from the following:

                                                       1993                   1994                   1995
                                               --------------------  ----------------------  --------------------
PT Bank Utama................................  Rp     5,435,000,000  Rp      15,822,744,048  Rp     9,475,000,000
PT Lippobank.................................                    --                      --               366,558
PT Bank Dagang Negara........................           557,693,000                      --                    --
                                               --------------------  ----------------------  --------------------
Total........................................  Rp     5,992,693,000  Rp      15,822,744,048  Rp     9,475,366,558
                                               --------------------  ----------------------  --------------------
                                               --------------------  ----------------------  --------------------

    The loans bear annual interest ranging from 20% to 24%.The loans are collateralized with certain inventories, receivables, cash, property and equipment of the Company, corporate guarantee from PT Bina Reksa Perdana, a stockholder and certain property and equipment of affiliates.

                           PT RAJASA HAZANAH PERKASA
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

10. ACCOUNTS PAYABLE--TRADE

    This account consists of the following:

                                                          1993                  1994                 1995
                                                  --------------------  --------------------  ------------------
Ericsson Radio System AB........................  Rp     1,205,839,000  Rp     1,762,803,091  Rp              --
Nokia Mobile Phones (H.K.) Ltd..................         3,067,412,000         1,527,438,000                  --
Dancall Radio A/S...............................           746,940,000           347,600,001                  --
PT Erindo Utama.................................           445,557,000           239,675,567                  --
Rose Andersen Pte., Ltd.........................           350,260,000                    --                  --
Others (below Rp 150 million each)..............           421,160,000           417,206,853         564,424,841
                                                  --------------------  --------------------  ------------------
Total...........................................  Rp     6,237,168,000  Rp     4,294,723,512  Rp     564,424,841
                                                  --------------------  --------------------  ------------------
                                                  --------------------  --------------------  ------------------

11. ACCOUNTS PAYABLE--OTHERS

    As of December 31, 1995 this account mainly represents due to former stockholder and PT Telekomunikasi Indonesia (Telkom) amounting to Rp 6,145 million and Rp 6,610 million, respectively. The amount due to Telkom represents the difference between the agreed price of the network assets transferred to Mobisel and Telkom's share of the capital contribution in Mobisel.

12. TAXES PAYABLE

    This account consists of the following:

                                                        1993                  1994                  1995
                                                --------------------  --------------------  --------------------
Estimated income tax payable (less tax
  prepayment of Rp 97,784,316 in 1995)........  Rp     2,160,015,000  Rp     2,939,994,278  Rp     4,075,702,684
Income taxes:
  Article 21..................................           448,012,000         1,811,256,939           268,692,322
  Article 22..................................           452,471,000                    --                    --
  Article 23..................................           102,565,000            85,822,512           357,878,479
  Article 25..................................                    --                    --            43,107,840
  Article 26..................................           755,072,000           319,049,988           174,618,857
Value Added Tax on Import.....................         5,832,976,000         3,170,325,714                    --
                                                --------------------  --------------------  --------------------
Total.........................................  Rp     9,751,111,000  Rp     8,326,449,431  Rp     4,920,000,182
                                                --------------------  --------------------  --------------------
                                                --------------------  --------------------  --------------------

    As of December 31, 1994, the Company had accrued taxes payable amounting to Rp 8,326,449,431. The Company has received several tax assessments and additional tax assessments for the Company's tax returns for 1988, 1989, 1990, 1992, 1993 and 1994.The total taxes payable including interest and penalty of the said tax assessments amounted to Rp 1,798,556,404 and has been fully paid by the Company in 1995.

                           PT RAJASA HAZANAH PERKASA
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

12. TAXES PAYABLE (CONTINUED)
    A reconciliation between income (loss) before provision for income tax, as shown in the statement of income, and estimated taxable income for the year ended December 31, 1995 (with comparative figures for 1993 and 1994) is as follows:

                                                     1993                   1994                    1995
                                             ---------------------  ---------------------  ----------------------
Income (loss) before provision for income
  tax per statement of income..............  Rp     (1,822,295,000) Rp     (2,374,817,221) Rp       7,657,273,783
Timing differences:
  Amortization of deferred charges.........                     --                     --           4,819,331,622
  Provision for inventory obsolescence.....                     --            891,089,416           2,967,643,196
  Difference in beginning balance of
    property and equipment as regulated by
    Directorate General of Taxes Circular
    Letter No. 44/1995.....................                     --                     --           1,211,445,061
  Depreciation.............................          5,653,227,000          1,727,531,584             473,000,943
  Provision for uncollectible trade
    receivables............................             39,239,000            469,876,000              62,739,169
  Gain on disposal of network
    assets.................................                     --                     --          (5,856,159,247)
  Gain on disposals of property and
    equipment..............................                     --                     --            (401,162,201)
Permanent differences:
  Donation.................................             18,540,000            106,605,000           2,090,349,100
  Employees' benefits in kind..............            704,497,000            865,755,000             599,409,987
  Entertainment............................             87,821,000            446,774,000             461,698,721
  Interest expense.........................                     --                     --             206,746,361
  Tax penalty and interest.................                     --                     --              17,415,989
  Taxes, other than income tax.............         (2,745,464,000)           975,934,000                      --
  Others...................................          2,473,158,000          1,292,362,000                      --
Non-taxable income
  Interest already subjected to final
    income tax.............................                     --                     --            (368,942,024)
                                             ---------------------  ---------------------  ----------------------
  Estimated taxable income.................  Rp      4,408,723,000  Rp      4,401,109,779  Rp      13,940,790,460
                                             ---------------------  ---------------------  ----------------------
                                             ---------------------  ---------------------  ----------------------

                           PT RAJASA HAZANAH PERKASA

12. TAXES PAYABLE (CONTINUED)

    The provision for income tax and computation of the estimated corporate income tax payable are as follows:

                                                       1993                  1994                   1995
                                               --------------------  --------------------  ----------------------
Estimated taxable income
  (rounded-off)..............................      Rp 4,408,723,000      Rp 4,401,109,000       Rp 13,940,790,000
                                               --------------------  --------------------  ----------------------
Provision for income tax before adjustment...      Rp 1,537,053,050      Rp 1,534,388,150        Rp 4,173,487,000
Adjustment for prior years overaccrual.......           441,603,050                    --                      --
                                               --------------------  --------------------  ----------------------
Provision for income tax after adjustment....      Rp 1,095,450,000      Rp 1,534,388,150        Rp 4,173,487,000
                                               --------------------  --------------------  ----------------------
Prepayments of income tax
  Article 22.................................                    --                    --              52,898,433
  Article 23.................................                    --                    --               1,350,000
  Article 25.................................                    --                    --              43,535,883
                                               --------------------  --------------------  ----------------------
                                                                 --                    --              97,784,316
                                               --------------------  --------------------  ----------------------

Estimated corporate income tax payable for

  1995..............................   Rp           --   Rp           --   Rp 4,075,702,684
  1994..............................                --     1,534,388,150                 --
  1993 and 1992.....................     2,160,015,000     1,405,606,128                 --
                                      ----------------  ----------------  -----------------
Total...............................  Rp 2,160,015,000  Rp 2,939,994,278   Rp 4,075,702,684
                                      ----------------  ----------------  -----------------
                                      ----------------  ----------------  -----------------

13. ACCRUED EXPENSES

    The details of this account are as follows:

                                                        1993                  1994                  1995
                                                --------------------  --------------------  --------------------
Interest......................................       Rp  896,956,000      Rp 2,240,442,112       Rp  572,321,782
Consulting services...........................                    --           251,528,475           404,271,431
Salaries......................................           176,420,000           208,387,989           167,328,782
Professional services.........................         2,693,191,000         4,331,800,000            22,531,652
Legal fees....................................           119,600,000            33,607,200            18,133,652
Training......................................           137,448,000            67,420,950                    --
Others........................................           483,586,000           427,162,674           181,511,869
                                                --------------------  --------------------  --------------------
Total.........................................      Rp 4,507,201,000      Rp 7,560,349,400      Rp 1,366,099,168
                                                --------------------  --------------------  --------------------
                                                --------------------  --------------------  --------------------

    Accrued professional services in 1993 and 1994 resulted from a consulting services agreement between the Company and Bell Atlantic International, Inc. Under the agreement, the Company had to pay annual fee amounting to U.S.$ 1,600,000 for technical services provided by Bell Atlantic International, Inc.

                           PT RAJASA HAZANAH PERKASA

14. LONG-TERM DEBTS

    The details of this account are as follows:

                                                      1993                    1994                   1995
                                             ----------------------  ----------------------  --------------------
Rupiah
  PT Bank Indonesia Raya...................        Rp 2,658,366,000        Rp 2,482,897,203      Rp 1,718,555,179
  PT Bank Tamara...........................           3,396,921,000           2,170,692,738           676,853,686
  PT Lippobank.............................           1,761,226,000           1,060,203,233           243,565,458
  PT Bank Niaga............................                      --                      --            76,297,200
  PT Astra Credit Company..................                      --                      --            74,429,400
  PT Arthacakra Multi Finance..............                      --                      --            39,666,678
  PT Tunas Financindo Corporation..........                      --                      --            20,780,664

U.S. Dollar
  Svenska Handelsbanken, Singapore (U.S.$
    7,945,352 in 1993 and U.S.$ 5,973,984
    in 1994)...............................          16,764,693,000          13,142,764,800                    --
  Bell Atlantic International, Inc. (U.S.$
    4,000,000).............................           8,440,000,000           8,800,000,000                    --
                                             ----------------------  ----------------------  --------------------
                                             33,021,206,000........          27,656,557,974         2,850,148,265
Less current maturities....................          18,422,245,000          19,054,254,112         2,714,491,758
                                             ----------------------  ----------------------  --------------------
Long-term portion..........................       Rp 14,598,961,000        Rp 8,602,303,862       Rp  135,656,507
                                             ----------------------  ----------------------  --------------------
                                             ----------------------  ----------------------  --------------------

    Based on the Joint Venture Agreement No. PKS 234/HK.810/UTA-00/95 dated November 30, 1995 between the Company, Telkom and Yayasan Dana Pensiun Pegawai Telkom (YDPP Telkom), the Company has transferred the balance of the loan from Svenska Handelsbanken, Singapore to Mobisel as of June 30, 1995 amounting Rp 10,752,598,140 (see Note 18).

    The above loans are collateralized with 3,000 lines cellular telephone network and certain receivables, property and equipment, time deposits and cash of the Company and property and equipment of an affiliate. The Rupiah loans bear interest at rates ranging from 15% to 23% per annum in 1993 and 1994, and 20% to 23% per annum in 1995. The loan from Svenska Handelsbanken, Singapore bears annual interest at 0.55% above one month SIBOR and the loan from Bell Atlantic International, Inc. bears annual interest at 12%.

                           PT RAJASA HAZANAH PERKASA

15. CAPITAL STOCK

    The Company's stockholders and their respective share ownerships as of December 31, 1993, 1994 and 1995 are as follows:

                                                                                  1993 AND 1994
                                                            ----------------------------------------------------------
                                                               NUMBER OF
                                                             SHARES ISSUED     PERCENTAGE OF
STOCKHOLDERS                                                   AND PAID          OWNERSHIP              AMOUNT
----------------------------------------------------------  ---------------  -----------------  ----------------------
PT Panutan Duta...........................................           500                50%           Rp   500,000,000
PT Bina Reksa Perdana.....................................           500                50                 500,000,000
                                                                 -------               ---      ----------------------
Total.....................................................         1,000               100%           Rp 1,000,000,000
                                                                 -------               ---      ----------------------
                                                                 -------               ---      ----------------------


                                                                                       1995
                                                            ----------------------------------------------------------
                                                               NUMBER OF
                                                             SHARES ISSUED     PERCENTAGE OF
STOCKHOLDERS                                                   AND PAID          OWNERSHIP              AMOUNT
----------------------------------------------------------  ---------------  -----------------  ----------------------
PT Bina Reksa Perdana.....................................        12,500                50%          Rp 12,500,000,000
International Wireless Communications, Inc................         6,250                25               6,250,000,000
PT Deltona Satya Dinamika.................................         6,250                25               6,250,000,000
                                                                 -------               ---      ----------------------
Total.....................................................        25,000               100%          Rp 25,000,000,000
                                                                 -------               ---      ----------------------
                                                                 -------               ---      ----------------------

    Based on the Extraordinary General Meeting of the Stockholders dated November 9, 1995 which was notarized by deed No. 41 of Sinta Susikto SH, on the same date, the stockholders approved the increase in the Company's authorized and issued capital stock from Rp 1 billion to Rp 25 billion and the changes in the composition of stockholders. The above changes were approved by MOJ in its decision letter No. C2-1451.HT.01.04.TH'96 dated February 5, 1996.

16. RECEIVABLES FROM STOCKHOLDERS

    Receivables from stockholders were resulted from the advance of funds by the Company. For financial statement reporting purposes, these receivables have been reclassified as a reduction of stockholders' equity similar to a distribution.

17. REVENUES AND COST OF REVENUES

    The details of revenues are as follows:

                                                     1993                    1994                    1995
                                            ----------------------  ----------------------  ----------------------
Pulse sharing.............................       Rp 14,107,885,000       Rp 11,313,620,949       Rp 12,249,170,887
Sales of outstations......................          17,966,406,000          18,434,605,503           4,113,518,256
Connecting charges........................           5,798,980,000           4,602,300,000             126,500,000
Repair, maintenance and others............             297,741,000             631,076,838             323,174,655
                                            ----------------------  ----------------------  ----------------------
Total.....................................       Rp 38,171,012,000       Rp 34,981,603,290       Rp 16,812,363,798
                                            ----------------------  ----------------------  ----------------------
                                            ----------------------  ----------------------  ----------------------

    Cost of revenues amounted to Rp 23,690,291,000, Rp 17,425,723,608 and Rp 7,679,495,493 for 1993, 1994 and 1995, respectively.

                           PT RAJASA HAZANAH PERKASA

18. COMMITMENTS

    In its operations, the Company entered into several agreements with Telkom, whereby the Company should build cellular mobile telephone networks. The costs financed by the Company to build the cellular mobile telephone networks were capitalized, and were presented under the account "Deferred Charges" which was amortized over the revenue sharing period. In accordance with the term of cooperation agreements with Telkom, ownership of the assets will belong to Telkom at the end of the revenue sharing period. As compensation, the Company is entitled to receive 100% of the revenue derived from customers for selling and installing outstation, maintenance and repair of the outstation; while during the revenue sharing period, the pulse revenue from the outgoing local calls and monthly customers' fixed charges was shared by both parties at a 56% sharing in favor of the Company and 44% sharing in favor of Telkom. Telkom is entitled to receive 100% of the revenue from international call pulses. The outstanding agreements as of December 31, 1994 are as follows:

    a. Agreement No. 22/KS.010/UTA-00/89, dated January 23, 1989, stipulates that the Company shall build a 5,000 line cellular mobile telephone network for the Jakarta-Bandung area (Phase II). The revenue sharing period is six years.

    b. Agreement No. 312/KS.010/UTA-00/91, dated June 13, 1991, stipulates that the Company shall build a 15,000 line cellular mobile telephone network for the Jakarta-Bandung area (Phase III). The revenue sharing period is approximately eight years and ten months.

    On November 30, 1995, as covered by notarial deed No. 210 dated November 30, 1995 of Sinta Susikto SH, the Company, Telkom and YDPP Telkom established a joint venture company named PT Mobile Selular Indonesia.

    In accordance with the joint venture agreement, the Company transferred network assets to Mobisel as capital contribution. The agreed value of the assets transferred totaling Rp 52,342,326,140 is allocated as follows:

As capital contributions:
  The Company...........................................   Rp 29,112,810,000
  Telkom................................................      10,397,432,000
  YDPP Telkom...........................................       2,079,486,000
Assumption of the Company's loan from Svenska
  Handelsbanken, Singapore..............................      10,752,598,140
                                                          ------------------
Total...................................................   Rp 52,342,326,140
                                                          ------------------
                                                          ------------------

    The excess of the Company's portion on the agreed price of the network assets over the net book value of the network assets transferred amounting to Rp 10,967,490,528 is presented under "Other Income (Charges)--Miscellaneous".

    Under existing regulations, Mobisel can only operate upon the approval of its articles of associations by MOJ. As such, the following arrangements and conditions are adopted with respect to the transfer and assumption of the operations of, and recognition and sharing of revenues being generated from, the abovementioned assets transferred to Mobisel:

    a. The operations of the network assets will be transferred to and assumed by Mobisel effective on the 20th day of the month of approval of its articles of association by MOJ, with the condition

                           PT RAJASA HAZANAH PERKASA

18. COMMITMENTS (CONTINUED)
       that if the approval is made exactly on the 20th day of the said month, then the transfer shall be effective on that date.

    b. Revenues generated from the operations of the transferred assets can only be recognized by Mobisel starting from the effectivity date of the transfer being referred to in point (a). Prior to the said date, all revenues generated are recognized by the Company.

    c. The revenue sharing agreement between Telkom and the Company covering the transferred assets is still valid as long as the condition in point
       (a) is not yet fulfilled.

    Since Mobisel's deed of establishment was approved by MOJ in its decision letter No. C2-1238.HT.01.01.TH'96 dated January 31, 1996, the Company recorded the assets transferred as capital contribution to Mobisel as "Advance for Investment in Shares of Stock". Accordingly, the Company is still entitled to the pulse sharing revenue until February 20, 1996.

19. CONTINGENT LIABILITIES

    The Company is in a dispute with PT Larikerindo relating to the settlement of loan. On August 9, 1994, the court dismissed the claims against the Company. However, PT Larikerindo filed an appeal concerning the court decision. On December 29, 1995, the higher court again dismissed the claims.

20. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The financial statements have been prepared in accordance with Indonesian GAAP which differ in certain aspects from U.S. GAAP.

    The differences are reflected in the approximations provided in Note 21 and arise due to the items discussed in the following paragraphs:

    a. INCOME TAXES

    Under Indonesian GAAP, it is acceptable to recognize Income Tax expense based upon the estimated current Income Tax liability on the current year's earnings. When income and expense recognition for Income Tax purposes does not occur in the same year as income and expense recognition for financial reporting purposes, the resulting temporary differences are not considered in the computation of Income Tax expense for the year.

    Under U.S. GAAP, the liability method is used to calculate the Income Tax provision. Under the liability method, deferred tax assets or liabilities are recognized for differences between the financial reporting and tax bases of assets and liabilities at each reporting date.

    b. REGULATION

    The Company provides telephone service in Indonesia and therefore is subject to the regulatory control of the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia. Rates for services are tariff-regulated. Although changes in rates for services are authorized and computed based on a decree issued by the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia, these are not based on a fixed rate of return and are not designed to provide for the recovery

                           PT RAJASA HAZANAH PERKASA

20. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
of the Company's cost of services. Accordingly, the requirements of U.S. GAAP related to a business whose rates are regulated on the basis of its actual costs are not applicable to the Company's financial statements.

    c. PRESENTATION OF THE STATEMENTS OF STOCKHOLDERS' EQUITY

    Under Indonesian GAAP, except for public companies, it is not required to present statements of retained earnings. Under U.S. GAAP, the Company is required to present statements of stockholders' equity.

                           PT RAJASA HAZANAH PERKASA

21. RECONCILIATION BETWEEN NET INCOME AND STOCKHOLDERS' EQUITY DETERMINED UNDER INDONESIAN AND U.S. GAAP

        The following is a summary of the significant adjustments to net income for the years ended December 31, 1993, 1994 and 1995 and to stockholders' equity as of December 31, 1993, 1994 and 1995 which would be required if U.S. GAAP had been applied instead of Indonesian GAAP in the financial statements:

                                               1993               1994                        1995
                                         ----------------  ------------------  ----------------------------------
                                                RP                 RP                  RP          U.S.$ (NOTE 3)
                                         ----------------  ------------------  ------------------  --------------
Net income (loss) according to the
  financial statements prepared under
  Indonesian GAAP......................    (2,917,745,000)     (3,909,205,371)      3,483,786,783      1,509,439
Adjustments due to:
  Gain on disposal of network assets
    (A)................................                --                  --     (10,967,490,528)    (4,751,946)
  Expenses incurred during preoperating
    stage of Mobisel...................                --                  --        (762,417,085)      (330,337)
                                         ----------------  ------------------  ------------------  --------------
                                                       --                  --     (11,729,907,613)    (5,082,283)
                                         ----------------  ------------------  ------------------  --------------
  Income tax effect on above
    adjustments........................                --                  --       3,290,247,158      1,425,583
  Income tax (B).......................     1,992,363,100        (974,573,164)        857,026,841        371,329
  Valuation allowance..................    (2,430,991,019)      1,549,006,964      (4,147,273,999)    (1,796,912)
                                         ----------------  ------------------  ------------------  --------------
Approximate net loss in accordance with
  U.S. GAAP............................    (3,356,372,919)     (3,334,771,571)     (8,246,120,830)    (3,572,844)
                                         ----------------  ------------------  ------------------  --------------
                                         ----------------  ------------------  ------------------  --------------


                                               1993               1994                        1995
                                         ----------------  ------------------  ----------------------------------
                                                RP                 RP                  RP          U.S.$ (NOTE 3)
                                         ----------------  ------------------  ------------------  --------------
Stockholders' equity according to the
  financial statements prepared under
  Indonesian GAAP......................    (6,843,012,832)    (13,104,504,003)     18,421,047,580      7,981,390
Adjustments due to:
  Income tax...........................     1,856,557,219         881,984,055       5,029,258,053      2,179,055
  Gain on disposal of network assets
    (A)................................                --                  --     (10,967,490,528)    (4,751,946)
  Expenses incurred during preoperating
    stage of Mobisel...................                --                  --        (762,417,085)      (330,337)
  Valuation allowance..................    (2,430,991,019)       (881,984,055)     (5,029,258,053)    (2,179,055)
                                         ----------------  ------------------  ------------------  --------------
Approximate stockholders' equity
  (capital deficiency) in accordance
  with U.S. GAAP.......................    (7,417,446,632)    (13,104,504,003)      6,691,139,967      2,899,107
                                         ----------------  ------------------  ------------------  --------------
                                         ----------------  ------------------  ------------------  --------------

--------------------------

(A) The gain on disposal of network assets relates to the sale of network assets to Mobisel at a gain of Rp 10,967,490,528, representing the excess of the agreed sale price over the book value. Under U.S. GAAP, the gain was eliminated since transfers between entities under common control does not give rise to the recognition of realized gains.

(B) Reflects the tax effect solely due to the difference in accounting for taxes under U.S. and Indonesian GAAP.

                           PT RAJASA HAZANAH PERKASA

21. RECONCILIATION BETWEEN NET INCOME AND STOCKHOLDERS' EQUITY DETERMINED UNDER INDONESIAN AND U.S. GAAP (CONTINUED)
    With regard to the balance sheets and statements of income, the following significant captions determined under U.S. GAAP would have been:

                                                      1993                1994                        1995
                                               ------------------  ------------------  ----------------------------------
                                                       RP                  RP                  RP          U.S.$ (NOTE 3)
                                               ------------------  ------------------  ------------------  --------------
Balance sheets
  Current assets.............................      12,376,365,168      11,090,372,951      12,270,504,214      5,316,510
  Total assets...............................      58,111,421,168      51,211,057,456      61,512,948,397     26,652,057
  Current liabilities........................      50,355,473,000      55,713,257,597      40,380,349,030     17,495,818
  Total liabilities..........................      65,528,876,800      64,315,561,459      54,821,808,430     23,752,950
Statements of income
  Income (loss) from operations..............       1,804,724,000       4,771,580,936      (2,796,492,632)    (1,211,652)

22. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S. GAAP

    The following information is presented on the basis of U.S. GAAP:

a. INCOME TAX

    The tax effect on significant temporary differences is as follows:

                                                        1993              1994                      1995
                                                  -----------------  ---------------  ---------------------------------
                                                         RP                RP                RP          U.S.$ (NOTE 3)
                                                  -----------------  ---------------  -----------------  --------------
Deferred tax assets--current:
Provision for inventory obsolescence............                 --      311,881,296      1,157,619,784        501,568
Provision for uncollectible trade receivable....      2,068,101,350      177,010,690        170,545,199         73,893
                                                  -----------------  ---------------  -----------------  --------------
                                                      2,068,101,350      488,891,986      1,328,164,983        575,461
Valuation allowance.............................     (2,068,101,350)    (488,891,986)    (1,328,164,983)      (575,461)
                                                  -----------------  ---------------  -----------------  --------------
Total deferred tax assets--current--net.........                 --               --                 --             --
                                                  -----------------  ---------------  -----------------  --------------
Deferred tax assets--non-current:
Gain on disposal of network assets..............                 --               --      3,290,247,158      1,425,584
Property and equipment..........................                 --       30,202,400        410,845,912        178,009
Network assets..................................        362,889,669      362,889,669                 --             --
                                                  -----------------  ---------------  -----------------  --------------
                                                        362,889,669      393,092,069      3,701,093,070      1,603,593
Valuation allowance.............................       (362,889,669)    (393,092,069)    (3,701,093,070)    (1,603,593)
                                                  -----------------  ---------------  -----------------  --------------
Total deferred tax assets--non-current-- net....                 --               --                 --             --
                                                  -----------------  ---------------  -----------------  --------------
Deferred tax liabilities--non-current:
Property and equipment..........................       (574,433,800)              --                 --             --
                                                  -----------------  ---------------  -----------------  --------------
Deferred tax, net...............................       (574,433,800)              --                 --             --
                                                  -----------------  ---------------  -----------------  --------------
                                                  -----------------  ---------------  -----------------  --------------

    The temporary differences, on which deferred tax assets have been computed are not deductible for income tax purposes until the provision for inventory obsolescence and provision for uncollectible trade

                           PT RAJASA HAZANAH PERKASA

22. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S. GAAP (CONTINUED) receivable are written-off. The differences between the book and tax bases of gain on disposal of network assets, property and equipment and network assets are due to the differing recognition methods for Income Tax and financial reporting purposes.

    The Income Tax provision reported under U.S. GAAP differs from the expected provision due to certain permanent differences which are detailed below:

                                               1993               1994                       1995
                                         -----------------  -----------------  ---------------------------------
                                                RP                 RP                 RP          U.S.$ (NOTE 3)
                                         -----------------  -----------------  -----------------  --------------
Approximate loss before Income Tax in
  accordance with U.S. GAAP............     (1,822,295,000)    (2,374,817,221)    (4,072,633,830)    (1,764,573)
Effect of permanent differences:
  Donation.............................         18,540,000        106,605,000      2,090,349,100        905,697
  Expenses incurred during preoperating
    stage of Mobisel...................                 --                 --        762,417,085        330,337
  Employees' benefits in kind..........        704,497,000        865,755,000        599,499,987        259,749
  Entertainment........................         87,821,000        446,774,000        461,698,721        200,043
  Interest expense.....................                 --                 --        206,746,361         89,578
  Tax penalty and interest.............                 --                 --         17,415,989          7,546
  Interest income which was already
    subjected to
    final tax..........................                 --                 --       (368,942,024)      (159,854)
  Taxes, other than income tax.........     (2,745,464,000)       975,934,000                 --             --
  Others...............................      2,473,158,000      1,292,362,000                 --             --
                                         -----------------  -----------------  -----------------  --------------
                                               538,552,000      3,687,430,000      3,769,185,219      1,633,096
                                         -----------------  -----------------  -----------------  --------------
Approximate income (loss) before Income
  Tax in accordance with U.S. GAAP.....     (1,283,743,000)     1,312,612,779       (303,448,611)      (131,477)
                                         -----------------  -----------------  -----------------  --------------
Provision for Income Tax on taxable
  income in accordance with U.S. GAAP
  before adjustment....................       (455,310,050)       453,414,200        (99,784,400)       (43,234)
Increase (decrease) in valuation
  allowance............................      2,430,991,019     (1,549,006,694)     4,273,271,721      1,851,504
Adjustment for prior years
  overaccrual..........................       (441,603,050)                --                 --             --
                                         -----------------  -----------------  -----------------  --------------
Provision for income tax on taxable
  income in accordance with U.S. GAAP
  after adjustment.....................      1,534,077,919     (1,095,592,764)     4,173,487,321      1,808,270
                                         -----------------  -----------------  -----------------  --------------

                           PT RAJASA HAZANAH PERKASA

22. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S. GAAP (CONTINUED) Donations amounting to Rp 2,079,486,000 were given to Yayasan Dana Pensiun
Pegawai (YDPP) Telkom (Pension Fund of Telkom) as YDPP Telkom's contribution in Mobisel.

b. VALUATION AND QUALIFYING ACCOUNTS

    Activity in the Company's allowance for doubtful accounts for the years ended December 31, 1993, 1994 and 1995 are as follows:

                                              BALANCE AT       CHARGED TO
                                             BEGINNING OF        COSTS                            BALANCE AT
                                                PERIOD        AND EXPENSES      DEDUCTIONS      END OF PERIOD
                                           ----------------  --------------  ----------------  ----------------
FOR THE YEARS ENDED                               RP               RP               RP                RP
-----------------------------------------  ----------------  --------------  ----------------  ----------------
December 31, 1993........................     5,869,622,000      39,239,000                --     5,908,861,000
December 31, 1994........................     5,908,861,000     469,876,000     5,872,992,171       505,744,829
December 31, 1995........................       505,744,829      62,739,169                --       568,483,998

    Activity in the Company's allowance for inventory obsolescence for the years ended December 31, 1994 and 1995 are as follows:

                                             BALANCE AT
                                            BEGINNING OF   CHARGED TO COSTS                       BALANCE AT
                                               PERIOD        AND EXPENSES       DEDUCTIONS      END OF PERIOD
                                           --------------  ----------------  ----------------  ----------------
FOR THE YEARS ENDED                              RP               RP                RP                RP
-----------------------------------------  --------------  ----------------  ----------------  ----------------
December 31, 1994........................              --       891,089,416                --       891,089,416
December 31, 1995........................     891,089,416     2,967,643,196                --     3,858,732,612

23. RECLASSIFICATION OF ACCOUNTS

    Certain accounts in 1993 and 1994 financial statements have been reclassified to conform with the presentation of accounts in the 1995 financial statements.

                                                                    ATTACHMENT I

                           PT RAJASA HAZANAH PERKASA

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                              CAPITAL STOCK       RECEIVABLES FROM                       STOCKHOLDERS' EQUITY
DESCRIPTION                    NOTES     (ISSUED AND FULLY PAID)    STOCKHOLDERS          DEFICIT        (CAPITAL DEFICIENCY)
--------------------------  -----------  -----------------------  -----------------  ------------------  --------------------
Balance as of January 1,
  1993....................                    Rp 1,000,000,000    Rp            --    Rp (3,235,788,832)   Rp (2,235,788,832)
Addition in receivables
  from stockholders.......                                  --      (1,689,479,000)                  --       (1,689,479,000)
Net loss for 1993.........                                  --                  --       (2,917,745,000)      (2,917,745,000)
                                         -----------------------  -----------------  ------------------  --------------------
Balance as of December 31,
  1993....................                       1,000,000,000      (1,689,479,000)      (6,153,533,832)      (6,843,012,832)
Addition in receivables
  from stockholders.......                                  --      (2,352,285,800)                  --       (2,352,285,800)
Net loss for 1994.........                                  --                  --       (3,909,205,371)      (3,909,205,371)
                                         -----------------------  -----------------  ------------------  --------------------
Balance as of December 31,
  1994....................                       1,000,000,000      (4,041,764,800)     (10,062,739,203)     (13,104,504,003)
Approved during the
  Extraordinary General
  Meeting of the
  Stockholders on November
  9, 1995:
    Increase in the issued
      and fully paid-up
      capital from RP
      1,000,000,000 to RP
      25,000,000,000......          15          24,000,000,000                  --                   --       24,000,000,000
Settlement of receivables
  from stockholders.......                                  --       4,041,764,800                   --        4,041,764,800
Net income for 1995.......                                  --                  --        3,483,786,783        3,483,786,783
                                         -----------------------  -----------------  ------------------  --------------------
Balance as of December 31,
  1995....................                   Rp 25,000,000,000                  --    Rp (6,578,952,420)   Rp 18,421,047,580
                                         -----------------------  -----------------  ------------------  --------------------
                                         -----------------------  -----------------  ------------------  --------------------

                           PT RAJASA HAZANAH PERKASA
                         CONDENSED FINANCIAL STATEMENTS
                      DECEMBER 31, 1995 AND JUNE 30, 1996

                                  (UNAUDITED)

                           PT RAJASA HAZANAH PERKASA

                          CONSOLIDATED BALANCE SHEETS

                      DECEMBER 31, 1995 AND JUNE 30, 1996

                                                                                    JUNE 30, 1996*
                                                               DECEMBER 31, 1995*     (UNAUDITED)
                                                              --------------------  ---------------     US$
                                                    NOTES              RP                 RP          (NOTE 3)
                                                  ----------  --------------------  ---------------  ----------
                     ASSETS
CURRENT ASSETS
Cash and cash equivalents.......................    2,4,8,12       5,543,708,243     39,398,217,400  16,822,467
Accounts receivable
  Trade--net of allowance for doubtful accounts
    of Rp 568,483,998 in 1995 and Rp
    1,252,235,660 in 1996.......................    2,5,8,12       2,617,547,345      4,997,214,005   2,133,738
  Others........................................                      59,039,898        457,780,875     195,466
Inventories--net of allowance for obsolescence
  of Rp 3,858,732,612 in 1995 and 1996..........       2,6,8       3,462,954,359      2,788,426,126   1,190,617
Prepaid taxes...................................                      63,564,058         76,760,079      32,775
Prepaid expenses................................           2         153,282,855      3,419,388,669   1,460,030
Advances........................................                              --      8,508,746,039   3,633,111
                                                              --------------------  ---------------  ----------
Total Current Assets............................          16      11,900,096,758     59,646,533,193  25,468,204
                                                              --------------------  ---------------  ----------
DUE FROM AN AFFILIATE...........................           2       8,210,270,047                 --          --
                                                              --------------------  ---------------  ----------
ADVANCE FOR INVESTMENT IN SHARES OF STOCK.......                  29,112,810,000                 --          --
                                                              --------------------  ---------------  ----------
PROPERTY AND EQUIPMENT
Cost............................................  2,7,8,12,17      3,915,182,447     59,694,416,816  25,488,649
Accumulated depreciation........................                  (2,454,803,666)    (5,006,606,340) (2,137,748)
                                                              --------------------  ---------------  ----------
Net Book Value..................................                   1,460,378,781     54,687,810,476  23,350,901
                                                              --------------------  ---------------  ----------
OTHER ASSETS
Long-term prepaid rent..........................           2                  --      3,496,383,778   1,492,905
Deferred charges................................           2                  --        239,709,283     102,352
Refundable deposits.............................           2                  --        670,066,643     286,109
Preoperating expenses...........................           2                  --         50,750,002      21,670
                                                              --------------------  ---------------  ----------
TOTAL OTHER ASSETS..............................                              --      4,456,909,706   1,903,036
                                                              --------------------  ---------------  ----------
                                                              --------------------  ---------------  ----------
TOTAL ASSETS....................................                  50,683,555,586    118,791,253,375  50,722,141
                                                              --------------------  ---------------  ----------
                                                              --------------------  ---------------  ----------
      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loans................................           8       9,475,366,558      9,475,000,000   4,045,687
Accounts payable
  Trade.........................................           9         564,424,841      6,869,946,229   2,933,367
  Affiliate.....................................           2         327,000,000                 --          --
  Others........................................          10      12,759,468,992      5,027,983,698   2,146,876
Taxes payable...................................        2,11       4,920,000,182      5,020,615,192   2,143,730
Accrued expenses................................                   1,366,099,168      1,506,987,684     643,462
Current maturities of long-term debts...........          12       2,714,491,758      4,747,385,517   2,027,065
                                                              --------------------  ---------------  ----------
Total Current Liabilities.......................                  32,126,851,499     32,647,918,320  13,940,187
                                                              --------------------  ---------------  ----------
LONG-TERM DEBTS--net of current maturities......          12         135,656,507     60,839,193,541  25,977,452
                                                              --------------------  ---------------  ----------
DUE TO STOCKHOLDERS.............................           2                  --      7,049,326,002   3,009,960
                                                              --------------------  ---------------  ----------
MINORITY INTEREST IN EQUITY OF CONSOLIDATED
  SUBSIDIARY....................................           2                  --     12,579,678,715   5,371,340
                                                              --------------------  ---------------  ----------
STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Capital stock--Rp 1,000,000 par value
  Authorized and issued--25,000 shares in
    1995........................................          13      25,000,000,000     25,000,000,000  10,674,638
  Deficit.......................................                  (6,578,952,420)   (19,324,863,203) (8,251,436)
                                                              --------------------  ---------------  ----------
  Total Stockholders' Equity....................                  18,421,047,580      5,675,136,797   2,423,202
                                                              --------------------  ---------------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......                  50,683,555,586    118,791,253,375  50,722,141
                                                              --------------------  ---------------  ----------
                                                              --------------------  ---------------  ----------

------------------------------

* Balance sheet as of December 31, 1995 is not consolidated since Mobisel, a subsidiary has no legal existence yet as of that date.

          See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

                  CONSOLIDATED STATEMENT OF INCOME AND DEFICIT

               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
       (WITH COMPARATIVE FIGURES FOR THE SIX MONTHS ENDED JUNE 30, 1995)

                                                                JUNE 30, 1995 *              JUNE 30, 1996
                                                               ------------------  ----------------------------------
                                                     NOTES             RP                  RP          U.S.$ (NOTE 3)
                                                  -----------  ------------------  ------------------  --------------
REVENUES........................................        2,14        7,714,286,374      11,458,331,062      4,892,541
COST OF REVENUES................................        2,15        1,888,918,368       4,435,863,310      1,894,049
                                                               ------------------  ------------------  --------------
GROSS PROFIT....................................                    5,825,368,006       7,022,467,752      2,998,492
OPERATING EXPENSES
  Selling.......................................                      818,346,475         769,492,476        328,562
  General and administrative....................                    1,861,185,422       3,691,530,304      1,576,230
                                                               ------------------  ------------------  --------------
    Total Operating Expenses....................                    2,679,531,897       4,461,022,780      1,904,792
                                                               ------------------  ------------------  --------------
INCOME FROM OPERATIONS..........................                    3,145,836,109       2,561,444,972      1,093,700
                                                               ------------------  ------------------  --------------
OTHER INCOME (CHARGES)
  Interest income...............................                      217,948,600         210,978,524         90,085
  Gain on disposals of property and
    equipment--net..............................           2                   --          21,622,223          9,232
  Interest expense..............................                   (2,734,841,059)     (2,305,644,318)      (984,477)
  Loss on foreign exchange--net.................           2         (323,929,360)       (166,717,433)       (71,186)
  Miscellaneous--net............................                     (242,635,602)       (908,176,244)      (387,778)
                                                               ------------------  ------------------  --------------
  Other Charges--Net............................                   (3,083,457,421)     (3,147,937,248)    (1,344,124)
                                                               ------------------  ------------------  --------------
INCOME (LOSS) BEFORE MINORITY INTEREST IN NET
  INCOME OF CONSOLIDATED SUBSIDIARY.............                       62,378,688        (586,492,276)      (250,424)
MINORITY INTEREST IN NET INCOME OF CONSOLIDATED
  SUBSIDIARY....................................           2                   --        (429,510,894)      (183,395)
                                                               ------------------  ------------------  --------------
NET INCOME (LOSS)...............................                       62,378,688      (1,016,003,170)      (433,819)
DEFICIT AT BEGINNING OF PERIOD..................                  (10,062,739,203)    (18,308,860,033)    (7,817,617)
                                                               ------------------  ------------------  --------------
DEFICIT AT END OF PERIOD........................                  (10,000,360,515)    (19,324,863,203)    (8,251,436)
                                                               ------------------  ------------------  --------------
                                                               ------------------  ------------------  --------------

------------------------

* Statement of Income and Deficit for the six months ended June 30, 1995 is not consolidated since Mobisel, a subsidiary, has no legal existence yet as of that date.

          See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
       (WITH COMPARATIVE FIGURES FOR THE SIX MONTHS ENDED JUNE 30, 1995)

                                                            JUNE 30, 1995*              JUNE 30, 1996
                                                          ------------------  ----------------------------------
                                                                  RP                  RP          U.S.$ (NOTE 3)
                                                          ------------------  ------------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).......................................          62,378,688      (1,016,003,170)      (433,819)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation........................................         510,744,403       2,746,326,043      1,172,641
    Provision for doubtful accounts.....................          (7,583,329)        683,751,662        291,952
    Minority interest in net income of consolidated
      subsidiary........................................                  --         429,510,894        183,395
    Amortization of deferred charges....................                  --         107,941,840         46,090
    Amortization of preoperating expenses...............                  --           7,249,998          3,096
    Gain on disposals of property and equipment.........         (48,279,931)        (21,622,223)        (9,232)
    Change in assets and liabilities:
      Accounts receivable...............................         463,985,758      (3,442,159,299)    (1,469,752)
      Inventories.......................................         528,633,605         675,528,233        288,441
      Prepaid taxes.....................................         310,202,783         252,630,955        107,870
      Prepaid expenses..................................          18,422,334      (6,639,675,050)    (2,835,045)
      Advances..........................................                  --      (8,508,746,039)    (3,633,111)
      Refundable deposits...............................                  --        (509,665,259)      (217,620)
      Pledged cash and deposits.........................       1,084,193,204                  --             --
      Accounts payable..................................      (2,360,732,111)     (1,752,963,906)      (748,490)
      Taxes payable.....................................         (87,126,063)        100,615,010         42,961
      Accrued expenses..................................       4,424,994,458        (155,117,138)       (66,233)
                                                          ------------------  ------------------  --------------
Net Cash Provided by (Used in) Operating Activities.....       4,899,833,799     (17,042,397,449)    (7,276,856)
                                                          ------------------  ------------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposals of property and equipment.......         108,097,212          63,861,024         27,268
Acquisitions of property and equipment..................        (222,240,076)     (8,861,190,273)    (3,783,600)
Addition in preoperating expenses.......................                  --          (3,000,000)        (1,281)
Addition in deferred charges............................         (54,393,821)                 --             --
                                                          ------------------  ------------------  --------------
Net Cash Used in Investing Activities...................        (168,536,685)     (8,800,329,249)    (3,757,613)
                                                          ------------------  ------------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in long-term debts..................     (18,895,370,848)     54,657,258,789     23,337,856
Increase in due to stockholders.........................                  --       5,040,343,624      2,152,154
Increase (decrease) in short-term loan..................      15,021,139,212            (366,558)          (157)
                                                          ------------------  ------------------  --------------
Net Cash Provided by (Used in) Financing Activities.....      (3,874,231,636)     59,697,235,855     25,489,853
                                                          ------------------  ------------------  --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...............         857,065,478      33,854,509,157     14,455,384
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........         775,147,011       5,543,708,243      2,367,083
                                                          ------------------  ------------------  --------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............       1,632,212,489      39,398,217,400     16,822,467
                                                          ------------------  ------------------  --------------
                                                          ------------------  ------------------  --------------

--------------------------
* Statement of Cash Flows for the six months ended June 30, 1995 is not consolidated since Mobisel, a subsidiary, has no legal existence yet as of that date.

          See accompanying Notes to Consolidated Financial Statements which are an integral part of the consolidated financial statements.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

    PT Rajasa Hazanah Perkasa (the Company) was established on December 17, 1984 based on notarial deed No. 22 of Pariwondo Soekarno SH. The deed of establishment was approved by the Ministry of Justice (MOJ) in its decision letter No. C2-2666-HT.01.01.TH'85 dated May 8, 1985, registered at the South Jakarta Court of Justice under No. 503/Not/1985/PN.JKT.SEL on July 24, 1985 and was published in the State Gazette No. 82, Supplement No. 1199 dated October 14, 1986. The Company's articles of association have been amended from time to time, most recently by notarial deed No. 41 of Sinta Susikto SH dated November 9, 1995.

    According to Article No. 2 of the Company's articles of association, the Company is engaged in various business activities.

    The Company changed its status to foreign capital investment based on the approval of Investment Coordinating Board No. 22/V/PMA/1995 dated May 26,1995 and No. 1226/A.6/1995 dated September 28, 1995.

    On November 30, 1995 as covered by notarial deed No. 210 dated November 30, 1995 of Sinta Susikto SH, the Company, PT Telekomunikasi Indonesia (Telkom) and Yayasan Dana Pensiun Pegawai Telkom (YDPP Telkom) established a joint venture company named PT Mobile Selular Indonesia (Mobisel). In accordance with the joint venture agreement, the Company transferred network assets to Mobisel as capital contribution.

    Under existing regulation, Mobisel can only operate upon the approval of its articles of associations by MOJ. As such, the following arrangements and conditions are adopted with respect to the transfer and assumption of the operations of, and recognition and sharing of revenues being generated from, the above-mentioned assets transferred to Mobisel:

        a. The operations of the network assets will be transferred to and assumed by Mobisel effective on the 20th day of the month of approval of its articles of association by MOJ, with the condition that if the approval is made exactly on the 20th day of the said month, then the transfer shall be effective on that date.

        b. Revenues generated from the operations of the transferred assets can only be recognized by Mobisel starting from the effectivity date of the transfer being referred to in point (a). Prior to the said date, all revenues generated are recognized by the Company.

        c. The revenue sharing agreement between Telkom and the Company covering the transferred assets is still valid as long as the condition in point (a) is not yet fulfilled.

    Mobisel's deed of establishment was approved by MOJ in its decision letter No. C2-1238.HT.01.01-TH'96 dated January 31, 1996. Accordingly, the Company is still entitled to the pulse sharing revenue until February 20, 1996.

    As of December 31, 1995, the Company recorded the network assets transferred as a capital contribution to Mobisel as "Advance for Investment in Shares of Stock".

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF CONSOLIDATED FINANCIAL STATEMENTS

    The consolidated financial statements have been prepared on the historical cost basis of accounting, except for inventory which are valued at the lower of cost or net realizable value (market).

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements for June 30, 1996 include the accounts of the Company and its 70% owned subsidiary, PT Mobile Selular Indonesia (Mobisel). The December 31, 1995 and June 30, 1995 accounts do not include Mobisel's accounts since it was legally established on January 31, 1996.

    All significant intercompany accounts and transactions have been eliminated.

    CASH EQUIVALENTS

    Time deposits and other short-term investments with maturities of three months or less at the time of placement or purchase are considered as "Cash Equivalents".

    ALLOWANCE FOR DOUBT ACCOUNTS

    The Company and its Subsidiary provide allowance for doubtful accounts based on a review of the status of the individual receivable accounts at the end of the period.

    INVENTORIES

    Inventories are stated at the lower of cost or net realizable value (market). Cost is determined by the first-in, first-out method. The Company provides an allowance for obsolescence on inventories based on a periodic review of their conditions.

    TRANSACTIONS WITH RELATED PARTIES

    The Company and its Subsidiary have transactions with entities which are regarded as having special relationship as defined under Statement of Financial Accounting Standards No. 7, "Related Party Disclosures".

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. The Company and its Subsidiary use double-declining balance method and straight-line method, respectively, for computing the depreciation, based on the estimated useful lives of the assets as follows:

COMPANY                                      YEARS
----------------------------------------  -----------
Vehicles................................           2
Furniture and fixtures..................         2-4
Building improvements...................           2
Computer equipment......................           2
Cellular mobile telephones..............           4
Machinery and equipment.................           4


SUBSIDIARY                                   YEARS
----------------------------------------  -----------
Vehicles................................           4
Furniture and fixtures..................           4
Telecommunication network:
  Radio base station equipment..........           7
  Switching equipment...................           7
  Test and miscellaneous equipment......           7
  Real estate and civil works...........           7
  Network miscellaneous equipment.......           7

    Telecommunication network represents capitalized system costs for the development of the Subsidiary's cellular mobile telephone systems. This includes the costs of the construction, direct labor cost spent on the construction, and interest on loans used to finance the construction. Capitalization of interest ceases when the construction is completed and ready for its intended use.

    Construction in progress is stated at cost. The accumulated costs will be reclassified to the appropriate property and equipment accounts when the construction is completed and ready for its intended use.

    The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized. When assets are retired or otherwise disposed of, their costs and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period.

    PREPAID EXPENSES

    Prepaid expenses are amortized over the periods benefited using the straight-line method. Prepaid rent expenses which benefited more than one year is classified in "Other Assets".

    DEFERRED CHARGES

    Certain expenditures of which the benefits extend over one year are deferred and amortized over their estimated useful lives using the straight-line method.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PREOPERATING EXPENSES

    Preoperating expenses are amortized over three years up to 1998, in accordance with the Statement of Financial Accounting Standards No. 6, "Accounting and Reporting for a Development Stage Company".

    REVENUE AND EXPENSE RECOGNITION

    Revenue is recorded as earned when products are delivered to the customers or when services are rendered. Expenses are recognized when these are incurred.

    Revenue is obtained from three primary sources:

    --connection charge for each new line sold

    --pulse-sharing

    --sales, repair, maintenance and rental of outstations and accessories

    FOREIGN CURRENCY TRANSACTIONS AND BALANCES

    Transactions involving foreign currencies are recorded at the rates of exchange prevailing at the time the transactions are made. At the balance sheet date, assets and liabilities denominated in foreign currencies are adjusted to reflect the middle rate of Bank Indonesia prevailing at such date and the resulting gains or losses are credited or charged to operations of the current period.

    PROVISION FOR INCOME TAX

    Provision for income tax is determined on the basis of estimated taxable income for the year. No deferred tax is provided for the timing differences in the recognition of income and expenses in the financial statements for financial reporting and income tax purposes.

3. TRANSLATIONS OF INDONESIAN RUPIAH AMOUNTS INTO UNITED STATES DOLLAR AMOUNTS

    The financial statements are stated in Indonesian rupiah. The translations of the Indonesian rupiah amounts into United States dollars are included solely for the convenience of the readers, using the average buying and selling rates published by Bank Indonesia (Central Bank) on June 30, 1996 of Rp 2,342 to U.S.$
1. The convenience translations should not be construed as representations that the Indonesian rupiah amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

4. CASH AND CASH EQUIVALENTS

    Cash and cash equivalents as of December 31, 1995 and June 30, 1996 consist of the following:

                                                     DECEMBER 31, 1995       JUNE 30, 1996
                                                    -------------------  ---------------------
Cash on hand......................................  Rp       22,438,597  Rp         42,683,016
Cash in bank......................................          830,916,549          4,149,437,337
Cash equivalents Time deposits, with annual
  interest at 4.5%--6.06%.........................        4,690,353,097         35,206,097,047
                                                    -------------------  ---------------------
Total.............................................  Rp    5,543,708,243  Rp     39,398,217,400
                                                    -------------------  ---------------------
                                                    -------------------  ---------------------

    A portion of cash and cash equivalents amounting to Rp 4,740,770,937 and Rp 4,818,873,911 as of December 31, 1995 and June 30, 1996, respectively, are used as collateral for the short-term loans and long-term debts (see Notes 8 and 12).

5. ACCOUNTS RECEIVABLE-TRADE

    The details of this account are as follows:

                                                     DECEMBER 31, 1995      JUNE 30, 1996
                                                    -------------------  -------------------
Pulse revenue receivables.........................  Rp    2,579,752,929  Rp    5,648,164,424
Outstation receivables............................          606,278,414          601,285,241
                                                    -------------------  -------------------
Total.............................................        3,186,031,343        6,249,449,665
Less allowance for doubtful accounts..............          568,483,998        1,252,235,660
                                                    -------------------  -------------------
Net...............................................  Rp    2,617,547,345  Rp    4,997,214,005
                                                    -------------------  -------------------
                                                    -------------------  -------------------

    Trade receivables are used as collateral for short-term loans and long-term debts (see Notes 8 and 12).

6. INVENTORIES

    Inventories consist of the following:

                                                     DECEMBER 31, 1995      JUNE 30, 1996
                                                    -------------------  -------------------
Cellular mobile telephones........................  Rp    5,009,533,582  Rp    4,322,999,657
Optional equipment................................        2,286,941,570        2,298,947,262
Mobile telephones in transit......................           25,211,819           25,211,819
                                                    -------------------  -------------------
Total.............................................        7,321,686,971        6,647,158,738
Less allowance for obsolescence...................        3,858,732,612        3,858,732,612
                                                    -------------------  -------------------
Net...............................................  Rp    3,462,954,359  Rp    2,788,426,126
                                                    -------------------  -------------------
                                                    -------------------  -------------------

    Certain inventories are used as collateral for certain short-term loans (see
Note 8).

    Allowance for inventory obsolescence is made for non-moving inventory of old and out-modelled mobile telephone equipment.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

7. PROPERTY AND EQUIPMENT

    Property and equipment as of June 30, 1996 consist of the following:

                                          BEGINNING BALANCE
                                  ---------------------------------     ADDITIONS       DISPOSALS     ENDING BALANCE
                                                       MOBISEL       ---------------  -------------  ----------------
                                                   ----------------        RP              RP               RP
                                      COMPANY             RP
                                  ---------------
                                        RP
COST
Vehicles........................    2,174,917,480       306,500,000      755,200,000    272,600,000     2,964,017,480
Furniture and fixtures..........      400,832,057       251,235,224      175,334,106             --       827,401,387
Building improvements...........      474,708,473                --               --             --       474,708,473
Computer equipment..............      480,101,200                --      115,653,950             --       595,755,150
Cellular mobile telephones......      179,637,111                --               --      1,950,000       177,687,111
Machinery and equipment.........      204,986,126                --               --             --       204,986,126
RBS equipment...................               --    25,081,160,980               --             --    25,081,160,980
Switching equipment.............               --     9,306,319,059               --             --     9,306,319,059
Microwave equipment.............               --     3,807,752,324               --             --     3,807,752,324
Test and miscellaneous
  equipment.....................               --     3,571,581,875               --             --     3,571,581,875
Network miscellaneous
  equipment.....................               --     2,442,286,271               --             --     2,442,286,271
Real estate and civil works.....               --     2,035,473,416       14,037,181             --     2,049,510,597
Construction in progress........               --       390,284,947    7,800,965,036             --     8,191,249,983
                                  ---------------  ----------------  ---------------  -------------  ----------------
Total...........................    3,915,182,447    47,192,594,096    8,861,190,273    274,550,000    59,694,416,816
                                  ---------------  ----------------  ---------------  -------------  ----------------
ACCUMULATED DEPRECIATION
Vehicles........................    1,477,499,663        19,156,251      230,642,379    230,361,199     1,496,937,094
Furniture and fixtures..........      277,518,817        17,631,579       44,369,055             --       339,519,451
Building improvements...........      314,682,123                --       20,003,294             --       334,685,417
Computer equipment..............      227,617,819                --       65,534,561             --       293,152,380
Cellular mobile telephones......       41,576,179                --        1,334,603        950,000        41,960,782
Machinery and equipment.........      115,909,065                --       11,134,638             --       127,043,703
RBS equipment...................               --                --    1,286,794,099             --     1,286,794,099
Switching equipment.............               --                --      477,462,605             --       477,462,605
Microwave equipment.............               --                --      195,357,513             --       195,357,513
Test and miscellaneous
  equipment.....................               --                --      183,240,738             --       183,240,738
Network miscellaneous
  equipment.....................               --                --      125,301,997             --       125,301,997
Real estate and civil works.....               --                --      105,150,561             --       105,150,561
                                  ---------------  ----------------  ---------------  -------------  ----------------
Total...........................    2,454,803,666        36,787,830    2,746,326,043    231,311,199     5,006,606,340
                                  ---------------  ----------------  ---------------  -------------  ----------------
Net Book Value..................    1,460,378,781    47,155,806,266                                    54,687,810,476
                                  ---------------  ----------------                                  ----------------
                                  ---------------  ----------------                                  ----------------

    Depreciation charged to operations amounted to Rp 510,744,403 for the six months period ended June 30, 1995 and Rp 2,746,326,043 for the six months period ended June 30, 1996. The Company's property and equipment are used as collateral to the short-term loans and long-term debts (see Notes 8 and 12).

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

8. SHORT-TERM LOANS

    This account represents loans obtained from the following:

                                                      DECEMBER 31, 1995      JUNE 30, 1996
                                                     -------------------  -------------------
PT Bank Utama......................................  Rp    9,475,000,000  Rp    9,475,000,000
PT Lippobank.......................................              366,558                   --
                                                     -------------------  -------------------
Total..............................................  Rp    9,475,366,558  Rp    9,475,000,000
                                                     -------------------  -------------------
                                                     -------------------  -------------------

    The credit facility obtained from PT Bank Utama bears annual interest ranging from 20% to 24%. The loan is collateralized with certain cash, receivables, inventories, property and equipment, and corporate guarantee from PT Bina Reksa Perdana, a stockholder, and certain property and equipment of affiliates.

9. ACCOUNTS PAYABLE--TRADE

    This account represents liabilities to:

                                                      DECEMBER 31, 1995      JUNE 30, 1996
                                                     -------------------  -------------------
Nokia Telecommunications Oy........................   Rp             --   Rp    2,265,628,902
Ericsson Radio System AB...........................                  --         2,093,452,328
PT Indosat (Persero)...............................                  --           806,964,837
SEMA Group Consulting Ltd..........................                  --           702,600,000
PT Alvarid Mas.....................................                  --           376,668,544
EDS Management Consulting..........................                  --           141,875,000
Others (below Rp 100 million each).................         564,424,841           482,756,618
                                                     -------------------  -------------------
Total..............................................   Rp    564,424,841   Rp    6,869,946,229
                                                     -------------------  -------------------
                                                     -------------------  -------------------

10. ACCOUNTS PAYABLE--OTHERS

    As of December 31, 1995, this account mainly represents due to former stockholder and PT Telekomunikasi Indonesia (Telkom) amounting to Rp 6,145 million and Rp 6,610 million, respectively. The amount due to Telkom represents the difference between the agreed price of the network assets transferred to Mobisel and Telkom's share of the capital contribution in Mobisel. As of June 30, 1996, a portion of the above liabilities have been settled.

11. TAXES PAYABLE

                                                      DECEMBER 31, 1995      JUNE 30, 1996
                                                     -------------------  -------------------
Estimated income tax payable (less tax prepayment
  of Rp 97,784,316 in 1995)........................  Rp    4,075,702,684  Rp               --
Income tax Article 21..............................          268,692,322          300,101,040
Article 23.........................................          357,878,479          434,554,786
Article 25.........................................           43,107,840        4,072,473,731
Article 26.........................................          174,618,857          213,485,635
                                                     -------------------  -------------------
Total..............................................  Rp    4,920,000,182  Rp    5,020,615,192
                                                     -------------------  -------------------
                                                     -------------------  -------------------

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

11. TAXES PAYABLE (CONTINUED)
    No provision for income tax for the six months period ended June 30, 1996 since the Company and its Subsidiary are in a fiscal loss position.

    The provision for income tax and computation of the estimated corporate income tax payable for the year ended December 31,1995 are as follows:

Estimated taxable income (rounded-off)...................  Rp 13,940,790,000
                                                           -----------------
Provision for income tax.................................      4,173,487,000
                                                           -----------------
Prepayments of income tax Article 22.....................         52,898,433
  Article 23.............................................          1,350,000
  Article 25.............................................         43,535,883
                                                           -----------------
                                                                  97,784,316
                                                           -----------------
Estimated corporate income tax payable...................      4,075,702,684
                                                           -----------------
                                                           -----------------

12. LONG-TERM DEBTS

    This account represents long-term debts with details as follows:

                                                    DECEMBER 31, 1995       JUNE 30, 1996
                                                   -------------------  ---------------------
Rupiah PT Bank Indonesia Raya....................  Rp    1,718,555,179  Rp      1,718,555,179
PT Bank Tamara...................................          676,853,686                     --
PT Lippobank.....................................          243,565,458                     --
Others (below Rp 100 million each)...............          211,173,942            165,853,351
U.S. Dollar Nissho Iwai International Pte. Ltd.,
  Singapore......................................                   --         58,550,000,000
Svenska Handelsbanken, Singapore.................                   --          5,152,170,528
                                                   -------------------  ---------------------
                                                         2,850,148,265         65,586,579,058
Less current maturities..........................        2,714,491,758          4,747,385,517
                                                   -------------------  ---------------------
Long-term portion................................  Rp      135,656,507  Rp     60,839,193,541
                                                   -------------------  ---------------------
                                                   -------------------  ---------------------

    On March 12, 1996, Mobisel obtained a loan from Nissho Iwai International (Singapore) Pte. Ltd. (Nissho Iwai) with a maximum facility amounting to U.S.$ 60,000,000 to finance the construction and implementation of the NMT-450 Network in Bandar Lampung in Sumatra, Java, Bali and Lombok. The loan, which term is five years and inclusive of a two years grace period on principal payment, is repayable in six equal semi-annual installments. Proceeds from collections of Mobisel's receivables are deposited directly into escrow accounts maintain with certain banks as chosen and agreed-upon by both parties.

    The above loans are collateralized with 3,000 lines cellular telephone network, cash and cash equivalents, receivables, and property and equipment of the Company and Subsidiary and property and equipment of an affiliate, corporate guarantee from the Company and shares of Mobisel. The Rupiah

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

12. LONG-TERM DEBTS (CONTINUED)
loans bear interest at rates ranging from 20% to 23% per annum. The loan from Svenska Handelsbanken, Singapore bears interest at 0.55% above one month SIBOR, while the loan from Nissho Iwai bears interest at an annual rate of 2.5% above LIBOR.

    Certain loan agreements contain terms and conditions restricting the Company and Subsidiary from, such as, without prior consent from the lenders, taking additional loans, entering into any investment, merger, consolidation, reorganization and changing ownership. In addition, the Company has to maintain certain financial ratios.

13. CAPITAL STOCK

    The stockholders and their respective stockholdings as of June 30, 1996 and December 31, 1995 are as follows:

STOCKHOLDERS                                           NUMBER OF SHARES     % OF OWNERSHIP            AMOUNT
----------------------------------------------------  ------------------  -------------------  ---------------------
PT Bina Reksa Perdana...............................          12,500                  50%      Rp     12,500,000,000
International Wireless Communications, Inc..........           6,250                  25               6,250,000,000
PT Deltona Satya Dinamika...........................           6,250                  25               6,250,000,000
                                                             -------                 ---       ---------------------
Total...............................................          25,000                 100%      Rp     25,000,000,000
                                                             -------                 ---       ---------------------
                                                             -------                 ---       ---------------------

14. REVENUES

    The details of revenues are as follows:

                                                      JUNE 30, 1995         JUNE 30, 1996
                                                   -------------------  ---------------------
Pulse sharing....................................  Rp    4,520,566,279  Rp     10,605,884,008
Sales of outstations.............................        2,761,705,440            378,801,952
Connecting charges...............................          126,500,000            367,200,000
Repair, maintenance and others...................          305,514,655            106,445,102
                                                   -------------------  ---------------------
Total............................................  Rp    7,714,286,374  Rp     11,458,331,062
                                                   -------------------  ---------------------
                                                   -------------------  ---------------------

15. COST OF REVENUES

    The details of cost of revenues are as follows:

                                                        JUNE 30, 1995        JUNE 30, 1996
                                                     -------------------  -------------------
Pulse sharing......................................  Rp      360,773,061  Rp    3,725,588,682
Cost of outstations................................        1,368,873,578          700,137,165
Repair, maintenance and others.....................          159,271,729           10,137,463
                                                     -------------------  -------------------
Total..............................................  Rp    1,888,918,368  Rp    4,435,863,310
                                                     -------------------  -------------------
                                                     -------------------  -------------------

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

16. CONTINGENT LIABILITY

    The Company is in a dispute with PT Larikerindo relating to the settlement of loan. On August 9, 1994, the court dismissed the claims against the Company. However, PT Larikerindo filed an appeal concerning the court decision. On December 29, 1995, the higher court again dismissed the claims.

17. CONSULTANCY AGREEMENTS

    Mobisel had agreements with several parties in connection with the installation and development of infrastructure of the STKB-C (Cellular mobile telephone network) project. The agreements, made prior to the approval of Mobisel's articles of association by MOJ, were entered into by the Company on behalf of Mobisel. These agreements are as follows:

        a. Consultancy service agreements with Telecon Ltd. (Telecon), Finland, whereby Telecon agreed to provide a technical expert to work in Jakarta as a technical manager for a period of 24 months starting from May 1995. The expert shall work as a member management and shall, as an advisor, be responsible for the further network build-up and for the operative technical functions. The expert may also, on request, advise management on business related issues.

        b. Another consultancy agreement service with Telecon whereby Telecon agreed to provide an expert to work in Jakarta as an installation supervisor and testing and commissioning consultant for the RS 4000 Radio Base Station equipment in the Final Fix project. The work started in October 1995 and has a duration of three months.

        c. Consultancy agreement with Broadcast Communications Limited (BCL), New Zealand, whereby BCL agreed to send one expert to work in Jakarta as a project manager for the Final Fix project. The work started in October 1995 and has a duration of three months.

        d. Supply contract and service contract with Nokia Telecommunications Oy, Finland, amounted U.S.$ 19.3 million and Nokia Telecommunications Pte. Ltd., Singapore, amounted U.S.$ 4.37 million, respectively, in connection with NMT-470 Network Expansion and Transmission System in order to provide new network coverage for NMT mobile telephone system. These contracts were made on January 19, 1996 and an advance payment amounted to U.S.$ 3.34 million has been made and recorded under "Advances" in the consolidated balance sheet.

        e. Billing process service agreement with Telkom whereby Telkom will provide billing process, interconnection data, claim and detail of billing process. As compensation, Mobisel is charged Rp 3,720 per station per month (excluding 10% VAT). The agreement will mature on February 19, 1997.

        f. Service agreement with Telkom whereby Telkom will provide billing collection service to Mobisel. As compensation Mobisel will pay 1% of its revenue to Telkom. The agreement will mature on March 31, 1997.

    All consultancy fees related to the installation and development of infrastructure of STKB-C are capitalized and recorded under "Property and Equipment" in the consolidated balance sheet.

18. OTHER

    All transactions and agreements made prior to the approval of Mobisel's articles of association by MOJ were entered into by the Company on behalf of the Mobisel.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

19. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY THE COMPANY AND U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The financial statements have been prepared in accordance with Indonesian GAAP which differ in certain aspects from U.S. GAAP.

    The differences are reflected in the approximations provided in Note 20 and arise due to the items discussed in the following paragraphs:

    a.  INCOME TAXES

        Under Indonesian GAAP, it is acceptable to recognize Income Tax expense based upon the estimated current Income Tax liability on the current year's earnings. When income and expense recognition for Income Tax purposes does not occur in the same year as income and expense recognition for financial reporting purposes, the resulting temporary differences are not considered in the computation of Income Tax expense for the year.

        Under U.S. GAAP, the liability method is used to calculate the Income Tax provision. Under the liability method, deferred tax asses or liabilities are recognized for differences between the financial reporting and tax bases of assets and liabilities at each reporting date.

    b.  REGULATION

        The Company provides telephone service in Indonesia and therefore is subject to the regulatory control of the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia. Rates for services are tariff-regulated. Although changes in rates for services are authorized and computed based on a decree issued by the Minister of Tourism, Posts and Telecommunications of the Republic of Indonesia, these are not based on a fixed rate of return and are not designed to provide for the recovery of the Company's cost of services. Accordingly, the requirements of U.S. GAAP related to a business whose rates are regulated on the basis of its actual costs are not applicable to the Companies' financial statements.

    c.  PRESENTATION OF THE STATEMENTS OF STOCKHOLDERS' EQUITY

        Under Indonesian GAAP, except for public companies, it is not required to present statements of retained earnings. Under US. GAAP, the Companies are required to present statements of stockholders' equity.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

20. RECONCILIATION BETWEEN NET INCOME AND STOCKHOLDERS' EQUITY DETERMINED UNDER INDONESIAN AND U.S. GAAP

    The following is a summary of the significant adjustments to net income for the six months period ended June 30, 1996 and 1995 and to stockholders' equity as of June 30, 1996 and 1995 which would be required if U.S. GAAP had been applied instead of Indonesian GAAP in the financial statements:

                                                             JUNE 30, 1995               JUNE 30, 1996
                                                           ------------------  ---------------------------------
                                                                   RP                 RP          U.S.$ (NOTE 3)
                                                           ------------------  -----------------  --------------
Net income (loss) according to the consolidated financial
  statements prepared under Indonesian GAAP..............          62,378,688     (1,016,003,170)      (433,819)
U.S. GAAP adjustment due to Income Tax (A)...............        (128,272,721)      (233,642,918)       (99,762)
Valuation allowance......................................         128,272,721        147,618,925         63,031
                                                           ------------------  -----------------  --------------
Approximate net loss in accordance with U.S. GAAP........          62,378,688     (1,102,027,163)      (470,550)
                                                           ------------------  -----------------  --------------
Stockholders' equity (deficit) according to the financial
  statements prepared under Indonesian GAAP..............     (13,871,185,815)     5,675,136,797      2,423,201
U.S. GAAP adjustment due to Income Tax...................         753,711,334      4,795,615,137      2,047,658
Valuation Allowance......................................        (753,711,334)    (4,881,639,129)    (2,084,389)
                                                           ------------------  -----------------  --------------
Approximate stockholders' equity (deficit) in accordance
  with U.S. GAAP.........................................     (13,871,185,815)     5,589,112,805      2,386,470
                                                           ------------------  -----------------  --------------
                                                           ------------------  -----------------  --------------

    With regard to the consolidated balance sheet and statement of income, the following significant captions determined under U.S. GAAP would have been:

                                                         DECEMBER 31, 1995              JUNE 30, 1996
                                                        -------------------  ------------------------------------
                                                                RP                    RP           U.S.$ (NOTE 3)
                                                        -------------------  --------------------  --------------
Balance sheet:
  Current assets......................................      12,270,504,214         59,646,533,193     25,468,204
  Total assets........................................      61,512,948,397        118,791,253,375     50,722,141
  Current liabilities.................................      40,380,349,030         32,647,918,320     13,940,187
  Total liabilities...................................      54,821,808,430        113,202,140,570     48,335,671


                                                           JUNE 30, 1995                JUNE 30, 1996
                                                        -------------------  ------------------------------------
                                                                RP                    RP           U.S.$ (NOTE 3)
                                                        -------------------  --------------------  --------------
Statement of income:
  Operating income....................................       3,145,836,109          2,561,444,972      1,093,700

------------------------

(A) Reflects the tax effect solely due to the difference in accounting for taxes under U.S. and Indonesian GAAP.

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

21. ADDITIONAL FINANCIAL STATEMENT DISCLOSURES REQUIRED BY U.S. GAAP

    The following information is presented on the basis of U.S. GAAP:

    INCOME TAX

    The tax effect on significant temporary differences is as follows:

                                                                JUNE 30, 1995             JUNE 30, 1996
                                                               ---------------  ---------------------------------
                                                                     RP                RP          U.S.$ (NOTE 3)
                                                               ---------------  -----------------  --------------
Deferred tax assets--current.................................      416,775,275      1,533,290,482        654,693
Allowance for deferred tax assets--current...................     (416,775,275)    (1,533,290,482)      (654,693)
Deferred tax assets--non-current.............................      336,936,059      3,348,348,647      1,429,696
Allowance for deferred tax asset-noncurrent..................     (336,936,059)    (3,348,348,647)    (1,429,696)
Deferred tax liabilities--non-current........................               --        (86,023,992)       (36,731)
                                                               ---------------  -----------------  --------------
Total deferred tax--net......................................               --        (86,023,992)       (36,731)
                                                               ---------------  -----------------  --------------
                                                               ---------------  -----------------  --------------

    The temporary differences, on which deferred tax assets have been computed are not deductible for income tax purposes until the provision for inventory obsolescence and provision for uncollectible trade receivable are written-off. The differences between the book and tax bases of gain on disposal of network assets, property and equipment, and network assets are due to the differing recognition methods for Income Tax and financial reporting purposes.

    The Income Tax provision reported under U.S. GAAP differs from the expected provision due to certain permanent differences which are detailed below:

                                                                JUNE 30, 1995             JUNE 30, 1996
                                                               ---------------  ---------------------------------
                                                                     RP                RP          U.S.$ (NOTE 3)
                                                               ---------------  -----------------  --------------
Approximate income (loss) before Income Tax in accordance
  with U.S. GAAP.............................................       62,378,688     (1,016,003,170)      (433,819)
Effect of permanent differences:
Entertainment and donation...................................                          17,418,873          7,439
Interest expense.............................................                          72,825,199         31,095
Interest income which was already subjected to final tax.....                        (210,978,524)       (90,085)
Others.......................................................      (54,795,359)                --             --
                                                               ---------------  -----------------  --------------
Approximate income (loss) before Income Tax in accordance
  with U.S. GAAP.............................................        7,583,329     (1,136,737,622)      (485,370)
                                                               ---------------  -----------------  --------------
Expected provision for income tax on taxable income in
  accordance with U.S. GAAP..................................        2,274,999       (349,771,100)      (149,347)
Adjustment for enacted changes in tax rates..................      125,997,722                 --             --
Decreases in valuation allowance.............................     (128,272,721)      (147,618,925)       (63,031)
                                                               ---------------  -----------------  --------------
Provision for income two on taxable income in accordance with
  U.S. GAAP..................................................               --       (497,390,025)      (212,378)
                                                               ---------------  -----------------  --------------
                                                               ---------------  -----------------  --------------

22. RECLASSIFICATIONS OF ACCOUNTS

    Certain accounts in June 30, 1995 financial statements have been reclassified to conform with the presentation of accounts in the June 30, 1996 financial statements.

                                                                    ATTACHMENT I

                    PT RAJASA HAZANAH PERKASA AND SUBSIDIARY

           STATEMENT OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY

               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

       (WITH COMPARATIVE FIGURES FOR THE SIX MONTHS ENDED JUNE 30, 1995)

                            CAPITAL STOCK      RECEIVABLES
                          (ISSUED AND FULLY        FROM                         STOCKHOLDERS'
                                PAID)          STOCKHOLDERS       DEFICIT          EQUITY
                          ------------------  --------------  ---------------  ---------------
DESCRIPTION                       RP                RP              RP               RP
------------------------  ------------------  --------------  ---------------  ---------------
Balance as of January 1,
  1996..................    25,000,000,000               --   (18,308,860,033)   6,691,139,967
Net loss for the
  period................                --               --    (1,016,003,170)  (1,016,003,170)
                          ------------------  --------------  ---------------  ---------------
Balance as of June 30,
  1996..................    25,000,000,000               --   (19,324,863,203)   5,675,136,797
                          ------------------  --------------  ---------------  ---------------
Balance as of January 1,
  1995..................     1,000,000,000    (4,041,764,800) (10,062,739,203) (13,104,504,003)
Addition in receivables
  from stockholders.....                --     (829,060,500)               --     (829,060,500)
Net income for the
  period................                --               --        62,378,688       62,378,688
                          ------------------  --------------  ---------------  ---------------
Balance as of June 30,
  1995..................     1,000,000,000    (4,870,825,300) (10,000,360,515) (13,871,185,815)
                          ------------------  --------------  ---------------  ---------------
                          ------------------  --------------  ---------------  ---------------

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.

                               AND ITS SUBSIDIARY

                           (INCORPORATED IN MALAYSIA)

                              FINANCIAL STATEMENTS

                                FOR US REPORTING

                       THREE YEARS ENDED 31 DECEMBER 1995

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors

Syarikat Telefon Wireless (M) Sdn Bhd

    We have audited the consolidated balance sheets of Syarikat Telefon Wireless
(M) Sdn Bhd ("STW") as at 31 December 1994 and 1995 and the related consolidated profit and loss accounts, statements of shareholders equity and cashflow statements for the three years ended 31 December 1995 together with the notes, set out on pages F-85 to F-96. These Consolidated Financial Statements are the responsibility of STW's management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in Malaysia which are essentially the same as United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects the financial position of STW and subsidiary as of 31 December 1994 and 1995, and of the results of their operations and cash flows for each of the years in the three year-period ended 31 December 1995, in conformity with generally accepted accounting principles in Malaysia.

    Generally accepted accounting principles in Malaysia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected stockholders' equity as of 31 December 1993, 1994 and 1995 and results of operations for each of the years in the three year period ended 31 December 1995 to the extent summarized in Note 16 to the Consolidated Financial Statements.

KPMG Peat Marwick

Public Accountants

Kuala Lumpur

Date: 17 July 1996

           SYARIKAT TELEFON WIRELESS (M) SDN. BHD AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                          CONSOLIDATED BALANCE SHEETS

                    AT 31 DECEMBER 1994 AND 31 DECEMBER 1995

                                                                          1994            1995
                                                                      -------------  --------------      U.S.$
                                                                           RM              RM         (NOTE 2.8)
                                                                      -------------  --------------  -------------
                                                      ASSETS
Current assets
  Cash and cash equivalent (Note 3).................................      2,819,563       3,067,969      1,223,273
  Trade debtors.....................................................         30,143         334,409        133,337
  Other debtors (Note 4)............................................        586,013       2,673,274      1,065,899
  Deposits & prepayments............................................        125,246         471,918        188,165
                                                                      -------------  --------------  -------------
    Total current assets............................................      3,560,965       6,547,570      2,610,674
Fixed assets, net of accumulated depreciation of RM666,631 (1994)
  and RM5,993,049 (1995) (Note 6)...................................     29,046,193      80,383,813     32,050,962
License fee, net of accumulated amortisation of RM15,000 (1994) and
  RM30,000 (1995)...................................................        285,000         270,000        107,656
Fixed deposit (Note 3)..............................................             --       1,000,000        398,724
                                                                      -------------  --------------  -------------
    Total assets....................................................     32,892,158      88,201,383     35,168,016

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..................................................        333,977         531,499        211,921
  Customers deposits................................................         34,800         233,471         93,091
  Other creditors and accruals......................................        495,417         257,381        102,624
  Equipment supplier creditor.......................................             --       3,926,233      1,565,484
  Consultancy fees payable..........................................        639,626         392,573        156,528
  Provision for compensation to former shareholder..................             --       2,000,000        797,448
  Term loan (secured) (Note 7)......................................        679,292              --             --
  Hire purchase creditors (Note 8)..................................         30,810         108,398         43,221
  Taxes payable.....................................................         27,000          43,550         17,364
                                                                      -------------  --------------  -------------
    Total current liabilities.......................................      2,240,922       7,493,105      2,987,681
Term loan (secured) (Note 7)........................................      5,566,206      54,639,164     21,785,951
Hire purchase creditors (Note 8)....................................         81,171         349,477        139,345
Loans from shareholders.............................................     13,670,700              --             --
Shareholders' equity:
  Common stock--RM1.00 par value, authorized 50,000,000 shares;
    issued and fully paid-up 16,280,000 (1994) and 46,418,000 (1995)
    shares (Note 9).................................................     16,280,000      46,418,000     18,507,974
  Revaluation reserve (Note 10).....................................             --       2,971,432      1,184,782
  Accumulated deficit...............................................     (4,946,841)    (23,669,795)    (9,437,717)
                                                                      -------------  --------------  -------------
    Total shareholders' equity......................................     11,333,159      25,719,637     10,255,039
                                                                      -------------  --------------  -------------
    Total liabilities and shareholders' equity......................     32,892,158      88,201,383     35,168,016
                                                                      -------------  --------------  -------------
                                                                      -------------  --------------  -------------

       The notes set out on pages F-89 to F-96 form an integral part of, and should be read in conjunction with, these accounts.

           SYARIKAT TELEFON WIRELESS (M) SDN. BHD. AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                   FOR THE THREE YEARS ENDED 31 DECEMBER 1995

                                                               1993         1994           1995          U.S.$
                                                             ---------  ------------  --------------   (NOTE 2.8)
                                                                                                      ------------
                                                                RM           RM             RM
                                                             ---------  ------------  --------------
Revenue
  Telecommunication revenues...............................         --        43,240         934,808       372,730
  Income from property rentals.............................         --       191,258         944,485       376,589
                                                             ---------  ------------  --------------  ------------
    Total revenue..........................................         --       234,498       1,879,293       749,319

Operating Expenses
  Cost of telecommunication revenues.......................         --       288,959       1,045,086       416,701
  Depreciation.............................................      4,592       662,039       5,669,938     2,260,741
  General and administrative expenses......................      5,334     3,787,420      10,235,999     4,081,339
  Preliminary & preoperating expenses......................         --       406,500              --            --
                                                             ---------  ------------  --------------  ------------
    Total Operating Expenses...............................      9,926     5,144,918      16,951,023     6,758,781
Operating loss.............................................     (9,926)   (4,910,420)    (15,071,730)   (6,009,462)

Other income/(expense)
  Provision for compensation to former shareholder (Note
    2).....................................................         --            --      (2,000,000)     (797,448)
  Interest income..........................................      3,452       102,923          27,466        10,952
  Interest expense.........................................         --      (105,117)     (1,661,690)     (662,556)
                                                             ---------  ------------  --------------  ------------
Net loss before income taxes...............................     (6,474)   (4,912,614)    (18,705,954)   (7,458,514)
Income taxes (Note 14).....................................     (1,000)      (26,753)        (17,000)       (6,778)
                                                             ---------  ------------  --------------  ------------
Net loss...................................................     (7,474)   (4,939,367)    (18,722,954)    7,465,292
                                                             ---------  ------------  --------------  ------------
                                                             ---------  ------------  --------------  ------------

       The notes set out on pages F-89 to F-96 form an integral part of, and should be read in conjunction with, these accounts.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                   FOR THE THREE YEARS ENDED 31 DECEMBER 1995

                                                    ORDINARY SHARES                   REVALUATION
                                                      OF RM1 EACH        DEFICIT        RESERVE         TOTAL
                                                           RM               RM             RM             RM
                                                    ----------------  --------------  ------------  --------------
1993
Balance at 11 February 1993 (date of
  incorporation)..................................                3               --           --                3
Ordinary shares issued............................        2,499,997               --           --        2,499,997
Net loss for the period ended 31 December 1993....                            (7,474)          --           (7,474)
                                                    ----------------  --------------  ------------  --------------
Balance at 31 December 1993.......................        2,500,000           (7,474)          --        2,492,526

1994
Ordinary shares issued............................       13,780,000               --           --       13,780,000
Net loss for the year ended 31 December 1994......               --       (4,939,367)          --       (4,939,367)
                                                    ----------------  --------------  ------------  --------------
Balance at 31 December 1994.......................       16,280,000       (4,946,841)          --       11,331,159

1995
Ordinary shares issued............................       30,138,000               --           --       30,138,000
Revaluation reserve...............................               --               --    2,971,432        2,971,432
Net loss for the year ended 31 December 1995......               --      (18,722,954)          --      (18,722,954)
                                                    ----------------  --------------  ------------  --------------
Balance at 31 December 1995.......................       46,418,000      (23,669,795)   2,971,432       25,719,637
                                                    ----------------  --------------  ------------  --------------
                                                    ----------------  --------------  ------------  --------------

       The notes set out on pages F-89 to F-96 form an integral part of, and should be read in conjunction with, these accounts.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                        CONSOLIDATED CASH FLOW STATEMENT

                   FOR THE THREE YEARS ENDED 31 DECEMBER 1995

                                                          1993          1994           1995
                                                       -----------  -------------  -------------      U.S.$
                                                           RM            RM             RM         (NOTE 2.8)
                                                       -----------  -------------  -------------  -------------
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss...........................................       (7,474)    (4,939,367)   (18,722,954)    (7,465,292)
  Adjustments to reconcile net loss to cash used in
    operating activities
  Depreciation.......................................        4,592        662,039      5,669,938      2,260,741
  Loss on disposal of fixed assets...................           --             --         36,700         14,633
  Provision for compensation to former shareholder...           --             --      2,000,000        797,448
  Amortisation of license fee........................           --         15,000         15,000          5,981
  Increase in trade and other debtors................      (11,757)      (604,399)    (2,391,527)      (953,560)
  Increase in deposits and prepayments...............           --       (125,246)      (346,672)      (138,227)
  Increase in license fee............................           --       (300,000)            --             --
  Increase in equipment supplier creditor............           --             --      3,926,233      1,565,484
  (Decrease)/increase in other current liabilities...       76,439      1,454,381        (72,346)       (28,846)
  Increase in fixed deposits.........................           --             --     (1,000,000)      (398,724)
  Decrease/(increase) in deferred expenses...........     (404,000)       404,000             --             --
                                                       -----------  -------------  -------------  -------------
Net cash used in operating activities................     (342,200)    (3,433,592)   (10,885,628)    (4,340,362)
                                                       -----------  -------------  -------------  -------------
CASHFLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets...........................      (30,615)   (29,690,572)   (54,169,326)   (21,598,615)
  Proceeds from disposal of fixed assets.............           --          8,363         96,500         38,477
                                                       -----------  -------------  -------------  -------------
  Net cash used in investing activities..............      (30,615)   (29,682,209)   (54,072,826)   (21,560,138)
                                                       -----------  -------------  -------------  -------------
CASHFLOWS FROM FINANCING ACTIVITIES
  Proceeds from term loan............................           --      6,245,498     54,639,164     21,785,950
  Repayment of term loan.............................           --             --     (6,245,498)    (2,490,230)
  Loan (to)/from shareholders........................           --     13,670,700    (13,670,700)    (5,450,837)
  Proceeds from issue of shares......................    2,500,000     13,780,000     30,138,000     12,016,746
  Increase in hire purchase..........................                     111,981        345,894        137,916
                                                       -----------  -------------  -------------  -------------
  Net cash from financing activities.................    2,500,000     33,808,179     65,206,860     25,999,545
                                                       -----------  -------------  -------------  -------------
Net increase in cash and cash equivalents............    2,127,185        692,378        248,406         99,045
Cash and cash equivalents at beginning of year.......           --      2,127,185      2,819,563      1,124,228
                                                       -----------  -------------  -------------  -------------
Cash and cash equivalents at end of year.............    2,127,185      2,819,563      3,067,969      1,223,273
                                                       -----------  -------------  -------------  -------------
                                                       -----------  -------------  -------------  -------------
Supplemental information:
 (i) Cash paid for:
   Interest..........................................           --        106,048      1,661,690        662,556
   Income taxes......................................           --            753            450            179
                                                       -----------  -------------  -------------  -------------
                                                       -----------  -------------  -------------  -------------
(ii) Supplemental schedules on non-cash investing
     activities:
   Revaluation of fixed assets.......................           --             --      2,971,432      1,184,781
                                                       -----------  -------------  -------------  -------------
                                                       -----------  -------------  -------------  -------------

       The notes set out on pages F-89 to F-96 form an integral part of, and should be read in conjunction with, these accounts.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                             NOTES TO THE ACCOUNTS

1. PRINCIPAL ACTIVITIES

    The principal activity of the Company is provision of telecommunication services. The principal activities of the subsidiary is disclosed in Note 5.

    These activities have remained unchanged during the period.

2. SIGNIFICANT ACCOUNTING POLICIES

    2.1 BASIS OF PREPARATION

    The accounts of the Company and its subsidiary have been prepared under the historical cost convention modified to include the revaluation of certain properties and in compliance with approved accounting standards.

    2.2 BASIS OF CONSOLIDATION

    The consolidated accounts incorporate the audited accounts of the Company and its subsidiary made up to 31 December 1994 and 1995. The 1993 accounts reflect the Company level only as the subsidiary was acquired in 1994.

    Inter-company transactions are eliminated on consolidation and the consolidated accounts reflect external transactions only.

    2.3 FIXED ASSETS AND DEPRECIATION

    Leasehold land and building will be amortised over the period of the lease. Other fixed assets are stated at cost less accumulated depreciation.

    Depreciation of fixed assets is calculated on the straight lines basis to write off the cost of the assets over their expected useful lives.

    The principal annual rates used are as follows:

                                                         OVER THE PERIOD OF THE LEASE OF 80
LEASEHOLD LAND AND BUILDING                                             YEARS
-----------------------------------------------------  ---------------------------------------
Furniture and fittings...............................                    15%
Office equipment.....................................                    15%
Telecommunication network equipment..................                  5%-15%
Plant and machinery..................................                    20%
Motor vehicles.......................................                    20%
Renovation...........................................                    15%

    2.4 DEFERRED TAXATION

    Provision for deferred taxation is made on the liability method for all timing differences except where no liability is expected to arise in the foreseeable future. Deferred tax benefits are only recognised when there is a reasonable expectation of realisation in the near future.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                       NOTES TO THE ACCOUNTS--(CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    2.5 FOREIGN CURRENCY

    Assets and liabilities in foreign currencies are translated into Ringgit Malaysia at rates of exchange ruling at the balance sheet date and items in the profit and loss account are converted at rates ruling on the transaction dates. Exchange differences are dealt within the profit and loss account. There were no significant exchange differences during the three years ended 31 December 1995.

    2.6 LEASES

    Fixed asset acquired under finance leases are capitalized in the accounts and the corresponding obligation treated as a liability. Finance charges are allocated to the profit and loss account over the lease periods to give a constant periodic rate of interest on the remaining lease liabilities.

    2.7 COMPENSATION TO FORMER SHAREHOLDER

    The provision for compensation to a former shareholder resulted from a claim by a former shareholder for RM 2.093 million which the Company settled. The provision has been included in other expense on the accompanying consolidated profit and loss accounts as the amount was derived from an event that was distinct from the ordinary activities of the Company.

    2.8TRANSLATIONS OF RINGGIT MALAYSIA AMOUNTS INTO UNITED STATES DOLLAR
       AMOUNTS

    The financial statements are stated in Ringgit Malaysia (RM). The translations of the Ringgit Malaysia amounts into United States dollars are included solely for the convenience of the readers, using the average exchange rate for the twelve months ended December 31, 1995 of RM 2.5080 to U.S.$1. The convenience translations should not be construed as representations that the Ringgit Malaysia amounts have been, could have been, or could in the future be, converted into United States dollars at this or any other rate of exchange.

3. CASH AND CASH EQUIVALENTS AND DEPOSITS

                                                                       1994          1995
                                                                    -----------  ------------
                                                                        RM            RM
                                                                    -----------  ------------
Cash and bank balances............................................    2,819,563       267,969
Deposits with licensed banks......................................           --     3,800,000
                                                                    -----------  ------------
                                                                      2,819,563     4,067,969
Non-current deposits..............................................           --    (1,000,000)
                                                                    -----------  ------------
Cash and cash equivalents.........................................    2,819,563     3,067,969
                                                                    -----------  ------------
                                                                    -----------  ------------

    Non-current deposits with licensed banks comprise RM 1,000,000 (1994--RM
Nil) pledged as security for a syndicated term loan granted to the Company.

4. OTHER DEBTORS

    Included in other debtors is RM2,564,000(1994--RM Nil) due from a director of the Company.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                       NOTES TO THE ACCOUNTS--(CONTINUED)

5. SUBSIDIARY COMPANY

    The subsidiary company, incorporated in Malaysia, is as follows:

                                                                                PERCENTAGE OF EQUITY HELD
                                                                          -------------------------------------
NAME OF COMPANY                                  PRINCIPAL ACTIVITIES        1993         1994         1995
--------------------------------------------  --------------------------     -----        -----        -----
Segar Kasturi Sdn Bhd.......................      Investment in property          --          100%         100%

    The investment in the subsidiary was acquired in 1994.

6. FIXED ASSETS

                                                                                                    DEPRECIATION
                                                           COST/       ACCUMULATED     NET BOOK      CHARGE FOR
                                                         VALUATION    DEPRECIATION       VALUE        THE YEAR
1994                                                        RM             RM             RM             RM
-----------------------------------------------------  -------------  -------------  -------------  -------------
Freehold land--at cost...............................        104,755            --         104,755            --
Leasehold land and building--at cost.................     12,408,788       155,110      12,253,678       155,110
Telecommunication network equipment..................     16,522,855       390,548      16,132,307       390,548
Renovation...........................................         86,705        13,970          72,735        13,006
Furniture and fittings...............................         70,851        11,503          59,348        10,388
Office equipment.....................................        195,444        30,815         164,629        28,302
Motor vehicles.......................................        323,426        64,685         258,741        64,685
                                                       -------------  -------------  -------------  -------------
                                                          29,712,824       666,631      29,046,193       662,039
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

                                                                                                    DEPRECIATION
                                                           COST/       ACCUMULATED     NET BOOK      CHARGE FOR
                                                         VALUATION    DEPRECIATION       VALUE        THE YEAR
1995                                                        RM             RM             RM             RM
-----------------------------------------------------  -------------  -------------  -------------  -------------
Freehold land--at cost...............................        104,755            --         104,755            --
Leasehold land and building--at valuation............     15,070,000            --      15,070,000       155,110
Telecommunication network equipment..................     67,358,973     5,273,497      62,085,476     4,882,949
Renovation...........................................      1,582,727       251,379       1,331,348       237,409
Furniture and fittings...............................        380,322        68,552         311,770        57,049
Office equipment.....................................        771,929       146,605         625,324       115,790
Plant and machinery..................................        302,270        60,454         241,816        60,454
Motor vehicles.......................................        805,886       192,562         613,324       161,177
                                                       -------------  -------------  -------------  -------------
                                                          86,376,862     5,993,049      80,383,813     5,669,938
                                                       -------------  -------------  -------------  -------------
                                                       -------------  -------------  -------------  -------------

    During the year ended 31 December 1995, the leasehold land and building of a subsidiary company was revalued by a firm of professional valuers on a fair market value basis (refer note 10).

    The leasehold land and building are charged to a financial institution as security for a syndicated term loan granted to the Company (refer note 7).

    Included under fixed assets are motor vehicles amounting to RM667,977 (1994--RM156,926) at cost which are acquired under hire purchase agreements.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.
                           (INCORPORATED IN MALAYSIA)

                       NOTES TO THE ACCOUNTS--(CONTINUED)

7. TERM LOAN (SECURED)

                                                                      1994          1995
                                                                   -----------  -------------
                                                                       RM            RM
                                                                   -----------  -------------
Amount outstanding...............................................    6,245,498     54,639,164
Less: Amount due and repayable and due within twelve months......     (679,292)            --
                                                                   -----------  -------------
                                                                     5,566,206     54,639,164
                                                                   -----------  -------------
                                                                   -----------  -------------

    The term loan is secured by way of fixed and floating amounts of certain assets of the Group including leasehold land and building and fixed deposits with licensed bank and are jointly and severally guaranteed by certain directors of the Company and a corporate guarantee from the holding company. The loans are subject to interest at 2.5% above the base lending rates of the participating financial institutions. The loans are repayable in eleven installments, the first installment of which is due on 8 October 1997 and subsequent installments due on six monthly intervals thereafter.

8. HIRE PURCHASE CREDITORS

                                                                           1994       1995
                                                                         ---------  ---------
                                                                            RM         RM
                                                                         ---------  ---------
Amount outstanding.....................................................    147,450    603,361
Less: Unearned interest................................................     35,469    145,486
                                                                         ---------  ---------
                                                                           111,981    457,875
                                                                         ---------  ---------
                                                                         ---------  ---------
Amount due within twelve months........................................     30,810    108,398
Amount due after twelve months.........................................     81,171    349,477
                                                                         ---------  ---------
                                                                           111,981    457,875
                                                                         ---------  ---------
                                                                         ---------  ---------

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.

                           (INCORPORATED IN MALAYSIA)

                        NOTES TO THE ACCOUNTS--CONTINUED

9. SHARE CAPITAL

                                                                      1994           1995
                                                                  -------------  -------------
                                                                       RM             RM
                                                                  -------------  -------------
Authorized--Ordinary shares of RM1 each
  At 1 January..................................................      5,000,000     50,000,000
  Increase during the year......................................     45,000,000             --
                                                                  -------------  -------------
  At 31 December................................................     50,000,000     50,000,000
                                                                  -------------  -------------
                                                                  -------------  -------------
Issued and fully paid--Ordinary shares of RM1 each
  At 1 January..................................................      2,500,000     16,280,000
  Add: Issue of ordinary shares at par..........................     13,780,000     30,138,000
                                                                  -------------  -------------
  At 31 December................................................     16,280,000     46,418,000
                                                                  -------------  -------------
                                                                  -------------  -------------

10. REVALUATION RESERVE

    In 1995, leasehold land and building were re-appraised to give a valuation of RM15,070,000 based on open market value by an independent firm of professional valuers. This revaluation was incorporated in the accounts at 31 December 1995.

11. LOANS FROM SHAREHOLDERS

                                                                      1994           1995
                                                                  -------------  -------------
                                                                       RM             RM
                                                                  -------------  -------------
Loan from holding company.......................................      1,900,000             --
Loan from other shareholders....................................     11,770,000             --
                                                                  -------------  -------------
                                                                     13,670,000             --
                                                                  -------------  -------------
                                                                  -------------  -------------

    The loans from shareholders are unsecured, interest free with no fixed term for repayment.

12. HOLDING COMPANY

    The holding company is Shubila Holdings Sdn. Bhd., a company incorporated in Malaysia.

13. TURNOVER

    Turnover comprises gross billings in the provision of telecommunication services and rental of office block.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.

                           (INCORPORATED IN MALAYSIA)

                        NOTES TO THE ACCOUNTS--CONTINUED

14. TAXATION

                                                                    1993       1994       1995
                                                                  ---------  ---------  ---------
                                                                     RM         RM         RM
                                                                  ---------  ---------  ---------
Current income tax provision....................................      1,000     27,000     17,000
Overprovision of income taxes in the prior years................         --       (247)        --
                                                                  ---------  ---------  ---------
                                                                      1,000     26,753     17,000
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The income taxes of the Group mainly relates to rental income of the subsidiary.

15. DEFERRED TAXATION

    Subject to agreement by the Inland Revenue Department, the Group has potential deferred tax benefit at 30% amounting to RM6,089,000,000 (1994--RM1,250,000) not taken up in the accounts as calculated under the liability method in respect of the following items:--

                                                                     1994           1995
                                                                 ------------  --------------
                                                                      RM             RM
                                                                 ------------  --------------
Unabsorbed capital allowances..................................     5,128,000      22,524,000
Excess of net book value on book basis over tax basis of fixed
  assets.......................................................    (4,652,000)    (16,834,000)
                                                                 ------------  --------------
                                                                      476,000       5,690,000
Unabsorbed tax losses..........................................     3,691,000      14,606,000
                                                                 ------------  --------------
                                                                    4,167,000      20,296,000
                                                                 ------------  --------------
                                                                 ------------  --------------

16. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
    (GAAP)

        The accompanying financial statements are prepared in accordance with GAAP in Malaysia, which differ in certain significant respects to the GAAP in the United States (US). The significant differences are described below. Other differences do not have a significant effect on the consolidated net loss after tax or shareholders' equity.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.

                           (INCORPORATED IN MALAYSIA)

                        NOTES TO THE ACCOUNTS--CONTINUED

16. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
    (GAAP) (CONTINUED)
    The estimated effects of the significant adjustments to the consolidated net loss after tax and shareholders' equity which would be required if US GAAP were applied instead of Malaysian GAAP are summarized as follows:--

                                                                                                   1995
                                                              1993          1994       -----------------------------
                                                           -----------  -------------                     U.S. $
                                                  NOTE         RM            RM              RM         (NOTE 2.8)
                                                ---------  -----------  -------------  --------------  -------------
Net loss after tax--Malaysian GAAP............                  (7,474)    (4,939,367)    (18,722,954)    (7,465,292)
Adjustments:
  Preliminary expenditure.....................        (i)       (6,591)         6,591              --             --
  Pre-operating expenditure...................        (i)     (397,409)       397,409              --             --
  Consultants fees............................                      --      1,110,705       2,124,087        846,924
  Amortization of consultants fees............      (iii)           --        (55,535)       (106,205)       (42,347)
  Debt issuance costs.........................                      --             --       2,413,712        962,405
  Amortisation of debt issuance costs.........       (iv)           --             --        (344,816)      (137,486)
  Depreciation of leasehold land & building...        (v)           --       (155,110)       (155,110)       (61,846)
                                                           -----------  -------------  --------------  -------------
  Net loss after tax--US GAAP.................                (411,474)    (3,635,307)    (14,791,286)    (5,897,642)
                                                           -----------  -------------  --------------  -------------
                                                           -----------  -------------  --------------  -------------
Total shareholders equity--Malaysian GAAP.....               2,492,526     11,333,159      25,719,637     10,255,039
Adjustments:
  Preliminary expenditure.....................        (i)       (6,591)         6,591              --             --
  Pre-operating expenditure...................        (i)     (397,409)       397,409              --             --
  Revaluation reserve.........................       (ii)           --             --      (2,971,432)    (1,184,782)
  Consultants fees--(cumulative)..............      (iii)           --      1,110,705       3,234,792      1,289,789
  Amortization of consultants fees--
    (cumulative)..............................      (iii)           --        (55,535)       (161,740)       (64,490)
  Debt issuance costs.........................       (iv)           --             --       2,413,712        962,405
  Amortisation of debt issuance costs.........       (iv)           --             --        (344,816)      (137,486)
  Depreciation of leasehold land &
    building--(cumulative)....................        (v)           --       (155,110)       (310,220)      (123,692)
                                                           -----------  -------------  --------------  -------------
Total shareholders equity--US GAAP............               2,088,526     12,637,219      27,579,933     10,996,783
                                                           -----------  -------------  --------------  -------------
                                                           -----------  -------------  --------------  -------------

------------------------

 (i) Preliminary and pre-operating expenditure

    Preliminary and pre-operating expenditure are deferred for Malaysian GAAP and written off in the year the company commences operations. However, these costs are normally expensed as incurred under US GAAP.

 (ii) Revaluation reserve

    Revaluation performed by professional valuers of fixed assets are taken up in the accounts for Malaysian GAAP. However, this is not incorporated in the accounts under US GAAP.

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.

                           (INCORPORATED IN MALAYSIA)

                        NOTES TO THE ACCOUNTS--CONTINUED

16. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
    (GAAP) (CONTINUED)
 (iii) Consultants fees

    Consultants fees in relation to the installation of telecommunication has been written-off as incurred as allowed under Malaysian GAAP. However, these costs are normally capitalised and amortised under US GAAP.

    The amortisation rate used is 20 years consistent with the life of telecommunication equipment.

 (iv) Debt issuance costs

    Debt issuance costs in relation to the term loan has been written-off as incurred as allowed under Malaysian GAAP. However, these amounts are normally capitalised and amortised under US GAAP.

    The amortisation rate used in 7 years, consistent with the tenure of the loan.

 (v) Depreciation of leasehold land and buildings

    Leasehold land and building have been depreciated over the lease period of 80 years as allowed under Malaysian GAAP. However, under US GAAP, assets may be depreciated up to 40 years only.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                    SYARIKAT TELEFON WIRELESS (M) SDN. BHD.

                               AND ITS SUBSIDIARY

                           (INCORPORATED IN MALAYSIA)

                              FINANCIAL STATEMENTS

                                  30 JUNE 1996

                                  (UNAUDITED)

           SYARIKAT TELEFON WIRELESS (M) SDN. BHD. AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

        CONSOLIDATED BALANCE SHEETS DECEMBER 31, 1995 AND JUNE 30, 1996

                                                                                        1996            1996
                                                                                         RM             USD
                                                                        1995       --------------  --------------
                                                                         RM
                                                                   --------------   (UNAUDITED)       (NOTE 4)
                             ASSETS
Current assets
  Cash and cash equivalent.......................................       3,067,969       1,415,803         568,596
  Trade debtors..................................................         334,409       1,020,278         409,750
  Other debtors..................................................       2,673,274       1,429,620         574,145
  Deposits & prepayment..........................................         471,918          24,557           9,862
                                                                   --------------  --------------  --------------
Total current asset..............................................       6,547,570       3,890,258       1,562,353
Fixed assets, net................................................      80,383,813     103,329,331      41,497,723
License fee, net.................................................         270,000         270,000         108,434
Fixed deposit....................................................       1,000,000       1,000,000         401,606
                                                                   --------------  --------------  --------------
    Total assets.................................................      88,201,383     108,489,589      43,570,116
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts Payable...............................................         531,499       3,502,531       1,406,639
  Customers deposits.............................................         233,471         386,570         155,249
  Other creditors and accruals...................................         257,381              --              --
  Equipment supplier creditors...................................       3,926,233              --              --
  Consultancy fees payables......................................         392,573              --              --
  Provision for compensation to former shareholders..............       2,000,000              --              --
  Hire purchase creditors........................................         108,398         108,398          43,533
  Taxes payables.................................................          43,550          44,000          17,671
                                                                   --------------  --------------  --------------
    Total current liabilities....................................       7,493,105       4,041,499       1,623,092

Term loan (secured)..............................................      54,639,164      90,946,722      36,524,788
Hire purchase creditors..........................................         349,477         473,048         189,979

Shareholders' equity:
Common stock--RM1.00 par value, authorized 50,000,000 shares;
  issued and fully paid-up 46,418,000............................      46,418,000      46,418,000      18,641,767
  Revaluation reserves...........................................       2,971,432       2,971,432       1,193,346
  Accumulated deficit............................................     (23,669,795)    (36,361,112)    (14,602,856)
                                                                   --------------  --------------  --------------
    Total shareholders' equity...................................      25,719,637      13,028,320       5,232,257
                                                                   --------------  --------------  --------------
    Total liabilities and shareholders' equity...................      88,201,383     108,489,589      43,570,116
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

           SYARIKAT TELEFON WIRELESS (M) SDN. BHD. AND ITS SUBSIDIARY
                           (INCORPORATED IN MALAYSIA)

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                 FOR THE SIX MONTHS ENDED 30 JUNE 1995 AND 1996

                                                                                          1996           1996
                                                                                           RM            USD
                                                                           1995      --------------  ------------
                                                                            RM
                                                                       ------------   (UNAUDITED)      (NOTE 4)
REVENUE
  Telecommunication revenues.........................................       374,355       1,056,743       424,395
  Income from property rentals.......................................       553,124         498,185       200,074
                                                                       ------------  --------------  ------------
    Total revenue....................................................       927,479       1,554,928       624,469

Operating Expenses
  Cost of telecommunication revenue..................................        61,020       1,287,973       517,258
  Depreciation.......................................................       263,570       3,968,373     1,593,724
  General and administrative expenses................................     2,978,798       4,988,156     2,003,275
                                                                       ------------  --------------  ------------
    Total Operating Expenses.........................................     3,303,388      10,244,502     4,114,257

Operating loss.......................................................    (2,375,909)     (8,689,574)   (3,489,788)
Other income/(expense)
  Interest income....................................................        13,185          97,101        38,996
  Interest expense...................................................            --      (4,098,844)   (1,646,122)
                                                                       ------------  --------------  ------------
Net loss before income taxes.........................................    (2,362,724)    (12,691,317)   (5,096,914)
Income taxes.........................................................            --              --            --
                                                                       ------------  --------------  ------------
Net loss.............................................................    (2,362,724)    (12,691,317)   (5,096,914)
                                                                       ------------  --------------  ------------
                                                                       ------------  --------------  ------------

                     SYARIKAT TELEFON WIRELESS (M) SDN.BHD.
                           (INCORPORATED IN MALAYSIA)

                       CONSOLIDATED CASH FLOW STATEMENTS

                 FOR THE SIX MONTHS ENDED 30 JUNE 1995 AND 1996

                                                                                         1996            1996
                                                                                          RM             USD
                                                                         1995       --------------  --------------
                                                                          RM
                                                                    --------------   (UNAUDITED)       (NOTE 4)
CASH FLOW FROM OPERATING ACTIVITIES
  Net loss........................................................      (2,362,724)    (12,691,317)     (5,096,914)

  Adjustments to reconcile net loss to cash used in operating activities:
  Depreciation....................................................         263,570       3,968,373       1,593,724
  Decrease/(Increase) in trade and other debtors..................      (1,803,311)        557,785         224,010
  Decrease/(Increase) in deposits and prepayments.................         (55,339)        447,361         179,663
  (Decrease)/Increase in other current liabilities................         611,934      (5,071,783)     (2,036,861)
  (Increase) in stocks............................................         (93,707)             --              --
                                                                    --------------  --------------  --------------
  Net cash used in operating activities...........................      (3,439,577)    (12,789,581)     (5,136,378)
                                                                    --------------  --------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of fixed assets........................................        (563,066)    (26,913,891)    (10,808,792)
                                                                    --------------  --------------  --------------
  Net cash used in investing activities...........................        (563,066)    (26,913,891)    (10,808,792)
                                                                    --------------  --------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from term loan.........................................       6,626,746      37,927,735      15,232,022
  Loan (to) shareholders..........................................     (13,670,700)             --              --
  Proceeds from issue of shares...................................      22,750,000              --              --
  Increase in hire purchase.......................................         (19,780)        123,571          49,627
                                                                    --------------  --------------  --------------
  Net cash from financing activities..............................      15,686,266      38,051,306      15,281,649
                                                                    --------------  --------------  --------------
Net (decrease)/increase in cash and cash equivalents..............      11,683,623      (1,652,166)       (663,521)
Cash and cash equivalents at beginning of period..................       2,819,563       3,067,969       1,232,116
                                                                    --------------  --------------  --------------
Cash and cash equivalents at end of period........................      14,503,186       1,415,803         568,595
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

Supplemental information:
(i) Cash paid for:
    Interest......................................................              --       4,089,844       1,646,122
                                                                    --------------  --------------  --------------
                                                                    --------------  --------------  --------------

                     SYARIKAT TELEFON WIRELESS (M) SDN. BHD
                           (INCORPORATED IN MALAYSIA)
                             NOTES TO THE ACCOUNTS

1. PRINCIPAL ACTIVITIES

    The principal activity of the Company is provision of telecommunication services. These activities have remained unchanged during the period.

2. SIGNIFICANT ACCOUNTING POLICIES

    2.1  BASIS OF PREPARATION

    The accounts of the Company and its subsidiary have been prepared under the historical cost convention modified to include the revaluation of certain properties and in compliance with approved accounting standards.

    In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company's financial condition, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with the Company's audited financial statements as at December 31, 1995, including the notes thereto. The results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

    2.2  BASIS OF CONSOLIDATION

    The consolidated accounts incorporate the accounts of the Company and its subsidiary made up to 31 December 1995 and June 30, 1996. All intercompany transactions have been eliminated.

    Inter-company transactions are eliminated on consolidation and the consolidated accounts reflect external transactions only.

    2.3  FIXED ASSETS AND DEPRECIATION

    Leasehold land and building is amortised over the period of the lease. Other fixed assets are stated at cost less accumulated depreciation.

    Depreciation of fixed assets is calculated on the straight line basis to write off the cost of the assets over their expected useful lives.

    The principal annual rates used are as follows:

                                                         OVER THE PERIOD OF THE LEASE OF 80
                                                                        YEARS
                                                       ---------------------------------------
Furniture and fittings...............................                    15%
Office equipment.....................................                    15%
Telecommunication network equipment..................                  5%-15%
Plant and machinery..................................                    20%
Motor vehicles.......................................                    20%
Renovation...........................................                    15%

    2.4  DEFERRED TAXATION

    Provision for deferred taxation is made on the liability method for all timing differences except where no liability is expected to arise in the foreseeable future. Deferred tax benefits are only recognised when there is a reasonable expectation of realisation in the near future.

                     SYARIKAT TELEFON WIRELESS (M) SDN. BHD
                           (INCORPORATED IN MALAYSIA)
                       NOTES TO THE ACCOUNTS--(CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    2.5  FOREIGN CURRENCY

    Assets and liabilities in foreign currencies are translated into Ringgit Malaysia at rates of exchange ruling at the balance sheet date and items in the profit and loss account are converted at rates ruling on the transaction dates. Exchange differences are dealt within the profit and loss account.

3. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
   (GAAP)

    The accompanying financial statements are prepared in accordance with GAAP in Malaysia, which differ in certain significant respects to the GAAP in the United States (US). The significant differences are described below. Other differences do not have a significant effect on the consolidated net loss after tax or shareholders' equity.

    The estimated effects of the significant adjustments to the consolidated net loss after tax and shareholders' equity which would be required if US GAAP were applied instead of Malaysian GAAP are summarized as follows:--

                                                                               NOTE        1995 RM        1996 RM
                                                                             ---------  -------------  --------------
Net loss after tax--Malaysian GAAP.........................................                (2,362,724)    (12,691,317)
Adjustments:--
  Consultants fees.........................................................    (ii)         1,225,379       1,096,216
  Amortization of consultants fees.........................................    (ii)           (59,152)       (101,878)
  Debt issuance costs......................................................
  Amortization of debt issuance costs......................................    (iii)               --        (172,408)
  Depreciation of leasehold land & building................................    (iv)           (38,777)        (77,554)
  Depreciation relating to surplus on revalued leasehold land & building...     (v)                --          16,632
                                                                                        -------------  --------------
Net loss after tax--US GAAP................................................                (1,235,274)    (11,930,309)
                                                                                        -------------  --------------
                                                                                        -------------  --------------


                                                                               NOTE        1995 RM        1996 RM
                                                                             ---------  -------------  --------------
 Total shareholders equity--Malaysian GAAP.................................                25,719,637      13,028,320
Adjustments:--
  Revaluation reserve......................................................     (i)        (2,971,432)     (2,971,432)
  Consultants fees--(cumulative)...........................................    (ii)         3,234,792       4,331,008
  Amortization of consultants fees--(cumulative)...........................    (ii)          (161,740)       (263,618)
  Debt issuance costs......................................................    (iii)        2,413,712       2,413,712
  Amortization of debt issuance costs......................................    (iii)         (344,816)       (517,224)
  Depreciation of leasehold land & building---(cumulative).................    (iv)          (310,220)       (387,774)
  Depreciation relating to surplus on revalued leasehold land & building...     (v)                --          16,632
                                                                                        -------------  --------------
Total shareholders equity--US GAAP.........................................                27,579,933      15,649,624
                                                                                        -------------  --------------
                                                                                        -------------  --------------

------------------------

 (i) Revaluation reserve

    Revaluation performed by professional valuers of fixed assets are taken up in the accounts for Malaysian GAAP. However, this is not incorporated in the accounts under US GAAP.

                     SYARIKAT TELEFON WIRELESS (M) SDN. BHD
                           (INCORPORATED IN MALAYSIA)
                       NOTES TO THE ACCOUNTS--(CONTINUED)

3. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
   (GAAP) (CONTINUED)
 (ii) Consultants fees

    Consultants fees in relation to the installation of telecommunication has been written-off as incurred as allowed under Malaysian GAAP. However, these costs are normally capitalized and amortized under US GAAP.

    The amortization rate used is 20 years consistent with the life of telecommunication equipment.

 (iii) Debt issuance costs

    Debt issuance costs in relation to the term loan has been written-off as incurred as allowed under Malaysian GAAP. However, these amounts are normally capitalized and amortized over the life of the loan under US GAAP.

 (iv) Depreciation of leasehold land and buildings

    Leasehold land and building have been depreciated over the lease period of 80 years as allowed under Malaysian GAAP. However, under US GAAP, assets may be depreciated up to 40 years only.

 (v) Depreciation on the revalued amount of leasehold land and buildings

    Revalued leasehold land and building have been depreciated on the revalued amounts as allowed under Malaysian GAAP. However, under US GAAP, revaluation may not be incorporated into the accounts hence the depreciation effect are also correspondingly adjusted.

4. TRANSLATIONS OF MALAYSIAN RINGGIT AMOUNT INTO UNITED STATES DOLLAR AMOUNTS

    The financial statements are stated in Malaysian Ringgit (MR). The translations of the MR amounts into United States dollars (US$) are included solely for the convenience of the readers, using the standard average buying and selling rates used by the Group for 30 June 1996 of MR2.49 to US$1. The convenience translations should not be construed as representations that the MR amounts have been, could have been, or could in the future be, converted into US$ at this or any other rate of exchange.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR, BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 --------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   17
Use of Proceeds...........................................................   33
Dividend Policy...........................................................   34
Capitalization............................................................   35
Dilution..................................................................   36
Unaudited Pro Forma Consolidated Condensed Financial Statements...........   37
Consolidated Selected Financial Data......................................   44
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   45
Business..................................................................   50
Management................................................................   81
Certain Transactions......................................................   92
Principal Stockholders....................................................  100
Description of Capital Stock..............................................  103
Shares Eligible for Future Sale...........................................  106
Underwriting..............................................................  108
Experts...................................................................  110
Legal Matters.............................................................  110
Available Information.....................................................  110
Index to Consolidated Financial Statements................................  F-1

                                 --------------

UNTIL            , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

           SHARES

INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

COMMON STOCK
($.01 PAR VALUE)

          [LOGO]

PROSPECTUS
DATED            , 1997

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION
                               FEBRUARY   , 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                                                                       [LOGO]

                                          SHARES

                             INTERNATIONAL WIRELESS
                         COMMUNICATIONS HOLDINGS, INC.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

All of the shares of common stock, $.01 par value per share (the "Common Stock"), of International Wireless Communications Holdings, Inc. ("IWC Holdings" or the "Company") being offered hereby are being issued and sold by the Company.
Of the           shares of Common Stock offered,       shares are being offered
by the U.S. Underwriters (as defined herein) in the United States and Canada
(the "U.S. Offering") and       shares are being offered by the International
Underwriters (as defined herein), in a concurrent offering outside the United States and Canada (the "International Offering" and together with the U.S. Offering, the "Offerings"), subject to transfers between the U.S. Underwriters and the International Underwriters (collectively, the "Underwriters"). The initial public offering price and the underwriting discount per share will be identical for the Offerings. See "Underwriting." The closings of the U.S. Offering and the International Offering are conditioned upon each other.

Prior to the Offerings, there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between
$    and $    per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.

Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "IWCH."

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------
                                    PRICE TO           UNDERWRITING       PROCEEDS TO
                                    PUBLIC             DISCOUNT           COMPANY(1)
Per Share.........................  $                  $                  $
Total(2)..........................  $                  $                  $
-------------------------------------------------------------------------------------------

(1) Before deducting offering expenses payable by the Company estimated to be
    $      .

(2) The Company has granted to the Underwriters a 30-day option to purchase up
    to an aggregate of        additional shares of Common Stock at the Price to
    Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $     , $     and
    $     , respectively. See "Underwriting."

The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Common Stock will be made through the
facilities of The Depository Trust Company, on or about              , 1997.

THE DATE OF THIS PROSPECTUS IS               , 1997.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement among the Company and the International Underwriters (the "International Underwriting Agreement"), the Company will agree to sell to each of the International Underwriters to be named later (the "International Underwriters"), and each of the International Underwriters, will severally agree to purchase from the Company, the number of shares of Common Stock set forth opposite its name below:

                                                                                    NUMBER OF
                           INTERNATIONAL UNDERWRITERS                                SHARES
---------------------------------------------------------------------------------  -----------
 .................................................................................
 .................................................................................
 .................................................................................
 .................................................................................

                                                                                   -----------
  Total..........................................................................
                                                                                   -----------
                                                                                   -----------

    The Company has been advised by the International Representatives that the several International Underwriters initially propose to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession
not in excess of $     per share of Common Stock. The International Underwriters
may allow, and such dealers may re-allow, a concession not in excess of $ per share of Common Stock to other dealers. After the Offerings, the public offering price and such concessions may be changed.

    The Company has granted to the International Underwriters and the U.S. underwriters to be named later (the "U.S. Underwriters" and, collectively with the International Underwriters, the "Underwriters") an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to additional shares of Common Stock from the Company at the price to public less the underwriting discount, solely to cover over-allotments. To the extent that the International Underwriters and the U.S. Underwriters exercise such option, each of the International Underwriters and the U.S. Underwriters, as the case may be, will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such International Underwriter's or U.S. Underwriter's initial commitment.

    The Company has entered into a U.S. Underwriting Agreement with the U.S.
Underwriters named therein, for whom          and           are acting as the
representatives (the "U.S. Representatives," and together with the International Representatives, the "Representatives"), providing for the concurrent offer and
sale of           shares of Common Stock (in addition to the shares covered by the over-allotment option described above) in the United States and Canada. Both the International Underwriting Agreement and the U.S. Underwriting Agreement provide that the obligations of the International Underwriters and the U.S. Underwriters are such that if any of the shares of Common Stock are purchased by the International Underwriters pursuant to the International Underwriting Agreement, or by the U.S. Underwriters pursuant to the U.S. Underwriting Agreement, all the shares of Common Stock agreed to be purchased by either the International Underwriters or the U.S. Underwriters, as the case may be, pursuant to their respective agreements must be so purchased. The price to public and underwriting discount per share of Common Stock for the International Offering and the U.S. Offering will be identical. The closing of the U.S. Offering is a condition to the closing of the International Offering and the closing of the International Offering is a condition to the closing of the U.S. Offering.

    Each International Underwriter has severally agreed that, as part of the
distribution of the           shares of Common Stock offered by the
International Underwriters, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute this Prospectus to any person within the United States or Canada or to any United States or Canadian Person. Each U.S. Underwriter has severally agreed that, as part of the distribution of the shares of Common Stock by the U.S. Underwriters, (i) it is not purchasing any shares of Common Stock for the account of anyone other than a United States or Canadian Person, and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any shares of Common Stock or distribute any Prospectus relating to the U.S. Offering to any person outside the United States or Canada or to anyone other than a United States or Canadian Person.

    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. Underwriters and International Underwriters. "United States or Canadian Person" means any person who is a national or resident of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada or of any political subdivision thereof, and any estate or trust which is subject to United States or Canadian federal income taxation, regardless of the source of its income (other than the foreign branch of any United States or Canadian Person), and includes any United States or Canadian branch of a person other than a United States or Canadian Person.
    Pursuant to the Agreement Between U.S. Underwriters and International Underwriters, sales may be made between the International Underwriters and the U.S. Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares of Common Stock so sold shall be the public offering price, less an amount not greater than the concession to securities dealers. To the extent that there are sales between the International Underwriters and the U.S. Underwriters pursuant to the Agreement Between International Underwriters and U.S. Underwriters, the number of shares of Common Stock initially available for sale by the International Underwriters or by the U.S. Underwriters may be more or less than the amount specified on the cover page of this Prospectus.

    Each International Underwriter has severally represented and agreed that:
(i) it has not offered or sold and, prior to the date six months after the closing date of the Offerings, will not offer to sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on or will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom the document may otherwise lawfully be issued or passed on.

    Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page thereof.

    The International Underwriting Agreement provides that the Company will indemnify the several International Underwriters against certain liabilities and expenses, including liabilities under the Securities Act, or contribute to payments the International Underwriters may be required to make in respect thereof.

    The Company, its directors, officers and stockholders, and certain holders of outstanding options issued by the Company have each agreed with the Underwriters not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or announce the offering of, or file or cause to be filed a registration statement under the Securities Act with respect to any shares of Common Stock, including any such shares beneficially or indirectly owned or controlled by the Company, or any securities or options convertible into, or exchangeable or exercisable for, shares of Common Stock, for a period of 180 days from the date of this Prospectus, without prior written consent, except for (i) shares of Common Stock issued under the 1996 Stock Option/Stock Issuance Plan, (ii) shares issued in respect of obligations existing before the date of this Prospectus and (iii) shares issued in connection with the Offerings.

    The International Representatives do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price of the shares of Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price included the information set forth in this Prospectus and otherwise available to the Representatives, the history of and future prospects for the industry in which the Company competes, the ability of the Company's management, the general conditions of the securities market at the time of the Offerings and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. There can be no assurance, however, that the prices at which the Common Stock will sell in the public market after the Offerings will not be lower than the price at which they are sold in the Offerings by the Underwriters.

                                    EXPERTS

    The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the related consolidated statements of operations, of stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995 included herein have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein, which report indicates a reliance on other auditors relative to certain amounts relating to the Company's investment in PT Rajasa Hazanah Perkasa ("RHP") as of and for the year ended December 31, 1995, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The balance sheet of RHP as of December 31, 1995 and the related statements of income, deficit and cash flows for the year then ended included herein have been audited by Prasetio, Utomo & Co., independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The balance sheet of RHP as of December 31, 1994 and the related statements of loss, deficit and cash flows for the two years ended December 31, 1994 included herein have been audited by Siddharta Siddharta & Harsono, registered public accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing. The consolidated balance sheets of STW as of December 31, 1994 and 1995 and the related consolidated profit and loss accounts, statements of shareholders equity and cash flows for the three years ended December 31, 1995 included herein have been audited by KPMG Peat Marwick LLP, independent accountants, as stated in their report appearing herein, and have been included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Palo Alto, California. A partner of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP owns 6,720 shares of Preferred Stock and warrants to purchase 120 shares of Preferred Stock.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in that Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and its Common Stock, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects to such reference. The Registration Statement, including the exhibits and schedules thereto, can be inspected and copied at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Los Angeles Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California, 90036-3648; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that submit electronic filings to the Commission. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. Copies of the Registration Statement, periodic reports, proxy statements and other information also can be obtained from the Company upon request. Any such request should be addressed to the Company's principal office at 400 South El Camino Real, Suite 1275, San Mateo, California, 94402, attention: Secretary (telephone number (415) 548-0808).

    The Company, in accordance with the Exchange Act, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and information may be inspected and copied at the public reference facilities maintained by the Commission referenced above. The Company intends to furnish holders of Common Stock with annual reports that include audited annual consolidated financial statements and a report thereon by its independent certified public accountants and quarterly reports containing unaudited consolidated financial information for each of the first three quarters of each fiscal year.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR, BY ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................          17
Use of Proceeds................................          33
Dividend Policy................................          34
Capitalization.................................          35
Dilution.......................................          36
Unaudited Pro Forma Consolidated Condensed
 Financial Statements..........................          37
Consolidated Selected Financial Data...........          44
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          45
Business.......................................          50
Management.....................................          81
Certain Transactions...........................          92
Principal Stockholders.........................         100
Description of Capital Stock...................         103
Shares Eligible for Future Sale................         106
Underwriting...................................         108
Experts........................................         110
Legal Matters..................................         110
Available Information..........................         110
Index to Consolidated Financial Statements.....         F-1

                                 --------------

UNTIL            , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF THE DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

           SHARES

INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

COMMON STOCK
($.01 PAR VALUE)

          [LOGO]

PROSPECTUS
DATED            , 1997

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All of such expenses, except the SEC filing fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated.

SEC filing fee.................................................  $   16,667
NASD filing fee................................................
Nasdaq filing fee..............................................
Legal fees and expenses........................................
Accounting fees and expenses...................................
Printing and engraving expenses................................
Trustee and exchange agent fees and expenses...................
Blue Sky fees and expenses.....................................
Transfer agent and registrar fees..............................
Miscellaneous..................................................
                                                                 ----------
    Total......................................................  $1,150,000
                                                                 ----------
                                                                 ----------

    The Company will bear all of the foregoing fees and expenses.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As authorized by Section 145 of the DGCL, each director and officer of the Registrant may be indemnified by the respective Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of that Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of that Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the respective Registrant, the director or officer may not be indemnified in respect to any claim, issue or matters as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to that Registrant unless a court determines otherwise.

    Article IX of the Certificate of Incorporation of the Company, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director to the fullest extent permitted by Delaware Law. In addition, Article VII of the By-Laws of the Company, a copy of which is filed as Exhibit 3.2 hereto, provides for the indemnification of the Registrant's officers and directors.

    In addition, the Registrant has entered into an Indemnification Agreement with each of its directors and officers which provides for indemnification to the fullest extent available under Delaware Corporation Law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On August 15, 1996, the Company sold 196,720 Units (the "Units"), each consisting of a $1,000 principal amount 14% Senior Secured Discount Note due 2001 (collectively, the "Old Notes") and one

Warrant (collectively, the Warrants) to purchase 11.638 shares of Common Stock to BT Securities Corporation, Toronto Dominion Securities (USA) Inc. and Salomon Brothers Inc (the "Initial Purchasers") at 35.43% of the principal amount thereof. Each Warrant provides that if the Company does not complete a Threshold Initial Public Offering (as defined) or a Qualified Reorganization (as defined) on or prior to May 15, 1997, each unexercised Warrant will entitle the holder thereof to purchase an additional 2.645 shares of Common Stock. Such transaction was exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 144A promulgated under the Securities Act on the basis that such transaction did not involve a public offering. In accordance with the agreement pursuant to which the Initial Purchasers purchased the Units, the Initial Purchasers agreed to offer and sell the Units only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) or outside the United States in compliance with Regulation S under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (a)  Exhibits

EXHIBIT NO.                                             EXHIBIT
-----------         --------------------------------------------------------------------------------
         1.1*       Purchase Agreement dated August 9, 1996, among Registrant, BT Securities
                      Corporation, Toronto Dominion Securities (USA) Inc. and Salomon Brothers Inc

         2.1*       Agreement and Plan of Merger dated as of August 8, 1996 by and among Registrant,
                      International Wireless Communications Acquisition Corporation and
                      International Wireless Communications, Inc.

         2.2*       Subscription Agreement among Star Digitel Limited ("SDL"), Star Telecom Holding
                      Limited ("STHL"), Star Telecom International Holding Limited and International
                      Wireless Communications, Inc., dated September 23, 1996

         2.3*       Letter Agreement between International Wireless Communications, Inc. and STHL regarding loan agreement, dated November 7, 1996

         2.4*       Letter Agreements between International Wireless Communications, Inc. and STHL regarding indemnification, dated November 5, 1996 and November 7, 1996

         3.1*       Amended and Restated Certificate of Incorporation of Registrant, as currently in effect

         3.2*       Bylaws of Registrant

         4.1*       Indenture dated as of August 15, 1996 between Registrant, as issuer, and Marine
                      Midland Bank, as Trustee

         4.2*       Pledge Agreement dated as of August 15, 1996 by Registrant and International
                      Wireless Communications, Inc. in favor of Bankers Trust Company, as Collateral
                      Agent

         4.3*       Unit Agreement dated as of August 15, 1996 among Registrant and Bankers Trust
                      Company, as Unit Agent and Warrant Agent and Marine Midland Bank, as Trustee

         4.4*       Registration Rights Agreement dated as of August 15, 1996 among Registrant, BT
                      Securities Corporation, Toronto Dominion Securities (USA) Inc. and Salomon
                      Brothers Inc

         5.1+       Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

        10.1*       Warrant Agreement dated August 15, 1996 between Registrant and Bankers Trust
                      Company, as Warrant Agent

EXHIBIT NO.                                             EXHIBIT
-----------         --------------------------------------------------------------------------------
        10.2*       Securities Purchase Agreement dated as of December 6, 1995 among Registrant and the Investors named therein

        10.3*       Fifth Amended and Restated Investor Rights Agreement dated as of December 18,
                      1995 among Registrant and the Investors named therein

        10.4*       Registration Rights Agreement dated as of December 18, 1995 among Registrant and the Investors named therein

        10.5*       Stock Purchase Agreement dated as of December 18, 1995 among Registrant, John D.
                      Lockton and Hugh B.L. McClung

        10.6*       Assignment and Assumption Agreement dated as of August 7, 1996 between
                      Registrant and International Wireless Communications, Inc.

        10.7*       Consent, Waiver, Amendment, Assignment and Assumption Agreement effective as of
                      August 7, 1996 among Registrant and the other parties named therein

        10.8*       Consent, Waiver, Amendment, Assignment and Assumption Agreement effective as of
                      August 7, 1996 among International Wireless Communications, Inc. and the parties named therein

        10.9*       1996 Stock Option/Stock Issuance Plan

        10.10*      Form of Indemnification Agreement

        10.11*      Real Property Lease between International Wireless Communications, Inc. and PM
                      Realty Group, dated May 5, 1994

        10.11A*     First Amendment to Lease between The Prudential Insurance Company of America
                      ("Prudential") and International Wireless Communications, Inc., dated
                      September 1, 1996

        10.11B      Second Amendment to Lease between Prudential and International Wireless
                      Communications, Inc., dated November 15, 1996.

        10.12A++*   Shareholders Agreement by and among Shubila Holding Sdn Bhd, International
                      Wireless Communications, Inc. and Laranda Sdn Bhd, dated March 26, 1996

        10.12B*     License granted to Syarikat Telefon Wireless (Malaysia) Sdn Bhd ("STW"), dated
                      November 16, 1994

        10.12C++*   Access and Interconnect Agreement between Telekom Malaysia Berhad and STW, dated
                      August 16, 1949

        10.12D++*   Loan Agreement among STW, Permata Merchant Bank Berhad ("Permata") and certain financial institutions listed therein, dated August 18, 1995; Option Agreement between Permata and International Wireless Communications, Inc., dated October
                      2, 1995; Collateral Agreement among International Wireless Communications,
                      Inc., Shubila Holding Sdn. Bhd., Laranda Sdn. Bhd, STW and Permata, dated
                      October 2, 1995; Agreement to Allocate Responsibility among International
                      Wireless Communications, Inc., Shubila Holding Sdn. Bhd. and Laranda Sdn. Bhd,
                      dated November 1995

        10.13A++*   Cooperation Agreement on Network Interconnection of Mobisel STBS with Telkom
                      PSTN between PT. (Persero) Telekomunikasi Indonesia ("Telekom Indonesia") and
                      PT Mobile Selular Indonesia, dated August 21, 1996

EXHIBIT NO.                                             EXHIBIT
-----------         --------------------------------------------------------------------------------
        10.13B*     Sale and Termination Agreement among PT Rajasa Hazanah Perkasa ("RHP"), PT
                      Deltona Satya Dinamika ("DSD"), PT Bina Reksa Perdana ("BRP"), International
                      Wireless Communications, Inc. and Bell Atlantic Indonesia, Inc. ("BA"), dated
                      October 11, 1995; Promissory Note executed by RHP, DSD, BRP and International
                      Wireless Communications, Inc. in favor of BA, dated October 11, 1995

        10.13C*     Shareholders' Agreement among BRP, International Wireless Communications, Inc.,
                      DSD and RHP, dated November 9, 1995

        10.13D*     Cooperative Agreement among Telekom Indonesia, Yayasan Dana Pensiun Pegawai PT
                      Telkom and RHP, dated November 30, 1995

        10.13E*     License granted to RHP, dated April 28, 1995

        10.13F*     Facility Agreement between PT Mobile Selular Indonesia ("Mobisel") and Nissho
                      Iwai International (Singapore) Pte., Ltd. ("Nissho Iwai"), dated March 12,
                      1996; Share Pledge Agreement between RHP and Nissho Iwai, dated March 12, 1996

        10.14*      Stockholder Agreement between Teleparbs Participacoes Ltda. (RBS) and
                      International Wireless Communications, Inc., dated August 31, 1995

        10.15*      Shareholders' Agreement among Mainstream Limited, International Wireless
                      Communications, Inc. and STHL, dated August 30, 1996

        10.16A*     Shareholders' Agreement among SDL, STHL and International Wireless
                      Communications, Inc., dated November 7, 1996

        11.1        Computation of Pro Forma Net Loss Per Share

        23.1+       Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                      (included in Exhibit 5.1)

        23.3        Consent of KPMG Peat Marwick LLP regarding the Registrant [Form]

        23.4        Consent of KPMG Peat Marwick regarding STW [Form]

        23.5        Consent of Prasetio Utomo & Co. regarding RHP [Form]

        23.6        Consent of Siddharta Siddharta & Harsono regarding RHP [Form]

        24.1        Power of Attorney (page II-6)

------------------------

* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 declared effective by the Commission on November 21, 1996 (Reg. No. 333-11987).

+   To be filed by amendment.

++   Confidential treatment was granted as to certain portions of this exhibit by the Commission on November 11, 1996 in connection with the Registrant's Registration Statement on Form S-1 declared effective by the Commission on November 21, 1996 (Reg. No. 333-11987).

    (b) Financial Statement Schedule

    No financial statement schedules have been attached as they are not required.

ITEM 17. UNDERTAKINGS

    1. The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    3.  The undersigned Registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    4.  The undersigned Registrant hereby further undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on February 12, 1997.

                                INTERNATIONAL WIRELESS COMMUNICATIONS HOLDINGS, INC.

                                By:             /s/ JOHN D. LOCKTON
                                     -----------------------------------------
                                                  John D. Lockton
                                         PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                    AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, John D. Lockton, Douglas S. Sinclair, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ JOHN D. LOCKTON
------------------------------  President, Chief Executive   February 12, 1997
       John D. Lockton            Officer and Director

   /s/ DOUGLAS S. SINCLAIR      Chief Financial Officer
------------------------------    (Principal Financial       February 12, 1997
     Douglas S. Sinclair          Officer)

     /s/ KEITH D. TAYLOR
------------------------------  Controller (Principal        February 12, 1997
       Keith D. Taylor            Accounting Officer)

    /s/ HAYNES G. GRIFFIN
------------------------------  Chairman of the Board        February 12, 1997
      Haynes G. Griffin

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ SANFORD L. ANTIGNAS
------------------------------  Director                     February 12, 1997
     Sanford L. Antignas

   /s/ CARL C. CORDOVA III
------------------------------  Director                     February 12, 1997
     Carl C. Cordova III

    /s/ STEPHEN R. LEEOLOU
------------------------------  Director                     February 12, 1997
      Stephen R. Leeolou

     /s/ JOHN S. MCCARTHY
------------------------------  Director                     February 12, 1997
       John S. McCarthy

    /s/ HUGH B. L. MCCLUNG
------------------------------  Director                     February 12, 1997
      Hugh B. L. McClung

    /s/ CARL F. PASCARELLA
------------------------------  Director                     February 12, 1997
      Carl F. Pascarella

        /s/ BRIAN RICH
------------------------------  Director                     February 12, 1997
          Brian Rich

       /s/ VAN SNOWDON
------------------------------  Director                     February 12, 1997
         Van Snowdon

                                 EXHIBIT INDEX

EXHIBIT NO.                                           DESCRIPTION                                     PAGE
-----------         --------------------------------------------------------------------------------  ----
         1.1*       Purchase Agreement dated August 9, 1996, among Registrant, BT Securities Corpo-
                      ration, Toronto Dominion Securities (USA) Inc. and Salomon Brothers Inc

         2.1*       Agreement and Plan of Merger dated as of August 8, 1996 by and among Registrant,
                      International Wireless Communications Acquisition Corporation and
                      International Wireless Communications, Inc.

         2.2*       Subscription Agreement among Star Digitel Limited ("SDL"), Star Telecom Holding
                      Limited ("STHL"), Star Telecom International Holding Limited and International
                      Wireless Communications, Inc., dated September 23, 1996

         2.3*       Letter Agreement between International Wireless Communications, Inc. and STHL regarding loan agreement, dated November 7, 1996

         2.4*       Letter Agreements between International Wireless Communications, Inc. and STHL regarding indemnification, dated November 5, 1996 and November 7, 1996

         3.1*       Amended and Restated Certificate of Incorporation of Registrant, as currently in effect

         3.2*       Bylaws of Registrant

         4.1*       Indenture dated as of August 15, 1996 between Registrant, as issuer, and Marine
                      Midland Bank, as Trustee

         4.2*       Pledge Agreement dated as of August 15, 1996 by Registrant and International
                      Wireless Communications, Inc. in favor of Bankers Trust Company, as Collateral
                      Agent

         4.3*       Unit Agreement dated as of August 15, 1996 among Registrant and Bankers Trust
                      Company, as Unit Agent and Warrant Agent and Marine Midland Bank, as Trustee

         4.4*       Registration Rights Agreement dated as of August 15, 1996 among Registrant, BT
                      Securities Corporation, Toronto Dominion Securities (USA) Inc. and Salomon
                      Brothers Inc

         5.1+       Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

        10.1*       Warrant Agreement dated August 15, 1996 between Registrant and Bankers Trust
                      Company, as Warrant Agent

        10.2*       Securities Purchase Agreement dated as of December 6, 1995 among Registrant and the Investors named therein

        10.3*       Fifth Amended and Restated Investor Rights Agreement dated as of December 18,
                      1995 among Registrant and the Investors named therein

        10.4*       Registration Rights Agreement dated as of December 18, 1995 among Registrant and the Investors named therein

        10.5*       Stock Purchase Agreement dated as of December 18, 1995 among Registrant, John D.
                      Lockton and Hugh B.L. McClung

        10.6*       Assignment and Assumption Agreement dated as of August 7, 1996 between Regis-
                      trant and International Wireless Communications, Inc.

        10.7*       Consent, Waiver, Amendment, Assignment and Assumption Agreement effective as of
                      August 7, 1996 among Registrant and the other parties named therein

EXHIBIT NO.                                           DESCRIPTION                                     PAGE
-----------         --------------------------------------------------------------------------------  ----
        10.8*       Consent, Waiver, Amendment, Assignment and Assumption Agreement effective as of
                      August 7, 1996 among International Wireless Communications, Inc. and the parties named therein

        10.9*       1996 Stock Option/Stock Issuance Plan

        10.10*      Form of Indemnification Agreement

        10.11*      Real Property Lease between International Wireless Communications, Inc. and PM
                      Realty Group, dated May 5, 1994

        10.11A*     First Amendment to Lease between The Prudential Insurance Company of America
                      ("Prudential") and International Wireless Communications, Inc., dated
                      September 1, 1996

        10.11B      Second Amendment to Lease between Prudential and International Wireless Commu-
                      nications, Inc., dated November 15, 1996.

        10.12A++*   Shareholders Agreement by and among Shubila Holding Sdn Bhd, International
                      Wireless Communications, Inc. and Laranda Sdn Bhd, dated March 26, 1996

        10.12B*     License granted to Syarikat Telefon Wireless (Malaysia) Sdn Bhd ("STW"), dated
                      November 16, 1994

        10.12C++*   Access and Interconnect Agreement between Telekom Malaysia Berhad and STW, dated
                      August 16, 1949

        10.12D++*   Loan Agreement among STW, Permata Merchant Bank Berhad ("Permata") and certain financial institutions listed therein, dated August 18, 1995; Option Agree-
                      ment between Permata and International Wireless Communications, Inc., dated
                      October 2, 1995; Collateral Agreement among International Wireless Communica-
                      tions, Inc., Shubila Holding Sdn. Bhd., Laranda Sdn. Bhd, STW and Permata,
                      dated October 2, 1995; Agreement to Allocate Responsibility among
                      International Wireless Communications, Inc., Shubila Holding Sdn. Bhd. and
                      Laranda Sdn. Bhd, dated November 1995

        10.13A++*   Cooperation Agreement on Network Interconnection of Mobisel STBS with Telkom
                      PSTN between PT. (Persero) Telekomunikasi Indonesia ("Telekom Indonesia") and
                      PT Mobile Selular Indonesia, dated August 21, 1996

        10.13B*     Sale and Termination Agreement among PT Rajasa Hazanah Perkasa ("RHP"), PT
                      Deltona Satya Dinamika ("DSD"), PT Bina Reksa Perdana ("BRP"), International
                      Wireless Communications, Inc. and Bell Atlantic Indonesia, Inc. ("BA"), dated
                      October 11, 1995; Promissory Note executed by RHP, DSD, BRP and International
                      Wireless Communications, Inc. in favor of BA, dated October 11, 1995

        10.13C*     Shareholders' Agreement among BRP, International Wireless Communications, Inc.,
                      DSD and RHP, dated November 9, 1995

        10.13D*     Cooperative Agreement among Telekom Indonesia, Yayasan Dana Pensiun Pegawai PT
                      Telkom and RHP, dated November 30, 1995

        10.13E*     License granted to RHP, dated April 28, 1995

        10.13F*     Facility Agreement between PT Mobile Selular Indonesia ("Mobisel") and Nissho
                      Iwai International (Singapore) Pte., Ltd. ("Nissho Iwai"), dated March 12,
                      1996; Share Pledge Agreement between RHP and Nissho Iwai, dated March 12, 1996

        10.14*      Stockholder Agreement between Teleparbs Participacoes Ltda. (RBS) and Interna-
                      tional Wireless Communications, Inc., dated August 31, 1995

EXHIBIT NO.                                           DESCRIPTION                                     PAGE
-----------         --------------------------------------------------------------------------------  ----
        10.15*      Shareholders' Agreement among Mainstream Limited, International Wireless Com-
                      munications, Inc. and STHL, dated August 30, 1996

        10.16A*     Shareholders' Agreement among SDL, STHL and International Wireless Communica-
                      tions, Inc., dated November 7, 1996

        11.1        Computation of Pro Forma Net Loss Per Share

        23.1+       Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
                      (included in Exhibit 5.1)

        23.3        Consent of KPMG Peat Marwick LLP regarding the Registrant [Form]

        23.4        Consent of KPMG Peat Marwick regarding STW [Form]

        23.5        Consent of Prasetio Utomo & Co. regarding RHP [Form]

        23.6        Consent of Siddharta Siddharta & Harsono regarding RHP [Form]

        24.1        Power of Attorney (page II-6)

------------------------

* Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 declared effective by the Commission on November 21, 1996 (Reg. No. 333-11987).

+   To be filed by amendment.

++   Confidential treatment was granted as to certain portions of this exhibit by the Commission on November 11, 1996 in connection with the Registrant's Registration Statement on Form S-1 declared effective on November 21, 1996 (Reg. No. 333-11987).